As filed with the U.S. Securities and Exchange Commission on July 24, 2024.

Registration No. 333-280371

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ZJK Industrial Co., Ltd.

(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands	3452	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

No.8, Jingqiang Road, 138 Industrial Zone,

Xiuxin Community, Kengzi Town,

Pingshan New Area, Shenzhen

People’s Republic of China, 518122

Tel: +86-0755-28341175

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

Tel: (212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Mitchell L. Lampert, Esq. Anna J. Wang, Esq. Robinson & Cole LLP Chrysler East Building 666 Third Avenue, 20th Floor New York, NY 10017 Tel: (212) 451-2942	Fang Liu, Esq. VCL Law LLP 1945 Old Gallows Road Suite 260 Vienna, VA 22182 Tel: (703) 919-7285

Approximate date of commencement of proposed sale to the public:
as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

___________

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus	SUBJECT TO COMPLETION, DATED JULY 24, 2024

ZJK Industrial Co., Ltd.

1,250,000 Ordinary Shares

This is the initial public offering (the “offering”) on a firm commitment basis of 1,250,000 ordinary shares, par value $0.000016666667 per share (each, an “Ordinary Share”, collectively, “Ordinary Shares”) of ZJK Industrial Co., Ltd. (the “Company” or “Zhongjinke”), a Cayman Islands exempted company incorporated with limited liability whose principal place of business is in the People’s Republic of China (the “PRC”).

We expect that the initial public offering price will be between $4.00 and $6.00 per Ordinary Share. Following the completion of a reorganization on March 28, 2023 and two share splits on June 19, 2023 and on June 6, 2024, respectively, as of the date hereof, our authorized share capital is $50,000, divided into 3,000,000,000 Ordinary Shares, par value $0.000016666667 per ordinary share, of which 60,000,000 Ordinary Shares are currently issued and outstanding. The shares and per share information in this prospectus are presented on a retroactive basis for the financial periods presented to reflect the aforementioned reorganization and share splits.

Upon the completion of this offering, we will have 61,250,000 Ordinary Shares issued and outstanding, (or 61,437,500 Ordinary Shares if the underwriters exercise their option to purchase additional Ordinary Shares in full). Each Ordinary Share is entitled to one vote. Our Chief Executive Officer and Chairman, Mr. Ning Ding, will beneficially own 38,664,000 Ordinary Shares, representing 63.12% of the total voting power of our issued and outstanding share capital immediately following the completing of this offering, assuming the underwriter does not exercise the option to purchase additional Ordinary Shares. As such, Mr. Ding will control matters subject to a vote by our shareholders, and we will be a “controlled company” as defined under the Nasdaq Stock Market Rules. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. Although we currently do not intend to rely on the “controlled company” exemption, we could elect to rely on this exemption in the future. If we rely on these exemptions in the future, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. See “Prospectus Summary — Implications of Being a Controlled Company” on page 25 for additional information.

We are an “emerging growth company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company” on page 24 for additional information.

No public market currently exists for our Ordinary Shares. We intend to list the Ordinary Shares on the Nasdaq Capital Market under the symbol “[ZJK]”. This offering is contingent upon the final approval from Nasdaq for our listing on Nasdaq Capital Market. We will not proceed to consummate this offering if Nasdaq denies our listing. There is no guarantee or assurance that our Ordinary Shares will be approved for listing on Nasdaq Capital Market. Further, there is no assurance that the offering will be closed and our Ordinary Shares will be trading on Nasdaq Capital Market. We will not proceed to consummate this offering if Nasdaq denies our listing.

ZJK Industrial Co., Ltd., which we refer to as “Zhongjinke,” “the Company,” or “Cayman Islands holding company,” is a holding company with no material operations of its own, and conducts substantially all of its operations through Shenzhen Zhongjinke Hardware Products Co., Ltd, which we refer to as “Zhongjinke Shenzhen”, Zhongke Precision Components (Guangdong) Co., Ltd, which we refer to as “Zhongke Components”, and ZJK Vietnam Precision Components Company Limited, which we refer to as “Precision Vietnam”. Zhongjinke Shenzhen holds 100% of the shares of ZJK Precision Parts HK Limited, which we refer to as “Precision HK”, 100% of the shares of Zhongke Components, 51% of the shares of Nanjing Zhongjinke Hardware Products Co., Ltd., which we refer to as “Zhongjinke Nanjing,” and 49% of PSM-ZJK Fasteners (Shenzhen) Co., Ltd, which we refer to as “PSM-ZJK”. We will refer to Zhongjinke Shenzhen, Zhongke Components and Zhongjinke Nanjing collectively as “PRC Operating Subsidiaries,” and PRC Operating Subsidiaries and PSM-ZJK collectively as “PRC Operating Entities.” Precision HK holds 100% of the shares of Precision Vietnam. We will refer to PRC Operating Subsidiaries and Precision Vietnam collectively as “Operating Subsidiaries”; PRC Operating Entities and Precision Vietnam collectively as “Operating Entities”. The Ordinary Shares offered in this offering are shares of Zhongjinke, our Cayman Islands holding company, instead of shares of our Operating Entities. Investors in our Ordinary Shares should be aware that they may never directly hold equity interests in our Operating Subsidiaries or Operating Entities.

We indirectly hold equity interests in our PRC Entities, Zhongjinke Shenzhen, Zhongke Components, Zhongjinke Nanjing and PSM-ZJK, through our BVI subsidiary, ZJK Enterprises Group (BVI) Company Limited, which we refer to as “Zhongjinke BVI” or “BVI subsidiary.” Zhongjinke BVI holds 100% of the shares of our Hong Kong subsidiary, ZJK Industrial Group HongKong Limited, which we refer to as “Zhongjinke HK” or “Hong Kong subsidiary.” Zhongjinke HK holds 100% of Zhongke Chuangwei (Shenzhen) International Holdings Limited and Galaxy Exploration Investment Holding Limited, which we refer to as “Zhongjinke WFOE” and “Galaxy Exploration,” respectively. Zhongjinke WFOE and Galaxy Exploration holds 99.225% and 0.775% of the shares of Zhongjinke Shenzhen, respectively. We refer to Zhongjinke WFOE and the PRC Operating Subsidiaries collectively as “PRC Subsidiaries,” and Zhongjinke WFOE and the PRC Operating Entities collectively as “PRC Entities.”

Our PRC Entities were organized in the PRC and governed by the PRC laws. We do not have a variable interest entity (“VIE”) structure.

Recent statements by the PRC government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China-based issuers. The PRC government recently initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. On February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Administrative Measures”) and supporting guidance (collectively, the “Filing Rules on Overseas Listings”), which came into effect on March 31, 2023. The Filing Rules on Overseas Listings, among other things, stipulate that, after making relevant applications with overseas stock markets for initial public offerings or listings, all China-based companies shall file with the CSRC within three working days. Where a China-based company submits its application for initial public offering and listing overseas by secret or non-public means, it may submit explanations at the time of filing with the CSRC, apply to postpone the disclosure of the information, and shall report to the CSRC within three working days after the applications for offering and listing are submitted public overseas. After completing overseas offerings and listings, China-based companies shall report to the CSRC in accordance with the guidance. China-based companies applying for overseas offerings and listings after March 31, 2023 shall file with the CSRC within three working days after submitting the application for listing overseas. Furthermore, on February 24, 2023, the CSRC, together with the Ministry of Finance, the National Administration of State Secrets Protection Bureau and the National Archives Administration issued the “Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies” (the “Archives Rules”), which also came into effect on March 31, 2023. As is consistent with the Filing Rules on Overseas Listings, the Archives Rules expand their application to cover indirect overseas offering and listing, stipulating that a domestic company which plans to publicly disclose any documents and materials containing state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level. According to the Filing Rules on Overseas Listings, we are required to file with the CSRC and obtain its approval to be listed on Nasdaq Capital Market. On October 7, 2023, we submitted a filing with the CSRC in connection with this offering, which was within three working days after submitting the filing application for listing overseas, and the CSRC published the notification on our completion of the required filing procedures on January 22, 2024. In addition, we are required to report the offering and listing status to the CSRC within 15 business days from our completion of this offering. If we fail to complete this offering within 12 months from the issuance date of the notification, and the offering is still under progress, we are required to update the filing materials and documents with the CSRC, which may take us additional time to comply with the filing requirements. We may also be required to file with the CSRC in connection with any of our future offering and listing in an overseas market, including follow-on offerings, issuance of convertible bonds, offshore relisting after going-private transactions, another equivalent offering activities. Since the Filing Rules on Overseas Listings and the Archives Rules were newly promulgated, and the interpretation and implementation are not very clear, we cannot assure you that we will be able to receive clearance of such filing requirements in a timely manner, or at all, in the future. There is possibility that we may not be able to obtain or maintain the CSRC approval prior to the completion of this offering, and the offering will be delayed until we have obtained CSRC approval, which may take several months. If we complete the overseas offering and listing before CSRC approval is obtained, we may face regulatory actions or other sanctions from the CSRC or other Chinese regulatory authorities. These authorities may impose fines and penalties upon our operations in China, delay or restrict the repatriation of the proceeds from this offering into China, or take other actions that could have a material adverse effect upon our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our Ordinary Shares. The CSRC or other Chinese regulatory agencies may also require us, or make it advisable for us, to terminate this offering prior to closing. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer the Ordinary Shares, cause significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations, and cause the Ordinary Shares to significantly decline in value or become worthless. See “Risk Factor — Risks Related to Doing Business in China — With the promulgation of the new filing-based administrative rules for overseas offering and listing by domestic companies in China, or if the PRC government were to impose new requirements for approval from the PRC authorities to issue our Ordinary Shares to foreign investors or list on a foreign exchange, failure to comply with the relevant requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.” on page 55 of this prospectus, “Risk Factors — Risks Related to Doing Business in China — Because substantially all of our operations are in mainland China, our business is subject to the complex and rapidly evolving laws and regulations there. The PRC government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Ordinary Shares,” on page 46 of this prospectus and detailed discussion of legal uncertainties and jurisdictional limits in China under “Risk Factors — Risks Related to Doing Business in China — PRC laws and regulations governing our current business operations may be revised from time to time with respect to the PRC legal system, such revision or changes in laws and regulations in China could have a material adverse effect on us,” on page 48 of this prospectus.

This is an offering of the Ordinary Shares of the offshore Cayman Islands holding company, Zhongjinke, which indirectly holds equity interest in our Operating Entities. Investors in the Ordinary Shares are not purchasing, and may never directly hold, equity securities of our Operating Entities   that have substantive business operations. Investing in our Ordinary Shares is highly speculative, involves a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.

Neither Zhongjinke nor any of its subsidiaries has cash management policies which dictate the purpose, amount and procedure of cash transfers between the entities. Each entity needs to comply with applicable laws or regulations with respect to transfer of funds, dividends and distributions with other entities. As a holding company, we may rely on transfer of funds, dividends and other distributions on equity paid by our subsidiaries for our cash and financing requirements.

As of the date of this prospectus, there have been no cash flow transactions between the Company and its subsidiaries. In the future, cash proceeds from overseas financing activities, including this offering, will be transferred by Zhongjinke to its subsidiaries via capital contribution or shareholder loans, as the case may be.

Cash proceeds raised from overseas financing activities, including the cash proceeds from this offering, will be transferred by us to Zhongjinke BVI, and then transferred to Zhongjinke HK, and then transferred to Zhongjinke WFOE and/or Galaxy Exploration, and then transferred to Zhongjinke Shenzhen, which will then be transferred to Zhongke Components, Zhongjinke Nanjing, and PSM-ZJK, as capital contribution and/or shareholder loans as the case may be. Any transfer of funds by us to our PRC Entities, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration or filing with relevant governmental authorities in China. Any foreign loans procured by our PRC Entities is required to be registered with the State Administration of Foreign Exchange in China (the “SAFE”) in its local branches and satisfy relevant requirements, and our PRC Entities may not procure loans which exceed the difference between its respective total project investment amount and registered capital or two times (which may be varied year by year due to the change of PRC’s national macro-control policy) of the net worth of our PRC Entities. According to the relevant PRC regulations on foreign-invested enterprises in China, capital contributions to our PRC Entities are subject to the registration with State Administration for Market Regulation (“SAMR”) in its local branches, report submission to the Ministry of Commerce of China (the “MOFCOM”) in its local branches and registration with a local bank authorized by SAFE. Please see “Risk Factors – Risks Related to Doing Business in China — We must remit the offering proceeds to our PRC Operating Entities before they may be used to benefit our business in China, the process of which may be time-consuming, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner,” on page 52 of this prospectus. We intend to keep any future earnings to re-invest in and finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future.

As of the date of this prospectus, PSM-ZJK has made dividends or distributions of US$884,867 to Zhongjinke Shenzhen in 2022 and US$1,863,561 in 2023. No dividends were declared or paid by the Company for the years ended December 31, 2023 and 2022. We intend to keep any future earnings to re-invest in and finance the expansion of the business of our PRC Subsidiaries, and we do not anticipate that any cash dividends will be paid in the foreseeable future to the U.S. investors immediately following the consummation of this offering. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of profits of the company or its share premium account or a combination of both, provided that in no circumstances may a dividend be paid if, following the date on which the dividend is proposed to be paid, the company would be unable to pay its debts as they fall due in the ordinary course of business.

In order for us to pay dividends to our shareholders, as a holding company, unless we receive proceeds from future offerings, we will be dependent on receipt of funds from our BVI subsidiary, which will be dependent on receipt of dividends from our Hong Kong subsidiary, which will be dependent on receipt of payments from Zhongjinke WFOE and Galaxy Exploration, which will be dependent on receipt of payments from the PRC Operating Entities. PRC regulations currently permit the payment of dividends only out of accumulated profits, as determined in accordance with accounting standards and PRC regulations. To the extent any funds or assets in the business is in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong, except as otherwise approved by competent PRC government authorities to be used to make overseas investment or lend to overseas affiliates, due to the compliance requirement by PRC governments which may limit our ability to transfer funds abroad, pay dividends or make distribution. The PRC government imposes control on the conversion of RMB into foreign currencies and the remittance of currencies out of mainland China. Furthermore, if our PRC Entities incur debt on its own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments and our cash and financing requirement may not be fully satisfied.

In addition, the PRC Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by companies in mainland China to enterprises outside of mainland China unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the enterprises outside of mainland China are tax resident. Based on our understanding of the Hong Kong laws and regulations, as of the date of this prospectus, there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to mainland China), except transfer of funds involving money laundering and criminal activities. Based on our understanding of the BVI laws and regulations, as of the date of this prospectus, there is no restriction on the transfer of capital within, into and out of BVI.

See “Prospectus Summary – Dividend Distributions or Assets Transfer among the Holding Company and Its Subsidiaries” starting on page 21 of this prospectus, and “Risk Factors – Risks Related to Our Corporate Structure — The transfer of funds, dividends and other distributions between us and our entities is subject to restriction,” on page 51 and “Risk Factors – Risks Related to Doing Business in China — To the extent any funds or assets in the business is in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong.” on page 52 of this prospectus. For a summary of the condensed consolidated schedule and the consolidated financial statements, see pages 31 and 32 of this prospectus for “SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA - Summary Consolidated Statements of Operations and Comprehensive Income”; ”Risk Factors – Risks Related to Doing Business in China — Changes in China’s economic, political or social conditions or government policies, which could occur quickly, could have a material adverse effect on our business and operations,” on page 49 of this prospectus; and “— We must remit the offering proceeds to our PRC Operating Entities before they may be used to benefit our business in China, the process of which may be time-consuming, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner,” on page 52 of this prospectus; “— PRC regulation of loans and direct investment by offshore holding companies to PRC Entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC Entities, which could materially and adversely affect our liquidity and our ability to fund and expand our business,” on page 53 of this prospectus; “— We may rely on dividends and other distributions on equity paid by our PRC Entities to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC Entities to make payments to us could have a material and adverse effect on our ability to conduct our business,” on page 56 of this prospectus; and “— Governmental control of currency conversion may limit our ability to use our revenues effectively, the ability of our PRC Subsidiaries to obtain financing and affect the value of your investment,” on page 57 of this prospectus.

Our Ordinary Shares may be prohibited from trading on a national exchange or “over-the-counter” markets under the Holding Foreign Companies Accountable Act (the “HFCA Act”) and the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”) if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect our auditors for two consecutive years. Under the HFCA Act, which became law on December 18, 2020, if the public companies that have retained a registered public accounting firm to issue an audit report that (1) is located in a foreign jurisdiction, and (2) the PCAOB has determined that it is unable to inspect or investigate completely because of a position taken by an authority in the foreign jurisdiction for three consecutive years, will be prohibited from trading on a national securities exchange or in the over-the-counter market by the SEC. Our auditor is currently subject to PCAOB inspections and the PCAOB is able to inspect our auditor. Furthermore, on June 22, 2021, the U.S. Senate passed the AHFCAA, which amended the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. Pursuant to the HFCA Act, the PCAOB issued a Determination Report on December 16, 2021 (“Determination Report”) which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the PRC, and (2) Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. On August 26, 2022, a Statement of Protocol was signed by the PCAOB, the CSRC and the Ministry of Finance of the PRC governing inspections and investigations of audit firms based in mainland China and Hong Kong (the “Statement of Protocol”). The Statement of Protocol is subject to further explanation and implementation. The PCAOB will be required to assess whether it is able to inspect and investigate completely registered public accounting firms headquartered in mainland China and Hong Kong by the end of 2022. On December 15, 2022, the PCAOB board announced that it has completed the inspections, determined that it had complete access to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, and voted to vacate the Determination Report. Our auditor, TPS Thayer, LLC, is headquartered in Sugar Land, Texas, and has been inspected by the PCAOB on a regular basis. Our auditor is not headquartered in mainland China or Hong Kong and was not identified in this report as a firm subject to the PCAOB’s determination. Notwithstanding the foregoing, in the future, if there is any regulatory change or step taken by PRC regulators that does not permit TPS Thayer, LLC to provide audit documentations located in mainland China or Hong Kong to the PCAOB for inspection or investigation, or the PCAOB re-evaluates its determination as a result of any obstruction with the implementation of the Statement of Protocol in the future, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including trading on the national exchange and trading on “over-the-counter” markets, may be prohibited under the HFCA Act. See “Risk Factors — Risks Related to Doing Business in China – Recent joint statement by the SEC and the PCAOB, proposed rule changes submitted by Nasdaq, and an act passed by the US Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering,” from page 58 to 60 of this prospectus for more information.

We are a Cayman Islands company and conduct substantially all of our operations in China, and all of our assets are located in China. In addition, other than Daniel Kelly Kennedy, and independent director nominee, who is a U.S. citizen, all of our other directors and officers are nationals or residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce the U.S. courts judgments obtained in U.S. courts including judgments based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors. See “Risk Factors — Risks Related to Our Business and Industry — You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions against us in China, Hong Kong or other foreign jurisdictions, and the ability of U.S. authorities to bring actions in foreign jurisdictions may also be limited,” on page 56 of this prospectus.

This prospectus does not constitute, and there will not be, an offering of securities to the public in the Cayman Islands.

	Per Share	Total
Initial public offering price (1)	US$5.00	US$6,250,000
Underwriting discounts and commissions (2)	US$0.35	US$437,500
Proceeds, before expenses, to us (3)	US$4.65	US$5,812,500

(1)	Initial public offering price per share is assumed as $5.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus. The table above assumes that the underwriters do not exercise their over-allotment option.

(2)	An underwriting discount equal to 7% of the offering price will be provided to underwriters. See “Underwriting” beginning on page 159 of this prospectus for additional disclosure regarding underwriting compensation payable by us.
(3)	The total estimated expenses related to this offering are set forth in the section entitled “Underwriting – Discounts, Commissions and Expenses” beginning on page 159 of this prospectus.

We have granted the underwriters an option, exercisable for 30 days following the effective date of this prospectus, to purchase up to an additional fifteen percent (15%) of the Ordinary Shares offered in this offering on the same terms to cover over-allotments, if any.

The underwriters are selling 1,250,000 Ordinary Shares in this Offering on a firm commitment basis.

The underwriters expect to deliver the Ordinary Shares against payment in U.S. dollars to purchasers on or about [__________], 2024.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated [●], 2024

You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free-writing prospectus. We are offering to sell, and seeking offers to buy, the Ordinary Shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Ordinary Shares.

We have not taken any action to permit a public offering of the Ordinary Shares outside the United States or to permit the possession or distribution of this prospectus or any filed free writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about and observe any restrictions relating to the offering of the Ordinary Shares and the distribution of this prospectus or any filed free writing prospectus outside the United States.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe these industry publications and third-party research, surveys and studies are reliable, you are cautioned not to give undue weight to this information.

This prospectus may contain additional trademarks, service marks and trade names of others. Such trademarks, service marks and trade names are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other person.

Until [__________], 2024 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

COMMONLY USED DEFINED TERMS

●	“AHFCAA” refers to the Accelerating Holding Foreign Companies Accountable Act;

●	“CAC” refers to the Cyberspace Administration of China;

●	“China” or the “PRC” refers to the People’s Republic of China; “mainland China” refers to mainland of the People’s Republic of China, for the purposes of this prospectus only, excluding the Hong Kong Special Administrative Region and the Macao Special Administrative Region; in this prospectus, any PRC laws, rules, regulations, statutes, notices, circulars and court’s judicial interpretation or the like refer to those promulgated by any legislative body, judicial body or government authority of mainland China and currently in force as of the date of this prospectus;

●	“CSRC” refers to the China Securities Regulatory Commission;

●	Depending on the context, “we,” “us,” “our company,” “our” and “Zhongjinke” refers to ZJK Industrial Co., Ltd., a Cayman Islands exempted company incorporated with limited liability, and its subsidiaries, including ZJK Enterprises Group (BVI) Company Limited, ZJK Industrial Group HongKong Limited, Zhongke Chuangwei (Shenzhen) International Holdings Limited, Galaxy Exploration Investment Holding Limited, Shenzhen Zhongjinke Hardware Products Co., Ltd, Zhongke Precision Components (Guangdong) Co., Ltd., Nanjing Zhongjinke Hardware Products Co., Ltd., and PSM-ZJK Fasteners (Shenzhen) Co., Ltd., unless the context otherwise indicates;

●	“Galaxy Exploration” refers to Galaxy Exploration Investment Holding Limited, a company incorporated in the British Virgin Islands and wholly-owned by Zhongjinke HK;

●	“HFCA Act” refers to the Holding Foreign Companies Accountable Act;

●	“M&A Rules” refers to the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors of China;

●	“MOFCOM” refers to the Ministry of Commerce of China;

●	“Negative List” refers to the Special Administrative Measures for the Access of Foreign Investment (Negative List);

●	“NDRC” refers to the National Development and Reform Commission of China;

●	“NPC” refers to the National People’s Congress of China;

●	“Precision HK” refers to ZJK Precision Parts HK Limited, a company incorporated in Hong Kong and wholly-owned by Zhongjinke Shenzhen;

●	“Precision Vietnam” refers to ZJK Vietnam Precision Components Company Limited, a company incorporated in Vietnam and wholly-owned by Precision HK;

●	“PSM-ZJK” refers to PSM-ZJK Fasteners (Shenzhen) Co., Ltd.;

●	“RMB,” “Renminbi” or “yuan” refers to the legal currency of China;

●	“SAFE” refers to State Administration of Foreign Exchange in China;

●	“SAFE Circular 19” refers to the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises;

●	“SAFE Circular 37” refers to the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles;

●	“SAIC” refers to State Administration for Industry and Commerce in China and currently known as State Administration for Market Regulation;

●	“SAT” refers to PRC State Taxation Administration;

●	“SAMR” refers to the former State of Administration of Industry and Commerce of China, which has been merged into the State Administration for Market Regulation;

●	“SCNPC” refers to the Standing Committee of the National People’s Congress of China;

●	“shares”, “Shares” or “Ordinary Shares” refers to the Ordinary Shares of ZJK Industrial Co., Ltd., par value $0.000016666667 per share;

●	“U.S. dollars,” “dollars,” “USD” or “$” refers to the legal currency of the United States;

●	“U.S. GAAP” refers to generally accepted accounting principles in the United States;

●	“Zhongjinke BVI” refers to ZJK Enterprises Group (BVI) Company Limited, a company incorporated in the British Virgin Islands and wholly-owned by Zhongjinke;

●	“Zhongke Components” refers to Zhongke Precision Components (Guangdong) Co., Ltd., a company incorporated in the PRC and wholly-owned by Zhongjinke Shenzhen;

●	“Zhongjinke HK” refers to ZJK Industrial Group HongKong Limited, a company incorporated in Hong Kong and wholly-owned by Zhongjinke BVI;

●	“Zhongjinke Nanjing” refers to Nanjing Zhongjinke Hardware Products Co., Ltd., a company incorporated in the PRC and 51% of the shares owned by Zhongjinke Shenzhen;

●	“Zhongjinke WFOE” refers to Zhongke Chuangwei (Shenzhen) International Holdings Limited, a company incorporated in the PRC and wholly-owned by Zhongjinke HK; and

●

“Zhongjinke Shenzhen” refers to Shenzhen Zhongjinke Hardware Products Co., Ltd, a company incorporated in the PRC, and 99.225% of the shares owned by Zhongjinke WFOE and 0.775% of the shares owned by Galaxy Exploration.

Zhongjinke’s reporting currency is USD. However, substantially all of our consolidated revenues, costs, expenses and assets are denominated in RMB. This prospectus contains translations of certain foreign currency amounts into USD for the convenience of the reader. All translations of RMB are calculated at the average rate of $1.00=RMB7.0896 for the year ended December 31, 2023 and $1.00=RMB7.0999 as of December 31, 2023 representing the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on December 31, 2023. All translations of RMB are calculated at the average rate of $1.00=RMB6.7518 for the year ended December 31, 2022 and $1.00=RMB6.8972 as of December 31, 2022 representing the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on December 31, 2022. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into USD at such rate, or at any other rate. We are exposed to foreign exchange risk. See “Risk Factors – Risks Related to Doing Business in China – Fluctuations in exchange rates could have a material adverse effect on our results of operations and the price of our Ordinary Shares,” at page 54 of this prospectus.

As of the date of this prospectus, the Company is authorized to issue 3,000,000,000 Ordinary Shares of a single class, par value $0.000016666667 per Ordinary Share. There are currently 60,000,000 issued and outstanding Ordinary Shares. The shares and per share information in this prospectus are presented on a retroactive basis for the financial periods presented, to reflect the reorganization completed on March 28, 2023 and the two share splits that occurred on June 19, 2023 and June 6, 2024, respectively.

PROSPECTUS SUMMARY

This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all of the information you should consider before buying Ordinary Shares in this offering. This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could,” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to those statements. Unless otherwise stated, all references to “us,” “our,” “Zhongjinke,” “we,” the “company” and similar designations refer to ZJK Industrial Co., Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands, and its consolidated subsidiaries. See Note 1 to our consolidated financial statements for the years ended December 31, 2023 and 2022 included elsewhere in this prospectus.

Overview of Our Business Services

Operating through our consolidated subsidiaries in the PRC, we are a high-tech enterprise specialized in manufacturing and sale of precision fasteners, structural parts and other precision metal parts products for new energy vehicles and intelligent electronic equipment, such as mobile phones, smart watches, drones, and 5G communication base stations.

Our involvement in the precision metal parts manufacturing industry started since the establishment of Shenzhen Zhongjinke Hardware Products Co., Ltd in 2011. Our manufacturing technology and experience have been growing steadily in the past 13 years, and we have a professional team consisting of 272 employees as of December 31, 2023. We produced approximately 3.68 billion and 4.40 billion precision metal parts for the fiscal years ended December 31, 2022 and 2023, respectively. We have obtained 50 patents from China National Intellectual Property Administration. With a series of precise and highly-automated processing equipment and high-precision testing instruments, including automatic high-speed cold heading machine, high-speed rolling machine, metal turning lathe, computer numerical-control lathe, high-speed precise punching machine and optical screening machine, we have control over processing quality, accuracy and yield rate. We have adopted ISO 9001:2015 quality management system, ISO 14001:2015 environmental management system, IATF 16949:2016 automobile quality management system and ISO 45001:2018 occupational health management system accredited by the International Organization for Standardization.

Due to our technology, product quality and ability to develop new products, we became a supplier for some well-known enterprises and their original equipment manufacturers (“OEMs”) in industries of consumer electronics, new energy vehicles and other fields. To customize the products to the needs of the customers, we connect with our customers from the very beginning, including the research and development (“R&D”) process, and cooperate with customers to design the overall product plans. In recent years, the Company has continuously paid efforts to expand our R&D team and increase our R&D expenses, to improve our technology used in the manufacturing process and product design.

We use a direct sales model and the sales department is responsible for customer contact, product sales, after-sales services and customer maintenance. We have both China-based and overseas sales teams in North America, and we expanded our business in North America through entering into sales representative contracts with 7 sales representative teams who will sell and promote our products in North America. In addition, the Company has established a factory in Vietnam in April 2024 and plans to open a sales office in the United States in early 2025 to further expand the market.

Our Main Products

Our main products include various standard screws, nuts, bolts, turning parts, stamping parts and Computer Numerical Control (“CNC”) machining parts. Our products are widely used in new energy vehicles, mobile phones, smart watches, drones, 5G communication base stations and other electronic equipment.

The following is a list of our main products:

Type	Application	Picture
Standard screws	Various fields
Precise screws and nuts	Screws for phones, cameras, consumer digital products and precise instruments
Nuts for phones, cameras, consumer digital products and precise instruments
High-strength bolts, nuts	Non-standard screws/ high-strength/ various-step cold heading bolts
Non-standard vehicle parts/ high-strength/ various-step cold heading bolts
Cold heading technology
Turning parts, CNC machining parts	Axle products (turning/ CNC machine)
Structural components for liquid cooling systems
Processed parts
Surface mounting technology (“SMT”) products	Miniature parts packaging
Physical vapor deposition (“PVD”) products	Watches

Research and Development

The Company’s R&D effort is market-oriented. According to demands of the customers, the R&D department conducts new product projects, determines product development plans, designs technological processes, and converts the needs of the customers into technical data for internal production, achieving controllable costs under industrial production.

The Company’s R&D work is divided into two aspects: project R&D and technology R&D. Project R&D is quality planning of developing new products, trial production, testing of samples, pre-production review, review confirmation and submission for customers’ approval. Technology R&D refers to the design and verification of product molds, optimization of product process plans, and resolution of major technical problems during the production process to ensure stable product quality.

At present, the Company’s core technologies mainly come from its technical team’s own R&D. We have not outsourced or cooperated with R&D departments in other companies to obtain core technologies. Our R&D team has 10 employees. Among the 10 employees, all of them hold bachelor’s degrees, 3 of them have more than 10 years of work experience and 8 of them have more than 5 years of work experience.

Core Technologies

The Company has developed a number of core technologies for its main business, including:

No.	Core Technology	Technology Overview
1	Stamping dies (which are tools that shape and cut sheet metal parts) for the production of solder chip nuts for circuit boards	Customer-required SMT welding nut needs a four-sided straight pattern on the welding surface because it needs to be welded firmly, which leads to a complex embossing process after the production process. The yield and efficiency of embossing are very low and the cost is high. Our stamping dies only need to form at one time with the cooperation of the flat copper material and the punching force and the die (which is a specialized machine tool to cut and/or form material to a desired shape or profile), which improves the product yield and production efficiency and saves costs. The evolution of the process increases the Company’s competitiveness.
2	Main swing arm mould for auxiliary scraper wall for automobile wiper swing arm	The main swing arm of the auxiliary scraper wall used for the automobile wiper arm required by our customers uses the CNC to process the hole position because of the high requirement on the precision and the appearance. The production cost is so high that 5 CNC pieces of equipment are needed, however, the efficiency is very low. In order to save costs and improve efficiency, the auxiliary wiper arm stamping die has been developed. The die adopts blanking punching and hole chamfering processes to meet the quality requirements, thus solving the Company’s bottleneck problem and saving costs.
3	Special-shaped ultra-thin gasket mold for Unmanned Aerial Vehicle (“UAV”)	The thickness of our special-shaped ultra-thin gasket mold is only 0.05MM. Traditional stamping dies are expensive and have problems such as unstable feeding, short die life and material-adherence. This special-shaped ultra-thin gasket die for drones developed by the Company is free of punches equipment stamping with the advantages of low costs, stable production, being non-sticky and not easy to produce burrs, etc. Its stable quality and the ability of mass production increase the Company’s competitiveness.
4	Small welding bump wafer stamping die	There are 4 bumps around the back of the product and a large bump in the middle. Traditional stamping dies cannot guarantee the dimensional tolerance requirements of the back bumps. We satisfy the tolerance requirements of the back bumps by machining parts with precise mirror discharge. The traditional stamping dies are very easy to be damaged by one-time forming. We add a pre-forming step before forming, which improves the life of the formed parts and makes the product more stable.
5	Stamping die for welding height limiting sheet of miniature watch motherboard	This product is a special-shaped product with a length of 1.18mm, a width of 0.68mm and a thickness of 0.93mm. Generally, special customized machines are used to cut materials with specially customized specifications. The two sections have roughness requirements, so the yield rate of products made by special customized machines is also very low. Our stamping dies can meet the requirements through the process of trimming the edges of the product twice and overpressure shaping.
6	Turning products for high-precision, and high-efficient machining that require secondary processing	The track and thimble are designed to fit the shapes of the products. The track is loaded into the automatic lathe tool bank, and is controlled by the automatic lathe’s own tool bank action. The thimble is controlled by the action of the drill tail clamp. The collaboration of automatic lathe tool bank and the thimble feed the product into the clamp. This technology is high-speed, automated, high-precision and cost-efficient.

7	Cold heading screws combined with CNC processing to achieve requirements of high tightness and high efficiency	A cold heading part conveying device and heading part CNC processing equipment includes a conveying assembly, a transfer assembly and a fixing assembly. The conveying assembly includes a feeding part and a conveying track, and the feeding part is used for cold heading. The parts are put into the conveying track so that the cold forging parts are conveyed from one end to the other end through the conveying track. The transfer assembly is used for transferring the cold heading parts; the fixing assembly is used for fixing the cold forging parts by the transfer cold heading for component transfer. The cold heading piece conveying device and the cold heading piece processing equipment provided according to the utility model have the advantages of simple structure, convenient use, and convenient automatic transmission of the cold heading piece, thereby saving manpower and reducing the processing cost.
8	Pure titanium screws	The utility model is a screw for electroplating with a screw body made of pure titanium. The utility model effectively enhances the corrosion resistance of the screw and avoids the damage of the hanger due to the corrosion of the screw. The hanger causes breakage and oxidation, which effectively improves the service life of the hanger and saves production costs.
9	Rubber-coated screws are suitable for use in high-clean environments.	An anti-loosening rubber-coated screw comprises a screw body and a soft rubber sleeve. The soft rubber sleeve is sleeved on the screw body. The anti-loosening rubber-coated screw provided according to the utility model has a simple structure and a good anti-loosening effect. At the same time, it can be reused and has strong practicability.
10	Precision screws (M0.6, M0.8)	A precision screw processing tool is used with a mold shell and a mold core part. A cavity is opened inside the mold shell. The mold core part is arranged in the cavity. A die core hole extends along the axial direction for screw forming. A plurality of steps are formed on the inner wall of the core hole, and the inner diameter of the core hole gradually decreases from top to bottom. The precision screw processing die provided by the utility model has the advantages of simple structure, convenient disassembly and assembly, and at the same time, multi-step threads can be produced.
11	Hexagon screw cold pier mold	A hexagonal screw cold heading mold includes a mold shell and a mold core. An installation cavity is opened on the upper-end surface of the mold shell, the mold core is arranged in the installation cavity, and the mold core is cylindrical. A hexagonal cavity is formed in the middle of the kernel, and the mold kernel is vertically divided into six detachable combined parts along the top corner of the hexagonal cavity, which effectively displace the gas in the cavity. The discharge makes the hexagon of the screw head fuller, which has strong practicability and good performance.
12	Combination spring screw	A combined spring screw includes a rod body and a spring piece. A limiter is arranged on the rod body; the spring piece is sleeved outside the rod, and one end is limited on the rod body by the limiter. According to the combined spring screw provided by the utility model, the structure is simple, the production is convenient, and the loosening of the connecting device caused by the vibration generated during the operation of the equipment can be effectively avoided.
13	New-type die-feeding structure and cold heading machine	A new type of die-feeding structure and a cold heading machine, comprising a die shell, a first thimble and a second thimble. A die core hole is pierced in the axial direction of the die shell, and is fixed in the die core hole and the axial direction of the penetrating die core is provided. The first thimble is inserted into the thimble hole, and the bottom has a connecting part extending in the circumferential direction and formed into a radial shape. The second thimble is used to drive the first thimble to form a reciprocating motion in the thimble hole. Therefore, the connecting portion disperses the pushing force of the second thimble outwards, so as to prevent the first thimble from being broken, bent or blocked.
14	Anti-shedding screws	An anti-falling screw includes a screw head and a screw. The screw head has a lower surface. The screw and the lower surface of the screw head are integrally formed, the outer surface of the screw is formed with an external thread, and the partial surface of the external thread is provided with a predetermined surface. The anti-shedding screw provided by the utility model is provided with a colloidal layer on the partial surface of the external thread of the screw rod. When the screw is matched with the threaded hole on the part to be fixed or the nut, the colloidal layer has a certain thickness. After the screw is rotated, the colloidal layer is filled between the gap between the external thread and the internal thread, thus increasing the friction force between the screw and the part to be fixed or the nut and the driving force required to start the screw, thereby preventing loosening and falling off, so that the screw-connected components are fixed in a more firm and reliable way.

Intellectual Property

The Company currently has 6 registered trademarks, 45 utility model patents, 2 appearance design patents and 3 invention model patents in the PRC.

Our Competitive Strengths

We believe that the following are our key competitive strengths that contribute to our growth, and on a combined basis, differentiate us from our competitors:

●	The Company has efficient production organization and high product quality.

●	Strong R&D capacity continuously supports the Company’s development.

●	The Company has solid customer resources and high influence in the industry.

●	The Company has a strong management team.

Our Challenges

We believe that we are mainly faced with the following challenges:

●	The Company is relatively small in scale when compared to its competitors.

●	The Company will require external sources of financing to fund its continuous growth.

Certain Risks and Limitations Related to Doing Business in China

Because substantially all of our operations are in mainland China, our business is subject to the complex and rapidly evolving laws and regulations. The PRC government may exercise significant oversight and control over the conduct of our business, which could result in a material change in our operations and/or the value of our Ordinary Shares. PRC laws and regulations governing our current business operations may be revised from time to time. There are significant liquidity and enforcement risks related to our Ordinary Shares. There are substantial revisions from time to time regarding the interpretation and application of PRC laws and regulations, which could have a material adverse effect on us and our investors. See “Risk Factors — Risks Related to Doing Business in China — Because substantially all of our operations are in mainland China, our business is subject to the complex and rapidly evolving laws and regulations there. The PRC government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Ordinary Shares,” starting on page 46, “—PRC laws and regulations governing our current business operations may be revised from time to time with respect to the PRC legal system, such revision or changes in laws and regulations in China could have a material adverse effect on us,” starting on page 48, “— If the PRC government were to impose new requirements for approval from the PRC authorities to issue our Ordinary Shares to foreign investors or list on a foreign exchange, such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.” starting on page 50, “— With the promulgation of the new filing-based administrative rules for overseas offering and listing by domestic companies in China, or if the PRC government were to impose new requirements for approval from the PRC authorities to issue our Ordinary Shares to foreign investors or list on a foreign exchange, failure to comply with the relevant requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.” on page 55, and “— Changes in China’s economic, political or social conditions or government policies, which could occur quickly, could have a material adverse effect on our business and operations.” on page 49 of this prospectus.

There are significant enforcement risks related to our Ordinary Shares. It may be difficult for you to effect service of process or the U.S. courts judgments obtained in U.S. courts upon us or our directors and officers, many of whom are not residents in the United States, and whose significant part of assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC, respectively, would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, it is uncertain whether such Cayman Islands or PRC courts would entertain original actions brought in the courts of the Cayman Islands or the PRC against us or such persons predicated upon the securities laws of the United States or any state. See “Prospectus Summary – Summary of Significant Risk Factors – Risks Related to Doing Business in China — You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions against us in China, Hong Kong or other foreign jurisdictions, and the ability of U.S. authorities to bring actions in foreign jurisdictions may also be limited,” on page 27, and “Risk Factors – Risks Related to Doing Business in China — You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions against us in China, Hong Kong or other foreign jurisdictions, and the ability of U.S. authorities to bring actions in foreign jurisdictions may also be limited,” on page 56 of this prospectus.

There are significant liquidity risks related to our Ordinary Shares and certain limitations on our ability to transfer cash between us or our PRC Entities. In order for us to pay dividends to our shareholders, we may rely on the distribution of profits of the PRC Operating Entities to Zhongjinke WFOE and Galaxy Exploration, then to the Zhongjinke HK, and then to Zhongjinke BVI. PRC regulations currently permit the payment of dividends only out of accumulated profits, as determined in accordance with accounting standards and PRC regulations. To the extent any funds or assets in the business is in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong, except as otherwise approved by competent PRC government authorities to be used to make overseas investment or lend to overseas affiliates, due to the compliance requirement by PRC governments which may limit our ability to transfer funds abroad, pay dividends or make distribution. See “Prospectus Summary – Summary of Significant Risk Factors – Risks Related to Doing Business in China — To the extent any funds or assets in the business is in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong.” on page 27 of this prospectus, and “Risk Factors – Risks Related to Doing Business in China — To the extent any funds or assets in the business is in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong.” on page 52 of this prospectus. Furthermore, if our PRC Entities incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. In addition, the PRC Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by companies in mainland China to enterprises outside of mainland China unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the enterprises outside of mainland China are tax resident. See “Prospectus Summary – Dividend Distributions or Assets Transfer among the Holding Company and Its Subsidiaries” starting on page 21 of this prospectus, “Prospectus Summary – Summary of Significant Risk Factors – Risks Related to Doing Business in China – The transfer of funds, dividends and other distributions between us and our entities is subject to restriction.” on page 27 and “Prospectus Summary – Summary of Significant Risk Factors – Risks Related to Doing Business in China – We must remit the offering proceeds to our PRC Operating Entities before they may be used to benefit our business in China, the process of which may be time-consuming, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner.” on page 28 of this prospectus, “Risk Factors – Risks Related to Our Corporate Structure — The transfer of funds, dividends and other distributions between us and our entities is subject to restriction.” on page 51 and “Risk Factors – Risks Related to Doing Business in China — We must remit the offering proceeds to our PRC Operating Entities before they may be used to benefit our business in China, the process of which may be time-consuming, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner.” on pages 52 and 53 of this prospectus. In addition, any transfer of funds by us to our PRC Entities, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration or filing with relevant governmental authorities in China. Any foreign loans procured by our PRC Entities is required to be registered with SAFE in its local branches and satisfy relevant requirements, and our PRC Entities may not procure loans which exceed the difference between its respective total project investment amount and registered capital or two times (which may be varied year by year due to the change of PRC’s national macro-control policy) of the net worth of our PRC Entities. According to the relevant PRC regulations on foreign-invested enterprises in China, capital contributions to our PRC Entities are subject to the registration with State Administration for Market Regulation in its local branches, report submission to the Ministry of Commerce in its local branches and registration with a local bank authorized by SAFE.

Our Industry

Precision metal parts are common in machinery parts. They have features of high machining accuracy, small dimensional tolerance, high surface finish and precision, high dimensional stability, good fatigue resistance and attenuation resistance. Among them, fasteners are the most widely used mechanical basic parts in various fields. The types and quality have an important influence on the performance and quality of the main engine and play an important role in industrial production.

Fastener Industry

Fastener is a kind of widely used mechanical parts for fastening connections. Its application involves industries of energy, electronics, electrical appliances, machinery, chemical industry, metallurgy, mold and hydraulic. Various fasteners with features of various specifications, performance, high-degree standardization, serialization and general utilization can be found in machinery, equipment, vehicles, ships, railways, bridges, buildings, structures, tools, instruments, chemical industry, instruments and apparatus.

After hundreds of years’ development, the global fastener manufacturing industry, with continuous upgrading and wider application to industries, has shown a development trend from low-strength and general-purpose to high-strength/ultra-high-strength and special-purpose. The fastener industry originated in Europe and the United States, and started relatively late in China. However, with the advancement of global labor division, continuous upgrading and adjustment of industrial structure and the advancement of science and technology, China has become a major fastener manufacturing country. In addition, China has been focusing on promoting the development of advanced technologies and production processes, especially encouraging the continuous innovation of high-tech, and implementing a number of preferential policies for enterprises that have been accredited as National High-Tech Enterprise, such as: 1) 15% preferential income tax rate; 2) additional tax deductions for R&D expenses; 3) corresponding subsidy from local districts; 4) talent housing subsidy, for the goal of breaking the technical barriers at high-strength and ultra-high-strength fasteners manufacturing.

Consumer Electronics Industry

Consumer electronics industry includes manufacturing electronics closely related to life, which are usually applied to entertainment, communication and daily activities. The emergence of consumer electronic products made a huge difference to daily life, greatly improving convenience and life quality and becoming an indispensable part of consumers’ daily life. Among them, fastener products are the structural parts of the consumer electronics industry chain.

New Energy Vehicles Industry

Although automobile fasteners only account for 3-5% of the total value of automobiles, they account for 35-40% of total auto parts and 70% of total automobile assembly. According to statistics from China Association of Automobile Manufacturers, the sales volume of new energy vehicles in China increased from 8,000 to 9.495 million from 2011 to 2023. Among them, the sales increased by 37.9% year-over-year in 2023. The sale of new energy automobiles accounts for 31.6% of total sale of all new automobiles in 2023.   From January to February 2024, sales of new energy vehicles in China continued to increase steadily, reaching 1.207 million units, with a year-over-year growth rate of 29.4% and a market share of 30%.

Artificial Intelligence Industry

The International Data Corporation’s (“IDC”) latest Worldwide Artificial Intelligence (“AI”) and Generative AI Spending Guide reveals that the Asia-Pacific region is witnessing an unprecedented surge in Generative AI (“GenAI”) adoption, including software, services, and hardware for AI-centric systems with spending projected to soar to US$26 billion by 2027, with a compound annual growth rate (“CAGR”) of 95.4% from 2022 to 2027. This surge underscores the Asia-Pacific region’s pivotal role in driving the next wave of AI innovation and technological advancement.

Other Application Fields

5G Base Station

Fasteners and precision metal structural parts are also widely applied to antennas, fixing parts, support frames and other parts of the communication base stations. Since 2019, China has gradually promoted large-scale application of 5G and construction of 5G base stations, and has built the world’s largest 5G network. By the end of 2023, China has built a total of 3.377 million 5G base stations, representing a 7.8% increase over the end of the previous year. 5G base stations have accounted for 29.1% of the total number of mobile base stations in China by the end of 2023.

Smart Home

Fasteners and precision metal structural parts are widely used to support, shield, and dissipate the heat of smart home products. Worldwide smart TV shipments are on track to decline 5.5% year-over-year in 2023, according to the IDC’s Worldwide Quarterly Smart Home Device Tracker. However, the market is expected to recover with flat growth forecast in 2024 followed by slow growth in the following years. Global shipments are expected to achieve a CAGR of 3.3% over the 2023-2027 forecast period.

Precision Instrument

Fasteners and precision metal structural parts provide certain functions in instruments, equipment and precision components such as electronic components fastening, connections, parts hinges, supports and so on. According to revenue data of industrial enterprises released by the National Bureau of Statistics, in the first quarter of 2024, the operating revenue of precision instrument industry reached 2,080.8 billion RMB with a year-over-year increase of 2.7%. Generally, the high-tech industries such as the instrument manufacturing industry have had a good development momentum during 2024. It is expected that the precision instrument manufacturing industry will remain one of the key investment industries. In the future, the Company believes that the demand for the Company’s products in the precision instrument industry is expected to be considerable.

Our Corporate Structure

We are an exempted company incorporated with limited liability under the laws of the Cayman Islands on May 11, 2022 with operations conducted through primarily our Operating Entities, Zhongjinke Shenzhen, Zhongke Components, Zhongjinke Nanjing, PSM-ZJK and Precision Vietnam.

The following diagram illustrates our corporate legal structure as of the date of this prospectus. We do not have a VIE structure. For more detail on our corporate history please refer to “Corporate History and Structure” on pages 91 and 92 of this prospectus.

ZJK Industrial Co., Ltd.
("Zhongjinke")
Registered in Cayman Islands
100%
ZJK Enterprises Group (BVI) Company Limited
("Zhongjinke BVI")
Registered in BVI
100%
ZJK Industrial Group HongKong Limited
("Zhongjinke HK")
Registered in Hong Kong
100%
100%
Galaxy Exploration Investment Holding Limited
("Galaxy Exploration")
Registered in BVI
Zhongke Chuangwei (Shenzhen) International Holdings Limited
("Zhongjinke WFOE")
中科创为（深圳）国际控股有限公司
Registered in the PRC
0.775%
99.225%
Shenzhen Zhongjinke Hardware Products Co., Ltd
("Zhongjinke Shenzhen")
深圳市中金科五金制造有限公司
Registered in the PRC
BULTEN Fasteners (Wuxi) Co., Ltd.
布尔顿精密部件（无锡）有限公司
Registered in the PRC
Ruoding Chen
Ruomei Chen
100%
100%
29%
51%
20%
49%
51%
ZJK Precision Parts HK Limited
("Precision HK")
中金科精密部件香港有限公司
Registered in Hong Kong
Zhongke Precision Components (Guangdong) Co., Ltd.
("Zhongke Components")
中科精密部件（广东）有限公司
Registered in the PRC
Nanjing Zhongjinke Hardware Products Co., Ltd.
("Zhongjinke Nanjing")
南京中金科五金制品有限公司
Registered in the PRC
PSM-ZJK Fasteners (Shenzhen) Co., Ltd.
("PSM-ZJK")
英萜中科精密部件（深圳）有限公司
Registered in the PRC
100%
ZJK Vietnam Precision Components Company Limited
("Precision Vietnam")
CÔNG TY TNHH LINH KIỆN CHÍNH XÁC ZJK VIỆT NAM
Registered in Vietnam

Approvals from PRC Authorities to Conduct Our Operations and Issue Ordinary Shares to Foreign Investors

Our operations in the PRC are governed by PRC laws and regulations. Our PRC legal counsel, Global Law Office, has advised us that, except as otherwise disclosed in this prospectus, as of the date of this prospectus, based on its understanding of the current PRC laws, regulations and rules, we have received the approvals from the PRC government authorities for our business operations currently conducted in the PRC. In addition, our PRC legal counsel, Global Law Office, has advised us that, as of the date of this prospectus, based on its understanding of the current PRC laws, regulations and rules, Zhongjinke Shenzhen, as a China-based company indirectly offering or listing overseas, shall comply with the Filing Rules on Overseas Listings and go through the filing procedures with the CSRC before the overseas offering and listing.

However, we are subject to the risks of uncertainty of any future actions of the PRC government in this regard, including the risk that the PRC government could disallow our holding company structure, which would likely result in a material change in our operations, including our ability to continue our existing holding company structure, carry on our current business, accept foreign investments, and offer or continue to offer securities to our investors. These adverse actions could cause the value of our Ordinary Shares to significantly decline or become worthless. We may also be subject to penalties and sanctions imposed by the PRC regulatory agencies, including the CSRC, if we fail to comply with such rules and regulations, which would likely adversely affect the ability of our securities to be listed on a U.S. exchange and would likely cause the value of our securities to significantly decline or become worthless.

Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in mainland China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. For example, on July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On December 28, 2021, the Cyberspace Administration of China (the “CAC”), jointly with the relevant authorities, formally published Measures for Cybersecurity Review (2021) which took effect on February 15, 2022. Measures for Cybersecurity Review (2021) stipulates that operators of critical information infrastructure purchasing network products and services and online platform operator carrying out data processing activities that affect or may affect national security, shall conduct a cybersecurity review. Any online platform operator who controls more than one million users’ personal information must go through a cybersecurity review by the cybersecurity review office if it seeks to be listed in a foreign country. Our business does not rely on the collection of user data or implicate cybersecurity and we do not possess more than one million users’ individual information, our PRC counsel, Global Law Office, is therefore of the opinion that we are not subject to a cybersecurity review under the Measures for Cybersecurity Review (2021). There remains uncertainty, however, as to how the Cybersecurity Review Measures will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures.

Notwithstanding the foregoing, on February 17, 2023, the CSRC issued the Filing Rules on Overseas Listings, which came into effect on March 31, 2023. The Filing Rules on Overseas Listings aim to lay out the filing regulation arrangement for both direct and indirect overseas listing and clarify the determination criteria for indirect overseas listing in overseas markets. The Filing Rules on Overseas Listings, among other things, stipulate that, after making relevant applications with overseas stock markets for initial public offerings or listings, all China-based companies shall file with the CSRC within three working days. Where a China-based company submits its application for initial public offering and listing overseas by secret or non-public means, it may submit explanations at the time of filing with the CSRC, apply to postpone the disclosure of the information, and shall report to the CSRC within three working days after the applications for offering and listing are submitted public overseas. After completing overseas offerings and listings, China-based companies shall report to the CSRC in accordance with the guidance. The required filing materials with the CSRC include (without limitation): (i) record-filing reports and related undertakings, (ii) compliance certificates, filing or approval documents from the primary regulator of the applicants’ businesses (if applicable), (iii) security assessment opinions issued by related departments (if applicable), (iv) PRC legal opinions, and (v) prospectus or listing documents. In addition, overseas offerings and listings may be prohibited for such China-based companies when any of the following applies: (1) if the intended securities offerings and listings are specifically prohibited by the laws, regulations or provision of the PRC; (2) if the intended securities offerings and listings may constitute a threat to, or endanger national security as reviewed and determined by competent authorities under the State Council in accordance with laws; (3) if, in the past three years, the China-based companies, controlling shareholders or de facto controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy; (4) if the China-based companies are under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations, and no clear conclusion has been reached; (5) if there is a material ownership dispute over the equity held by the controlling shareholder or the shareholder subject to the controlling shareholder or de facto controllers. We do not believe any of the five prohibited situations aforementioned applies to us. The Filing Rules On Overseas Listings further stipulate that a fine between RMB 1 million and RMB 10 million may be imposed if an applicant fails to fulfil the filing requirements with the CSRC or conducts an overseas offering or listing in violation of the Filing Rules on Overseas Listings.

Furthermore, on February 24, 2023, the CSRC, together with the Ministry of Finance, the National Administration of State Secrets Protection Bureau and the National Archives Administration issued the Archives Rules, which also came into effect on March 31, 2023. The Archives Rules expand their application to cover indirect overseas offering and listing, stipulating that a domestic company which plans to publicly disclose any documents and materials containing state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level.

Since the Filing Rules on Overseas Listings and the Archives Rules were newly promulgated, and the interpretation and implementation are not very clear, we cannot assure you that we will be able to receive clearance of such filing requirements in a timely manner, or at all, in the future. There is possibility that we may not be able to obtain or maintain the approval prior to the completion of this offering, and the offering will be delayed until we have obtained CSRC approval, which may take several months. If we complete the overseas offering and listing before CSRC approval is obtained, we may face regulatory actions or other sanctions from the CSRC or other Chinese regulatory authorities. These authorities may impose fines and penalties upon our operations in China, delay or restrict the repatriation of the proceeds from this offering into China, or take other actions that could have a material adverse effect upon our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our Ordinary Shares. The CSRC or other Chinese regulatory agencies may also require us, or make it advisable for us, to terminate this offering prior to closing. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer the Ordinary Shares, cause significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations, and cause the Ordinary Shares to significantly decline in value or become worthless. See “Risk Factors – Risks Related to Doing Business in China — With the promulgation of the new filing-based administrative rules for overseas offering and listing by domestic companies in China, or if the PRC government were to impose new requirements for approval from the PRC authorities to issue our Ordinary Shares to foreign investors or list on a foreign exchange, failure to comply with the relevant requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.” on page 55 of this prospectus.

Dividend Distributions or Assets Transfer among the Holding Company and Its Subsidiaries

We are a holding company with no material operations of our own and do not generate any revenue. We currently conduct substantially all of our operations through our Operating Entities. We are permitted under PRC laws and regulations to provide funding to our PRC Entities only through loans or capital contributions, and only if we satisfy the applicable government registration and approval requirements. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans and direct investment by offshore holding companies to PRC Entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC Entities, which could materially and adversely affect our liquidity and our ability to fund and expand our business,” on pages 53 and 54 of this prospectus.

Neither we nor our subsidiaries have cash management policies dictating how funds are transferred, and each entity needs to comply with applicable laws or regulations with respect to transfer of funds, dividends and distributions with other entities.

As of the date of this prospectus, PSM-ZJK has made dividends or distributions of US$884,867 to Zhongjinke Shenzhen in 2022 and US$1,863,561 in 2023. No dividends were declared or paid by the Company for the years ended December 31, 2023 and 2022. We intend to keep any future earnings to re-invest in and finance the expansion of the business of our PRC Subsidiaries, and we do not anticipate that any cash dividends will be paid in the foreseeable future to the U.S. investors immediately following the consummation of this offering. For a summary of the condensed consolidated schedule and the consolidated financial statements, see page 31 of this prospectus for “Summary Consolidated Financial and Operating Data - Summary Consolidated Statements of Operations and Comprehensive Income Data.”

Cash proceeds raised from overseas financing activities, including the cash proceeds from this offering, will be transferred by us to Zhongjinke BVI, and then transferred to Zhongjinke HK, and then transferred to Zhongjinke WFOE and Galaxy Exploration, and then transferred to Zhongjinke Shenzhen, which will then be transferred to Zhongke Components, Zhongjinke Nanjing, and PSM-ZJK, as capital contribution and/or shareholder loans as the case may be. Any transfer of funds by us to our PRC Entities, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration or filing with relevant governmental authorities in China. Any foreign loans procured by our PRC Entities is required to be registered with the SAFE in its local branches and satisfy relevant requirements, and our PRC Entities may not procure loans which exceed the difference between its respective total project investment amount and registered capital or two times (which may be varied year by year due to the change of PRC’s national macro-control policy) of the net worth of our PRC Entities. According to the relevant PRC regulations on foreign-invested enterprises in China, capital contributions to our PRC Entities are subject to the registration with State Administration for Market Regulation (“SAMR”) in its local branches, report submission to the MOFCOM in its local branches and registration with a local bank authorized by SAFE. Please see “Risk Factors – Risks Related to Doing Business in China — We must remit the offering proceeds to our PRC Operating Entities before they may be used to benefit our business in China, the process of which may be time-consuming, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner,” on page 52 of this prospectus. We intend to keep any future earnings to re-invest in and finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of profits of the company or its share premium account or a combination of both, provided that in no circumstances may a dividend be paid if, following the date on which the dividend is proposed to be paid, the company would be unable to pay its debts as they fall due in the ordinary course of business. If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, unless we receive proceeds from future offerings, we will be dependent on receipt of funds from our BVI subsidiary, which will be dependent on receipt of dividends from our Hong Kong subsidiary, which will be dependent on receipt of dividends from Zhongjinke WFOE and Galaxy Exploration, which will be dependent on receipt of payments from Zhongjinke Shenzhen and other PRC Entities.

Our PRC Entities’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC Entities to pay dividends to Zhongjinke WFOE only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, PRC Entities are required to set aside at least 10% of their after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of their registered capital. Each of such similar entity in China may also set aside a portion of its after-tax profits to fund an optional reserve, although the amount to be set aside, if any, is determined at the discretion of such entity’s shareholder. The reserves can be used to increase the registered capital, cover losses made in past years and enhance the company’s productivity and expand its business, however a company’s capital reserve shall not be used to cover the company’s losses.

The PRC government also imposes control on the conversion of RMB into foreign currencies and the remittance of currencies out of the mainland China. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Further, if any of our PRC Entities incurs debt on its own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments.

Our PRC Entities generate and retain cash generated from operating activities and re-invests it in our business. As of the date of this prospectus, our PRC Entities have not paid any dividends to the offshore companies.

Based on our understanding of the Hong Kong laws and regulations, as of the date of this prospectus, there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the mainland China, except transfer of funds involving money laundering and criminal activities). Based on our understanding of the BVI laws and regulations, as of the date of this prospectus, there is no restriction on the transfer of capital within, into and out of BVI. Please see “Risk Factors – Risks Related to Doing Business in China — Changes in China’s economic, political or social conditions or government policies, which could occur quickly, could have a material adverse effect on our business and operations,” on page 49 of this prospectus; “— To the extent any funds or assets in the business is in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong,” on page 52 of this prospectus; “— PRC regulation of loans and direct investment by offshore holding companies to PRC Entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC Entities, which could materially and adversely affect our liquidity and our ability to fund and expand our business,” on pages 53 and 54 of this prospectus; “— We may rely on dividends and other distributions on equity paid by our PRC Entities to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC Entities to make payments to us could have a material and adverse effect on our ability to conduct our business,” on page 56 of this prospectus; and “— Governmental control of currency conversion may limit our ability to use our revenues effectively, the ability of our PRC Subsidiaries to obtain financing and affect the value of your investment,” on page 57 of this prospectus.

Cash dividends, if any, on our Ordinary Shares will be paid in USD. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and, as a result, may be subject to PRC withholding tax at a rate of up to 10.0%.

 Pursuant to the Arrangement between mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC company. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong company must be the beneficial owner of the relevant dividends; and (b) the Hong Kong company must directly hold no less than 25% of share ownership in the PRC company during the twelve (12) consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong company must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Tax Avoidance Arrangement with respect to dividends to be paid by our PRC Entities to its immediate holding company, Zhongjinke WFOE. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Zhongjinke HK intends to apply for the tax resident certificate when Zhongjinke HK or Galaxy Exploration plans to declare and pay dividends to Zhongjinke HK. See “Risk Factors – Risks Related to Doing Business in China — If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders,” on pages 64 and 65 of this prospectus.

Implications of the Holding Foreign Companies Accountable Act

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. An identified issuer will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. In June 2021, the Senate passed the AHFCAA, which reduced the time period for the delisting of foreign companies under the HFCA Act to two consecutive years instead of three years. If our auditor cannot be inspected by the PCAOB, for two consecutive years, the trading of our securities on any U.S. national securities exchanges, as well as any over-the-counter trading in the U.S., will be prohibited. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. On August 26, 2022, the Statement of Protocol was signed by the PCAOB, the CSRC and the Ministry of Finance of the PRC governing inspections and investigations of audit firms based in mainland China and Hong Kong. The Statement of Protocol is subject to further explanation and implementation. The PCAOB will be required to assess whether it is able to inspect and investigate completely registered public accounting firms headquartered in mainland China and Hong Kong by the end of 2022. On December 15, 2022, the PCAOB board announced that it has completed the inspections, determined that it had complete access to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, and voted to vacate the Determination Report.

Our auditor, TPS Thayer, LLC, the independent registered public accounting firm of the Company, is headquartered in Sugar Land, Texas, with no branches or offices outside of the United States. TPS Thayer, LLC is currently subject to PCAOB inspections on a regular basis. Therefore, we believe our auditor is not subject to the determinations as to the inability to inspect or investigate registered firms completely announced by the PCAOB on December 16, 2021. Notwithstanding the forgoing, in the event it is later determined that the PCAOB is unable to inspect or investigate completely the Company’s auditor because of any regulatory change or step taken by PRC regulators that does not permit TPS Thayer, LLC to provide audit documentations located in mainland China or Hong Kong to the PCAOB for inspection or investigation, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCA Act ultimately result in a determination by a securities exchange to delist the Company’s securities. In addition, under the HFCA Act, as amended by AHFCAA, our securities may be prohibited from trading on the Nasdaq or other U.S. stock exchanges if our auditor is not inspected by the PCAOB for two consecutive years, and this ultimately could result in our Ordinary Shares being delisted by and exchange. See “Risk Factors — Risks Related to Doing Business in China – Recent joint statement by the SEC and the PCAOB, proposed rule changes submitted by Nasdaq, and an act passed by the US Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering,” starting on page 58 of this prospectus.

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our SEC filings;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We have elected to use the extended transition period under the JOBS Act. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least $1.235 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the preceding three-year period, issued more than $1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur as of the end of our fiscal year if the market value of our Ordinary Shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implications of Being a Foreign Private Issuer

We are incorporated in the Cayman Islands, and more than 50% of our outstanding voting securities are not directly or indirectly held by residents of the United States. Therefore, we are a “foreign private issuer,” as defined in Rule 405 under the Securities Act and Rule 3b-4(c) under the Exchange Act. As a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example:

●	we are not required to provide as many Exchange Act reports or provide periodic and current reports as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Implications of Being a Controlled Company

Upon the completion of this offering, we will be a “controlled company” as defined under the Nasdaq Stock Market Rules because Mr. Ning Ding, our Chief Executive Officer and Director, will beneficially own 63.12% of our total issued and outstanding Ordinary Shares immediately following the completion of this offering, assuming the underwriter does not exercise the option to purchase additional Ordinary Shares. Accordingly, we may be deemed to be a “controlled company” under Nasdaq Marketplace Rule 5615(c). For so long as we remain a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

Although we currently do not intend to rely on the “controlled company” exemption, we could elect to rely on this exemption in the future. If we rely on these exemptions, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Impacts of COVID-19

On March 11, 2020, the World Health Organization declared COVID-19 a pandemic. The outbreak has reached almost every country, resulting in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans, intended to control the spread of the virus. The PRC government has ordered quarantines, travel restrictions, and the temporary closure of stores and facilities. Companies are also taking precautions, such as requiring employees to work remotely, imposing travel restrictions, and temporarily closing businesses. Therefore, like many others, our business was temporarily and adversely impacted by the COVID-19 coronavirus outbreak to a certain extent.

Although the COVID-19 pandemic has caused interruption to the Company’s operation for a short period of time, the overall impact on our financial performance has been insignificant. For the fiscal years ended December 31, 2022 and 2023, there was an increase in the number of orders we received, which we believe was due to the increased demand of electronic products by our end customers who needed to work or study at home which acted as a strong stimulus for the demand of products like ours.

There were still regional outbreaks of coronavirus diseases in 2022, but most of the restrictions on movement within China have been relaxed up to now. However, the extent to which the COVID-19 outbreak will impact our future financial condition and results of operations cannot be reasonably assessed at this time and will depend on future developments that currently cannot be predicted. It could potentially impact economies and financial markets, resulting in an economic downturn that could impact our ability to raise capital or slow down potential business opportunities. There are still uncertainties of COVID-19’s future impact, and the extent of the impact will depend on a number of factors, including the duration and severity of the pandemic; and the macroeconomic impact of government measures to contain the spread of COVID-19 and related government stimulus measures.

Summary of Risk Factors

Investing in our Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Ordinary Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Risks Related to Our Business and Industry

Risks and uncertainties related to our business and industry, beginning on page 33 of this prospectus, include, but are not limited to, the following:

●	We operate in a competitive industry. If we are unable to compete successfully, we may lose market share to our competitors. See a more detailed discussion of this risk factor on page 33 of this prospectus.

●	Any disruption in the supply chain of raw materials and our products could adversely impact our ability to produce and deliver products. See a more detailed discussion of this risk factor on page 34 of this prospectus.

●	We may incur material losses and costs as a result of product liability, recall and warranty claims brought against us. See a more detailed discussion of this risk factor on page 40 of this prospectus.

●	If we fail to protect our intellectual property rights, it could harm our business and competitive position. See a more detailed discussion of this risk factor on page 39 of this prospectus.

●	Failure to manage our growth could strain our management, operational and other resources, which could materially and adversely affect our business and prospects. See a more detailed discussion of this risk factor on page 41 of this prospectus.

Risks Related to Our Corporate Structure

Risks and uncertainties related to our corporate structure, beginning on page 44 of this prospectus, include, but are not limited to, the following:

●	Our directors and officers currently own an aggregate of 83.98% of the total voting power of our outstanding Ordinary Shares, and will own 82.27% immediately after the completion of this offering. See a more detailed discussion of this risk factor starting on pages 44 and 45 of this prospectus.

●	The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States. See a more detailed discussion of this risk factor on page 45 of this prospectus.

Risks Related to Doing Business in China

Our PRC Operating Entities are based in mainland China and the majority of our operations are conducted in China by our PRC Operating Entities, so we face risks and uncertainties related to doing business in China in general, including, but not limited to, the following:

●	PRC laws and regulations governing our current business operations may be revised from time to time with respect to the PRC legal system, such revision or changes in laws and regulations in China could have a material adverse effect on us. See a more detailed discussion of this risk factor on page 48 of this prospectus.

●	Changes in China’s economic, political or social conditions or government policies, which could occur quickly, could have a material adverse effect on our business and operations. See a more detailed discussion of this risk factor on page 49 of this prospectus.

●	The transfer of funds, dividends and other distributions between us and our entities is subject to restriction. See a more detailed discussion of this risk factor on pages 51 and 52 of this prospectus.

●	To the extent any funds or assets in the business is in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong. See a more detailed discussion of this risk factor on page 52 of this prospectus.

●	We must remit the offering proceeds to our PRC Operating Entities before they may be used to benefit our business in China, the process of which may be time-consuming, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner. See a more detailed discussion of this risk factor on pages 52 and 53 of this prospectus.

●	You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions against us in China, Hong Kong or other foreign jurisdictions, and the ability of U.S. authorities to bring actions in foreign jurisdictions may also be limited. See a more detailed discussion of this risk factor on page 56 of this prospectus.

●	PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC Entities to liability or penalties, limit our ability to inject capital into our PRC Entities, limit our PRC Entities’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us. See a more detailed discussion of this risk factor starting on pages 60 and 61 of this prospectus.

Risks Related to Doing Business in Vietnam

Precision Vietnam is based in Vietnam, so we face risks and uncertainties related to doing business in Vietnam in general, including, but not limited to, the following:

●	The economy in Vietnam may be subject to periods of high inflation which could materially and adversely affect our business, financial operation and results of operations and growth prospects. See a more detailed discussion of this risk factor starting on page 66 of this prospectus.

●	Changes in the economic, political and legal environment of Vietnam, and Vietnam’s less developed legal system, may adversely affect our business, financial condition and results of operations. See a more detailed discussion of this risk factor starting on page 66 of this prospectus.

Risks Related to This Offering and the Ordinary Shares

In addition to the risks described above, we are subject to general risks and uncertainties related to our Ordinary Shares and this offering, including, but not limited to, the following:

●	The market price for the Ordinary Shares may be volatile. The trading prices of the Ordinary Shares are likely to be volatile and could fluctuate widely due to factors beyond our control. See a more detailed discussion of this risk factor on page 67 of this prospectus.

●	Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution. See a more detailed discussion of this risk factor on page 68 of this prospectus.

●	We are a “foreign private issuer,” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects. See a more detailed discussion of this risk factor on page 69 of this prospectus.

●	As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders. See a more detailed discussion of this risk factor on page 70 of this prospectus.

Compliance with Foreign Investment

All limited liability companies formed and operating in the PRC are governed by the Company Law of the People’s Republic of China (the “Company Law”), which was amended and promulgated by the SCNPC on October 26, 2018 and came into effect on the same day. Foreign invested enterprises must also comply with the Company Law, with exceptions as specified in the relevant foreign investment laws, including but not limited to Foreign Investment Law of the People’s Republic of China, which was promulgated by the NPC on March 15, 2019 and came into effect on January 1, 2020. Under our corporate structure as of the date of this prospectus, 100% of the equity interests of Zhongjinke WFOE are entirely and directly held by our company through Zhongjinke HK. Therefore, Zhongjinke WFOE should be regarded as a foreign-invested enterprise and comply with both the Company Law and other applicable foreign investment laws.

Recent Regulatory Development in PRC

We are a holding company incorporated in the Cayman Islands with substantially all of our operations conducted by our operating entities in the PRC. We are aware that, recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. For example, on July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

In addition, on December 28, 2021, the CAC adopted an amended Cybersecurity Review Measures, which became effective on February 15, 2022. Pursuant to the amended Cybersecurity Review Measures, online platform operators holding more than one million users’ individual information shall be subject to cybersecurity review before listing abroad. We believe we may not be subject to the cybersecurity review by the CAC, pursuant to the Cybersecurity Review Measures and the Data Security Management Regulations Draft (if it becomes effective as it is currently published), given that our business does not rely on the collection of user data or implicate cybersecurity and we do not possess more than one million users’ individual information.

On February 17, 2023, the CSRC issued the Filing Rules on Overseas Listings, which came into effect on March 31, 2023. The Filing Rules on Overseas Listings, among other things, stipulate that, after submitting initial applications for initial public offerings or listings overseas, all China-based companies shall file with the CSRC within three working days. Where a China-based company submits its application for initial public offering and listing overseas by secret or non-public means, it may submit explanations at the time of filing with CSRC, apply to postpone the disclosure of the information, and shall report to the CSRC within three working days after the applications for offering and listing are submitted public overseas. After completing overseas offering and listing, China-based companies shall report to the CSRC in accordance with the guidance.

On February 24, 2023, the CSRC, together with the Ministry of Finance, the National Administration of State Secrets Protection Bureau and the National Archives Administration issued the Archives Rules, which also came into effect on March 31, 2023. In the overseas listing activities of domestic companies, domestic companies, as well as securities companies and securities service institutions providing relevant securities services thereof, should establish a sound system of confidentiality and archival work, shall not disclose state secrets, or harm the state and public interests. Where a domestic company provides or publicly discloses to the relevant securities companies, securities service institutions, overseas regulatory authorities and other entities and individuals, or provides or publicly discloses through its overseas listing entity, any document or material involving any state secret or any work secret of any governmental agency, it shall report to the competent authority for approval in accordance with the law, and submit to the secrecy administration department for filing.

Since the rules are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on PRC Entities’ daily business operation, their ability to accept foreign investments and the listing of our Ordinary Shares on a U.S. or other foreign exchanges. We were advised by our PRC counsel, Global Law Office, that under existing PRC laws, we and our PRC Entities are not required to pass cybersecurity review of the CAC, and Zhongjinke Shenzhen, as a China-based company indirectly offering or listing overseas, shall comply with the Filing Rules on Overseas Listings and go through the filing procedures with the CSRC before the overseas offering and listing, and we, and our subsidiaries have received requisite approvals from PRC authorities for current business operation in the PRC. As of the date of this prospectus, none of those permissions or approvals has been revoked or denied by PRC authorities. However, if there is significant change to the applicable laws and regulations, or if interpretations change, and that our PRC Subsidiaries are required to obtain such approval in the future, and that our PRC Subsidiaries do not receive the approvals or are denied permission by the PRC authorities, we will not be able to list our Ordinary Shares on a U.S. exchange, or continue to offer securities to investors, which would materially affect the interest of the investors and cause significant depreciation of the price of our Ordinary Shares. See “Risk Factors – Risks Related to Doing Business in China – With the promulgation of the new filing-based administrative rules for overseas offering and listing by domestic companies in China, or if the PRC government were to impose new requirements for approval from the PRC authorities to issue our Ordinary Shares to foreign investors or list on a foreign exchange, failure to comply with the relevant requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.” on page 55 of this prospectus.

Intellectual Property

We regard our trademarks, copyrights, patents, domain names, know-how, proprietary technologies, and similar intellectual property as critical to their success, and we rely on copyright, trademark and patent law in PRC, as well as confidentiality procedures and contractual provisions with their employees, contractors and others to protect their proprietary rights.

The Company has registered 6 trademarks, 45 utility model patents, 2 appearance design patents and 3 invention patents.

Corporate Information

Our principal executive offices are located at No.8, Jingqiang Road, 138 Industrial Zone, Xiuxin Community, Kengzi Town, Pingshan New Area, Shenzhen, PRC. Our telephone number at this address is +86-0755-28341175. Our agent for service of process in the United States is Cogency Global Inc, located at 122 E 42nd St., 18th Floor, New York, NY 10168.

Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our website is www.zjk-industrial.com. The information contained on our website is not a part of this prospectus.

Notes on Prospectus Presentation

This prospectus contains translations of certain RMB amounts into U.S. dollar amounts at specified rates solely for the convenience of the reader. The relevant exchange rates are listed below:

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2023
Period Ended USD: RMB exchange rate	6.8972	7.0999
Period Average USD: RMB exchange rate	6.7518	7.0896

Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

For clarification, this prospectus follows the English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English. For example, the name of our CEO and Chairman will be presented as “Ning Ding,” even though, in Chinese, his name is presented as “Ding Ning.”

We have relied on statistics provided by a variety of publicly-available sources regarding China’s expectations of growth. Some market data and statistical information contained in this prospectus are also based on management’s estimates and calculations, which are derived from our review and interpretation of the sources listed above, our internal research and our knowledge of the PRC fastener and screws manufacturing industry. While we believe such information is reliable, we have not independently verified any third-party information and our internal data has not been verified by any independent source.

THE OFFERING

Issuer	ZJK Industrial Co., Ltd.

Securities Being Offered	1,250,000 Ordinary Shares (or 1,437,500 Ordinary Shares if the underwriters exercise their over-allotment option in full), on a firm commitment basis.

Over-Allotment Option	We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to 187,500 additional Ordinary Shares, representing 15% of the Ordinary Shares sold in the offering, at the initial public offering price, less underwriting discounts and commissions.

Offering Price	We expect that the initial public offering price will be between $4.00 and $6.00 per Ordinary Share.

Ordinary Shares Outstanding Immediately Before This Offering	60,000,000 Ordinary Shares

Ordinary Shares Outstanding Immediately After This Offering	61,250,000 Ordinary Shares (or 61,437,500 Ordinary Shares if the underwriters exercise their option to purchase additional Ordinary Shares in full). Our CEO and Chairman, Mr. Ning Ding, will beneficially own 38,664,000 of our Ordinary Shares and 63.12% of the total voting power of our issued and outstanding share capital immediately following the completing of this offering, assuming the underwriter does not exercise the option to purchase additional Ordinary Shares.

Voting Rights	Each Ordinary Share is entitled to one vote.

Use of Proceeds

We estimate that we will receive net proceeds of approximately $4,257,210 from this offering (or $5,119,710  if the underwriters exercise their option to purchase additional Ordinary Shares in full),  after deducting the underwriting discounts, commissions and estimated offering expenses payable by us and assuming an initial public offering price of $5.00 per Ordinary Share, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus.

We plan to use the net proceeds we receive from this offering for (i) expanding our manufacturing facilities, (ii) expanding sales network in North America, (iii) potential acquisitions of, or investment in, businesses in the field of fasteners, and (iv) general corporate purposes and working capital, including potential strategic investments and acquisitions. See “Use of Proceeds” on page 74 of this prospectus for additional information.

Lock-up	Our directors and officers, and holders of 5% or more of our Ordinary Shares on a fully diluted basis immediately prior to the effectiveness of this registration statement have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or otherwise dispose of any Ordinary Shares or similar securities for a period of six months after the effectiveness of this registration statement, without the prior written consent of the Representative. See “Underwriting” beginning on page 159 and “Shares Eligible for Future Sale” beginning on page 149 of this prospectus for more information.

Risk Factors	Investing in our Ordinary Shares involves a high degree of risk and purchasers of our Ordinary Shares may lose part or all of their investment. See “Risk Factors” beginning on page 33 of this prospectus for a discussion of factors. You should carefully consider before deciding to invest in our Ordinary Shares.

Listing	We plan to have the Ordinary Shares listed on the Nasdaq Capital Market under the symbol “[ZJK].” The Ordinary Shares will not be listed on any other stock exchange or traded on any automated quotation system.

Payment and Settlement	The Ordinary Shares are expected to be delivered against payment on [__________], 2024.

Transfer Agent	VStock Transfer, LLC.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summary consolidated statements of income and summary consolidated statements of cash flow data for the years ended December 31, 2023 and 2022 and summary consolidated balance sheet data as of December 31, 2023 and 2022 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this “Summary Consolidated Financial Data and Operating Data” section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Summary of Consolidated Statements of Income and Comprehensive Income

	For the year ended December 31,
	2022	2023
	$US	$US
Revenues
Third-party sales	13,618,185	13,961,495
Related-party sales	11,174,044	15,093,811
Total revenues	24,792,229	29,055,306
Cost of revenues
Third-party sales	(8,084,957)	(9,486,512)
Related-party sales	(7,694,032)	(8,547,906)
Total cost of revenues	(15,778,989)	(18,034,418)
Gross profit	9,013,240	11,020,888

Operating expenses
Selling and marketing expenses	(928,339)	(1,750,877)
General and administrative expenses	(1,416,186)	(2,531,630)
Research and development costs	(487,543)	(455,398)
Gain from disposal of property, plant and equipment	95,250	78
Total operating expenses	(2,736,818)	(4,737,827)

Income from operations	6,276,422	6,283,061

Other income, net	2,115,475	2,690,981

Income before income tax provision	8,391,897	8,974,042
Income tax provision	(1,113,066)	(1,284,203)
Net income	7,278,831	7,689,839
Less: net loss attributable to non-controlling interests	(4,012)	(1,246)
Net income attributable to ZJK Industrial Co., Ltd’s shareholders	7,282,843	7,691,085

Other comprehensive loss/(income)	(758,273)	(460,006)
Total comprehensive income	6,520,558	7,231,079

Weighted average shares outstanding used in calculating basic and diluted earnings per share*	60,000,000	60,000,000

Basic & diluted earnings per ordinary share	0.12	0.13

* The shares and per share information are presented on a retroactive basis to reflect the reorganization completed on March 28, 2023 and the two share splits that occurred on June 19, 2023 and on June 6, 2024, respectively.

Summary of Selected Consolidated Statements of Cash Flows Data:

	For the years ended December 31,
	2022	2023
	$US	$US
Net cash provided by operating activities	814,630	4,116,374
Net cash (used in)/provided by investing activities	(289,745)	1,294,473
Net cash used in financing activities	(357,647)	(2,949,253)
Effect of exchange rate changes	(114,868)	(76,136)
Net change in cash and cash equivalents	52,370	2,385,458
Cash and cash equivalents at the beginning of year	1,463,944	1,516,314
Cash and cash equivalents at the end of year	1,516,314	3,901,772

Summary of Consolidated Balance Sheets Data:

	As of December 31,
	2022	2023
	$US	$US
ASSETS
Current assets
Cash	1,104,472	2,826,725
Restricted cash	411,842	1,075,047
Accounts receivable, net	9,932,372	10,268,807
Accounts receivable-due from related parties	6,993,355	8,816,184
Inventories, net	4,850,268	4,765,742
Prepaid expenses and other current assets, net	137,092	503,914
Other receivables-due from related parties	149,235	277,786
Total current assets	23,578,636	28,534,205

Non-current assets
Property, plant and equipment, net	5,412,037	5,596,699
Operating lease right-of-use assets	369,965	522,148
Finance lease right-of-use assets	165,352	336,257
Construction in progress	22,864	41,200
Long-term investment	2,106,646	2,517,538
Deferred tax assets	244,786	165,969
Deferred initial public offering (“IPO”) costs	203,315	566,417
Total non-current assets	8,524,965	9,746,228

TOTAL ASSETS	32,103,601	38,280,433

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term bank borrowings	724,932	37,184
Accounts payable	11,492,772	11,569,828
Income tax payable	966,518	1,035,152
Accrued expenses and other current liabilities	591,565	841,402
Other payables-due to related parties	1,136,336	1,867,459
Operating lease liability, current	261,212	157,980
Finance lease liability, current	97,606	230,460
Other long-term debts, current	224,524	9,379
Total current liabilities	15,495,465	15,748,844

Non-current liabilities
Operating lease liability, non-current	99,629	290,684
Finance lease liability, non-current	42,945	—
Other long-term debts, non-current	1,605,479	20,321
Deferred tax liabilities	387,488	518,156
Total non-current liabilities	2,135,541	829,161

TOTAL LIABILITIES	17,631,006	16,578,005

Commitments and contingencies

Shareholders’ equity
Ordinary share, $0.000016666667 par value, 3,000,000,000 shares authorized, 60,000,000 and 60,000,000 shares issued and outstanding as of December 31, 2022 and 2023, respectively*	1,000	1,000
Additional paid-in capital	1,792,559	1,792,559
Statutory surplus reserves	360,780	2,283,180
Retained earnings	12,875,397	18,644,082
Accumulated other comprehensive loss	(556,538)	(1,016,563)
Total ZJK Industrial Co., Ltd. shareholders’ equity	14,473,198	21,704,258
Non-controlling interests	(603)	(1,830)
Total shareholders’ equity	14,472,595	21,702,428

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	32,103,601	38,280,433

* The shares and per share information are presented on a retroactive basis to reflect the reorganization completed on March 28, 2023 and two share splits occurred on June 19, 2023 and on June 6, 2024.

RISK FACTORS

An investment in our Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Related to Our Business and Industry

We have a limited operating history and are subject to the risks encountered by early-stage companies.

Our operating entities, Zhongjinke Shenzhen, Zhongke Components, Zhongjinke Nanjing and PSM-ZJK, were established in July 2011, April 2021, May 2016 and September 2019, respectively. As a development-stage company, our business strategies and model are constantly being tested by the market and operating results, and we may adjust our allocation of resources accordingly. As such, our business may be subject to significant fluctuations in operating results in terms of amounts of revenues.

We are, and expect for the foreseeable future to be, subject to all the risks and uncertainties, inherent in a development-stage business. As a result, we must establish many functions necessary to operate a business, including expanding our managerial and administrative structure, assessing and implementing our marketing program, implementing financial systems and controls and personnel recruitment. Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies with a limited operating history. These risks and challenges are, among other things:

●	we may require additional capital to develop and expand our operations which may not be available to us when we require it;

●	our marketing and growth strategy may not be successful;

●	our business may be subject to significant fluctuations in operating results; and

●	we may not be able to attract, retain and motivate qualified professionals.

Our future growth will depend substantially on our ability to address these and the other risks described in this prospectus. If we do not successfully address these risks, our business would be significantly harmed.

We operate in a competitive industry. If we are unable to compete successfully, we may lose market share to our competitors.

The domestic and international markets for screws, nuts and bolts and related products are highly competitive. Our current or potential competitors include major fastener manufactures in China and overseas. Some of our competitors may have greater brand recognition, larger group of customers or vendors, longer operating histories as well as more marketing resources than we do. Customers may weigh their experience and resources over us in various ways, therefore increasing our competitor’s respective market shares.

You should not expect that we will be able to compete successfully against current or potential competitors, and such competitive pressures may have a material and adverse effect on our business, financial condition and results of operations. Failure to compete successfully against existing or new competitors may cause us to lose market share, customers and other business partners.

Increases in our raw material or energy costs or the loss of critical suppliers could adversely affect our profitability and other financial results.

We are sensitive to price movements in our raw materials supply base. Our largest material purchases are for iron, steel, aluminum and other metal-based purchased components. Prices for these products, along with costs for transportation and energy, fluctuate with market conditions, and have generally increased over time. We may be unable to offset the impact with price increases on a timely basis due to outstanding commitments to our customers, competitive considerations or our customers’ resistance to accepting such price increases and our financial performance could be adversely impacted. A failure by our suppliers to continue to supply us with certain raw materials, component parts, or at all, could have a material adverse effect on us. To the extent there are energy supply disruptions or material fluctuations in energy costs, our margins could be materially adversely impacted.

Any disruption in the supply chain of raw materials and our products could adversely impact our ability to produce and deliver products.

As to the products we manufacture, we must manage our supply chain for raw materials and delivery of our products. Supply chain fragmentation and local protectionism within China further complicates supply chain disruption risks. Local administrative bodies and physical infrastructure built to protect local interests pose transportation challenges for raw material transportation as well as product delivery. In addition, profitability and volume could be negatively impacted by limitations inherent within the supply chain, including competitive, governmental, legal, natural disasters, and other events that could impact both supply and price. Any of these occurrences could cause significant disruptions to our supply chain, manufacturing capability and distribution system that could adversely impact our ability to produce and deliver products.

We believe that price volatility of supply chain disruptions will not materially affect our business as the cost of raw materials only accounts for a relatively small portion of total costs (approximately 20.09% for the year ended December 31, 2023 and 12% for the year ended December 31, 2022). However, although our business and operations have not been affected by shortage of raw materials as of the date of this prospectus, they might potentially be affected if there is a shortage of raw materials.

Our business may be exposed to risks associated with an increasingly concentrated customer base.

For the year ended December 31, 2023, our top two customers, PSM-ZJK (which the Company indirectly owns 49% of equity interests and where our CEO also serves as a director) and BULTEN Fasteners (Wuxi) Co., Ltd. (“BULTEN Wuxi”, formerly known as “PSM Fasteners (Wuxi) Co., Ltd.”), accounted for 52% and 24% of revenues for such period, respectively. The amount due from PSM-ZJK included in accounts receivable-due from related parties represented 100% of total accounts receivable-due from related parties for such year; the amount due from BULTEN Wuxi included in accounts receivable represented 52% of total accounts receivable for such year. For the year ended December 31, 2022, PSM-ZJK and BULTEN Wuxi accounted for 45% and 39% of revenues for the year, respectively. The amount due from PSM-ZJK included in accounts receivable-due from related parties represented 100% of total accounts receivable-due from related parties for such year; the amount due from BULTEN Wuxi included in accounts receivable represented 50% of total accounts receivable for such year. The contract with PSM-ZJK has a term of approximately 3 years, expiring on December 31, 2026. The contract with BULTEN Wuxi has a term of 1 year, expiring on December 31, 2024.

There are inherent risks whenever a large percentage of total revenues are concentrated with a limited number of customers. Changes to or reductions in the buying patterns of these larger customers may expose our business and results of operations to greater volatility. The mix and type of customers, and sales to any single customer, may vary significantly from quarter to quarter and from year to year, and have a significant impact on our financial condition, results of operations and cash flows. If customers do not place orders, or they substantially reduce, delay or cancel orders, we may not be able to replace the business, which may have a significant adverse impact on our results of operations and financial condition. Major customers may require that we localize manufacturing and supply capacity rather than sourcing from lower cost countries, or seek pricing, payment, intellectual property-related, or other commercial terms that are less favorable to us, which may have a negative impact on our business. The concentration of our customer base also increases our risks related to the financial condition of our customers, and the deterioration in financial condition of customers or the failure of customers to perform their obligations could have a material adverse effect on our results of operations and cash flows. We plan to expand our customer base in the future to mitigate the risk of concentrated customers.

We are exposed to concentration risk of heavy reliance on our major suppliers for the supply of our products, and any shortage of, or delay in, the supply may significantly impact on our business and results of operation.

During the year ended December 31, 2023, purchases from our top three suppliers, Dongguan Zhanchuang Hardware Technology Co., Ltd. (“Dongguan Zhanchuang”), Dongguan TSLG Metal Products Co. LTD (“TSLG”), and Shenzhen Xinhuafu Technology Co., Ltd., accounted for approximately 11.85%, 15.66% and 14.41%   of our total cost of revenue, respectively. During the year ended December 31, 2022, purchases from Dongguan Zhanchuang and TSLG accounted for approximately 20% and 10% of our total cost of revenue, respectively. Our business, financial condition and operating results depend on the continuous supply of products from our largest suppliers and our continuous supplier-customer relationship with them. Our heavy reliance on our largest suppliers for the supply of our products will have significant impact on our business and results of operation in the event of any shortage of, or delay in the supply.

The tension in international trade and rising political tension, particularly between U.S. and China, may adversely impact our business, financial condition, and results of operations.

As we plan to expand our business internationally in the future, any unfavorable government policies on international trade, such as capital controls or tariffs, may affect the demand for our products, impact our competitive position, or prevent us from being able to conduct business in certain countries. If any new tariffs, legislation, or regulations are implemented, or if existing trade agreements are renegotiated, such changes could adversely affect our business, financial condition, and results of operations. There have been heightened tensions in international economic relations in the past few years, such as the one between the United States and China. The U.S. government has imposed and proposed to impose additional, new, or higher tariffs on certain products imported from China to penalize China for what it characterizes as unfair trade practices. China has responded by imposing, and proposing to impose additional, new, or higher tariffs on certain products imported from the United States. Following mutual retaliatory actions for months, on January 15, 2020, the United States and China entered into the Economic and Trade Agreement Between the United States of America and the People’s Republic of China as a phase one trade deal, effective on February 14, 2020.

Although the direct impact of the current international trade tension, and any escalation of such tension, on the fastener industry in China is uncertain, the negative impact on general, economic, political and social conditions may adversely impact our business, financial condition and results of operations.

In addition, political tensions between the United States and China have escalated due to, among other things, trade disputes, the COVID-19 outbreak, sanctions imposed by the U.S. Department of Treasury on certain officials of the Hong Kong Special Administrative Region and the central government of the PRC and the executive orders issued by U.S. President Donald J. Trump in August 2020 that prohibit certain transactions with certain Chinese companies and their applications. Rising political tensions could reduce levels of trades, investments, technological exchanges and other economic activities between the two major economies, which would have a material adverse effect on global economic conditions and the stability of global financial markets. Any of these factors could have a material adverse effect on our business, prospects, financial condition and results of operations.

The Congress of the United States enacted the Uyghur Forced Labor Prevention Act (“UFLPA”) in December 2021. Effective from June 21, 2022, the UFLPA creates a rebuttable presumption that goods mined, produced, or manufactured (wholly or in part) in China’s Xinjiang Uyghur Autonomous Region (“XUAR”) are made with forced labor, where goods designated as such will be subject to an import ban into the United States. The President of the United States may also impose sanctions on companies that knowingly engage in, are responsible for, or facilitate forced labor in Xinjiang. Our factories are not in the XUAR, and therefore, we do not experience labor shortages that impact our daily business. We do not believe that our suppliers source materials from the XUAR. Therefore, we did not suspend the production, purchase, sale or maintenance of certain items due to a lack of raw materials, parts, or equipment in light of the effectiveness of the UFLPA. We have not experienced inventory shortages, closed factories or stores, reduced headcount, delayed projects or cybersecurity attacks in our supply chain because of UFLPA. We have not experienced higher costs due to constrained capacity or increased commodity prices or challenges sourcing materials, or surges or declines in consumer demand for which we are unable to adequately adjust our supply. We are able to supply products at competitive prices despite of export restrictions, sanctions, tariffs, trade barriers and political or trade tensions among countries.

However, these legal and policy developments could potentially disrupt the supply chain of the industry where we are operating. To the extent we identify any potential non-compliance by any of our suppliers, we may have to find and establish relationships with alternative qualified suppliers under commercially acceptable terms. We cannot assure you that we will be able to do so in a timely manner. Under extreme situations, we may be subject to negative publicities or even be subject to regulatory actions, which may negatively affect our reputation and brand image, our business and results of operations, and may materially and adversely affect the price of our Ordinary Shares.

We are subject to inventory management risks. Insufficient inventory may result in increased costs, lost sales and lost customers, while excess inventory may increase our costs.

We balance the need to maintain inventory levels that are sufficient to maintain superior customer fulfillment levels against the risk and financial costs of carrying excess inventory levels. In order to successfully manage our inventories, we must estimate demand from our customers at the product level and timely purchase products in quantities that substantially correspond to that demand. If we overestimate demand and purchase too much of a particular product, we could have excess inventory handling costs, distribution center capacity constraints and inventory that we cannot sell profitably. In addition, we may have to write down such inventory if we are unable to sell it for its recorded value. By contrast, if we underestimate demand and purchase insufficient quantities of a product, and/or do not maintain enough inventory of a product we may not be able to fulfill customer orders on a timely basis which could result in fines, the loss of sales and ultimately loss of customers for those products as they turn to our competitors. Our business, financial condition and results of operations could suffer a material adverse effect if either or both of these situations occur frequently or in large volumes.

We are dependent on our manufacturing facilities for the production of our highly engineered products, which subjects us to risks associated with disruptions and changing technology and manufacturing techniques that could place us at a competitive disadvantage.

If our manufacturing facilities become unavailable either temporarily or permanently due to weather, earthquakes or other natural disasters related to global climate change, or geopolitical developments or logistical complications arising from acts of war, cyber-attacks, public health crises or labor disruptions, we may be unable to shift production to other facilities or to make up for lost production. Any new facility would need to comply with the necessary regulatory requirements, satisfy our specialized manufacturing requirements and require specialized equipment. We do not currently carry any business interruption insurance policies to cover business interruption losses. Even if we carry business interruption insurance policies in the future, any business interruption losses could exceed the coverage available or be excluded from our insurance policies. Any disruption of our ability to operate our business could result in a material decrease in our revenues or significant additional costs to replace, repair or insure our assets, which could have a material adverse impact on our financial condition and results of operations.

In addition, we believe that our customers rigorously evaluate their suppliers on the basis of price competitiveness, product quality, reliability and timeliness of delivery, technical expertise and development capability, new product innovation, product design capability, manufacturing expertise, operational flexibility, customer service and overall management. Our success depends on our ability to continue to meet our customers’ changing expectations with respect to these criteria. We may be unable to install, maintain and certify equipment needed to produce products or upgrade or transition our manufacturing facilities without impacting production rates or requiring other operational efficiency measures at our facilities. We anticipate that we will remain committed to product research and development, advanced manufacturing techniques and service to remain competitive, which entails significant costs; however, we may be unable to address technological advances, implement new and more cost-effective manufacturing techniques, or introduce new or improved products, whether in existing or new markets, so as to maintain our businesses’ competitive positions or to grow our businesses as desired.

We have substantial fixed costs and, as a result, our operating income is sensitive to changes in our net sales.

A significant portion of our expenses are fixed costs (including personnel), which do not fluctuate with net sales. Consequently, a percentage decline in our net sales could have a greater percentage effect on our operating income if we do not act to reduce personnel or take other cost reduction actions. Any decline in our net sales would cause our profitability to be adversely affected.

The Company will require external sources of financing to fund its continuous growth.

The Company is in a heavy-asset industry and its development requires a significant amount of capital to build new factories, purchase production equipment and testing equipment. Since its establishment, the Company has mainly relied on its own revenue generation and financing from insiders. With its continuous development of business, expansion of production scale and increase of orders, the Company may not be able to meet the needs of its own business development plan without external sources of financing. However, there is no guarantee that the Company will be able to obtain financing on favorable terms and expected timeline. Without sufficient financing, the Company may need to curtail its operations to some extent, reduce planned capital expenditures and R&D in the future, which could affect our results of operations and financial conditions.

Successful sales and marketing efforts depend on our ability to recruit and retain qualified employees.

The success of our efforts to grow our business depends on the contributions and abilities of key executives, our sales force, and other personnel, including the ability of our sales force to achieve adequate customer coverage. We must therefore continue to recruit, retain, and motivate management, sales, and other personnel to maintain our current business and to support our projected growth. A shortage of these key employees might jeopardize our ability to implement our growth strategy.

Increases in labor costs, potential labor disputes and work stoppages or an inability to hire skilled distribution, sales and other personnel could adversely affect our business.

An increase in labor costs, work stoppages or disruptions at our facilities or those of our suppliers or transportation service providers, or other labor disruptions, could decrease our sales and increase our expenses. In addition, although our employees are not represented by a union, our labor force may become subject to labor union organizing efforts, which could cause us to incur additional labor costs and increase the related risks that we now face.

A significant increase in the salaries and wages paid by competing employers could result in a reduction of our labor force, increases in the salaries and wages that we must pay or both. If we are unable to hire warehouse, distribution, sales and other personnel, our ability to execute our business plan, and our results of operations, would suffer.

We could be negatively impacted by stakeholder and market focus on Environmental, Social and Governance (“ESG”) matters.

 There has been an increasing focus on corporate ESG practices (such as health and safety, environmental matters, diversity, equity and inclusion, talent development, and innovation for sustainable products) and disclosures over the past few years, and expectations in this area are rapidly evolving. The criteria used to evaluate ESG practices may continue to evolve, which could result in greater expectations and may cause us to undertake costly initiatives to satisfy new criteria. The increasing attention to sustainability could also result in reduced demand for certain of our products and/or reduced profits. If we are unable to respond effectively, investors may conclude that our ESG policies and/or actions are inadequate. If we are perceived to have failed to achieve our ESG initiatives or accurately disclose our progress on such matters, our reputation, business, financial condition and results of operations could be adversely impacted.

Our business may be materially and adversely affected or even face suspension of business due to non-compliance of environmental laws and regulations, including those related to climate change.

Pursuant to the Regulations on the Administration of Pollution Discharge Permits promulgated by the State Council of the PRC on January 24, 2021 and came into effect on March 1, 2021, a pollutant discharging entity shall legally hold a pollutant discharge permit in accordance, and discharge pollutants in compliance with the pollutant discharge permit.

If a pollutant discharging entity discharges pollutants without obtaining pollutant discharge permit, the competent authority may order the pollutant discharging entity to rectify, restrict its production, or even order it to cease the operation until the completion of rectification, and impose a fine of between RMB 200,000 and RMB 1 million; where the circumstances are serious, the entity may be ordered to permanently close down.

As of the date of this prospectus, one of our PRC Subsidiaries, Zhongke Components, has been discharging pollutants constantly, including air pollutant, water pollutant and solid waste, without obtaining the pollutant discharge permit. Zhongke Components is in the process of obtaining such permit. To the best of our knowledge, our PRC Subsidiaries have not received any notice, fines, or penalties of non-compliance with regard to environmental laws and regulations that could have a material effect on the operations of the Company if not yet resolved as of the date of this prospectus, and Zhongke Components has been negotiating with the competent authority and preparing for the purchase of waste gas and wastewater treatment equipment as required for the application of pollutant discharge permit. However, it still may face certain legal consequences, such as being ordered to restrict production, cease the operation before completion of rectification, and may be imposed fines. If the circumstances are found serious by the competent authority, Zhongke Components may be ordered to permanently close down. These potential legal consequences could materially and adversely affect our business, financial condition, and results of operations.

In addition to above regulations, we are subject to increasingly stringent environmental laws and regulations, including those relating to air emissions, wastewater discharges and chemical and hazardous waste management and disposal. A number of governments or governmental bodies have introduced or are contemplating introducing regulatory changes in response to climate change, including regulating greenhouse gas emissions. Some of these laws hold owners or operators of land or businesses liable for their own and for previous owners’ or operators’ releases of hazardous or toxic substances or wastes. Other environmental laws and regulations require obtaining and complying with environmental permits. To date, costs of complying with environmental, health and safety requirements have not been material. However, the nature of our operations and our long history of industrial activities at certain of our current or former facilities, as well as those acquired, could potentially result in material liabilities.

We must comply with existing and pending climate change legislation, regulation and international treaties or accords. As of the date of this prospectus, we are not aware of any warning, investigations, prosecutions, disputes, claims or other proceedings in respect of environmental protection, nor have we been punished by any government authorities of the PRC. However, future events, including those relating to climate change or greenhouse gas regulation, could require us to incur expenses related to fund energy efficiency activities, fees or restrictions on certain activities, the modification or curtailment of operations, installation of pollution control equipment or investigation and cleanup of contaminated sites. Any adopted future regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations, and we may not be able to recover the cost of compliance with new or more stringent laws and regulations, which could adversely impact our results of operations, cash flow or financial condition.

Our business may be materially and adversely affected due to non-compliance regarding the inspection of environmental protection facilities and the submission of an environmental impact form for approval.

Pursuant to the Regulations on the Administration of Environmental Protection of Construction Projects promulgated by the State Council of the PRC on July 16, 2017 and effective on October 1, 2017, after the completion of a construction project for which an environmental impact assessment report is compiled or an environmental impact form is filled out, the project owner shall, in accordance with the standards and procedures stipulated by the relevant administrative department of environmental protection under the State Council of the PRC, inspect the supporting environmental protection facilities and prepare an inspection report. Except in cases where confidentiality is required, the project owner shall disclose the inspection report to the public in accordance with the laws. A construction project for which an environmental impact report is compiled or an environmental impact form is filled out shall be put into operation or use only when the environmental protection facilities have passed the inspection. If the facilities have not undergone such inspection or have failed to pass the inspection, the project shall not be put into operation or use.

Where, in violation of the provisions of the Regulations on the Administration of Environmental Protection of Construction Projects promulgated by the State Council of the PRC, a construction project is put into operation or use before construction of the supporting facilities necessitated for environmental protection is completed, or before the facilities have undergone acceptance inspection, or when the facilities have failed to pass such inspection, or where fraud is practiced in the course of the acceptance inspection of the facilities, the competent administrative department of environmental projection at or above the county level shall order the project owner to rectify within a specified time limit and shall impose on it a fine of not less than RMB 200,000 but not more than RMB 1 million; if the project owner fails to rectify within the specified time limit, it shall be fined not less than RMB 1 million but not more than RMB 2 million, the leading person directly in charge and the person to be held responsible shall each be fined not less than RMB 50,000 but not more than RMB 200,000. Where extreme environmental pollution or ecological damage is caused, the project owner shall be ordered to stop production or use, or even be ordered to shut down, pending approval of the people’s government vested with the power of approval. Our PRC Subsidiaries, Zhongjinke Shenzhen and Zhongke Components, have not undergone the environmental protection self-inspection of the new construction and expansion of the production projects for several times respectively, as of the date of this prospectus. Therefore, for each construction or expansion of the production project without environmental protection inspection, we cannot rule out the possibility that our PRC Subsidiaries may be ordered to make corrections within a time limit and imposed a fine of between RMB 200,000 and RMB 1 million. If corrections are not made within the time limit, a fine of between RMB 1 million and RMB 2 million may be imposed. These possible penalties could materially and adversely affect our business, financial condition, and results of operations. As of the date of this prospectus, Zhongjinke Shenzhen and Zhongke Components have respectively discussed with the competent authorities to correct the non-compliance. For Zhongjinke Shenzhen, it has completed one environmental protection self-inspection while there are two remaining inspections still in progress. For Zhongke Components, it has submitted the environmental impact form to the competent authority and obtained the competent authority’s approval on May 24, 2024. Zhongke Components plans to purchase the wastewater and waste gas treatment equipment to pass the following self-inspection. Our PRC Subsidiaries have not received any notice, fines, or penalties, or been aware of any investigation or dispute relating to such non-compliance that could have a material effect on the operations of the Company if not yet resolved as of the date of this prospectus.

Pursuant to the Environmental Impact Assessment Law promulgated by the SCNPC on October 28, 2002, became effective on September 1, 2003 and latest amended on December 29, 2018, a project owner shall prepare an environmental impact report or an environmental impact form, which depends on the classification on the environmental impact of construction project, to obtain the competent authority’s approval for the new construction, expansion, or reconstruction of a construction project.

If a project owner fails to submit an environmental impact report or impact form for a construction project for approval, and commences the construction without authorization, the competent authority in charge of ecology and environment at or above the county level may order the construction project to be stopped, and impose a fine of not less than one percent but not more than five percent of the total amount of the investment in the construction project, and may order the construction project to be restored to the original conditions.

One of our PRC Subsidiaries, Zhongke Components, has not submitted an environmental impact form of the expansion of a construction project on time, and such construction project has been completed and put into operation as of the date of this prospectus. Therefore, it may be imposed fines and ordered to restore the original conditions of the construction project by local competent authority, which may materially and adversely affect our business. As of the date of this prospectus, Zhongke Components has submitted an environmental impact form to rectify the non-compliance, and obtained the competent authority’s approval on May 24, 2024. Zhongke Components has not received any notice, fines, or penalties relating to such non-compliance that could have a material effect on the operations of the Company if not yet resolved as of the date of this prospectus.

Our patent rights are limited in China.

We rely on many patented products to establish our market share for nuts and bolts and other fastener products. Our patent rights are granted by the China National Intellectual Property Administration. While we have sold our products outside of the PRC and plan to continue expanding the export of our products overseas, we have not been granted any patent in countries outside of the PRC. As of the date hereof, most of our products are sold within the PRC. However, in the event that we begin to generate substantial revenue from sales abroad and if we cannot successfully protect our intellectual properties outside of the PRC, we may not be able to execute our business plan, which could have a material adverse effect on our financial performance.

If we fail to protect our intellectual property rights, it could harm our business and competitive position.

We rely on a combination of patent, trademark and domain name laws and non-disclosure agreements and other methods to protect our intellectual property rights. Our PRC Subsidiaries own 50 patents and 6 trademarks. All the patents and trademarks have been properly registered with the China National Intellectual Property Administration. This intellectual property has allowed our products to earn market share in the industry.

The process of seeking patent protection can be lengthy and expensive, and our existing and future patents may be insufficient to provide us with meaningful protection or commercial advantage. Our patents and patent applications may also be challenged, invalidated or circumvented.

Policing unauthorized use of proprietary technology is difficult and expensive, and we may need to resort to litigation to enforce or defend patents issued to us or to determine the enforceability, scope and validity of our proprietary rights or those of others. Such litigation and an adverse determination in any such litigation, if any, could result in substantial costs and diversion of resources and management attention, which could harm our business and competitive position.

We may incur material losses and costs as a result of product liability, recall and warranty claims brought against us.

We may, from time to time, be subject to a variety of claims or litigation incidental to our businesses, including demands for damages arising out of use of our products, claims relating to intellectual property matters and claims involving employment matters and commercial disputes. We currently do not carry insurance and maintain reserves for potential product liability claims. However, even if in the future we may purchase product liability insurance, our insurance coverage may be inadequate if such claims do arise and any liability not covered by insurance could have a material adverse effect on our business. Any product liability claim may also include the imposition of punitive damages, the award of which, pursuant to certain state laws, may not be covered by insurance. Our product liability insurance policies, if any in the future, may have limits that, if exceeded, may result in material costs that could have an adverse effect on our future profitability. In addition, warranty claims are generally not covered by our product liability insurance. Further, any product liability or warranty issues may adversely affect our reputation as a manufacturer of high-quality, safe products, divert management’s attention, and could have a material adverse effect on our business.

We occupy one of our locations under long-term non-cancelable lease. We may be unable to renew leases on favorable terms or at all. Also, if we close the location, we may remain obligated under the applicable lease.

Our factory in Shenzhen is under a non-cancelable lease. The lease has a term of three years, starting from July 1, 2024, with options to renew for specified periods of time. We believe that leases we will enter into in the future will likely be long-term and non-cancelable and have similar renewal options. However, there can be no assurance that we will be able to renew our current or future leases on favorable terms or at all which could have an adverse effect on our ability to operate our business and on our results of operations. In addition, if we close the location, we generally remain committed to perform our obligations under the applicable lease, which include, among other things, payment of the base rent for the balance of the lease term. Our obligation to continue making rental payments in respect of leases for closed locations could have an adverse effect on our business and results of operations.

We cannot assure you that our internal growth strategy will be successful, which may result in a negative impact on our growth, financial condition, results of operations and cash flow.

One of our strategies is to grow internally through improving the quality of existing products. However, many obstacles to this expansion exist, including, but not limited to, increased competition from similar businesses, our ability to improve our products and product mix to realize the benefits of our research and development efforts, international trade and tariff barriers, unexpected costs, costs associated with marketing efforts abroad and maintaining attractive foreign exchange rates. We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish our services in any additional markets. Our inability to implement this internal growth strategy successfully may have a negative impact on our growth, future financial condition, results of operations or cash flows.

We are substantially dependent upon our senior management and key research and development personnel.

We are highly dependent on our senior management to manage our business and operations and our key research and development personnel for the development of new products and the enhancement of our existing products and technologies. In particular, we rely substantially on our Chief Executive Officer and Chairman, Ning Ding, to manage our operations.

While we provide the legally required personal insurance for the benefit of our employees, we do not maintain key man life insurance on any of our senior management or key personnel including our Chief Executive Officer and Director, Mr. Ning Ding. The loss of him would have a material adverse effect on our business and operations. Competition for senior management and our other key personnel is intense and the pool of suitable candidates is limited. We may be unable to locate a suitable replacement for any senior management or key personnel that we lose. In addition, if any member of our senior management or key personnel joins a competitor or forms a competing company, they may compete with us for customers, business partners and other key professionals and staff members of our company. Although each of our senior management and key personnel has signed a confidentiality and non-competition agreement in connection with his employment with us, we cannot assure you that we will be able to successfully enforce these provisions in the event of a dispute between us and any member of our senior management or key personnel.

Our Chief Executive Officer and Director, Mr. Ning Ding, also serves as a Director at PSM-ZJK, a subsidiary that we indirectly own 49% of the equity interests. PSM-ZJK is also one of our major customers during the past two fiscal years, and we do not consider it as a competitor. However, Mr. Ding may need to devote a substantial portion of his time on overseeing the business and operations of PSM-ZJK, and therefore his attention could be diverted from our business and operations from time to time. In addition, Mr. Ding’s involvement in management of PSM-ZJK and our Company could potentially subject him to conflicts of interest in certain situations.

We compete for qualified personnel with other hardware manufacturing companies and related technology research institutions. Intense competition for these personnel could cause our compensation costs to increase, which could have a material adverse effect on our results of operations. Our future success and ability to grow our business will depend in part on the continued service of these individuals and our ability to identify, hire and retain additional qualified personnel. If we are unable to attract and retain qualified employees, we may not be able to meet our business and financial goals.

If we lose the services of any of our key executive officers and other key employees, or are unable to retain, recruit and hire experienced staff, our ability to effectively manage and execute our operations and meet our strategic objectives could be harmed.

Our future success depends on the continued service of our key executive officers and other key employees. We benefit from the leadership of a strong management team with proven vision, rich professional work experience, and extensive knowledge of China’s fastener manufacturing industry. We also rely on a number of key personnel for the development and operation of our business. In addition, we will need to continue attracting and retaining skilled and experienced staff for our businesses to maintain our competitiveness. If one or more of our key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all and may incur additional expenses to recruit and train new personnel, our business could be materially and adversely affected. In addition, if any of our executive officers or key employees joins a competitor or forms a competing company, we may lose know-how, trade secrets and customers. Substantially all of our employees, including each of our executive officers and key employees, have entered into confidentiality agreements with us, which contains customary non-compete provisions. Although non-compete provisions are generally enforceable under PRC laws, if we need to enforce our rights under the non-compete provisions, we cannot assure you that a PRC court would enforce such provisions. If we lose the services of any of our key executive officers, senior management, or are unable to retain, recruit and hire experienced staff, our ability to effectively manage and execute our operations and meet our strategic objectives could be harmed.

Failure to manage our growth could strain our management, operational and other resources, which could materially and adversely affect our business and prospects.

Our growth strategy includes building our brand, increasing market penetration of our existing products, increasing our exports, extending our product varieties and continuing R&D of new products. Pursuing these strategies has resulted in, and will continue to result in substantial demands on management resources. In particular, the management of our growth will require, among other things:

●	continued enhancement of our research and development capabilities;

●	information technology system enhancement;

●	cost controls and sufficient liquidity;

●	strengthening of financial and management controls and information technology systems; and

●	increased marketing, sales and support activities; and hiring and training of new personnel.

If we are not able to manage our growth successfully, our business and prospects would be materially and adversely affected.

Any failure by us to comply with applicable anti-money laundering laws and regulations could damage our reputation.

We currently do not have any anti-money laundering policies or programs in place. We cannot assure you that we will adopt any anti-money laundering policies and procedures or that such policies and procedures if adopted will be effective in protecting our business from being exploited for money laundering purposes or will be deemed to be in compliance with existing or future anti-money laundering implementing rules. If we fail to comply with applicable laws or regulations, it could compromise our image, undermine our reputation and we could become subject to regulatory intervention, which could have a material adverse effect on our business, financial condition and results of operations.

The COVID-19 pandemic has adversely affected, and is expected to continue to pose risks, to our business, results of operations, financial condition and cash flows, and other epidemics or outbreaks of infectious diseases may have a similar impact.

In March 2020, the World Health Organization categorized COVID-19 as a pandemic. The spread of the outbreak has caused significant disruptions in the U.S. and global economies, and the impact may continue to be significant during the rest of the calendar year and potentially beyond. We are subject to risks and uncertainties as a result of the COVID-19 pandemic. The effects of a subvariant of the Omicron variant of COVID-19, which may spread faster than the original Omicron variant, as well as the effects of any new variants and subvariants which may develop, including any actions taken by governments to avoid the spread of the virus, could affect our results of operations. We continue to evaluate the global risks and the slowdown in business activity related to COVID-19, including the potential impacts on our employees, customers, suppliers and financial results. In March 2022, certain of our facilities were closed temporarily due to government measures responsive to the COVID-19, and an outbreak in mainland China forced temporary lockdown orders for a few days in several cities in which our customers and suppliers operates. The COVID-19 pandemic or other epidemics or outbreaks of infectious diseases could materially adversely impact our results of operations, financial condition and liquidity in several ways. In particular, the continued spread of COVID-19 and efforts to contain the virus could:

●	impair the Company’s ability to manage day-to-day operations and product delivery;

●	continue to impact customer demand of our businesses’ products;

●	cause disruptions in or closures of the Company’s operations or those of its customers and suppliers;

●	impact global liquidity and the availability of capital;

●	cause the Company to experience an increase in costs as a result of the Company’s emergency measures, delayed payments from customers and uncollectible accounts;

●	cause delays and disruptions in the supply chain resulting in disruptions in the commercial operation of our businesses;

●	cause limitations on our employees’ ability to work and travel;

●	impact availability of qualified personnel;

●	increase cybersecurity risks as remote working environments may be less secure and more susceptible to hacking attacks, including phishing and social engineering attempts that seek to exploit the COVID-19 pandemic; and

●	cause other unpredictable events.

As the situation surrounding COVID-19 remains fluid, it is difficult to predict the duration of the pandemic and the impact on our business, operations, financial condition and cash flows. The severity of the impact on our business will depend on a number of factors, including, but not limited to, the duration and severity of the pandemic (including the advent of variants and the impact of vaccination on infection and hospitalization rates), the extent and severity of the impact on our customers and suppliers, the continued disruption to the manufacturing of and demand for our businesses’ products and services, the effect of national or local regulations regarding safety measures to address the spread of COVID-19, and the impact of the global business and economic environment on liquidity and the availability of capital, all of which are uncertain and cannot be predicted. We are staying in close communication with our employees, customers and suppliers, and acting to mitigate the impact of this dynamic and evolving situation, but there is no guarantee we will be able to do so.

Our cybersecurity measures may not protect us from system failures or interruptions.

While we have established policies and procedures to prevent or limit the impact of system failures and interruptions, there can be no assurance that such events will not occur or that they will be adequately addressed if they do. In addition, we outsource certain aspects of our operational functions to certain third-party providers. While we select third-party vendors carefully, we do not control their actions. If our third-party providers encounter difficulties including those resulting from breakdowns or other disruptions in communication services, cyber-attacks and security breaches or if we otherwise have difficulty in communicating with them, our ability to adequately process and account for transactions could be affected, and our ability to deliver products and services to our customers and otherwise conduct business operations could be adversely impacted. Replacing these third-party vendors could also entail significant delay and expense. Threats to information security also exist in the processing of customer information through various other vendors and their personnel.

We cannot assure you that such breaches, failures or interruptions will not occur or, if they do occur, that they will be adequately addressed by us or the third parties on which we rely. We may not be insured against all types of losses as a result of third party failures and insurance coverage may be inadequate to cover all losses resulting from breaches, system failures or other disruptions. Further, the occurrence of any systems failure or interruption could damage our reputation and result in a loss of customers and business, could subject us to additional regulatory scrutiny, or could expose us to legal liability. Any of these occurrences could have a material adverse effect on our financial condition and results of operations.

Our board of directors oversees the risk management process, including the risk of cybersecurity, and delegates the responsibility of overseeing cybersecurity risks to the management of the Company and requires prompt reporting by the management to the board if any cybersecurity risks are detected.

We face risks related to the ongoing Russian invasion of Ukraine and any other conflicts that may arise on a global or regional scale which could adversely affect our business and results of operations.

On February 24, 2022, the Russian Federation launched an invasion of Ukraine that has had an immediate impact on the global economy resulting in higher energy prices and higher prices for certain raw materials and goods and services which in turn is contributing to higher inflation in the United States and other countries across the globe with significant disruption to financial markets and supply and distribution chains for certain raw materials and goods and services on an unprecedented scale. The impact of the sanctions has also included disruptions to financial markets, an inability to complete financial or banking transactions, restrictions on travel and an inability to service existing or new customers in a timely manner in the affected areas of Europe. The Russian Federation could resort to cyberattacks and other action that impact businesses across the United States, the European Union and other nations across the globe including those without any direct business ties to the Russian Federation. The Russian invasion of Ukraine has continued to escalate without any resolution of the invasion foreseeable in the near future with the short and long-term impact on financial and business conditions in Europe remaining highly uncertain.

The U.S. and the European Union responded to Russia’s invasion of Ukraine by imposing various economic sanctions on the Russian Federation to which the Russian Federation has responded in kind. The United Kingdom, Japan, South Korea, Australia and other countries across the globe have imposed their own sanctions on the Russian Federation. The United States, the European Union and such other countries acting together or separately could impose wider sanctions or take further actions against the Russian Federation if the conflict continues to escalate. Multinational corporations and other corporations and businesses with business and financial ties to the Russian Federation have either reduced or eliminated their ties to the Russian Federation in a manner that often exceeds what is required pursuant to sanctions by these countries. While we do not have any direct business or financial ties to the Russian Federation or Ukraine as part of our own business, the impact of higher energy prices and higher prices for certain raw materials and goods and services resulting in higher inflation and disruptions to financial markets and disruptions to manufacturing and supply and distribution chains for certain raw materials and goods and services across the globe may impact our business in the future. We will assess and respond where appropriate to any direct or indirect impact that the Russian invasion of Ukraine has on the availability or pricing of the raw materials for our products, manufacturing and supply and distribution chains for our products and on the pricing and demand for our products.

In addition, any deterioration in credit markets resulting directly or indirectly from the ongoing Russian invasion of Ukraine could limit our ability to obtain external financing to fund our operations and capital expenditures. Adverse economic conditions may also result in a higher rate of losses on accounts receivables that we accrue in the future due to credit defaults. As a result, a downturn in the worldwide economy resulting from the Russian invasion of Ukraine and other conflicts with a global impact that may arise from time to time could have a material adverse effect on our business, results of operations, and/or financial condition.

Risks Related to Our Corporate Structure

Our directors and officers currently own an aggregate of 83.98% of the total voting power of our outstanding Ordinary Shares, and will own 82.27% immediately after the completion of this offering.

Currently, our directors and officers collectively own an aggregate of 83.98% of the total voting power of our outstanding Ordinary Shares. Our directors and officers will collectively own an aggregate of 82.27% of the total voting power of our outstanding Ordinary Shares immediately after the completion of this offering, assuming the underwriter does not exercise its over-allotment option. These beneficial owners could have significant influence on determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the election of directors and other significant corporate actions. In cases where their interests are aligned and they vote together, these beneficial owners will also have the power to prevent or cause a change in control. Without the consent of some or all of these shareholders, we may be prevented from entering into transactions that could be beneficial to us or our minority shareholders. The interests of these beneficial owners may differ from the interests of our other shareholders. The concentration in the ownership of our Ordinary Shares may cause a material decline in the value of our Ordinary Shares. For more information regarding our beneficial owners and their affiliated entities, see “Principal Shareholders” on page 135 of this prospectus.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Companies Act (Revised) of the Cayman Islands (the “Companies Act”) and the common law of the Cayman Islands. References to the Company’s amended and restated articles of association (or the “Articles” as defined below) are to the amended and restated articles of association that will be adopted upon effectiveness of the registration statement. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

Shareholders of Cayman Islands exempted companies have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies (other than copies of our memorandum and articles of association, register of mortgages and charges, and any special resolutions passed by our shareholders). Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies. Pursuant to our articles of association, shareholders will not have any right to inspect any account or book or document of the Company except as conferred by Companies Act or as authorized by our directors or by ordinary resolution of our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Corporate Law” on page 143 of this prospectus.

You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law provides shareholders with only limited rights to convene a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated articles of association allow our shareholders holding not less than 10 percent of rights to vote at such general meeting, to convene a general meeting of our shareholders, in which case our directors are obliged to call such meeting. Advance notice of at least 7 days is required for the convening of our general meetings. A quorum required for a meeting of shareholders consists of at least one shareholder present or by proxy, holding at least 50 percent of the paid up voting share capital of the Company.

The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States.

We are a Cayman Islands exempted company incorporated with limited liability. Our corporate affairs are governed by our amended and restated memorandum and articles of association (as may be amended and restated from time to time) and by the laws of the Cayman Islands. The rights of shareholders and the responsibilities of members of our board of directors may be different from the rights of shareholders and responsibilities of directors in companies governed by the laws of U.S. jurisdictions. In particular, as a matter of Cayman Islands law, directors of a Cayman Islands company owe fiduciary duties to the company and separately a duty of skill, care and diligence to the company. Under Cayman Islands law, the fiduciary duties that directors owe include: (i) a duty to act loyally, honestly and in good faith in what the director believes to be in the best interests of the company as a whole; (ii) a duty to exercise powers for the purposes for which those powers were conferred and not for a personal, collateral or other improper purpose; (iii) a duty not to fetter the exercise of future discretion; (iv) a duty to exercise independent judgment; and (v) a duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests or a duty owed to another person. Our amended and restated articles of association have varied this last obligation by providing that a director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with us must disclose the nature of his or her interest at a meeting of the directors. Following such disclosure and subject to any separate requirement under applicable law or the listing rules of the Nasdaq, such director may vote in respect of any contract or proposed contract or arrangement in which he or she is interested and may be counted in the quorum at the meeting. Conversely, under Delaware corporate law, a director has a fiduciary duty to the corporation and its stockholders (made up of two components) and the director’s duties prohibit self-dealing by a director and mandate that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. See “Description of Share Capital — Differences in Corporate Law.”

Risks Related to Doing Business in China

Because substantially all of our operations are in mainland China, our business is subject to the complex and rapidly evolving laws and regulations there. The PRC government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Ordinary Shares.

As a business operating in the mainland China, we are subject to the laws and regulations of the mainland China, which can be complex and evolve rapidly. The PRC government has the power to exercise significant oversight and discretion over the conduct of our business, and the regulations to which we are subject may change rapidly. As a result, the application, interpretation, and enforcement of new and existing laws and regulations in the mainland China may be revised from time to time. In addition, these laws and regulations may be interpreted and applied inconsistently by different agencies or authorities, and inconsistently with our current policies and practices. New laws, regulations, and other government directives in the mainland China may also be costly to comply with, and such compliance or any associated inquiries or investigations or any other government actions may:

●	Delay or impede our development,

●	Result in negative publicity or increase our operating costs,

●	Require significant management time and attention, and

●	Subject us to remedies, administrative penalties and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business practices.

The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case that restrict or otherwise unfavorably impact the ability or manner in which we conduct our business and could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our products, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected as well as materially decrease the value of our Ordinary Shares.

The PRC government has exercised and continues to exercise substantial control over the Chinese economy. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to customer rights, taxation, employment, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

The PRC government may exert more oversight and control over offerings that are conducted overseas, which changes could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless.

Given recent statements by the PRC government indicating an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law (the “Opinions”), which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, will be taken to deal with the risks and incidents of China-concept overseas listed companies. Such future administrative measure or actions may have material adverse effects on the offering of our securities to investors, our proposed listing in the U.S. or our business operation, for example in the event that it is required that we should obtain permission from the PRC government to offer our securities to investors or list on U.S. exchanges, it is unpredictable whether such permission can be obtained by us, as the case may be, or, if permission is obtained, whether it could be later denied or rescinded. If we, including our subsidiaries, do not receive or maintain such permissions or approvals, or inadvertently conclude that such permissions or approvals are not required, it could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors, list in the U.S. and cause the value of our securities to significantly decline or become worthless. As of the date of this prospectus, we have not received any inquiry, notice, warning, or sanctions from PRC government authorities in connection with the Opinions.

On June 10, 2021, the SCNPC promulgated the PRC Data Security Law, which took effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data an information.

In early July 2021, regulatory authorities in China launched cybersecurity investigations with regard to several China-based companies that are listed in the United States. In July 2021, the Chinese cybersecurity regulator launched the investigation on three Internet platforms.

On July 30, 2021, the State Council promulgated the Regulations on the Protection of the Security of Critical Information Infrastructure, or the Regulations, which took effect on September 1, 2021. The Regulations supplement and specify the provisions on the security of critical information infrastructure as stated in the Cybersecurity Review Measures. The Regulations provide, among others, that protection department of certain industry or sector shall notify the operator of the critical information infrastructure in time after the identification of certain critical information infrastructure.

On August 20, 2021, the SCNPC promulgated the Personal Information Protection Law of the PRC, or the Personal Information Protection Law, which took effect in November 2021. As the first systematic and comprehensive law specifically for the protection of personal information in the PRC, the Personal Information Protection Law provides, among others, that (i) an individual’s consent shall be obtained to use sensitive personal information, such as biometric characteristics and individual location tracking, (ii) personal information operators using sensitive personal information shall notify individuals of the necessity of such use and impact on the individual’s rights, and (iii) where personal information operators reject an individual’s request to exercise his or her rights, the individual may file a lawsuit with a People’s Court.

On November 14, 2021, the CAC released the Regulations on the Network Data Security Management (Draft for Comments) (the “Data Security Management Regulations Draft”), to solicit public opinion and comments. Pursuant to the Data Security Management Regulations Draft, data processor holding more than one million users’ individual information shall be subject to cybersecurity review before listing abroad. Data processing activities refers to activities such as the collection, retention, use, processing, transmission, provision, disclosure, or deletion of data. According to the latest amended Cybersecurity Review Measures, which was promulgated on December 28, 2021 and became effective on February 15, 2022, and replaced the Cybersecurity Review Measures promulgated on April 13, 2020, online platform operator holding more than one million users’ individual information shall be subject to cybersecurity review before listing abroad. Since the Cybersecurity Review Measures is new, the implementation and interpretation thereof is not yet clear. As of the date of this prospectus, we have not been informed by any PRC governmental authority of any requirement that we file for approval for this offering.

Given that the above mentioned laws, regulations and policies were relatively new, and have not yet taken effect (as applicable), their interpretation, application and enforcement are subject to substantial uncertainties. Any actions by the PRC government to exert more oversight and control over offerings that are conducted overseas could materially and adversely hinder our ability to offer or continue to offer our securities, and cause the value of our securities to significantly decline or become worthless.

PRC laws and regulations governing our current business operations may be revised from time to time with respect to the PRC legal system. Such revision or changes in laws and regulations in China could have a material adverse effect on us.

There are substantial revisions from time to time regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations may be subject to future changes. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our current understanding of these laws and regulations. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

The PRC legal system is based on written statutes. Prior court decisions are encouraged to be used for reference but it remains unclear to what extent the prior court decisions may impact the current court ruling as the encouragement policy is new and there is limited judicial practice in this regard. We conduct our business primarily through our subsidiaries established in China.

Our PRC Entities are generally subject to laws and regulations applicable to foreign investment in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules may be revised from time to time, which may limit legal protections available to us. In addition, any new or changes in PRC laws and regulations related to foreign investment in China could affect the business environment and our ability to operate our business in China. Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements, etc. The Opinions and any related implementing rules to be enacted may subject us to compliance requirement in the future. In addition, some regulatory requirements issued by certain PRC government authorities may not be consistently applied by other government authorities (including local government authorities), thus making strict compliance with all regulatory requirements difficult. Such uncertainties, including any inability to enforce our contracts, together with any development or interpretation of PRC law that is adverse to us, could materially and adversely affect our business and operations. Such unpredictability towards our contractual, property, and procedural rights could adversely affect our business and impede our ability to continue our operations. We cannot predict the effect of future developments in the PRC legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us and other foreign investors, including you. In addition, there would be substantial costs and diversion of our resources and management attention in any litigation in China.

The PRC government has significant oversight and discretion over the conduct of our business and may intervene or influence our operations as the government deems appropriate to further regulatory, political and societal goals. The PRC government has recently published new policies that significantly affected certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations.

Furthermore, if China adopts more stringent standards with respect to certain areas such as corporate social responsibilities, we may incur increased compliance costs or become subject to additional restrictions in our operations. We cannot predict the effects of future developments in the PRC legal system on our business operations, including the promulgation of new laws, or changes to existing laws or the interpretation or enforcement thereof. These uncertainties could limit the legal protections available to us and our investors, including you.

Changes in China’s economic, political or social conditions or government policies, which could occur quickly, could have a material adverse effect on our business and operations.

Substantially all of our assets and operations are located in the PRC. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in the PRC generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, development, growth rate, control of foreign exchange, monetary and tax policies, allocation of resources, and regulation of the growth of the general or specific market and a host of other government policies such as those that encourage or restrict investment in certain industries by foreign investors. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in the PRC is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over the PRC’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in the PRC, in the policies of the PRC government or in the laws and regulations in the PRC, which may occur quickly, could have a material adverse effect on the overall economic growth of the PRC. Such developments could adversely affect our business and operating results, lead to a reduction in demand for our services and adversely affect our competitive position. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the PRC government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in the PRC, which may adversely affect our business and operating results. In addition, although these government involvements have been instrumental in China’s significant growth, if the PRC government’s current or future policies fail to help the Chinese economy achieve further growth, our growth rate or strategy, our results of operations could also be adversely affected as a result.

Non-compliance with labor-related laws and regulations of the PRC and increases in labor costs in the PRC may have an adverse impact on our financial condition and results of operation.

We have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and childbearing insurance to designated government agencies for the benefit of our employees. Pursuant to the PRC Labor Contract Law (the “Labor Contract Law”), that became effective in January 2008 and was last amended in December 2012 and its implementing rules that became effective in September 2008, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations. Furthermore, the Labor Contract Law sets forth additional restrictions and increases the costs involved with dismissing employees. In addition, for employees whose employment contracts include noncompetition terms, the Labor Contract Law requires us to pay monthly compensation after such employment is terminated, which will increase our operating expenses. We expect that our labor costs, including wages and employee benefits, will continue to increase. Companies operating in China are also required to withhold individual income tax on employees’ salaries based on the actual salary of each employee upon payment. We believe our current practice complies with the Labor Contract Law and its amendments. However, the relevant governmental authorities may take a different view and impose fines on us.

As the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that our employment practice does not and will not violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and be subject to orders by competent labor authorities for rectification, and failure to comply with the orders may further subject us to administrative fines. We may also be subject to late fees and fines in relation to the under-withheld individual income tax. In any of such events, our business, financial condition and results of operations could be materially and adversely affected.

There may be certain incompliance with PRC regulations in connection with some of our leased properties, which may cause disruption to our business and incur additional costs to our regular operations.

As of the date of this prospectus, the lessor of the leased property used by Zhongjinke Shenzhen (i.e. the location of the principal executive office and the plant of Zhongjinke Shenzhen) has not obtained the real estate title certificate and construction project planning permit for such leased property, and there may be risks that the lease agreement between Zhongjinke Shenzhen and the lessor might be deemed invalid and the lessor cannot continuously lease the property to Zhongjinke Shenzhen. Zhongjinke Shenzhen has proactively negotiated with the lessor to urge the lessor to obtain the real estate title certificate or construction project planning permit as soon as possible, but the lessor has not provided any certificate or permission as of the date of this prospectus. If Zhongjinke Shenzhen is unable to continue to occupy and use such property due to the above-mentioned issue, Zhongjinke Shenzhen may be forced to relocate. Although Zhongjinke Shenzhen has the option of relocating to one of the properties owned by the Company in a short term, such relocation may cause certain disruption to our business and incur some additional costs to our regular operations.

In addition, Zhongjinke Shenzhen subleased part of the leased property to Zhongjinke WFOE. The risk of invalidity of the lease agreement between Zhongjinke Shenzhen and the lessor, as discussed above, may cause the sublease agreement between Zhongjinke Shenzhen and Zhongjinke WFOE invalid. Furthermore, Zhongjinke Shenzhen subleased part of the leased property to Zhongjinke WFOE without obtaining written consent from the lessor in advance as required under the lease agreement between Zhongjinke Shenzhen and the lessor. Accordingly, pursuant to the lease agreement, there may be risks that the lessor may terminate the lease agreement, repossess the leased property, and forfeit the deposit. Due to the above risks, Zhongjinke Shenzhen and Zhongjinke WFOE may be forced to relocate. However, in terms of the potential disruption and costs, unlike Zhongjinke Shenzhen using the leased property as a factory, Zhongjinke WFOE is mainly using the leased property as administrative offices. If the sublease is deemed invalid and Zhongjinke WFOE is forced to relocate, such relocation may cause less disruption to Zhongjinke WFOE’s business than Zhongjinke Shenzhen.

Furthermore, the lessor of the leased property used by Zhongjinke Nanjing has not provided the real estate title certificate of the leased property or any written consent from the owner to the lease to Zhongjinke Nanjing as of the date of this prospectus. There may be risks that the lessor is not the owner of the leased property or the lessor is not the proper authorization person to lease the property to Zhongjinke Nanjing. If the owner of the leased property does not approve the lease, the lease agreement would be deemed invalid and Zhongjinke Nanjing may be forced to relocate. Such relocation of Zhongjinke Nanjing may cause certain disruption to our business and incur some additional costs to our regular operations. However, according to the Company, Zhongjinke Nanjing provides selling services for Zhongjinke Shenzhen and the leased property is simply used as an office as of the date of this prospectus. Hence, we believe that the possible relocation of Zhongjinke Nanjing may cause little disruption to our business.

If the PRC government were to impose new requirements for approval from the PRC authorities to issue our Ordinary Shares to foreign investors or list on a foreign exchange, such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

On February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Administrative Measures”) and supporting guidance (collectively, the “Filing Rules on Overseas Listings”), which came into effect on March 31, 2023. The Filing Rules on Overseas Listings, among other things, stipulate that, after making relevant applications with overseas stock markets for initial public offerings or listings, all China-based companies shall file with the CSRC within three working days. Where a China-based company submits its application for initial public offering and listing overseas by secret or non-public means, it may submit explanations at the time of filing with CSRC, apply for postponing the disclosure of the information, and shall report to the CSRC within three working days after the application for offering and listing are submitted public overseas. After completing overseas offering and listing, China-based companies shall report to CSRC in accordance with the guidance.

Furthermore, on February 24, 2023, the CSRC, together with the Ministry of Finance, the National Administration of State Secrets Protection Bureau and the National Archives Administration issued the Archives Rules, which also came into effect on March 31, 2023. The Archives Rules expand their application to cover indirect overseas offering and listing, stipulating that a domestic company which plans to publicly disclose any documents and materials containing state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level.

We were advised by our PRC counsel, Global Law Office, that under existing PRC laws, while we and our PRC Entities are not required to pass cybersecurity review of the CAC, Zhongjinke Shenzhen, as a China-based company indirectly offering or listing overseas, shall comply with the Filing Rules on Overseas Listings and go through the filing procedures with the CSRC before the overseas offering and listing. On October 7, 2023, we submitted a filing with the CSRC in connection with this offering, which was within three working days after submitting the filing application for listing overseas, and the CSRC published the notification on our completion of the required filing procedures on January 22, 2024. We believe that except as otherwise disclosed in this prospectus, we or our PRC Subsidiaries are not required to obtain permission from any PRC authorities to issue our Ordinary Shares to foreign investors. However, given the current PRC regulatory environment, it is uncertain when and whether we or our PRC Subsidiaries, except for the filling procedures with the CSRC and reporting of relevant information according to the Filing Rules on Overseas Listings, will be required to obtain other permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. If it is determined in the future that more approval of the CSRC, the CAC or any other regulatory authority is required for this offering, we may face sanctions by the CSRC, the CAC or other PRC regulatory agencies if we fail to obtain or maintain such approval. These regulatory agencies may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operations in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of our securities. The CSRC, the CAC, or other PRC regulatory agencies also may require us, or make it advisable for us, to halt this offering before settlement and delivery of our Ordinary Shares. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC, the CAC or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the trading price of our securities.

The transfer of funds, dividends and other distributions between us and our entities is subject to restriction.

As a holding company, we may rely on transfer of funds, dividends and other distributions on equity paid by our PRC Entities for our cash and financing requirements. If any of our PRC Entities incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us.

As of the date of this prospectus, PSM-ZJK has made dividends or distributions of US$884,867 to Zhongjinke Shenzhen in 2022, and US$309,007 of dividends or distributions have been made to the investors by Zhongjinke Shenzhen in 2021. In the future, cash proceeds raised from overseas financing activities, including this offering, will be transferred by us to our subsidiaries via capital contributions or shareholder loans, as the case may be. Such cash proceeds will be transferred by Zhongjinke to Zhongjinke BVI, then transferred to Zhongjinke HK, then transferred to Zhongjinke WFOE and/or Galaxy Exploration, and then to our PRC Entities, via capital contribution or shareholder loans, as the case may be.

We intend to keep any future earnings to re-invest in and finance the expansion of the business of the PRC Operating Entities, and we do not anticipate that any cash dividends will be paid in the foreseeable future to the U.S. investors immediately following the consummation of this offering. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of profits of the company or its share premium account or a combination of both, provided that in no circumstances may a dividend be paid if, following the date on which the dividend is proposed to be paid, the company would be unable to pay its debts as they fall due in the ordinary course of business. Certain payments from us or the BVI or Hong Kong subsidiaries to the PRC Entities are subject to PRC taxes, including value added tax (“VAT”). To the extent any funds or assets in the business is in the PRC or a PRC entity, the funds or assets may not be available to fund operations or for other use outside of the PRC, except as otherwise approved by competent PRC government authorities to be used to make overseas investment or lend to overseas affiliates, due to the controls imposed by PRC governments which may limit our ability to transfer funds, pay dividends or make distribution to Zhongjinke. The PRC government imposes control on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. In addition, the PRC Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Based on the Hong Kong laws and regulations, as at the date of this prospectus, there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except transfer of funds involving money laundering and criminal activities.

In addition, to address persistent capital outflows and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the PBOC and the SAFE have implemented a series of capital control measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls and our PRC Entities’ dividends and other distributions may be subject to tightened scrutiny in the future.

Foreign currency exchange regulation in the PRC is primarily governed by Foreign Exchange Administration Regulations, most recently revised by the State Council on August 5, 2008, Notice on Further Simplifying and Improving Policies of Foreign Exchange Administration on Direct Investment issued by SAFE on February 13, 2015 and most recently amended on December 30, 2019, and the Provisions on the Administration of Settlement, Sale and Payment of Foreign Exchange promulgated by the PBOC on June 20, 1996. Currently, RMB is convertible for current account items, including the distribution of dividends, interest payments, trade and service related foreign exchange transactions. Renminbi is generally freely convertible for payments of current account items, such as trade and service-related foreign exchange transactions, interest and dividend payments, but not freely convertible for capital account items, such as direct investment, loan or investment in securities outside China, unless prior approval of the SAFE or its local office has been obtained. Capital investments by foreign enterprises are also subject to the regulations of the National Development and Reform Commission of China (the “NDRC”), the MOFCOM and the SAFE.

Therefore, Zhongjinke and its subsidiaries may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if the PRC Entities incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments.

To the extent any funds or assets in the business is in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong.

To the extent funds are generated in our PRC Operating Entities, and may need to be used to fund operations outside of mainland China, such funds may not be available due to limitations placed by the PRC government. Furthermore, to the extent assets (other than cash) in our business are located in mainland China or held by a mainland China entity, the assets may not be available to fund operations or for other use outside of mainland China due to compliance requirement on the ability of us and our subsidiaries to transfer assets by the PRC government. If certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future were to become applicable to our Hong Kong subsidiary in the future, and to the extent cash is generated in our Hong Kong subsidiary, and to the extent assets (other than cash) in our business are located in Hong Kong or held by a Hong Kong entity and may need to be used to fund operations outside of Hong Kong, such funds or assets may not be available due to compliance requirement on the ability of us and our subsidiaries to transfer funds or assets by the PRC government. Furthermore, there can be no assurance that there would be no restrictions or limitations on our ability to transfer or distribute cash, which could result in an inability or prohibition on making transfers or distributions to entities outside of mainland China and Hong Kong and adversely affect our business.

We must remit the offering proceeds to our PRC Operating Entities before they may be used to benefit our business in China, the process of which may be time-consuming, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner.

The proceeds of this offering may be sent back to the PRC, and the process for sending such proceeds back to the PRC may be time-consuming after the closing of this offering. We may be unable to use these proceeds to grow our business until our PRC Entities receive such proceeds in the PRC. Any transfer of funds by us to our PRC Entities, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration or filing with relevant governmental authorities in China. Any foreign loans procured by our PRC Entities is required to be registered with China’s SAFE in its local branches and satisfy relevant requirements, and our PRC Entities may not procure loans which exceed the difference between its respective total project investment amount and registered capital or two times (which may be varied year by year due to the change of PRC’s national macro-control policy) of the net worth of our PRC Entities. According to the relevant PRC regulations on foreign-invested enterprises in China, capital contributions to our PRC Entities are subject to the registration with SAMR in its local branches, report submission to the MOFCOM in its local branches and registration with a local bank authorized by SAFE.

To remit the proceeds of the offering, we must take the steps legally required under the PRC laws, for example, we will open a special foreign exchange account for capital account transactions, remit the offering proceeds into such special foreign exchange account and apply for settlement of the foreign exchange. The timing of the process is difficult to estimate because the efficiencies of different SAFE branches can vary materially.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC Entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC Entities or with respect to future capital contributions by us to our PRC Entities. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity, our ability to fund and expand our business and the value of our Ordinary Shares.

PRC regulation of loans and direct investment by offshore holding companies to PRC Entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC Entities, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China through our subsidiaries established in China and Hong Kong. We may make loans to our PRC Entities subject to the approval from governmental authorities and limitation of amount, or we may make additional capital contributions to our wholly foreign-owned subsidiaries in China.

Any loans to our wholly foreign-owned subsidiaries in China, which are treated as foreign-invested enterprises under PRC law, are subject to PRC regulations and foreign exchange loan registrations. For example, loans by us to our wholly foreign-owned subsidiaries in China to finance their activities must be registered with the local counterpart of SAFE. In addition, a foreign invested enterprise shall use its capital pursuant to the principle of authenticity and self-use within its business scope. The capital of a foreign invested enterprise shall not be used for the following purposes: (i) directly or indirectly used for payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities or investments other than banks’ principal-secured products unless otherwise provided by relevant laws and regulations; (iii) the granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) paying the expenses related to the purchase of real estate that is not for self-use (except for the foreign-invested real estate enterprises).

SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises (“SAFE Circular 19”), effective June 2015, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses. According to SAFE Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of banks loans that have been transferred to a third party. Although SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within China, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account (“SAFE Circular 16”), effective on June 9, 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of SAFE Circular 19 and SAFE Circular 16 could result in administrative penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from this offering, to our PRC Entities, which may adversely affect our liquidity and our ability to fund and expand our business in China. On October 23, 2019, the SAFE promulgated the Notice of the State Administration of Foreign Exchange on Further Promoting the Convenience of Cross-border Trade and Investment, or the SAFE Circular 28, which, among other things, allows all foreign-invested companies to use Renminbi converted from foreign currency-denominated capital for equity investments in China, as long as the equity investment is genuine, does not violate applicable laws, and complies with the negative list on foreign investment. However, since the SAFE Circular 28 is newly promulgated, it is unclear how SAFE and competent banks will carry this out in practice.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC Entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to our PRC Entities or future capital contributions by us to our wholly foreign-owned subsidiaries in China. As a result, uncertainties exist as to our ability to provide prompt financial support to our PRC Entities when needed. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the price of our Ordinary Shares.

Our revenues and expenditures are denominated in RMB, whereas our reporting currency is the USD. As a result, fluctuations in the exchange rate between the USD and RMB will affect the relative purchasing power, in RMB terms, of our USD assets and the proceeds from our initial public offering. Our reporting currency is the USD, while the functional currency for our PRC Entities is RMB. Gains and losses from the re-measurement of assets and liabilities receivable or payable in RMB are included in our consolidated statements of operations. The re-measurement has caused the USD value of our results of operations to vary with exchange rate fluctuations, and the USD value of our results of operations will continue to vary with exchange rate fluctuations. A fluctuation in the value of RMB relative to the USD could reduce our profits from operations and the translated value of our net assets when reported in USD in our financial statements. This change in value could negatively impact our business, financial condition, or results of operations as reported in USD. In the event that we decide to convert our RMB into USD to make payments for dividends on our Ordinary Shares or for other business purposes, appreciation of the USD against the RMB will harm the USD amount available to us. In addition, fluctuations in currencies relative to the periods in which the earnings are generated may make it more difficult to perform period-to-period comparisons of our reported results of operations.

The value of the RMB against the USD and other currencies is affected by, among other things, changes in China’s political and economic conditions and China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decades-old policy of pegging the value of the RMB to the USD, and the RMB appreciated more than 20% against the USD over the following three years. However, the PBOC regularly intervenes in the foreign exchange market to limit fluctuations in RMB exchange rates and achieve policy goals. Between July 2008 and June 2010, the exchange rate between the RMB and the USD had been stable and traded within a narrow range. Since June 2010, the RMB has fluctuated against the USD, at times significantly and unpredictably. Since October 1, 2016, Renminbi has joined the International Monetary Fund (“IMF”)’s basket of currencies that make up the Special Drawing Right (“SDR”) and includes the USD, the Euro, the Japanese yen, and the British pound. In the fourth quarter of 2016, the RMB depreciated significantly in the backdrop of a surging USD and persistent capital outflows of China. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may announce further changes to the exchange rate system. We cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the USD in the future. It is difficult to predict how market forces or the PRC or U.S. government policy may impact the exchange rate between the Renminbi and the USD in the future.

There remains significant international pressure on the PRC government to adopt a flexible currency policy. Any significant appreciation or depreciation of the RMB may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, our Ordinary Shares in USD. For example, to the extent that we need to convert USD we receive from our initial public offering into RMB to pay our operating expenses, appreciation of the RMB against the USD would adversely affect the RMB amount we would receive from the conversion. Conversely, a significant depreciation of the RMB against the USD may significantly reduce the USD equivalent of our earnings, which in turn could adversely affect the price of our Ordinary Shares.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited. We may not be able to hedge our exposure adequately. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on the price of our Ordinary Shares.

There are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities.

We conduct substantially all of our business operations in China, and a majority of our directors and senior management are based in mainland China and Hong Kong. The SEC, U.S. Department of Justice and other authorities often have substantial difficulties in bringing and enforcing actions against non-U.S. companies and non-U.S. persons, including company directors and officers, in certain emerging markets, including China. Additionally, our public shareholders may have limited rights and few practical remedies in emerging markets where we operate. While shareholder claims are common in the United States, including class action securities law and fraud claims, it is generally difficult for shareholders to pursue as a matter of law or practicality in many emerging markets, including China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, the regulatory cooperation with the securities regulatory authorities in the Unities States has not been efficient in the absence of a mutual and practical cooperation mechanism. According to Article 177 of the PRC Securities Law which became effective in March 2020, no foreign securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without the consent of the competent PRC securities regulators and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to foreign securities regulators.

As a result, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

With the promulgation of the new filing-based administrative rules for overseas offering and listing by domestic companies in China, or if the PRC government were to impose new requirements for approval from the PRC authorities to issue our Ordinary Shares to foreign investors or list on a foreign exchange, failure to comply with the relevant requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

On February 17, 2023, the CSRC promulgated the Filing Rules on Overseas Listings, which became effective on March 31, 2023. According to the Filing Rules on Overseas Listings, among other requirements, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfil the filing procedures with the CSRC; if a domestic company fails to complete the filing procedure, such domestic company may be subject to administrative penalties; (2) if the issuer meets both of the following conditions, the overseas offering and listing shall be determined as an indirect overseas offering and listing by a domestic company: (i) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; (ii) its major operational activities are carried out in China or its main places of business are located in China, or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China; and (3) where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and such filings shall be submitted to the CSRC within three business days after the submission of the overseas offering and listing application.

Furthermore, on February 24, 2023, the CSRC, together with the Ministry of Finance, the National Administration of State Secrets Protection Bureau and the National Archives Administration issued the Archives Rules, which also came into effect on March 31, 2023. The Archives Rules will expand their application to cover indirect overseas offering and listing, stipulating that a domestic company which plans to publicly disclose any documents and materials containing state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level.

As the Filing Rules on Overseas Listings and the Archives Rules are relatively new, there are substantial uncertainties as to the implementation and interpretation, and how they will affect this offering and future financing. We are required to submit to the CRSC and complete the filing procedures in connection with this offering and listing. On October 7, 2023, we submitted a filing with the CSRC in connection with this offering, which was within three working days after submitting the filing application for listing overseas, and the CSRC published the notification on our completion of the required filing procedures on January 22, 2024. In addition, we are required to report the offering and listing status to the CSRC within 15 business days from our completion of this offering. If we fail to complete this offering within 12 months from the issuance date of the notification, and the offering is still under progress, we are required to update the filing materials and documents with the CSRC, which may take us additional time to comply with the filing requirements. We may also be required to file with the CSRC in connection with any of our future offering and listing in an overseas market, including follow-on offerings, issuance of convertible bonds, offshore relisting after going-private transactions, another equivalent offering activities. We cannot assure you that we will be able to complete such filings in a timely manner, or even at all. Any failure by us to comply with such filing requirements under the Filing Rules on Overseas Listings, the Archives Rules may result in an order to rectify, warnings and fines against us and could materially hinder our ability to offer or to continue to offer our securities.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions against us in China, Hong Kong, or other foreign jurisdictions, and the ability of U.S. authorities to bring actions in foreign jurisdictions may also be limited.

We conduct substantially all of our operations in China, and substantially all of our assets are located in China. In addition, our current officers reside within China and are PRC nationals. As a result, it may be difficult for our shareholders to effect service of process upon us or those persons inside the PRC. In addition, the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in the PRC of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult.

We may rely on dividends and other distributions on equity paid by our PRC Entities to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC Entities to make payments to us could have a material and adverse effect on our ability to conduct our business.

We rely principally on dividends and other distributions on equity from our PRC Entities for our cash requirements, including for services of any debt we may incur.

Our PRC Entities’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC Entities to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC Entities, as a Foreign Invested Enterprise (“FIE”), is required to draw 10% of its after-tax profits each year, if any, to fund a common reserve, which may stop drawing its after-tax profits if the aggregate balance of the common reserve has already accounted for over 50 percent of its registered capital. These reserves are not distributable as cash dividends. If our PRC Entities incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any limitation on the ability of our PRC Entities to distribute dividends or other payments to their respective shareholders could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends or otherwise fund and conduct our business.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated.

PRC regulation of loans to and direct investment in PRC Entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC Entities, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Any funds we transfer to our PRC Entities, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on foreign-invested enterprises (“FIEs”) in China, capital contributions to our PRC Entities are subject to the approval of or filing with the MOFCOM or its local branches and registration with a local bank authorized by the SAFE. In addition, (i) a foreign loan of less than one year duration procured by our PRC Entities is required to be registered with SAFE or its local branches and (ii) a foreign loan of one year duration or more procured by our PRC Entities is required to be applied to the NDRC in advance for undergoing recordation registration formalities. Any medium or long-term loan to be provided by us to our PRC Operating Entities, must be registered with the NDRC and the SAFE or its local branches. We may not be able to complete such registrations on a timely basis, with respect to future capital contributions or foreign loans by us to our PRC Entities If we fail to complete such registrations, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

On March 30, 2015, the SAFE promulgated the SAFE Circular 19, which took effect as of June 1, 2015. SAFE Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capitals of FIEs and allows FIEs to settle their foreign exchange capital at their discretion, but continues to prohibit FIEs from using the Renminbi fund converted from their foreign exchange capital for expenditure beyond their business scopes, providing entrusted loans or repaying loans between nonfinancial enterprises. The SAFE issued the SAFE Circular 16, effective in June 2016. Pursuant to SAFE Circular 16, enterprises registered in China may also convert their foreign debts from foreign currency to Renminbi on a self-discretionary basis. SAFE Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on a self-discretionary basis which applies to all enterprises registered in China. SAFE Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC laws or regulations, while such converted Renminbi shall not be provided as loans to its non-affiliated entities. As this circular is relatively new, there remains uncertainty as to its interpretation and application and any other future foreign exchange related rules. Violations of these Circulars could result in severe monetary or other penalties. SAFE Circular 19 and SAFE Circular 16 may make compliance requirements for us to use Renminbi converted from the net proceeds of this offering to fund our PRC Operating Entities, to invest in or acquire any other PRC companies through our PRC Entities, which may adversely affect our business, financial condition and results of operations.

Governmental control of currency conversion may limit our ability to use our revenues effectively, the ability of our PRC Subsidiaries to obtain financing and affect the value of your investment.

The PRC government imposes control on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive a majority of our revenues in Renminbi, which currently is not a freely convertible currency. Restrictions on currency conversion imposed by the PRC government may limit our ability to use revenues generated in Renminbi to fund our expenditures denominated in foreign currencies or our business activities outside China. Under China’s existing foreign exchange regulations, Renminbi may be freely converted into foreign currency for payments relating to current account transactions, which include among other things dividend payments and payments for the import of goods and services, by complying with certain procedural requirements. Our PRC Subsidiaries are able to pay dividends in foreign currencies to us without prior approval from SAFE, by complying with certain procedural requirements. Our PRC Subsidiaries may also retain foreign currency in their respective current account bank accounts for use in payment of international current account transactions. However, we cannot assure you that the PRC government will not at its discretion take measures in the future to restrict access to foreign currencies for current account transactions.

Conversion of Renminbi into foreign currencies, and of foreign currencies into Renminbi, for payments relating to capital account transactions, which principally includes investments and loans, generally requires the approval of SAFE and other relevant PRC governmental authorities. Restrictions on the convertibility of the Renminbi for capital account transactions could affect the ability of our PRC Subsidiaries to make investments overseas or to obtain foreign currency through debt or equity financing, including by means of loans or capital contributions from us. We cannot assure you that the registration process will not delay or prevent our conversion of Renminbi, therefore, to the extent funds in the business is in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds may not be available to fund operations or for other use outside of mainland China or Hong Kong due to compliance requirement on the ability of us or our PRC Subsidiaries by the PRC government to transfer funds. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of the Ordinary Shares.

Although the audit report included in this prospectus was issued by U.S. auditors who are currently regularly inspected by the PCAOB, if it is later determined that the PCAOB is unable to inspect or investigate our auditor completely, investors would be deprived of the benefits of such inspection and our Ordinary Shares may be delisted or prohibited from trading.

The audit report included in this prospectus was issued by TPS Thayer, LLC, a U.S.-based accounting firm that is registered with the PCAOB and can be inspected by the PCAOB. We have no intention of dismissing TPS Thayer, LLC in the future or of engaging any auditor not based in the U.S. and not subject to regular inspection by the PCAOB. As an auditor of companies that are registered with the SEC and publicly traded in the United States and a firm registered with the PCAOB, our auditor is required under the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. If we were to engage a different auditor in the future, we would engage an auditor that is U.S.-based and subject to full PCAOB inspection with all materials related to the audit of our financial statements accessible to the PCAOB. There is no guarantee, however, that any future auditor engaged by the Company would remain subject to full PCAOB inspection during the entire term of our engagement. In such case, we will engage a new qualified and fully inspected auditor, which may result in us delaying or restating our financial statements.

If it is later determined that the PCAOB is unable to inspect or investigate our auditor completely, investors may be deprived of the benefits of such inspection. Any audit reports not issued by auditors that are completely inspected by the PCAOB, or a lack of PCAOB inspections of audit work undertaken in China that prevents the PCAOB from regularly evaluating our auditors’ audits and their quality control procedures, could result in a lack of assurance that our financial statements and disclosures are adequate and accurate.

As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular mainland China’s, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress which, if passed, would require the SEC to maintain a list of issuers for which PCAOB is not able to inspect or investigate the audit work performed by a foreign public accounting firm completely. The proposed Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (“EQUITABLE”) Act prescribes increased disclosure requirements for these issuers and, beginning in 2025, the delisting from U.S. national securities exchanges such as the Nasdaq of issuers included on the SEC’s list for three consecutive years. It is unclear if this proposed legislation will be enacted. Furthermore, there have been recent deliberations within the U.S. government regarding potentially limiting or restricting China-based companies from accessing U.S. capital markets. On May 20, 2020, the U.S. Senate passed the HFCA Act, which includes requirements for the SEC to identify issuers whose audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely because of a restriction imposed by a non-U.S. authority in the auditor’s local jurisdiction. The U.S. House of Representatives passed the HFCA Act on December 2, 2020, and the HFCA Act was signed into law on December 18, 2020. Additionally, in July 2020, the U.S. President’s Working Group on Financial Markets issued recommendations for actions that can be taken by the executive branch, the SEC, the PCAOB or other federal agencies and department with respect to Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the United States. In response, on November 23, 2020, the SEC issued guidance highlighting certain risks (and their implications to U.S. investors) associated with investments in China-based issuers and summarizing enhanced disclosures the SEC recommends China-based issuers make regarding such risks. On December 2, 2021, the SEC adopted final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. We will be required to comply with these rules if the SEC identifies us as having a “non-inspection” year (as defined in the interim final rules) under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above. Under the HFCA Act, our securities may be prohibited from trading on the Nasdaq or other U.S. stock exchanges if our auditor is not inspected by the PCAOB for three consecutive years, and this ultimately could result in our Ordinary Shares being delisted. Furthermore, on June 22, 2021, the U.S. Senate passed the AHFCAA, which amended the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the Board is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the People’s Republic of China, because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong.

Should the PCAOB be unable to fully conduct inspection of our auditor’s work papers in China, it will make it difficult to evaluate the effectiveness of our auditor’s audit procedures or equity control procedures. Investors may consequently lose confidence in our reported financial information and procedures or quality of the financial statements, which would adversely affect us and out securities.

Recent joint statement by the SEC and the PCAOB, proposed rule changes submitted by Nasdaq, and an act passed by the US Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the CSRC, and the PRC MOF, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB, the CSRC or the PRC MOF in the United States and the PRC, respectively. The PCAOB continues to be in discussions with the CSRC, and the PRC MOF to permit joint inspections in the PRC of audit firms that are registered with PCAOB and audit Chinese companies that trade on U.S. exchanges.

On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. The joint statement reflects a heightened interest in an issue that has vexed U.S. regulators in recent years. On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On June 4, 2020, the U.S. President issued a memorandum ordering the President’s Working Group on Financial Markets, or the PWG, to submit a report to the President within 60 days of the memorandum that includes recommendations for actions that can be taken by the executive branch and by the SEC or PCAOB on Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the U.S.

On August 6, 2020, the PWG released a report recommending that the SEC take steps to implement the five recommendations outlined in the report. In particular, to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate, or NCJs, the PWG recommends enhanced listing standards on U.S. stock exchanges. This would require, as a condition to initial and continued exchange listing, PCAOB access to work papers of the principal audit firm for the audit of the listed company. Companies unable to satisfy this standard as a result of governmental restrictions on access to audit work papers and practices in NCJs may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines it has sufficient access to audit work papers and practices to conduct an appropriate inspection of the co-audit firm. There is currently no legal process under which such a co-audit may be performed in China. The report permits the new listing standards to provide for a transition period until January 1, 2022 for listed companies, but would apply immediately to new listings once the necessary rulemakings and/or standard-setting are effective. The measures in the PWG Report are presumably subject to the standard SEC rulemaking process before becoming effective. On August 10, 2020, the SEC announced that SEC Chairman had directed the SEC staff to prepare proposals in response to the PWG Report, and that the SEC was soliciting public comments and information with respect to these proposals. After we are listed on the Nasdaq Capital Market, if we fail to meet the new listing standards before the deadline specified thereunder due to factors beyond our control, we could face possible de-listing from the Nasdaq Capital Market, deregistration from the SEC and/or other risks, which may materially and adversely affect, or effectively terminate, our Ordinary Shares trading in the United States.

On March 24, 2021, the SEC announced that it had adopted interim final amendments to implement congressionally mandated submission and disclosure requirements of the Act. The interim final amendments will apply to registrants that the SEC identifies as having filed an annual report on Forms 10-K, 20-F, 40-F or N-CSR with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction. The SEC will implement a process for identifying such a registrant and any such identified registrant will be required to submit documentation to the SEC establishing that it is not owned or controlled by a governmental entity in that foreign jurisdiction, and will also require disclosure in the registrant’s annual report regarding the audit arrangements of, and governmental influence on, such a registrant.

Furthermore, the HFCA Act, which requires that the PCAOB be permitted to inspect the issuer’s public accounting firm within three years, may result in the delisting of our Company in the future if the PCAOB is unable to inspect our accounting firm at such future time.

In addition, on June 22, 2021, the U.S. Senate passed the AHFCAA, which amended the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years.

On November 5, 2021, the SEC approved the PCAOB’s Rule 6100, Board Determinations Under the HFCA Act. Rule 6100 provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether it is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China, and (2) Hong Kong. The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in our shares to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

On August 26, 2022, the Statement of Protocol was signed by the PCAOB, the CSRC and the Ministry of Finance of the PRC governing inspections and investigations of audit firms based in mainland China and Hong Kong. The Statement of Protocol is subject to further explanation and implementation. The PCAOB will be required to assess whether it is able to inspect and investigate completely registered public accounting firms headquartered in mainland China and Hong Kong by the end of 2022. On December 15, 2022, the PCAOB board announced that it has completed the inspections, determined that it had complete access to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, and voted to vacate the Determination Report.

Our auditor, TPS Thayer, LLC, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. TPS Thayer, LLC is headquartered in Sugar Land, Texas, and has been inspected by the PCAOB on a regular basis. Notwithstanding the forgoing, in the event that, in the future, either there is any regulatory change or step taken by PRC regulators that does not permit TPS Thayer, LLC to provide audit documentations located in mainland China or Hong Kong to the PCAOB for inspection or investigation, or the PCAOB re-evaluates its determination as a result of any obstruction with the implementation of the Statement of Protocol in the future, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including “over-the-counter” trading, may be prohibited, under the HFCA Act. The recent developments add uncertainties to our offering and we cannot assure you whether the national securities exchange we apply to for listing or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach, or experience as it relates to our audit.

Certain PRC regulations may make it more difficult for us to pursue growth through acquisitions.

Among other things, the M&A Rules and Anti-Monopoly Law of the People’s Republic of China promulgated by the SCNPC which became effective in 2008 (“Anti-Monopoly Law”), established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulation requires, among other things, that the SAMR be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions of the State Council on the Standard for Declaration of Concentration of Business Operators, issued by the State Council in 2008, are triggered. Moreover, the Anti-Monopoly Law requires that transactions which involve the national security, the examination on the national security shall also be conducted according to the relevant provisions of the State. In addition, PRC Measures for the Security Review of Foreign Investment which became effective in January 2021 require acquisitions by foreign investors of PRC companies engaged in military-related or certain other industries that are crucial to national security be subject to security review before consummation of any such acquisition. We may pursue potential strategic acquisitions that are complementary to our business and operations.

Complying with the requirements of these regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from the MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC Entities to liability or penalties, limit our ability to inject capital into our PRC Entities, limit our PRC Entities’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles (“SAFE Circular 37”) to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents’ Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles (“SAFE Circular 75”), which ceased to be effective upon the promulgation of SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future.

Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct or indirect investments in offshore SPVs, will be required to register such investments with SAFE or its local branches. In addition, any PRC resident who is a direct or indirect shareholder of an SPV is required to update its filed registration with the local branch of SAFE with respect to that SPV, to reflect any material change. Moreover, any subsidiary of such SPV in China is required to urge the PRC resident shareholders to update their registration with the local branch of SAFE. If any PRC shareholder of such SPV fails to make the required registration or to update the previously filed registration, the subsidiary of such SPV in China may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to the SPV, and the SPV may also be prohibited from making additional capital contributions into its subsidiary in China. On February 13, 2015, the SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, which became effective on June 1, 2015. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE.

Our ultimate shareholders, namely Ning Ding, Kai Huang, Chaoyong Xu, Huiming Liu, Kai Ding, Jieke Zhu, Dongxin Zhou, that we are aware of are subject to SAFE regulations, have completed all necessary initial registrations with the local SAFE branch or qualified banks as required by SAFE Circular 37. We cannot assure you, however, that all of these shareholders may continue to make required filings or updates in a timely manner, or at all. We can provide no assurance that we are or will in the future continue to be informed of identities of all PRC residents holding direct or indirect interest in our company. Any failure or inability by such shareholders to comply with SAFE regulations may subject us to fines or legal sanctions, such as restrictions on our cross-border investment activities or our PRC Subsidiaries’ ability to distribute dividends to, or obtain foreign exchange-denominated loans from, our company or prevent us from making distributions or paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

Furthermore, as these foreign exchange regulations and their interpretation and implementation have been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

Our PRC Subsidiaries fail to comply with social insurance and housing provident fund related laws and regulations, which may negatively affect our business by the potential obligations.

Our PRC Subsidiaries are required by PRC labor-related laws and regulations to pay various statutory employee benefits, including pensions insurance, medical insurance, work-related injury insurance, unemployment insurance, maternity insurance and housing provident fund, to designated government agencies for the benefit of their employees and associates.

In accordance with the Law of Social Insurance of the PRC which took effect on July 1, 2011 and was last amended on December 29, 2018, and the Regulations on Management of Housing Provident Fund which took effect on April 3, 1999 and was last amended on March 24, 2019, employers are required to apply for social insurance registration and housing provident fund deposit registration within thirty (30) days of the companies’ establishment and to make full payments of the basic medical insurance basic retirement insurance, insurance for work-related injury, unemployment insurance, maternity insurance and housing provident fund for all their employees.

If the employer fails to comply with such regulatory requirements, the social insurance administration authority shall order it to make rectification within a prescribed time limit. If rectification is not made within the prescribed time limit, the employer will be imposed with fines.

Our PRC Subsidiaries have completed the social insurance registration and housing provident fund deposit registration but failed to make contributions in full on the social insurance fund and housing provident fund for all their employees as required by the relevant PRC laws and regulations.

Although none of our PRC Subsidiaries has received any order or notice from the local authorities nor any claims or complaints from their existing and former employees regarding their non-compliance of PRC labor-related laws and regulations for the years ended December 31, 2023 and 2022, we cannot rule out the possibility that the competent PRC labor authorities may order our PRC Subsidiaries to rectify the non-compliance and pay the required contributions within a stipulated deadline and our PRC Subsidiaries may be subject to a late fee of up to 0.05% per day. If our PRC Subsidiaries still fail to rectify, our PRC Subsidiaries may be subject to a fine ranging from one to three times of the amount overdue, which could materially and adversely affect our business, financial condition and results of operations.

Our business may be materially and adversely affected due to non-compliance of work safety rules.

Pursuant to the Measures for Supervision and Administration over the “Three-Simultaneities” of Safety Facilities of Construction Projects promulgated by the former State Administration of Work Safety of the PRC on April 2, 2015 and came into effect on May 1, 2015, the enterprises engaged in construction and business operation of projects shall (1) ensure safety facilities of the construction projects be designed, constructed and put to use or into operation simultaneously with the main part of the construction project, (2) produce written reports on the analysis of the conditions and facilities of the production safety, which shall be kept on file for further inspection by competent administrative departments; (3) produce written reports on the review and verification of the safety facilities’ designs, which shall be kept on file for further inspection by competent administrative departments; (4) produce written reports on the acceptance test of the safety facilities, which shall be kept on file for further inspection by competent administrative departments. The relevant government agencies may examine whether enterprises engaged in construction and business operation of projects in mainland China have complied with the work safety requirements stated above, and may impose fines and order enterprises to rectify.

One of our PRC Subsidiaries, Zhongjinke Shenzhen does not produce or archive reports on pre-assessment, design and acceptance test of work safety facilities as required, but it has obtained a certification issued by local competent administrative department, which stated that Zhongjinke Shenzhen has never been imposed administrative penalty for violating the relevant regulations on work safety from January 1, 2020 to May 15, 2023. Our other PRC subsidiary, Zhongke Components has produced reports on pre-assessment and design of work safety facilities. Zhongke Components has produced written reports on the analysis of the conditions and facilities of the production safety and on the review and verification of the safety facilities’ designs, however, it has not yet produced report on acceptance test of work safety facilities as of the date of this prospectus.

Therefore, our PRC Subsidiaries, Zhongjinke Shenzhen and Zhongke Components may be ordered to rectify within a limited period of time and be imposed fines from RMB 5,000 to RMB 30,000 respectively, due to non-compliance of work safety rules.

Although to the best of our knowledge none of our PRC Subsidiaries has received any order or notice from the local authorities in this regard that could have a material effect on the operations of the Company if not yet resolved as of the date of this prospectus, we cannot assure you that they will not be subject to any order to rectify, fines and/or other penalties, nor can we assure you that there is no, or will not be any, employee complaint regarding work-related injury liability or compensation. In addition, our PRC Subsidiaries may incur additional costs to comply with such laws and regulations by the government authorities. These possible legal consequences regarding the work safety, including but not limited to any warnings, fines, penalties, orders, complaints, or compensations, could negatively affect our business, financial condition, and results of operations.

Our business may be materially and adversely affected due to non-compliance of occupational disease prevention rules.

Pursuant to the Measures for Supervision and Administration over the “Three-Simultaneities” of Occupational Disease Prevention of Construction Projects promulgated by the former State Administration of Work Safety of the PRC on March 9, 2017 and came into effect on May 1, 2017, the enterprises engaged in construction of projects shall (1) ensure the occupational disease prevention facilities of the construction projects be designed, constructed and put to use or into operation simultaneously with the main part of the construction project, (2) produce pre-assessment reports on the occupational disease prevention, which shall be kept on file for further inspection by competent administrative departments; (3) produce written reports on the review and verification of the occupational disease prevention facilities’ designs, which shall be kept on file for further inspection by competent administrative departments; (4) produce the written reports on the acceptance test of the occupational disease prevention facilities, which shall be kept on file for further inspection by competent administrative departments.

The relevant government agencies may examine whether enterprises engaged in construction and business operation of projects in mainland China have complied with the occupational disease prevention requirements stated above, and may warn, order the enterprise to rectify within a limited period of time, impose fines from RMB 100,000 to RMB 500,000, and/or other penalties, if the rectification is not completed as required. Furthermore, the relevant government agencies may order enterprises to halt production or close down if any severe non-compliance is found.

Our PRC Subsidiaries, Zhongjinke Shenzhen and Zhongke Components do not produce or archive reports on pre-assessment, design, and acceptance test of occupational disease prevention facilities as required by relevant PRC laws and regulations. As of the date of this prospectus, Zhongjinke Shenzhen has appointed a third party to review its current conditions of occupational health, which is certified to test and evaluate the occupational health by Health Commission of Guangdong Province. The third party has produced a report and advised that the occupational disease protection facilities and other aspects of Zhongjinke Shenzhen basically meet requirements of relevant occupational health standards. And if the recommendations of the report are adopted and implemented, the occupational health management measures of Zhongjinke Shenzhen will satisfy the provisions of relevant laws and regulations. Currently, except for the establishment of the hearing protection program, Zhongjinke Shenzhen has adopted and implemented all measures in terms of equipment maintenance, personal protective equipment, and occupational health inspection. Zhongke Components has also initiated the preparation of pre-assessment report on the occupational disease prevention and negotiated with the competent authority to correct the non-compliance.

Although none of our PRC subsidiaries has received any order or notice from the local authorities in this regard for the years ended December 31, 2023 and 2022, we cannot assure you that they will not be subject to any order to rectify, fines and/or other penalties, or any order to halt production or close down if any severe violation is found in the future, nor can we assure you that there is no, or will not be any, employee complaint regarding compensation for occupational disease against it. In addition, our PRC subsidiaries may incur additional costs to comply with such laws and regulations by the government authorities. These possible legal consequences regarding occupational disease prevention, including but not limited to any warnings, fines, penalties, orders, complaints, or compensations, could materially and adversely affect our business, financial condition, and results of operations.

Failure to make adequate contributions to various employee benefit plans and withhold individual income tax on employees’ salaries as required by PRC regulations may subject us to penalties.

Companies operating in China are required to participate in various government-mandated employee benefit contribution plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. The requirement of employee benefit contribution plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. Companies operating in China are also required to withhold individual income tax on employees’ salaries based on the actual salary of each employee upon payment. We may be subject to late fees and fines in relation to the underpaid employee benefits and under-withheld individual income tax, our financial condition and results of operations may be adversely affected.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Pursuant to the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company, promulgated by SAFE in 2012 (“SAFE Notices No. 7”), PRC citizens and non-PRC citizens who reside in China for a continuous period of no less than one year who participate in any stock incentive plan of an overseas publicly listed company offered to the director, supervisor, senior management and other employees of, and any individual who has labor relationship with its domestic affiliated entities are required to register with SAFE through a domestic qualified agent, which could be a PRC Subsidiary of such overseas listed company, and complete certain other procedures. In addition, an overseas entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our directors, executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of no less than one year and who have been granted stock options will be subject to these regulations when our company becomes an overseas listed company upon the completion of this offering. Failure to complete the SAFE registrations for our employee incentive plans after our listing may subject them to fines and legal sanctions, and may also limit our ability to contribute additional capital into our PRC Subsidiaries and limit our PRC Subsidiaries’ ability to distribute dividends to us. We may also face regulatory requirement that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law.

In addition, the SAT, has issued certain circulars concerning employee stock options and restricted shares. Under these circulars, our employees working in China who exercise stock options or are granted restricted shares will be subject to PRC individual income tax. Our PRC Subsidiaries have obligations to file documents related to employee stock options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options or are granted with restricted shares. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC governmental authorities.

U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in China.

Any disclosure of documents or information located in China by foreign agencies may be subject to jurisdiction constraints and must comply with China’s state secrecy laws, which broadly define the scope of “state secrets” to include matters involving economic interests and technologies. There is no guarantee that requests from U.S. federal or state regulators or agencies to investigate or inspect our operations will be honored by us, by entities who provide services to us or with whom we associate, without violating PRC legal requirements, especially as those entities are located in China. Furthermore, under the current PRC laws, an on-site inspection of our facilities by any of these regulators may be limited or prohibited.

If we become directly subject to the recent scrutiny involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and or defend the matter, which could harm our business operations, share price and reputation and could result in a complete loss of your investment in us.

Recently, U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny by investors, financial commentators and regulatory agencies. Much of the scrutiny has centered around financial and accounting irregularities and mistakes, a lack of effective internal controls over financial reporting and, in many cases, allegations of fraud. As a result of the scrutiny, the publicly traded stock of many U.S. listed China-based companies that have been the subject of such scrutiny has sharply decreased in value. Many of these companies are now subject to shareholder lawsuits and/or SEC enforcement actions that are conducting internal and or external investigations into the allegations. If we become the subject of any such scrutiny, whether any allegations are true or not, we may have to expend significant resources to investigate such allegations and/or defend our company. Such investigations or allegations will be costly and time-consuming and distract our management from our business plan and could result in our reputation being harmed and our share price could decline as a result of such allegations, regardless of the truthfulness of the allegations.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the SAT issued a circular, known as SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular applies only to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe our company is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that our company is a PRC resident enterprise for enterprise income tax purposes, we would be subject to PRC enterprise income on our worldwide income at the rate of 25%. Furthermore, we would be required to withhold a 10% tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders (including the ordinary shareholders) may be subject to PRC tax on gains realized on the sale or other disposition of the Ordinary Shares, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders (including the ordinary shareholders) and any gain realized on the transfer of the Ordinary Shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in our Ordinary Shares.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the SAT issued the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises (“SAT Bulletin 7”). SAT Bulletin 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Bulletin 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets, as such persons need to determine whether their transactions are subject to these rules and whether any withholding obligation applies.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source (“SAT Bulletin 37”), which came into effect on December 1, 2017. The SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an “Indirect Transfer”, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who pays for the transfer is obligated to withhold the applicable taxes currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under SAT Bulletin 7 and/or SAT Bulletin 37. For transfer of shares in our company by investors who are non-PRC resident enterprises, our PRC Subsidiaries may be requested to assist in the filing under SAT Bulletin 7 and/or SAT Bulletin 37. As a result, we may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Risks Related to Doing Business in Vietnam

Geopolitical risks may have an adverse impact on our business, financial condition and results of operations.

The social conditions and political stability of Vietnam will have a direct impact on the feasibility in operating our factory in Vietnam. Our business operations in Vietnam where the economy and legal systems remain susceptible to risks associated with an emerging economy may be subject to higher geopolitical risks than developed countries. Unexpected social and political events such as the social unrests in Vietnam targeting Chinese-related businesses, and territorial and other disputes among neighboring countries in Asia may adversely affect the operations of our factory in Vietnam. Any social and political unrest, which are beyond our control, may give rise to various risks, such as loss of employment and safety and security risks to persons and properties and in turn adversely affect Vietnam economy. Any such event may in turn have an adverse impact on our businesses, financial condition and results of operations.

The economy in Vietnam may be subject to periods of high inflation which could materially and adversely affect our business, financial operation and results of operations and growth prospects.

Government anti-inflation policies and a decline in commodity and petroleum prices have led to a decrease in Vietnam’s inflation rate. While these inflation rates are lower than rates of earlier years, there can be no assurance that the Vietnamese economy will not be subject to future periods of high inflation. Should inflation in Vietnam increase significantly, our costs, including labor costs and transportation costs are expected to increase. Furthermore, high inflation rates could have an adverse effect on Vietnam’s economic growth, business climate and dampen consumer purchasing power. As a result, a high inflation rate in Vietnam could materially and adversely affect our business, financial condition and results of operations and growth prospects.

Changes in the economic, political and legal environment of Vietnam, and Vietnam’s less developed legal system, may adversely affect our business, financial condition and results of operations.

Our business operations in Vietnam are subject to the economic, political and legal environment in Vietnam. Vietnam’s economy differs from the economies of many countries in such respects as governmental involvement, level of development, growth rate, allocation of resources and inflation rate. Prior to the 1990s, Vietnam’s economy was largely a planned economy. Since about 1987, increasing emphasis has been placed on the utilization of market forces in the development of the economy. Although state owned enterprises still account for a substantial portion of Vietnam’s industrial output, the Vietnamese government in general is reducing the level of direct control that it exercises over the economy through state plans and other measures. It is our understanding that there is an increasing level of freedom and autonomy in areas such as resource allocation, production and management and a gradual shift in emphasis to a market economy and enterprise reform.

The legal system of Vietnam also differs from most common law jurisdictions, in that it is a system in which decided legal cases have little precedential value. The laws and regulations are subject to broad and varying interpretations by government officials and courts. For vague regulations, the courts of Vietnam have the power to read implied terms into contracts, adding a further layer of uncertainty. As a result, government officials and courts often express different views from lawyers’ on the legality, validity and effect of a particular legal document. In addition, the views of governmental authority received on a particular issue have no binding effect or finality, so there is no guarantee that similar issues will be dealt with in a similar way by other governmental authorities. Furthermore, recognition and enforcement of legal rights through Vietnam courts, arbitration centers and administrative agencies in the event of a dispute is uncertain. As part of its transition from a planned economy to a more market-oriented one, the Vietnamese government has implemented a series of economic reforms. In preparation for Vietnam’s accession to the World Trade Organization in 2007, the Vietnamese government has also promulgated a series of laws and regulations on local and foreign investment, including the law on investment, which regulates investments in Vietnam, and the law on enterprises, which sets out the types of corporate vehicle investors may establish to carry out their investment projects. However, conflicting interpretations between local regulators in different provinces and between different ministries, may create confusion over key issues. In the context of pursuing and maintaining economic reforms, the Vietnamese government has promulgated other laws and regulations in recent years designed to attract foreign investment and business development in Vietnam, which may intensify the competition in our industry.

Although the Vietnamese government has made progress in economic reform and the development of laws and regulations, there remain inherent uncertainties and inconsistencies in the interpretation, implementation and enforcement of laws and government policies. Many of the reforms are unprecedented or experimental and may be subject to revision, change or abolition, depending upon the outcome of these experiments. Furthermore, there can be no assurance that the Vietnamese government will continue to pursue policies of economic reform or that any reforms will be successful or the impetus to reform will continue. If any of the changes adversely affect us or our business, or we are unable to capitalize on the economic reform measures of the Vietnamese government, our business, financial condition and results of operations could be adversely affected.

Risks Related to This Offering and the Ordinary Shares

There has been no public market for our Ordinary Shares prior to this offering, and you may not be able to resell the Ordinary Shares at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our Ordinary Shares. We plan to list the Ordinary Shares on the Nasdaq Capital Market. Our Ordinary Shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. If an active trading market for the Ordinary Shares does not develop after this offering, the market price and liquidity of the Ordinary Shares will be materially and adversely affected.

Negotiations with the underwriters will determine the initial public offering price for the Ordinary Shares which may bear no relationship to their market price after the initial public offering. We cannot assure you that an active trading market for the Ordinary Shares will develop or that the market price of the Ordinary Shares will not decline below the initial public offering price.

The market price for the Ordinary Shares may be volatile.

The trading prices of the Ordinary Shares are likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation in the market prices or the underperformance or deteriorating financial results of internet or other companies based in China that have listed their securities in the United States in recent years. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in their trading prices. The trading performances of other Chinese companies’ securities after their offerings, including internet and e-commerce companies, may affect the attitudes of investors toward Chinese companies listed in the United States, which consequently may impact the trading performance of the Ordinary Shares, regardless of our actual operating performance. Any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or other matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. In addition, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, such as the large decline in share prices in the United States, China and other jurisdictions in late 2008, early 2009 and the second half of 2011, which may have a material adverse effect on the market price of the Ordinary Shares.

In addition to the above factors, the price and trading volume of the Ordinary Shares may be highly volatile due to multiple factors, including the following:

●	regulatory developments affecting us, our consumers or our industry;

●	conditions in the fastener manufacturing business;

●	announcements of studies and reports relating to the quality of our product and service offerings or those of our competitors;

●	changes in the economic performance or market valuations of other manufacturing companies;

●	actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

●	changes in financial estimates by securities research analysts;

●	announcements by us or our competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures or capital commitments;

●	additions to or departures of our senior management;

●	detrimental negative publicity about us, our management or our industry;

●	fluctuations of exchange rates between the Renminbi and the U.S. dollar;

●	release or expiry of lock-up or other transfer restrictions on our outstanding Ordinary Shares; and

●	sales or perceived potential sales of additional Ordinary Shares.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the Ordinary Shares, the market price for the Ordinary Shares and trading volume could decline.

The trading market for our Ordinary Shares will be influenced by research or reports that industry or securities analysts publish about our business. If industry or securities analysts decide to cover us and in the future downgrade our Ordinary Shares, the market price for our Ordinary Shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our Ordinary Shares to decline.

Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase Ordinary Shares in this offering, you will pay more for your Ordinary Shares than the amount paid per share by our existing shareholders for their Ordinary Shares. As a result, you will experience immediate and substantial dilution of approximately $4.6 per Ordinary Share, representing the difference between the initial public offering price of $5.0 per Ordinary Share and our net tangible book value of $0.4 per Ordinary Share as of December 31, 2023 after giving effect to the net proceeds to us from this offering. In addition, you may experience further dilution to the extent that our Ordinary Shares are issued upon the exercise of any share options. See “Dilution” for a more complete description of how the value of your investment in the Ordinary Shares will be diluted upon completion of this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of the Ordinary Shares for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in the Ordinary Shares as a source for any future dividend income.

Our board of directors has discretion as to whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium; provided that in no circumstances may a dividend be paid if, following the date on which the dividend is proposed to be paid, our company would be unable to pay its debts as they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our Ordinary Shares will likely depend entirely upon any future price appreciation of our Ordinary Shares. There is no guarantee that our Ordinary Shares will appreciate in value after this offering or even maintain the price at which you purchased the Ordinary Shares. You may not realize a return on your investment in our Ordinary Shares and you may even lose your entire investment in our Ordinary Shares.

Substantial future sales or perceived potential sales of Ordinary Shares in the public market could cause the price of the Ordinary Shares to decline.

Sales of Ordinary Shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of the Ordinary Shares to decline. Immediately after the completion of this offering, we will have 61,250,000 Ordinary Shares outstanding, assuming the underwriter does not exercise the over-allotment. All Ordinary Shares sold in this offering will be freely transferable without restriction or additional registration under the Securities Act of 1933, as amended, or the Securities Act. All of our executive officers and directors and shareholders holding 5% or more of our Ordinary Shares have agreed not to sell our Ordinary Shares for a period of 180 days following the effective date of this prospectus, subject to extension under specified circumstances. Ordinary shares subject to these lock-up agreements will become eligible for sale in the public market upon expiration of these lock-up agreements, subject to volume and other restrictions as applicable under Rules 144 and 701 under the Securities Act. To the extent shares are released before the expiration of the lock-up period and sold into the market, the market price of the Ordinary Shares could decline. Moreover, the perceived risk of this potential dilution could cause shareholders to attempt to sell their shares and investors to short our Ordinary Shares. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

We may need additional capital and may sell additional Ordinary Shares or other equity securities or incur indebtedness, which could result in additional dilution to our shareholders or increase our debt service obligations.

We may require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our cash resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities or equity-linked debt securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or terms acceptable to us, if at all.

Certain existing shareholders have substantial influence over our company and their interests may not be aligned with the interests of our other shareholders.

Upon the completion of this offering, our directors and officers will collectively own an aggregate of 82.27% of the total voting power of our outstanding Ordinary Shares, assuming the underwriter does not exercise its over-allotment option. As a result, they have substantial influence over our business, including significant corporate actions such as mergers, consolidations, election of directors and other significant corporate actions.

 They may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of the Ordinary Shares. These actions may be taken even if they are opposed by our other shareholders, including those who purchase Ordinary Shares in this offering. In addition, the significant concentration of share ownership may adversely affect the trading price of the Ordinary Shares due to investors’ perception that conflicts of interest may exist or arise. For more information regarding our principal shareholders and their affiliated entities, see “Principal Shareholders” on page 135 of this prospectus.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 so long as we are an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

In addition, under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of an exemption that allows us to delay adopting new or revised accounting standards until such time as those standards apply to private companies. As a result, we will not be subject to the same new or revised accounting standards as other public companies that comply with the public company effective dates. We have also elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result of these elections, the information that we provide to our shareholders may be different than you might receive from other public reporting companies.

We are a “foreign private issuer,” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

We are a foreign private issuer and, as a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. We will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short-swing profit disclosure and recovery regime. As a foreign private issuer, we will also be exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. However, we will still be subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer differ from those imposed on U.S. domestic reporting companies, you should not expect to receive the same information about us and at the same time as the information provided by U.S. domestic reporting companies.

As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

Upon the completion of this offering, we will have 61,250,000 Ordinary Shares issued and outstanding, assuming the underwriter does not exercise their over-allotment. Each Ordinary Share is entitled to one vote. Our CEO and Chairman, Mr. Ning Ding, will beneficially own 38,664,000 Ordinary Shares, representing 63.12% of the total voting power of our issued and outstanding share capital immediately following the completing of this offering. Accordingly, we may be deemed to be a “controlled company” under Nasdaq Marketplace Rules 5615(c). Although we currently do not intend to rely on the “controlled company” exemption, we could elect to rely on this exemption in the future. If we elect to rely on these exemptions, you will not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

We will incur significantly increased costs as a result of being a public company, and our management has no prior experience in managing and operating a public company and required to devote substantial time to compliance initiatives and reporting requirements associated therewith.

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the Nasdaq Capital Market, impose various requirements on the corporate governance practices of public companies. As a company with less than $1.235 billion in net revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. We expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

If we fail to establish and maintain proper internal financial reporting controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. We will be in a continuing process of developing, establishing, and maintaining internal controls and procedures that will allow our management to report on, and our independent registered public accounting firm to attest to, our internal controls over financial reporting if and when required to do so under Section 404 of the Sarbanes-Oxley Act of 2002. Although our independent registered public accounting firm is not required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act until the date we are no longer an emerging growth company, our management will be required to report on our internal controls over financial reporting under Section 404.

As of December 31, 2023, our management identified certain material weaknesses relating to the Company’s lack of in-house accounting personnel with sufficient knowledge of U.S. GAAP and SEC reporting experiences. In order to address and resolve the foregoing material weakness, we plan to take certain remedial measures including (i) hiring internal qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework; (ii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel; (iii) setting up an internal audit function as well as engaging an external consulting firm to assist us with assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control; and (iv) appointing independent directors, establishing an audit committee, and strengthening corporate governance.

The implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting, and we cannot conclude that they have been fully remedied. Our failure to correct theses material weaknesses or our failure to discover and address any other material weaknesses could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our Ordinary Shares, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud. Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report from management on our internal control over financial reporting in our second annual report on Form 20-F after becoming a public company (i.e. beginning with our annual report for the fiscal year ending December 31, 2024). In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

A sale or perceived sale of a substantial number of our Ordinary Shares may cause the price of our Ordinary Shares to decline.

All of our officers and directors and holders of 5% or more of our Ordinary Shares have agreed not to sell our Ordinary Shares for a period of six months following the effectiveness of this registration statement, subject to extension under specified circumstances. Ordinary Shares subject to these lock-up agreements will become eligible for sale in the public market upon expiration of these lock-up agreements, subject to limitations imposed by Rule 144 under the Securities Act of 1933, as amended. If our shareholders sell substantial amounts of our Ordinary Shares in the public market, the market price of our Ordinary Shares could fall. Moreover, the perceived risk of this potential dilution could cause shareholders to attempt to sell their shares and investors to short our Ordinary Shares. These sales may also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

If we are listed on the Nasdaq Capital Market and our financial condition deteriorates, we may not meet continued listing standards on the Nasdaq Capital Market.

The Nasdaq Capital Market also requires companies to fulfill specific requirements in order for their shares to continue to be listed. If our Ordinary Shares are listed on the Nasdaq Capital Market but are delisted from the Nasdaq Capital Market at some later date, our shareholders could find it difficult to sell our Ordinary Shares. In addition, if our Ordinary Shares are delisted from the Nasdaq Capital Market at some later date, we may apply to have our Ordinary Shares quoted on the Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. The Bulletin Board and the “pink sheets” are generally considered to be less efficient markets than the Nasdaq Capital Market. In addition, if our Ordinary Shares are not so listed or are delisted at some later date, our Ordinary Shares may be subject to the “penny stock” regulations. These rules impose additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established clients and institutional accredited investors and require the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. As a result, the ability or willingness of broker-dealers to sell or make a market in our Ordinary Shares might decline. If our Ordinary Shares are not so listed or are delisted from the Nasdaq Capital Market at some later date or become subject to the penny stock regulations, it is likely that the price of our Ordinary Shares would decline and that our shareholders would find it difficult to sell their shares.

We have not finally determined the use of the proceeds from this offering, and we may use the proceeds in ways with which you may not agree.

While we have identified the priorities to which we expect to put the proceeds of this offering, our management will have considerable discretion in the application of the net proceeds received by us. We have reserved the right to re-allocate funds currently allocated to that purpose to our general working capital. If that were to happen, then our management would have discretion over even more of the net proceeds to be received by our company in this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce profit or increase value. See “Use of Proceeds” on page 74 of this prospectus.

We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. holders of our Ordinary Shares.

Based on the anticipated market price of our Ordinary Shares in this offering and expected price of our Ordinary Shares following this offering, and the composition of our income, assets and operations, we do not expect to be treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for the current taxable year or in the foreseeable future. However, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you the U.S. Internal Revenue Service will not take a contrary position. Furthermore, this is a factual determination that must be made annually after the close of each taxable year. If we are a PFIC for any taxable year during which a U.S. holder holds our Ordinary Shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder, including increased U.S. federal income tax liability and additional reporting requirements. Our status as a PFIC is a fact-intensive determination made on an annual basis. Accordingly, our U.S. counsel expresses no opinion with respect to our PFIC status and also expresses no opinion with regard to our expectations regarding our PFIC status.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. holders who own our Ordinary Shares if we were determined to be a PFIC, see the discussion under “—Passive Foreign Investment Company” below.

We may experience extreme share price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater share price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any share-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

In addition, if the trading volumes of our Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Ordinary Shares. This low volume of trades could also cause the price of our Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Ordinary Shares. A decline in the market price of our Ordinary Shares also could adversely affect our ability to issue additional Ordinary Shares or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Ordinary Shares may be unable to readily sell the Ordinary Shares they hold or may not be able to sell their Ordinary Shares at all.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of current or historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	expected changes in our revenues, costs or expenditures;

●	our expectations regarding demand for and market acceptance of our services;

●	competition in our industry; and

●	government policies and regulations relating to our industry.

You should read this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

 You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that we will receive net proceeds from the sale of our Ordinary Shares of approximately $4.26 million (or up to approximately $5.12 million if the underwriters exercise the over-allotment option) after deducting estimated underwriting discounts and estimated offering expenses.

We plan to use the net proceeds we receive from this offering for the following purposes:

Use of Proceeds	Percentage of the net proceeds
Expand manufacturing facilities	50%
Expand sales network in North America	10%
Potential acquisitions of, or investment in, businesses in the field of fasteners	15%
General corporate purposes and working capital, including potential strategic investments and acquisitions	25%

The precise amounts and percentage of proceeds we would devote to particular categories of activity will depend on prevailing market and business conditions as well as particular opportunities that may arise from time to time. The above expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly from the above depending on numerous factors, including any unforeseen cash needs. Similarly, the priority of our prospective uses of proceeds will depend on business and market conditions. Accordingly, our management will have significant flexibility and broad discretion in applying the net proceeds of the offering. If any unforeseen event occurs or the business conditions change, we may use the proceeds of this offering differently from that described in this prospectus.

In utilizing the proceeds of this offering, we are permitted under PRC laws and regulations to provide funding to our PRC Entities only through loans or capital contributions. For those proceeds of this offering to be used in China, we will need to convert the proceeds from U.S. dollars to RMB by way of capital contributions or loans to our PRC Entities. None of the proceeds of this offering can be loaned or contributed to our PRC Entities without additional government registration or approval. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans or make additional capital contributions to our PRC Entities to fund their capital expenditures or working capital. The relevant registration or approval processes for capital contributions typically take around eight weeks to complete. The registration or approval processes for loans typically take approximately four weeks or longer to complete. While we currently see no material obstacles to completing the registration or approval procedures with respect to future capital contributions and loans to our PRC Entities, we cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. There is, in effect, no statutory limit on the amount of capital contribution that we can make to our PRC Entities. This is because there are no statutory limits on the amount of registered capital for our PRC Entities, and we are allowed to make capital contributions to our PRC Entities by subscribing for its initial registered capital and increased registered capital, provided that our PRC Entities complete the relevant necessary filing and registration procedures in accordance with the applicable laws and regulations. With respect to loans to the PRC Entities by us, (i) if the relevant PRC Entities are permitted by the competent governmental authorities to adopt the traditional foreign exchange administration mechanism, or the current foreign debt mechanism, the outstanding amount of the loans shall not exceed the difference between the total investment and the registered capital of the PRC Entities; and (ii) if the relevant PRC Entities adopts the foreign exchange administration mechanism as provided in the Notice of the PBOC on Full-coverage Macro-prudent Management of Cross-border Financing (the “PBOC Notice No. 9”), the risk-weighted outstanding amount of the loans, which shall be calculated based on the formula provided in the PBOC Notice No. 9, shall not exceed 200% of the net asset of the relevant PRC Entities. Based on the amount of net asset of our PRC entities as of December 31, 2023, the amount of loans we may provide for the PRC entities shall not exceed USD 43,408,516. According to the PBOC Notice No. 9, after a transition period of one year since the promulgation of the PBOC Notice No. 9, the PBOC and SAFE will determine the cross-border financing administration mechanism for the foreign-invested enterprises after evaluating the overall implementation of the PBOC Notice No. 9. As of the date hereof, neither PBOC nor SAFE has promulgated and made public any further rules, regulations, notices or circulars in this regard. It is uncertain which mechanism will be adopted by PBOC and SAFE in the future and what statutory limits will be imposed on us when providing loans to our PRC Entities. Therefore, we will adopt capital contributions or loans to our PRC Entities in consideration of the available statutory limits set out above and other factors such as usage of the fund when using the proceeds to finance our business operations in the PRC.

Although we may use a portion of the proceeds for the acquisition of, or investment in, companies, technologies, products or assets that complement our business, we have no present understandings, commitments or agreements to enter into any acquisitions or make any investments. We cannot assure you that we will make any acquisitions or investments in the future.

DIVIDEND POLICY

As of the date of this prospectus, PSM-ZJK has made dividends or distributions of US$884,867 to Zhongjinke Shenzhen in 2022. No dividends were declared or paid by the Company for the years ended December 31, 2023 and 2022. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

 We are a holding company incorporated in the Cayman Islands. We may rely principally on transfer of funds, dividends and other distributions on equity paid by our PRC Entities for our cash and financing requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC Entities to pay dividends to us. See “Risk Factors – Risks Related to Doing Business in China – The transfer of funds, dividends and other distributions between us and our entities is subject to restriction,” on pages 51 and 52 of this prospectus; “We may rely on dividends and other distributions on equity paid by our PRC Entities to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC Entities to make payments to us could have a material and adverse effect on our ability to conduct our business,” on pages 56 and 57 of this prospectus; and “Governmental control of currency conversion may limit our ability to use our revenues effectively, the ability of our PRC Subsidiaries to obtain financing and affect the value of your investment,” on page 57 of this prospectus.

 Our board of directors has discretion as to whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if, following the date on which the dividend is proposed to be paid, our company would be unable to pay its debts as they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. Please see the section entitled “Taxation” beginning on page 150 of this prospectus for information on the potential tax consequences of any cash dividends.

EXCHANGE RATE INFORMATION

Our business is conducted in China and all of our revenues are denominated in RMB. Capital accounts of our financial statements are translated into USD from RMB at their historical exchange rates when the capital transactions occurred. RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation. The following table sets forth information concerning exchange rates between the RMB and the USD for the periods indicated. Assets and liabilities are translated at the exchange rates as of the balance sheet date and include the exchange rate information for the fiscal years ended December 31, 2023 and 2022.

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2023
Period Ended USD: RMB exchange rate	6.8972	7.0999
Period Average USD: RMB exchange rate	6.7518	7.0896

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2023:

●	on an actual basis; and

●	on a pro forma as-adjusted basis to give effect to the issuance and sale of 1,250,000 Ordinary Shares by us in this offering at an assumed initial public offering price of $5.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting commissions and estimated offering expenses.

The pro forma and pro forma as adjusted information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the initial public offering price of our Ordinary Shares. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of December 31, 2023
	Actual (1)	As adjusted (Over-allotment option not exercised) (1)(2)	As adjusted (Over-allotment option exercised in full) (3)
	$US	$US	$US
Debt:
Short-term bank borrowings	37,184	37,184	37,184
Other long-term debts, current	9,379	9,379	9,379
Other long-term debts, non-current	20,321	20,321	20,321
Total Debt	66,884	66,884	66,884
Shareholders’ equity
Ordinary share, par value of $0.000016666667, 3,000,000,000 shares authorized, 60,000,000 shares issued and outstanding, actual; 61,250,000 shares issued and outstanding, as adjusted (over-allotment option not exercised); 61,437,500 shares issued and outstanding, as adjusted (over-allotment option exercised in full)	1,000	1,021	1,024
Additional paid-in capital	1,792,559	6,049,748	6,912,245
Statutory surplus reserves	2,283,180	2,283,180	2,283,180
Retained earnings	18,644,082	18,644,082	18,644,082
Accumulated other comprehensive income	(1,016,563)	(1,016,563)	(1,016,563)
Total ZJK Industrial Co., Ltd. shareholders’ equity	21,704,258	25,961,468	26,823,968
Non-controlling interests	(1,830)	(1,830)	(1,830)
Total shareholders’ equity	21,702,428	25,959,638	26,822,138
Total capitalization	21,769,312	26,026,522	26,889,022

(1)	This table takes into account of the 1:2 share split occurred on June 19, 2023 and 1:3 share split occurred on June 6, 2024 on a retroactive basis.

(2)	Reflects the sale of Ordinary Shares in this offering after deducting the estimated underwriting discounts and estimated offering expenses payable by us, assuming the underwriters’ over-allotment option has not been exercised. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts and estimated offering expenses payable by us. We estimate that such net proceeds will be approximately $4,257,210, which are calculated as follows: $6,250,000 gross offering proceeds, less underwriting discounts of $437,500, underwriter non-accountable expense allowance of $62,500, unpaid out-of-pocket accountable expenses of $150,000 and estimated offering expenses of $1,342,790. The pro forma as adjusted total equity of $25,959,638 is the sum of the net proceeds of $4,257,210 and the actual equity of $21,702,428.

(3)	In the event that the underwriters’ over-allotment option is exercised in full, we estimate that the net proceeds will be approximately $5,119,710, which are calculated as follows: $7,187,500 gross offering proceeds, less underwriting discounts of $503,125, underwriter non-accountable expense allowance of $71,875, unpaid out-of-pocket accountable expenses of $150,000 and estimated offering expenses of approximately $1,342,790.

DILUTION

Our net tangible book value as of December 31, 2023 was approximately $0.34 per Ordinary Share. Net tangible book value per Ordinary Share represents the amount of total tangible assets, minus the amount of total liabilities, divided by the total number of Ordinary Shares outstanding. Dilution is determined by subtracting pro forma net tangible book value per Ordinary Share from the assumed public offering price per Ordinary Share.

Without taking into account any other changes in such net tangible book value after December 31, 2023, other than to give effect to our issuance and sale of Ordinary Shares in this offering at an assumed initial public offering price of $5.00 per Ordinary Share, the midpoint of the estimated public offering price range, and after deduction of underwriting discounts and estimated offering expenses payable by us (assuming the over-allotment option is not exercised), our pro forma as adjusted net tangible book value as of December 31, 2023 would have been $0.41 per outstanding Ordinary Share. This represents an immediate increase in net tangible book value of $0.07 per Ordinary Share to existing shareholders and an immediate dilution in net tangible book value of $4.59 per Ordinary Share to purchasers of Ordinary Shares in this offering. The following table illustrates such dilution:

	Over-allotment not exercised	Over-allotment exercised in full
Assumed initial public offering price per Ordinary Share	$5.00	5.00
Adjusted net tangible book value per Ordinary Share as of December 31, 2023	$0.34	0.34
Increase in pro forma as adjusted net tangible book value per ordinary share attributable to new investors purchasing Ordinary Shares in this offering	$0.07	0.08
Pro forma as adjusted net tangible book value per ordinary share after this offering	$0.41	0.42
Dilution per Ordinary Share to new investors in this offering	$4.59	4.58

A $1.00 change in the assumed public offering price of $5.00 per Ordinary Share would, in the case of an increase, increase and, in the case of a decrease, decrease our pro forma as adjusted net tangible book value after giving effect to the offering by $1.15 million, the pro forma as adjusted net tangible book value per Ordinary Share after giving effect to this offering by $0.02 per Ordinary Share and the dilution in pro forma as adjusted net tangible book value per Ordinary Share to new investors in this offering by $0.98 per Ordinary Share , assuming no change to the number of Ordinary Shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and estimated offering expenses. The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Ordinary Shares and other terms of this offering determined at pricing.

The following table summarizes, on a pro forma basis as of December 31, 2023, the differences between the existing shareholders and the new investors with respect to the number of Ordinary Shares purchased from us, the total consideration paid and the average price per Ordinary Share paid at an assumed initial public offering price of $5.00 per Ordinary Share before deducting estimated underwriting discounts and estimated offering expenses.

					Average
	Ordinary Shares				Price Per
	Purchased		Total Consideration		Ordinary
Over-allotment option not exercised	Number	Percent	Amount($US)	Percent	Share($US)
Existing shareholders	60,000,000	97.96%	4,076,739	39.48%	0.07
New investors	1,250,000	2.04%	6,250,000	60.52%	5.00
Total	61,250,000	100.00%	10,326,739	100.00%	0.17

	Ordinary Shares				Price Per
	Purchased		Total Consideration		Ordinary
Over-allotment exercised in full	Number	Percent	Amount($US)	Percent	Share($US)
Existing shareholders	60,000,000	97.66%	4,076,739	36.19%	0.07
New investors	1,437,500	2.34%	7,187,500	63.81%	5.00
Total	61,437,500	100.00%	11,264,239	100.00%	0.18

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors” and elsewhere in this prospectus. See “SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.” All amounts in financial statements are derived from our consolidated financial statements included elsewhere in this prospectus. These Financial Statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”).

Business Overview

ZJK Industrial Co., Ltd. (“the Company” or “we”) is a holding company incorporated in the Cayman Islands on May 11, 2022. We have no material operations of our own, and conduct substantially all of our operations through Shenzhen Zhongjinke Hardware Products Co., Ltd., which we refer to as “Zhongjinke Shenzhen,” Zhongke Precision Components (Guangdong) Co., Ltd. and our other subsidiaries. We, operating through the consolidated subsidiaries, is a high-tech enterprise specialized in manufacturing and sale of precision fasteners, structural parts and other precision metal parts products applied in a variety of industries, including intelligent electronic equipment, new energy vehicles, aerospace, energy storage systems and liquid cooling systems used in artificial intelligence supercomputers. With about twelve-year involvement in precision metal parts manufacturing industry, it has owned a professional team, a series of highly automated and precise manufacturing equipment, stable and strong customer group, and complete quality management systems. We mainly offer: (i) standard screws; (ii) precision screws and nuts; (iii) high-strength bolts and nuts; (iv) turning and CNC machining parts; (v) Surface Mounting Technology for miniature parts packaging; and (vi) technology service for R&D from professional engineering team. Our headquarter is located in Shenzhen, China.

 Key Factors that Affect Results of Operations

We believe the key factors affecting the Company’s financial condition and results of operations include the following:

●	We may not manage our growth strategy effectively, and our growth, financial condition, results of operations and profitability may suffer.

●	We may not effectively innovate or create new solutions which align with changing market and customer demand.

●	Increases in our raw material, energy costs or labor costs could affect our profitability and other financial results.

●	Technology and manufacturing techniques are crucial to our production. Any harm to technology and manufacturing techniques could affect results of operation.

●	Any harm to our reputation or failure to enhance our brand recognition may affect our business, financial condition and results of operations.

The factors mentioned above do not list all the material risk factors that may affect our financial condition and results of operations. The above-mentioned risks and others are discussed in more detail in the section titled “Risk Factors” beginning on page 33 of this prospectus.

Results of Operations

Comparison of Results of Operations for Fiscal Years Ended December 31, 2022 and 2023

The following table sets forth a summary of our consolidated results of operations for the periods presented. This information should be read together with our consolidated financial statements and related notes included elsewhere in this filing. The results of operations in any period are not necessarily indicative of our future trends.

(Amounts expressed in U.S. dollars, except share data and per share data, or otherwise noted)

	For the year ended December 31,		Variance
	2022	2023	Amount	%
Revenues	$24,792,229	29,055,306	$4,263,077	17.20%
Cost of revenues	(15,778,989)	(18,034,418)	(2,255,429)	14.29%
Gross profit	9,013,240	11,020,888	2,007,648	22.27%
General and administrative expenses	(1,416,186)	(2,531,630)	(1,115,444)	78.76%
Selling and marketing expenses	(928,339)	(1,750,877)	(822,538)	88.60%
Research and development costs	(487,543)	(455,398)	32,145	(6.59)%
Gain from disposal of property, plant and equipment	95,250	78	(95,172)	100.00%
Income from operations	6,276,422	6,283,061	6,639	0.11%
Total other income, net	2,115,475	2,690,981	575,506	27.20%
Income before income tax provision	8,391,897	8,974,042	582,145	6.94%
Income tax provision	(1,113,066)	(1,284,203)	(171,137)	15.38%
Net income	7,278,831	7,689,839	411,008	5.65%
Net loss attributable to non-controlling interests	(4,012)	(1,246)	2,766	(68.94)%
Net income attributable to Company's shareholders	$7,282,843	7,691,085	$408,242	5.61%

Revenues

Our revenues mainly represent revenues from product sales. For the years ended December 31, 2022 and 2023, our total revenues were US$24.79 million and US$29.06 million, respectively. Revenues generated from customers in China accounted for 99% and 93% of the total revenue for the years ended December 31, 2022 and 2023, respectively.

Our revenues from sales of hardware products increased by US$4.26 million or approximately 17.20% to US$29.05 million for the year ended December 31, 2023 from US$24.79 million for the year ended December 31, 2022. The increase was mainly due to the increase in the sales volume of our products. By slightly lowering the average sales unit price of turned parts and screws to attract more customers, the sales volume of turned parts and screws increased by 32.24% and 27.44% for the year ended December 31, 2023, respectively, resulting in a total increase of US$3.67 million in revenue. Additionally, for stamping parts, the average sales unit price increased by 111.75% and the sales volume increase by 73.85% in 2023, resulting in an increase of US$0.59 million in revenue.

Cost of revenues

Cost of revenues mainly consists of (i) raw materials, (ii) direct and indirect labor and related benefits, and (iii) manufacturing overhead that is directly attributable to the production process.

Our cost of revenues increased by 14.29% from US$15.78 million for the year ended December 31, 2022 to US$18.03 million for the year ended December 31, 2023, which was mainly due to the increasing sales volume of our products.

Gross profit and gross profit margin

Gross profit represents our net revenues less cost of revenues. Our gross profit margin represents our gross profit as a percentage of our net revenues.

The following table sets forth the overall gross profit margin:

	For the years ended December 31,		Variance
	2022	2023	Amount	%
Revenues	24,792,229	29,055,306	4,263,077	17.20%
Cost of revenues	(15,778,989)	(18,034,418)	(2,255,429)	14.29%
Gross profit	9,013,240	11,020,888	2,007,648	22.27%
Gross profit margin	36.36%	37.93%	1.57%	0.04%

Gross profit increased by US$2.01 million or approximately 22.27%, to US$11.02 million for the year ended December 31, 2023 from US$9.01 million for the year ended December 31, 2022. Our gross profit increased mainly due to the increased sales volume of turned parts and stamping parts.

The gross profit margin remained relatively stable with a slight increase of 1.57% for the year ended December 31, 2023, mainly due to the reduction in our costs, which attributed to the improvement of our production technology and the discount from our suppliers.

General and administrative expenses

General and administrative expenses primarily consist of (i) salaries and benefits for administrative personnel, (ii) professional service fees, (iii) patent fees and (iv) depreciation expenses.

The general and administrative expenses increased by US$1.11 million or approximately 78.76%, to US$2.53 million for the year ended December 31, 2023 from US$1.42 million for the year ended December 31, 2022, which was primarily attributable to (i) an increase of US$0.62 million in disposal expense of production waste as 86% of the products sales in 2023 were self-manufactured products, and the fees related to disposal of production waste increased accordingly, (ii) an increase of US$0.25 million in salaries and benefits for administrative personnel due to an increase of employee headcounts resulting from our business growth, and (iii) an increase of US$0.10 million in professional service fees due to an increase of audit fee.

Selling and marketing expenses

Selling and marketing expenses primarily consist of (i) salaries and benefits for sales and marketing personnel, (ii) sales commission paid to increase sales and expand the market share, (iii) business entertainment expenses, and (iv) transportation fees for sale of products.

The selling and marketing expenses increased by US$0.82 million or approximately 88.6%, to US$1.75 million for the year ended December 31, 2023 from US$0.93 million for the year ended December 31, 2022, which was primarily due to an increase of US$0.67 million in sales commission and an increase of US$0.09 million in transportation fees for sale of products which were both attribute to the increase of our revenue in 2023.

Research and development expenses

Research and development expenses primarily include (i) salaries and benefits for research and development personnel, (ii) material consumption and (iii) depreciation expenses.

The research and development expenses decreased by US$0.03 million or approximately 6.59%, to US$0.46 million for the year ended December 31, 2023 from US$0.49 million for the year ended December 31, 2022, which was primarily attributable to a decrease of US$0.06 million in material consumption as the types of products we developed in 2023 have a less material consumption than what we consumed in 2022, and was offset by an increase of US$0.03 million in salaries and benefits for research and development personnel due to an increase of employee headcounts resulting from our business growth.

Gain from disposal of property, plant and equipment

Our gain from disposal of property, plant and equipment decreased by 100.00% from US$0.10 million for the year ended December 31, 2022 to approximately nil for the year ended December 31, 2023, which was mainly due to the amount of the difference between the fair value and book value of the disposed fixed assets invested in its equity investee, PSM-ZJK Fasteners (Shenzhen) Co., Ltd in 2022.

Income from operations

As a result of the foregoing, our income from operations remained relatively stable and increased by US$0.01 million or approximately 0.11%, to US$6.28 million for the year ended December 31, 2023.

Other income, net

Other income, net mainly includes (i) share of profits from equity method investment, (ii) lease income, (iii) interest income and (iv) interest expenses.

Other income, net increased by US$0.57 million, or approximately 27.20%, to US$2.69 million for the year ended December 31, 2023 from US$2.12 million for the year ended December 31, 2022, which was primarily attributable to (i) an increase in investment income of US$0.38 million generated from long-term equity investment in PSM-ZJK Fasteners (Shenzhen) Co., Ltd, (ii) an increase of US$0.1 million in rental income due to the increase of monthly rent, and (iii) an increase of US$0.1 million in government subsidies in 2023.

Income tax provision

The provision for income taxes increased by US$0.17 million, or approximately 15.38%, to US$1.28 million for the year ended December 31, 2023 from US$1.11 million for the year ended December 31, 2022. The increase was in line with the increase of taxable income for the year ended December 31, 2023.

Net income

As a result of the foregoing, our net income increased by US$0.41 million, or approximately 5.65%, to US$7.69 million for the year ended December 31, 2023 from US$7.28 million for the year ended December 31, 2022.

Liquidity and Capital Resources

Primary Sources of Liquidity

Our primary sources of liquidity consist of existing cash and cash equivalents, cash flows from our operating activities and availability under our loan arrangements with banks and certain third-party individuals. Our ability to generate sufficient cash flows from our operating activities is primarily dependent on our sales of our products to our customers at margins sufficient to cover fixed and variable expenses.

As of December 31, 2023, we had cash and cash equivalents of US$2.83 million, positive working capital of US$12.79 million and total equity of US$21.7 million. In assessing our liquidity, management monitors and analyzes our cash on-hand, the ability to generate sufficient revenue in the future, our operating and capital expenditure commitments, and our ability to raise funds through certain financing measures such as bank borrowing.

We finance our operations through short-term loans provided by banks in China, as presented in Note 8 Short-term Borrowings of our consolidated financial statements. As of December 31, 2023, we had a total of US$0.04 million outstanding short-term loans provided by banks bear a weighted average interest rate of 3.99% per annum.

We do not have any amounts committed to be provided by our related parties. We are not dependent upon this offering to meet our liquidity needs for the next twelve months. However, we plan to expand our business by investing in manufacturing facilities, expanding sales network in North America and potential acquisition of or investment in businesses in the field of fasteners. We will need to raise more capital through financing, including our initial public offering and bank borrowing, to implement these growth strategies and strengthen our position in the market.

Based on current operating plan, our management believes that the above-mentioned measures collectively will provide sufficient liquidity for us to meet our future liquidity and capital requirement for at least next twelve months from the date of this prospectus.

Cash Flows

Cash Flows for the Year Ended December 31, 2023, compared to the Year Ended December 31, 2022

The following table sets forth a summary of our cash flows for the periods indicated:

	For the years ended December 31,		Variance
	2022	2023	Amount	%
Net cash provided by operating activities	814,630	4,116,374	3,301,744	405.31%
Net cash (used in)/provided by investing activities	(289,745)	1,294,473	1,584,218	(546.76)%
Net cash used in financing activities	(357,647)	(2,949,253)	(2,591,606)	724.63%
Effect of exchange rate changes	(114,868)	(76,136)	38,732	(33.72)%
Net change in cash and cash equivalents	52,370	2,385,458	2,333,088	4,455.01%
Cash and cash equivalents, beginning of the year	1,463,944	1,516,314	52,370	3.58%
Cash and cash equivalents, end of the year	1,516,314	3,901,772	2,385,458	157.32%

Operating Activities

For the year ended December 31, 2023, our net cash provided by operating activities was US$4.12 million, which was primarily attributable to (i) our net income of US$7.69 million, (ii) an adjustment of deducted non-cash items of a net amount of US$0.65 million, mainly inclusive of share of income equity method investments, depreciation and amortization, and other non-cash items, (iii) changes in working capital that negatively affected the cash flow from operating activities, primarily including (a) a total increase of US$2.66 million in accounts receivable and accounts receivable-due from related parties mainly for the increase in sales of products sold to both third parties and related parties; (b) an increase of US$0.43 million in inventories due to the expansion of our sales scale and the increase of our stock level; (c) an increase of US$0.38 in prepaid expenses and other current assets mainly due to the increase in advance to suppliers and deductible VAT tax resulting from the increase of purchase which was in line with our sales scale expansion.

For the year ended December 31, 2022, our net cash provided by operating activities was US$0.81 million, which was primarily attributable to (i) our net income of US$7.28 million, (ii) an adjustment of added non-cash item of depreciation and amortization of property, plant and equipment of US$0.39 million, (iii) an adjustment of non-cash item of recognition of the provision for inventories of US$0.51 million; (iv) an increase of US$2.36 million in accounts payable mainly due to our increase in third-party procurement in the year ended December 31, 2022, and mainly offset by (i) an adjustment of non-cash item of share of equity method investment income of US$1.96 million, (ii) an increase of US$4.09 million in accounts receivable mainly for the increase of revenue, (iii) an increase of US$3.65 million in inventories, net due to our improvement in stock management and inventories turnover, and (iv) an increase of US$0.31 million in accounts receivable-due from related parties for an increase in sales of products sold to related parties.

Investing Activities

For the year ended December 31, 2023, our net cash provided by investing activities was US$1.29 million which was primarily attributable to (i) dividends received from long-term investment of US$1.86 million and was offset by (i) expenditure for the purchase of machinery and equipment of US$0.37 million; and (ii) a net impact of US$0.20 million cash outflow in relation to the loan to related parties and collection of the loan.

For the year ended December 31, 2022, our net cash used in investing activities was US$0.29 million which was primarily attributable to (i) purchase of plant, machinery and equipment of US$0.69 million, (ii) expenditure for construction of plant of US$0.49 million and were offset by dividends received from long-term investment of US$0.88 million.

Financing Activities

For the year ended December 31, 2023, our net cash used in financing activities was US$2.95 million, which was primarily attributable to (i) repayment of long-term debts of US$1.75 million, (ii) a net impact of US$0.67 million cash outflow in relation to proceeds/repayment of short-term bank borrowings, (iii) repayment of machinery and equipment financing lease liabilities of US$0.38 million, and (iv) payments of US$0.37 in deferred offering costs, and was offset by a net impact of US$0.22 million cash inflow in relation to proceeds/repayment of loans from related parties.

For the year ended December 31, 2022, our net cash used in financing activities was US$0.36 million, which was primarily attributable to the proceeds from (i) short-term bank borrowings of US$1.04 million, (ii) long-term commercial vehicle mortgage loan of US$0.05 million, and were offset by (i) repayment of short-term bank borrowings of US$1.17 million, (ii) repayment of factory and commercial vehicle mortgage loans of US$0.06 million, and (iii) repayment of machinery and equipment financing lease liabilities of US$0.06 million.

Contingencies

From time to time, we may become involved in litigation relating to claims arising in the ordinary course of the business. There are no claims or actions pending or threatened against us that, if adversely determined, would in our judgment have a material adverse effect on us.

Capital Expenditures

Our capital expenditures consist primarily of expenditures for the construction of plant and purchase of fixed assets for our business expansion. Our capital expenditures amounted to US$1.17 million and US$0.37 million for the years ended December 31, 2022 and 2023, respectively. We plan to fund our future capital expenditures with our existing cash and cash equivalents balance and proceeds from this offering. We will continue to make capital expenditures to meet the expected growth of our business.

Contractual Obligations

The following table sets forth our contractual obligations As of December 31, 2023:

	Payment Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Other long-term debts	$29,700	$9,379	$20,321	$—	$—
Bank borrowing	37,184	37,184	—	—	—
Operating and finance lease commitments	679,124	388,440	179,502	111,182	—
Related party loans	366,202	366,202	—	—	—
Total	$1,112,210	$801,205	$199,823	$111,182	$—

Other than those shown above, we did not have any significant capital and other commitments As of December 31, 2023.

Off-balance Sheet Commitments and Arrangements

We have not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Critical Accounting Policies and Estimates

An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, the reported amounts of revenue and expenses during the reporting period, and the related disclosures in the consolidated financial statements and accompanying footnotes. Out of our significant accounting policies, which are described in “Note 2—Summary of Significant Accounting Policies” of our consolidated financial statements for the reporting period, included elsewhere in this registration statement, certain accounting policies are deemed “critical,” as they require management’s highest degree of judgment, estimates and assumptions, including (i) Accounts receivable, net, (ii) Inventories, net, (iii) Property, plant and equipment, net, (iv) Long-term investment, (v) Revenue recognition and (vi) Income taxes. While we believe our judgments, estimates and assumptions are reasonable, we are based on information presently available and actual results may differ significantly from those estimates under different assumptions and conditions. We believe that the following critical accounting estimates involve the most significant judgments used in the preparation of our financial statements.

Also, we are emerging growth company as defined by JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of extended transition periods for complying with new or revised accounting standards. This allows us to delay adoption of certain accounting standards until those standards would otherwise apply to private companies. We elected to take advantage of the extended transition periods.

Use of estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management of the Company to make certain estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. We based on the estimates on historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgements about the carrying value of assets and liabilities that are not readily apparent from other sources.

Significant accounting estimates reflected in our consolidated financial statements include, but not limited to revenue recognition, allowance for doubtful accounts, inventory write-down, the useful lives and impairment of long-lived assets and valuation allowance for deferred tax assets. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates.

Accounts receivable, net

On January 1, 2023, we adopted FASB ASC Topic 326 -" Financial Instruments - Credit losses " ("ASC Topic 326") which replaces the incurred loss methodology with the current expected credit loss (" CECL ") methodology. We adopted ASC Topic 326 using the modified retrospective approach for all in-scope assets. The adoption of ASC Topic 326 on our consolidated financial statements was immaterial.

Accounts receivable is stated net of provision of credit losses. We have developed a current expected credit loss ("CECL") model based on historical experience, the age of the accounts receivable balances, credit quality of its customers, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect its ability to collect from customers. We consider historical collection rates, current financial status, macroeconomic factors, and other industry-specific factors when evaluating for current expected credit losses.

As of December 31, 2023, 95.60% of accounts receivable was within 180 days, 3.30% of accounts receivable was between 180 days to 360 days, the remaining 1.00% of accounts receivable was over one year. As of July 24, 2024, 94.40% of accounts receivable balance has been collected subsequently.

As of December 31, 2023, 100% of accounts receivable – related parties were within 180 days. As of July 24, 2024, 100% of accounts receivable - related parties has been collected subsequently.

Inventories, net

Inventories are stated at the lower of cost or realizable value. Cost is principally determined on the weighted average basis.

We periodically perform an analysis of inventory to determine obsolete or slow-moving inventory and determine if its cost exceeds the estimated market value. Write off of potentially obsolete or slow-moving inventory are recorded based on management’s analysis of inventory levels.

Property, plant and equipment, net

Property, plant and equipment is stated at cost including the cost of improvements. Maintenance and repairs are charged to expense as incurred. Depreciation and amortization are provided on the straight-line method based on the estimated useful lives and residual value of the assets as follows:

Category	Useful lives	Estimated residual value
Buildings	20 years	5%
Machinery and equipment	10 years	10%
Motor Vehicles	5 years	10%
Furniture and fixtures	5 years	5%
Electronic office equipment	3 years	5%

Major improvements are capitalized and expenditures for maintenance and repairs as incurred. Construction in progress represents property, plant and equipment under construction or being installed. Costs include original cost, installation, construction and other direct costs. Interest expenses directly related to construction in progress would be capitalized. Construction in progress is transferred to the appropriate fixed asset account and depreciation commences when the asset has been substantially completed and placed in service.

Long-term investment

The investments for which we have the ability to exercise significant influence are accounted for under the equity method. Under the equity method, we initially record its investment at cost. The difference between the cost of the equity investment and the amount of the underlying equity in the net assets of the equity investee is recognized as equity method goodwill or as an intangible asset as appropriate, which is included in the equity method investment on the combined balance sheets. We subsequently adjust the carrying amount of the investment to recognize our proportionate share of each equity investee’s net income or loss into combined statements of operations and comprehensive income after the date of acquisition.

We make an assessment of whether an investment is impaired based on performance and financial position of the investee as well as other evidence of market value at each reporting date. Such assessment includes, but is not limited to, reviewing the investee’s cash position, recent financing, as well as the financial and business performance. We recognize an impairment loss equal to the difference between the carrying value and fair value in the combined statements of operations and comprehensive income if any.

Revenue recognition

Product sales

Effective with the adoption of Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606),” and the associated ASUs (collectively, “Topic 606”) on April 1, 2018, we recognize revenue when our customer obtains control of promised goods in an amount that reflects the consideration which we expect to receive in exchange for those goods. To determine revenue recognition for the arrangements that our determines are within the scope of Topic 606, we perform the following five steps:

(1) identify the contract(s) with a customer,

(2) identify the performance obligations in the contract,

(3) determine the transaction price,

(4) allocate the transaction price to the performance obligations in the contract and

(5) recognize revenue when (or as) the entity satisfies a performance obligation.

We adopted the ASU during reporting period for all revenue contracts with customers using the modified retrospective approach, while prior periods’ amounts are not adjusted and continue to be reported in accordance with our historical accounting under ASC 605.

Product revenue recognition

Our revenue from contracts with customers is derived from product revenue principally from the sales of metal stamping and mechanical original equipment manufacturer (“OEM”) and electric OEM products directly to other consumer electronics product manufacturers. We sell goods to the customer under sales contracts or by purchase orders. We have determined there to be one performance obligation for each of the sales contracts and purchase orders. The performance obligations are considered to be met and revenue is recognized at a point in time when the customer obtains control of the goods. We have three major goods delivery channels, included:

1)	Delivering goods to customers’ predetermined location, we have satisfied the contracts’ performance obligations when the goods have been delivered and relevant shipping documents have been collected by us;
2)	Picking up goods by customers in our warehouse, we have satisfied the contracts’ performance obligations when the goods have been picked up and the acceptance document has been signed by the customers; and
3)	Picking up goods by customers in the Vendor Managed Inventory (“VMI”) warehouse, we satisfied the contracts’ performance obligations when the goods have been picked up and we confirmed the amounts used by customers with clean reply received.

For products picked up by customers in the VMI warehouse, we are primarily responsible for the contract as we have the supplier discretion when executing orders and we are the only party that have a contractual relationship with customers. We establish and obtain substantially all of the benefits from transactions, i.e. considerations paid by customers. Therefore, we conclude that we obtain control the of the products pursuant to ASC 606-10-55-37A(a). We consider ourselves to be the principal in the transactions on the basis that we are primary responsible to fulfill the promise and have the price discretion, pursuant to ASC 606-10-55-39.

The transaction price is generally in the form of a fixed price which is agreed with the customer at contract inception. The transaction price is recorded net of sales return, surcharges and value-added tax of gross sales. We have allocated the transaction price to each performance obligation based on the sales contracts and purchase orders.

Our payment terms are all within 180 days and its sales arrangements do not have any material financing components.

A contract asset is recorded when we have transferred products or services to the customer before payment is received or is due, and our right to consideration is conditional on future performance in the contract. We did not recognize any contract asset as of December 31, 2022 and 2023. The timing between the recognition of revenue and receipt of payment is not significant. A contract liability exists when we have received consideration but has not transferred the related goods or services to the customer. We did not recognize any contract liabilities as of December 31, 2022 and 2023.

Return Rights & Warranty

We generally provide warranty period of one year and customers are required to perform product quality check upon acceptance of delivery. The warranty covers only production defects, and offers to replace the defective products with new products during warranty period. Customers do not have the option to purchase the warranty separately, nor the warrant provides a service in addition to assurance. Accordingly, warranty costs are treated as a cost of fulfillment subject to accrual, rather than a performance obligation. We did not accrue any liability related to the product return for any product quality issue on the consolidated balance sheets as of December 31, 2022 and 2023.

Principal vs agent accounting

We record all product revenue on a gross basis. To determine whether we are an agent or principal in the sales of products, we consider the following indicators: we are primarily responsible for fulfilling the promise to provide the specified goods or services, is subject to inventory risks before the specified goods have been transferred to a customer or after transfer of control to the customers and has discretion in establishing the price of the specified goods.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are determined based on the temporary difference between the financial reporting and tax bases of assets and liabilities, and net operating loss and tax credit carryforwards using enacted tax rates that will be in effect for the period in which the differences are expected to reverse. We record a valuation allowance against the amount of deferred tax assets that it determines is not more likely than not of being realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

We recognize the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. We record interest related to unrecognized tax benefits and penalties, if any, within income tax expenses.

Recently Adopted Accounting Standards

In July 2023, the FASB issued ASU 2023-03, Presentation of Financial Statements (Topic 205), Income Statement-Reporting Comprehensive Income (Topic 220), Distinguishing Liabilities from Equity (Topic 480), Equity (Topic 505), and Compensation-Stock Compensation (Topic 718), which amends or supersedes various SEC paragraphs within the Codification to conform to past SEC announcements and guidance issued by the SEC. The ASU does not provide any new guidance so there is no transition or effective date associated with it. This ASU did not have a significant impact on the combined and consolidated financial statements.

In October 2023, the FASB issued ASU 2023-06, “Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative.” This ASU incorporates certain U.S. Securities and Exchange Commission (SEC) disclosure requirements into the FASB Accounting Standards Codification. The amendments in the ASU are expected to clarify or improve disclosure and presentation requirements of a variety of Codification Topics, allow users to compare entities subject more easily to the SEC’s existing disclosures with those entities that were not previously subject to the requirements, and align the requirements in the Codification with the SEC’s regulations. For entities subject to the SEC’s existing disclosure requirements and for entities required to file or furnish financial statements with or to the SEC in preparation for the sale of or for purposes of issuing securities that are not subject to contractual restrictions on transfer, the effective date for each amendment will be the date on which the SEC removes that related disclosure from its rules. For all other entities, the amendments will be effective two years later. However, if by June 30, 2027, the SEC has not removed the related disclosure from its regulations, the amendments will be removed from the Codification and not become effective for any entity. We are currently evaluating the impact the adoption of ASU 2023-06 will have on its consolidated financial statements and related disclosures.

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The amendments in this ASU are intended to improve reportable segment disclosure requirements primarily through enhanced disclosures about significant segment expenses. This ASU requires disclosure of significant segment expenses that are regularly provided to the chief operating decision mark (CODM), an amount for other segment items by reportable segment and a description of its composition, all annual disclosures required by FASB ASU Topic 280 in interim periods as well, and the title and position of the CODM and how the CODM uses the reported measures. Additionally, this ASU requires that at least one of the reported segment profit and loss measures should be the measure that is most consistent with the measurement principles used in an entity’s consolidated financial statements. Lastly, this ASU requires public business entities with a single reportable segment to provide all disclosures required by these amendments in this ASU and all existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The amendments should be applied retrospectively. We are currently evaluating the impact the adoption of ASU 2023-06 will have on its consolidated financial statements and related disclosures.

In December 2023, the FASB issued ASU 2023-09, Income taxes (Topic 740), Improvements to Income Tax Disclosures, which provides guidance on the requirements such as the requirement that public business entities on an annual basis (1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold. For public business entities (PBEs), the new requirements will be effective for annual periods beginning after December 15, 2024. For entities other than public business entities (non-PBEs), the requirements will be effective for annual periods beginning after December 15, 2025. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The ASU should be applied prospectively. Retrospective application is permitted. We are currently evaluating the impact the adoption of ASU 2023-09 will have on its consolidated financial statements and related disclosures.

We do not believe other recently issued ASUs by the FASB but not yet effective accounting statements, if adopted, would have a material effect on our consolidated balance sheets, statements of comprehensive income and statements of cash flows.

CORPORATE HISTORY AND STRUCTURE

The Company was incorporated under the laws of Cayman Islands on May 11, 2022 as an exempted company and structured as a holding company.

On May 24, 2022, Zhongjinke BVI was incorporated under the laws of the British Virgin Islands as the Company’s wholly-owned subsidiary and its intermediate holding company to facilitate financing. Zhongjinke HK was incorporated on June 13, 2022 as Zhongjinke BVI’s wholly-owned subsidiary in Hong Kong. On December 19, 2022, Zhongjinke WFOE was incorporated under the laws of the PRC as Zhongjinke HK’s wholly-owned subsidiary. Following the aforementioned transactions, the Company owns 100% equity interest of Zhongjinke BVI, which owns 100% equity interest of Zhongjinke HK, which owns 100% equity interest of Zhongjinke WFOE.

On January 10, 2023, the Company, Zhongjinke HK and Yingying Deng entered into a Share Exchange Agreement, pursuant to which Yingying Deng would transfer one ordinary share (accounting for 100% of the issued share capital of Galaxy Exploration) that she owned in Galaxy Exploration to Zhongjinke HK, and as the consideration, the Company would allot and issue to Yingying Deng 250,000 Ordinary Shares of the Company. Following the share transfer, Zhongjinke HK owns 100% Ordinary Shares of Galaxy Exploration, which owns 0.775% of the equity interest of Zhongjinke Shenzhen. At such time, the remaining equity interest (99.225%) of Zhongjinke Shenzhen was owned by seven shareholders. The share transfer did not change Galaxy Exploration’s ownership of the shares of Zhongjinke Shenzhen, which is 0.775% before and after the share transfer. Information of Ordinary Shares in this paragraph has not been adjusted retroactively to reflect the two share splits that occurred afterwards on June 19, 2023 and June 6, 2024.

On February 1, 2023, the Company issued 3,470,500 Ordinary Shares to DNR Technology Co., Ltd. and 1,529,500 Ordinary Shares to Vimisci Holding Limited. Information of Ordinary Shares in this paragraph has not been adjusted retroactively to reflect the two share splits that occurred afterwards on June 19, 2023 and June 6, 2024.

On March 2, 2023, Zhongjinke WFOE entered into a share transfer agreement with each of the seven then shareholders of Zhongjinke Shenzhen, acquiring 99.225% of the equity interests in Zhongjinke Shenzhen by cash consideration. Following the share transfers, Zhongjinke HK, through its two wholly-owned subsidiaries, Zhongjinke WFOE and Galaxy Exploration, indirectly owns 100% equity interest of Zhongjinke Shenzhen, which owns 100% of the equity interest of Zhongke Components, 51% of the equity interest of Zhongjinke Nanjing, and 49% equity interest of PSM-ZJK.

On July 27, 2023, Precision HK was incorporated as a holding company to hold 100% of the shares of Precision Vietnam, which was incorporated under the laws of Vietnam on April 26, 2024.

The following diagram illustrates our corporate legal structure as of the date of this prospectus. We do not have a VIE structure.

On June 19, 2023, the Company subdivided the authorized and issued share capital of the Company on a 1:2 basis such that the authorized share capital of the Company was amended from US$50,000 divided into 500,000,000 Ordinary Shares of a par value of US$0.0001 each, to US$50,000 divided into 1,000,000,000 Ordinary Shares of a par value of US$0.00005 each. Following the subdivision, DNR Technology Co., Ltd., Jinshan International Investment Co., Ltd., KKD Holding Limited, Newmicro Holding Limited, Vimisci Holding Limited and Yingying Deng held 12,888,000, 1,000,000, 704,000, 1,000,000, 3,908,000 and 500,000 Ordinary Shares, respectively. Information of Ordinary Shares in this paragraph has not been adjusted retroactively to reflect the share split that occurred afterwards on June 6, 2024.

On June 6, 2024, the Company subdivided the authorized and issued share capital of the Company on a 1:3 basis such that the authorized share capital of the Company was amended from US$50,000 divided into 1,000,000,000 Ordinary Shares of a par value of US$0.00005 each, to US$50,000 divided into 3,000,000,000 Ordinary Shares of a par value of US$0.000016666667 each. Following the subdivision, DNR Technology Co., Ltd., Jinshan International Investment Co., Ltd., KKD Holding Limited, Newmicro Holding Limited, Vimisci Holding Limited and Yingying Deng held 38,664,000, 3,000,000, 2,112,000, 3,000,000, 11,724,000 and 1,500,000 Ordinary Shares, respectively.

Our existing six shareholders will hold approximately 82.27% of the voting power after completion of the offering, assuming the underwriter does not exercise the over-allotment option. Of these shareholders, our largest shareholder is DNR Technology Co., Ltd., an entity wholly-owned by our CEO and Chairman, which controls approximately 64.44% of the voting power of the Company prior to the completion of this offering and will control approximately 63.12% of the voting power of the Company after the completion of this offering, assuming the underwriter does not exercise the over-allotment option. The sole shareholder and ultimate beneficial owner of DNR Technology Co., Ltd. is Mr. Ning Ding, who is the Chairman of our board of directors and Chief Executive Officer. Accordingly, Mr. Ding has and will continue to have significant influence on the operation of our business.

As a result, we may be deemed to be a “controlled company” under Nasdaq Marketplace Rule 5615(c) (1); however, we do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the Nasdaq Marketplace Rules for at least one (1) year following completion of this offering.

BUSINESS

Business Overview

Operating through our consolidated subsidiaries in the PRC, we are a high-tech enterprise specialized in manufacturing and sale of precision fasteners, structural parts and other precision metal parts products for new energy vehicles, circuit boards, data centers, liquid cooling systems for high-speed supercomputers widely applied in the artificial intelligence industry, and intelligent electronic equipment, such as mobile phones, smart watches, drones, and 5G communication base stations.

Our involvement in the precision metal parts manufacturing industry started since the establishment of Shenzhen Zhongjinke Hardware Products Co., Ltd in 2011. Our manufacturing technology and experience have been growing steadily in the past 13 years, and we have a professional team consisting of 272 employees as of December 31, 2023. We produced approximately 4.40 billion and 3.68 billion precision metal parts for the fiscal years ended December 31, 2023 and 2022, respectively. We have obtained 50 patents from China National Intellectual Property Administration. With a series of precise and highly-automated processing equipment and high-precision testing instruments, including automatic high-speed cold heading machine, high-speed rolling machine, metal turning lathe, computer numerical-control lathe, high-speed precise punching machine and optical screening machine, we have control over processing quality, accuracy and yield rate. We have adopted ISO 9001:2015 quality management system, ISO 14001:2015 environmental management system, IATF 16949:2016 automobile quality management system and ISO 45001:2018 occupational health management system accredited by the International Organization for Standardization.

Due to our technology, product quality and ability to develop new products, we became a supplier for some well-known enterprises and their original equipment manufacturers (“OEMs”) in a wide variety of industries, including consumer electronics, new energy vehicles, aerospace, energy storage systems and liquid cooling systems used in artificial intelligence supercomputers. To customize the products to the needs of the customers, we connect with our customers from the very beginning, including the research and development (“R&D”) process, and cooperate with customers to design the overall product plans. In recent years, the Company has continuously paid efforts to expand our R&D team and increase our R&D expenses, to improve our technology used in the manufacturing process and product design.

We use a direct sales model and the sales department is responsible for customer contact, product sales, after-sales services and customer maintenance. We have both China-based and overseas sales teams in North America, and we expanded our business in North America through entering into sales representative contracts with 7 sales representative teams who will sell and promote our products in North America. In addition, the Company has established a factory in Vietnam in April 2024 and plans to open a sales office in the United States in early 2025 to further expand the market.

Our Main Products

Our main products include various standard screws, nuts, bolts, turning parts, stamping parts and CNC machining parts. Our products are widely used in new energy vehicles, mobile phones, smart watches, drones, 5G communication base stations, circuit boards, data centers, liquid cooling systems and other electronic equipment.

The following is a list of our main products:

Type	Application	Picture
Standard screws	Various fields
Precise screws and nuts	Screws for phones, cameras, consumer digital products and precise instruments
Nuts for phones, cameras, consumer digital products and precise instruments
High-strength bolts, nuts	Non-standard screws/ high-strength/ various-step cold heading bolts
Non-standard vehicle parts/ high-strength/ various-step cold heading bolts
Cold heading technology
Turning parts, CNC machining parts	Axle products (turning/ CNC machine)
Processed parts
Surface mounting technology (“SMT”) products	Miniature parts packaging
Physical vapor deposition (“PVD”) products	Watches

The following is a list of the industries where our products are applied:

Type	Products & Applications	Industries
Cold heading	Precision screw: electronics fastening	Electronic communications
Home appliances
Computers
Others
	High-strength bolts and nuts: vehicle fastening and connection	Vehicles
Machining	Copper nuts: embedded connection of various electronic communication and home appliances	Electronic communications
Computer applications
Home appliances
	Stainless Steel Nuts	Electronic communications
Vehicles
	Superscrews: mobile phones and tablets fastening	Electronic communications
	Shafts, rods, probes and connectors	Home appliances
Computer applications
Vehicles
CNC	Axis	Home appliances
	Joint	Vehicles
	Sheet metal	Aerospace parts
Stamping	Shrapnel	Home appliances

The following is a list of our main core products and corresponding technologies:

No.	Launch date	Product Name	Specifications	Technology Features	Application Example	Remark
1	August 2022	ultratek PIN	∮1.7*3.15	1. Material is ultratek with difficult machining. 2. Small outer diameter, small tolerance.	Charging pin of wearable phone
2	August 2022	special-shaped stainless steel nut	1.95*1.95*0.98	1. The shape of the product is irregular. 2. The internal thread is M1.0. 3.Material is SUS316LF with highly-difficult machining.	smart watch
3	June 2022	outer hexagonal superscrew	∮2.2*4.2	1. The front end of the outer diameter is H2.2 hexagonal, which is completed once in the cam cutter.2. The internal thread is M0.8.	Smart wearable device and smart terminal
4	April 2022	copper rivet	∮8.227*10.10	There are two step holes in the hole with aperture tolerance of ±0.002 and difficult machining.	vacuum cleaner
5	November 2021	special-shaped titanium screw	CWM1.0x1.675	1. Titanium is difficult to shape. 2. Large screw head is difficult to be molded.	smart watch
6	July 2021	Rivet for weld	10.312X3.683	1. Surface high temperature tin for weld. 2. 4 convex points on the rod matching with the module make press-in easy without ejection.	home appliance
7	July 2021	lock screw	M0.8*1.40	Ultra-micro screw M0.8 (thread diameter)	set screw for smart wearable device
8	June 2021	circle block with convex point for weld	∮2.26*1.04	It is difficult to shape with the 5 convex points at the front.	Electronics weld
9	June 2021	tiny copper block	1.27*0.87*0.93	1. The dimension is 1.27*0.87, which is very small with high external surface requirements and mold clamping difficulty.	smart watch
10	March 2020	ultra-thin gaskets for drones	0.05*4.0*5.0	Thickness tolerance of 0.005 is difficult to control.	drone
11	October 2018	torque screw	#4-40X6.35	1. The range of torque force is with requirements. 2. The range of pull-out torque is required when half assembly.	home appliance
12	July 2018	little screw for watch	CM0.6X1.2	Ultra-micro screw M0.6 (thread diameter)	little screw for watch
13	June 2018	stainless steel sleeve	∮1.91*1.45	1. The small product structure is mini parts. 2. Material is SUS304, with highly-difficult machining. 3. High precision products, small dimensional tolerance.	Radio frequency communication parts
14	April 2017	special-shaped stainless steel nut	3.84*3.84*1.06	1. The shape of the product is irregular. 2. The internal thread is M1.0. 3. Material is SUS316LF with highly-difficult machining.	smart phone
15	March 2017	lock screw	#4-40*6.35	1. Thread radial milling groove 2. Thread groove with Nylon strip	electric box
16	November 2016	ultra-thin screw with Y groove	CM1.0x0.95	Screw with ultra-thin head with head thickness of 0.10-0.15mm.	smart phone
17	July 2014	copper embossing square nut	0.93x1.8x3.3	The side of the product needs embossing. The surface of the product needs to be smooth.	Fix of mainboard of touchscreen tablet computer

Research and Development

The Company’s R&D effort is market-oriented. According to demands of the customers, the R&D department conducts new product projects, determines product development plans, designs technological processes, and converts the needs of the customers into technical data for internal production, achieving controllable costs under industrial production.

The Company’s R&D work is divided into two aspects: project R&D and technology R&D. Project R&D is quality planning of developing new products, trial production, testing of samples, pre-production review, review confirmation and submission for customers’ approval. Technology R&D refers to the design and verification of product molds, optimization of product process plans, and resolution of major technical problems during the production process to ensure stable product quality.

Our current R&D team has 10 employees. Among the 10 employees, all of them hold bachelor’s degrees, 3 of them have more than 10 years of work experience and 8 of them have more than 5 years of work experience.

Core Technologies

At present, the Company’s core technologies mainly come from its technical team’s own R&D. We have not outsourced or cooperated with R&D departments in other companies to obtain core technologies. After 13 years of development, the Company has developed a number of core technologies for its main business, including:

No.	Core Technology	Technology Overview	Corresponding Patents and Technologies
1	Stamping dies (which are tools that shape and cut sheet metal parts) for the production of solder chip nuts for circuit boards	Customer-required SMT welding nut needs a four-sided straight pattern on the welding surface because it needs to be welded firmly, which leads to a complex embossing process after the production process. The yield and efficiency of embossing are very low and the cost is high. Our stamping dies only need to form at one time with the cooperation of the flat copper material and the punching force and the die (which is a specialized machine tool to cut and/or form material to a desired shape or profile), which improves the product yield and production efficiency and saves costs. The evolution of the process increases the Company’s competitiveness.	1. CN104763725A SMD nut and its processing technology
2. CN204747224U A fixture for processing SMD nut
3. CN211191652U A high-efficient stamping die and equipment
4. CN212370973U Continuous multi-station workpiece processing die
2	Main swing arm mould for auxiliary scraper wall for automobile wiper swing arm	The main swing arm of the auxiliary scraper wall used for the automobile wiper arm required by our customers uses the CNC to process the hole position because of the high requirement on the precision and the appearance. The production cost is so high that 5 CNC pieces of equipment are needed, however, the efficiency is very low. In order to save costs and improve efficiency, the auxiliary wiper arm stamping die has been developed. The die adopts blanking punching and hole chamfering processes to meet the quality requirements, thus solving the Company’s bottleneck problem and saving costs.	1. CN212792637U Punching die (which is a tool to cut, draw, and trim) for main swing arm of auxiliary scraper arm 2. CN212792617U Chamfering die for main swing arm of auxiliary scraper arm
3	Special-shaped ultra-thin gasket mold for Unmanned Aerial Vehicle (“UAV”)	The thickness of our special-shaped ultra-thin gasket mold is only 0.05MM. Traditional stamping dies are expensive and have problems such as unstable feeding, short die life and material-adherence. This special-shaped ultra-thin gasket die for drones developed by the Company is free of punches equipment stamping with the advantages of low costs, stable production, being non-sticky and not easy to produce burrs, etc. Its stable quality and the ability of mass production increase the Company’s competitiveness.	CN214601323U UAV ultra-thin special-shaped gasket processing mold

4	Small welding bump wafer stamping die	There are 4 bumps around the back of the product and a large bump in the middle. Traditional stamping dies cannot guarantee the dimensional tolerance requirements of the back bumps. We satisfy the tolerance requirements of the back bumps by machining parts with precise mirror discharge. The traditional stamping dies are very easy to be damaged by one-time forming. We add a pre-forming step before forming, which improves the life of the formed parts and makes the product more stable.	CN219541484U Stamping die for small welding bump wafer
5	Stamping die for welding height limiting sheet of miniature watch motherboard	This product is a special-shaped product with a length of 1.18mm, a width of 0.68mm and a thickness of 0.93mm. Generally, special customized machines are used to cut materials with specially customized specifications. The two sections have roughness requirements, so the yield rate of products made by special customized machines is also very low. Our stamping dies can meet the requirements through the process of trimming the edges of the product twice and overpressure shaping.	CN217290047U Stamping die for height limiting sheet of watch motherboard

6	Turning products for high-precision, and high-efficient machining that require secondary processing	The track and thimble are designed to fit the shapes of the products. The track is loaded into the automatic lathe tool bank, and is controlled by the automatic lathe’s own tool bank action. The thimble is controlled by the action of the drill tail clamp. The collaboration of automatic lathe tool bank and the thimble feed the product into the clamp. This technology is high-speed, automated, high-precision and cost-efficient.	CN212371723U Single-piece processing automatic mould and its processing equipment
7	Cold heading screws combined with CNC processing to achieve requirements of high tightness and high efficiency	A cold heading part conveying device and heading part CNC processing equipment includes a conveying assembly, a transfer assembly and a fixing assembly. The conveying assembly includes a feeding part and a conveying track, and the feeding part is used for cold heading. The parts are put into the conveying track so that the cold forging parts are conveyed from one end to the other end through the conveying track. The transfer assembly is used for transferring the cold heading parts; the fixing assembly is used for fixing the cold forging parts by the transfer cold heading for component transfer. The cold heading piece conveying device and the cold heading piece processing equipment provided according to the utility model have the advantages of simple structure, convenient use, and convenient automatic transmission of the cold heading piece, thereby saving manpower and reducing the processing cost.	CN214640045U Cold heading conveying device and cold heading processing equipment with it
8	Pure titanium screws	The utility model is a screw for electroplating with a screw body made of pure titanium. The utility model effectively enhances the corrosion resistance of the screw and avoids the damage of the hanger due to the corrosion of the screw. The hanger causes breakage and oxidation, which effectively improves the service life of the hanger and saves production costs.	CN216077892U A kind of pure titanium screw for electroplating
9	Rubber-coated screws are suitable for use in high-clean environments.	An anti-loosening rubber-coated screw comprises a screw body and a soft rubber sleeve. The soft rubber sleeve is sleeved on the screw body. The anti-loosening rubber-coated screw provided according to the utility model has a simple structure and a good anti-loosening effect. At the same time, it can be reused and has strong practicability.	CN215370526U A kind of anti-loose rubber-coated screw

10	Precision screws (M0.6, M0.8)	A precision screw processing tool is used with a mold shell and a mold core part. A cavity is opened inside the mold shell. The mold core part is arranged in the cavity. A die core hole extends along the axial direction for screw forming. A plurality of steps are formed on the inner wall of the core hole, and the inner diameter of the core hole gradually decreases from top to bottom. The precision screw processing die provided by the utility model has the advantages of simple structure, convenient disassembly and assembly, and at the same time, multi-step threads can be produced.	CN212793021U Precision screw processing tool
11	Hexagon screw cold pier mold	A hexagonal screw cold heading mold includes a mold shell and a mold core. An installation cavity is opened on the upper-end surface of the mold shell, the mold core is arranged in the installation cavity, and the mold core is cylindrical. A hexagonal cavity is formed in the middle of the kernel, and the mold kernel is vertically divided into six detachable combined parts along the top corner of the hexagonal cavity, which effectively displace the gas in the cavity. The discharge makes the hexagon of the screw head fuller, which has strong practicability and good performance.	CN214639993U Hexagon screw cold heading die
12	Combination spring screw	A combined spring screw includes a rod body and a spring piece. A limiter is arranged on the rod body; the spring piece is sleeved outside the rod, and one end is limited on the rod body by the limiter. According to the combined spring screw provided by the utility model, the structure is simple, the production is convenient, and the loosening of the connecting device caused by the vibration generated during the operation of the equipment can be effectively avoided.	CN212377066U Combination spring screw
13	New-type die-feeding structure and cold heading machine	A new type of die-feeding structure and a cold heading machine, comprising a die shell, a first thimble and a second thimble. A die core hole is pierced in the axial direction of the die shell, and is fixed in the die core hole and the axial direction of the penetrating die core is provided. The first thimble is inserted into the thimble hole, and the bottom has a connecting part extending in the circumferential direction and formed into a radial shape. The second thimble is used to drive the first thimble to form a reciprocating motion in the thimble hole. Therefore, the connecting portion disperses the pushing force of the second thimble outwards, so as to prevent the first thimble from being broken, bent or blocked.	CN210676747U New-type die-feeding structure and cold heading machine
14	Anti-shedding screws	An anti-falling screw includes a screw head and a screw. The screw head has a lower surface. The screw and the lower surface of the screw head are integrally formed, the outer surface of the screw is formed with an external thread, and the partial surface of the external thread is provided with a predetermined surface. The anti-shedding screw provided by the utility model is provided with a colloidal layer on the partial surface of the external thread of the screw rod. When the screw is matched with the threaded hole on the part to be fixed or the nut, the colloidal layer has a certain thickness. After the screw is rotated, the colloidal layer is filled between the gap between the external thread and the internal thread, thus increasing the friction force between the screw and the part to be fixed or the nut and the driving force required to start the screw, thereby preventing loosening and falling off, so that the screw-connected components are fixed in a more firm and reliable way.	CN204512142U Anti-shedding screws

Intellectual Property and Business Qualifications

Intellectual Property

Trademarks

The Company has 6 registered trademarks in the PRC, as follows:

No.	Trademark	Status	Registered No.	Registration Date	International Classification
1		Registered	19845356	2017-06-21	Class 21 Household appliances
2		Registered	16458781	2016-06-07	Class 6 Metal Materials
3		Registered	69017595	2023-06-27	Class 35 Advertisement Marketing
4		Registered	69010742	2023-06-27	Class 6 Metal Materials
5		Registered	69010765	2023-06-27	Class 35 Advertisement Marketing
6		Registered	69011940	2023-06-27	Class 6 Metal Materials

Patents

Currently, the Company has 45 utility model patents, 2 appearance design patents and 3 invention model patents in the PRC, as follows:

No.	Innovation Name	Patent Type	Legal Status	Patent NO.	Authorization (Announcement) Date	Expiration Date	Inventor
1	Carrier package inspection control system based on image recognition	Invention model	Authorized	ZL 202210921608.2	2024-04-16	2042-08-02	Zhu Jieke, Pan Lefeng, Ding Kai
2	Fully automatic electronic induction system and CCD vertical detection method	Invention model	Authorized	ZL 202210962071.4	2024-04-16	2042-08-02	Zhu Jieke, Pan Lefeng, Liu Bo
3	Six-petal shaped fixture	Utility model	Authorized	ZL 202320023773.6	2023-11-10	2033-1-5	Zhu Jieke, Ding Ning, Xiang Wei Dong

4	Looseness detection method and system for auto winding device in auto carrier packaging inspection machine	Invention model	Authorized	ZL 202210921611.4	2023-10-27	2042-8-2	Zhu Jieke, Zhang Hailong, Ding Kai
5	Processing die for waterproof screw	Utility model	Authorized	ZL 202320061308.1	2023-10-24	2033-1-9	Zhu Jieke, Ding Ning, Liu Bo
6	Stamping die for power supply cover	Utility model	Authorized	ZL202320060130.9	2023-08-18	2033-1-9	Zhu Jieke, Ding Ning, Pan Lefeng
7	Cold forging tool for screw chamfer	Utility model	Authorized	ZL202320067135.4	2023-08-18	2033-1-9	Zhu Jieke, Ding Ning, Zhang Hailong
8	Stamping die for small welding bump wafer	Utility model	Authorized	ZL202320025323.0	2023-08-18	2033-1-5	Zhu Jieke, Ding Ning, Pan Lefeng
9	Automatic processing equipment for Philips screw	Utility model	Authorized	ZL202223590006.8	2023-08-18	2032-12-28	Zhu Jieke, Ding Ning, Xie Wei
10	Waterproof screw	Utility model	Authorized	ZL202223606486.2	2023-07-07	2032-12-28	Zhu Jieke, Ding Ning, Liu Bo
11	Anti-theft screw with three-lobe head	Appearance design	Authorized	ZL202230866831.2	2023-06-23	2037-12-28	Zhu Jieke, Ding Ning, Xie Wei
12	Retractable spring screws	Utility model	Authorized	ZL 202322458042.7	2024-03-29	2033-09-11	Zhu Jieke, Huang Peiju, Zhang Hailong
13	High-strength connecting rivets	Utility model	Authorized	ZL 202322315293.X	2024-03-26	2033-08-28	Zhu Jieke, Huang Peiju, Zhang Hailong
14	Countersunk torx anti-theft screw equipment	Utility model	Authorized	ZL202223172783.0	2023-03-17	2032-11-29	Zhu Jieke, Huang Peiju, Liu Bo
15	Smart focusing device for flat-head cross gold-plated anti-slip screw	Utility model	Authorized	ZL202223102627.7	2023-03-14	2032-11-22	Zhu Jieke, Zhang Hailong, Liu Bo
16	Anti-shake titanium nut unit equipment	Utility model	Authorized	ZL202223258094.1	2023-03-07	2032-12-06	Zhu Jieke, Zhang Hailong, Huang Peiju

17	Screws with non-slip teeth	Utility model	Authorized	ZL202220195869.6	2022-08-26	2032-1-24	Zhu Jieke
18	Stamping die for height limiting sheet of watch motherboard	Utility model	Authorized	ZL202220195971.6	2022-08-26	2032-1-24	Zhu Jieke
19	New-type punch and stamping tool with it	Utility model	Authorized	ZL202220196055.4	2022-07-19	2032-1-24	Zhu Jieke
20	High precision special-shaped product cutting equipment	Utility model	Authorized	ZL202220193444.1	2022-07-19	2032-1-24	Zhu Jieke
21	Tapping tools and screw sorting equipment with it	Utility model	Authorized	ZL202220192771.5	2022-07-15	2032-1-24	Zhu Jieke
22	Pure titanium screws for electroplating	Utility model	Authorized	ZL202023141735.6	2022-03-18	2030-12-23	Zhu Jieke
23	Anti-loose rubber-coated screws	Utility model	Authorized	ZL202023141783.5	2021-12-31	2030-12-23	Zhu Jieke
24	Hexagon screw cold heading die	Utility model	Authorized	ZL202023141731.8	2021-11-09	2030-12-23	Zhu Jieke
25	Screw sorting device and its screw sorting equipment	Utility model	Authorized	ZL202023146985.9	2021-11-09	2030-12-23	Zhu Jieke
26	Cold heading conveying device and cold heading processing equipment	Utility model	Authorized	ZL202023141075.1	2021-11-09	2030-12-23	Zhu Jieke
27	UAV ultra-thin special-shaped gasket processing mold	Utility model	Authorized	ZL202023146809.5	2021-11-05	2030-12-23	Zhu Jieke
28	Auxiliary/main scraper arm punching die	Utility model	Authorized	ZL202020727571.6	2021-03-26	2030-05-06	Zhu Jieke
29	Auxiliary/main scraper arm chamfering die	Utility model	Authorized	ZL202020725609.6	2021-03-26	2030-05-06	Zhu Jieke
30	Precision screw processing mold	Utility model	Authorized	ZL202020643889.6	2021-03-26	2030-04-24	Zhu Jieke
31	Single-piece processing automatic mold and processing equipment with this mold	Utility model	Authorized	ZL202020656066.7	2021-01-19	2030-04-26	Zhu Jieke

No.	Innovation Name	Patent Type	Legal Status	Application NO.	Authorization (Announcement) Date	Expiration Date	Inventor
32	High-efficiency automatic fixed mold and processing device with this mold	Utility model	Authorized	ZL202020656518.1	2021-01-19	2030-04-26	Zhu Jieke
33	Injection nut mounting fixture	Utility model	Authorized	ZL202020643851.9	2021-01-19	2030-04-24	Zhu Jieke
34	Continuous type multi-station workpiece processing mold	Utility model	Authorized	ZL202020643154.3	2021-01-19	2030-04-24	Zhu Jieke
35	Combined spring screw	Utility model	Authorized	ZL202020645297.8	2021-01-19	2030-04-24	Zhu Jieke
36	Workpiece fixing device, automatic processing device, automatic processing equipment	Utility model	Authorized	ZL201921670542.4	2020-10-20	2029-10-08	Zhu Jieke
37	High-efficiency stamping die and stamping equipment	Utility model	Authorized	ZL201921676062.9	2020-08-07	2029-10-08	Zhu Jieke
38	Combined screw mold and mold equipment	Utility model	Authorized	ZL201921509243.2	2020-06-05	2029-09-11	Zhu Jieke
39	New-type die set and heading machine	Utility model	Authorized	ZL201921509224.X	2020-06-05	2029-09-11	Zhu Jieke
40	New-type die-feeding structure and cold heading machine	Utility model	Authorized	ZL201921509209.5	2020-06-05	2029-09-11	Zhu Jieke
41	Shift level device for detecting defective gaskets in tooth rubbing machines	Utility model	Authorized	ZL201721511663.5	2018-06-22	2027-11-13	Zhu Jieke
42	Rubber strip milling groove die	Utility model	Authorized	ZL201721506371.2	2018-06-22	2027-11-13	Zhu Jieke
43	Opening die set	Utility model	Authorized	ZL201721511568.5	2017-11-13	2027-11-13	Zhu Jieke
44	Die set	Utility model	Authorized	ZL201721511567.0	2017-11-13	2027-11-13	Zhu Jieke
45	Shaped nut chuck	Utility model	Authorized	ZL201721511629.8	2017-11-13	2027-11-13	Zhu Jieke
46	Rubber strip cutting fixture	Utility model	Authorized	ZL201721511456.X	2017-11-13	2027-11-13	Zhu Jieke
47	Fixture for SMT nut	Utility model	Authorized	ZL201520180339.4	2015-11-11	2025-03-27	Zhu Jieke
48	SMT nut	Utility model	Authorized	ZL201520166513.X	2015-08-12	2025-03-23	Zhu Jieke
49	Anti-shedding screw	Utility model	Authorized	ZL201520164821.9	2015-07-29	2025-03-23	Zhu Jieke
50	Screw	Appearance design	Authorized	ZL201530070563.3	2015-07-08	2025-03-23	Zhu Jieke

Business Qualifications

The Company has obtained the following qualifications:

No.	Certificate Type	Certificate No.	Issuing Agency	Status	Issued Date	Expiration Date
1	Pollutant emission registration for stationary pollution source	91440300580072173J002Z	Shenzhen Municipal Bureau of Ecology and Environment Pingshan Administration	Valid	2023-04-20	2028-04-19
2	Environmental Management System Certification	19817EK016R2M	Beijing Xinjiyuan Certification Co., Ltd.	Valid	2023-06-15	2026-11-08
3	China Occupational Health and Safety Management System Certification	19823SF0642R0M	Beijing Xinjiyuan Certification Co., Ltd.	Valid	2023-06-15	2026-06-14
4	Automotive industry quality management system certification	161114108/3	DEKRA Shanghai	Valid	2024-01-16	2027-01-15
5	Quality Management System Certification Quality Management System Certification (ISO9001)	41114753/3	DEKRA Shanghai	Valid	2024-01-16	2027-01-15
6	National High-tech Enterprise	GR202144204594	National Group for Identification and Administration of National High-Tech Enterprises	Valid	2021-12-23	2024-12-23
7	Aerospace and Defense Organization Requirements System Certification (EN9100:2018)	880123023	DEKRA Shanghai	Valid	2023-01-23	2026-01-22

Competitive Strengths

The Company has efficient production organization and high product quality.

The Company has been engaged in the fastener industry for 13 years with relevant experience in manufacturing technology, manufacturing process and product structure. The Company has a series of highly automated precision-processing equipment, including automatic high-speed cold heading machine, high-speed rolling machine, metal turning lathe, CNC numerical control lathe, high-speed precision punching machine, and optical image screening machine, which improves production efficiency and generates high-quality products. After obtaining the customers’ orders, the Company believes that it is able to respond quickly and organize efficient production to meet the customer’s requirements for product diversification and delivery time.

The Company has formulated a quality control system equipped with full-time quality-control personnel, and has made a large investment in human resources and equipment to implement strict control over product quality throughout the process. The Company’s testing equipment includes, but not limited to, tensile tester, film thickness tester, roughness tester, salt spray test chamber, Restriction of Hazardous Substances Directive (“RoHS”) tester, thermal shock high low temperature tester, torque tester, Rockwell hardness tester, Vickers hardness tester, metallographic microscope, which we believe can accurately measure the physical parameters of raw materials and products, making the raw materials and products more reliable in terms of performance. We have adopted ISO 9001:2015 quality management system, ISO 14001:2015 environmental management system, IATF 16949:2016 automobile quality management system and ISO 45001:2018 occupational health management system accredited by the International Organization for Standardization.

We applied diverse process in manufacturing our fasteners, including cold forging, threading, heat treatment and automated optical inspection (“AOI”). High processing precision and high degree of automation of our products are enabled by manufacturing equipment like AOI/carrier tape packaging intellectualization.

Strong R&D capacity continuously supports the Company’s development.

The Company is accredited as a National High-Tech Enterprise by National Group for Identification and Administration of National High-Tech Enterprises. Since our establishment, we have been adhering to the idea of innovative business, continuously investing in R&D based on the needs of our core customers, and establishing a core technology system with independent intellectual property rights. The Company currently has 50 patented technologies, including 45 utility model patents, 2 appearance design patents and 3 invention model patents. In addition, the Company focuses on talents, continuously invests in manufacturing process, continues to expand product types, and improves technical strengths. We believe that the technical strength of consumer electronics fastener products, such as M1.2, M1.0, and M0.8, are attractive to our customers in the industry. In addition, we launched M0.6 consumer electronics fastener products in 2018, which has a smaller size than other products and has a higher demand from customers for manufacturing design, machine stability and dimension control. We believe that we are one of the few companies in mainland China that have launched such products in the industry and our R&D capacity can continue to meet market demand and provide continuous drive for the Company’s development.

The Company has solid customer relationship and high influence in the industry.

The Company’s customers include global enterprises in the fields of consumer electronics and new energy vehicles. We believe that these customers can bring continuous, stable, high value-added and growing orders, laying a solid foundation for the Company’s continued profitability. Because these large enterprises have relatively high certification standards for suppliers, long verification periods and stable supplier relationships, once listed as a supplier of these large customers, the Company expects to be able to establish long-term cooperative relationships with and obtain stable business orders from these customers. The Company has entered into agreements with some large enterprises as their supplier. The cooperation with these large enterprises enables the Company to continuously accumulate industry experience, improve the level of technology and craftsmanship, and continue to provide these customers with more types of products. At the same time, it also enhances the Company’s recognition and influence in the industry, which we believe is conducive to its continued expansion to customers in other industries such as consumer electronics and new energy vehicles.

The Company has a strong management team.

The Company believes that it has a professional management team. The core management personnel have considerable industry experience and their average tenure in the industry is more than 10 years. They share the Company’s development philosophy and values, have a deep understanding of products, technologies and customers’ needs, and develop and grow together with the Company. We believe that professional and stable management is essential to formulate sound development strategies and business plans, and ensure that such strategies and plans can be implemented and executed in day-to-day operations, so as to ensure the Company’s long-term and healthy development.

Challenges

The Company is relatively small in scale when compared to its competitors.

The Company’s revenue was approximately US$24.79 million and approximately US$29.40 million for the years ended December 31, 2022 and 2023, respectively. Compared with upstream companies (such as suppliers of raw materials), downstream companies (such as electronics, equipment and component manufacturers) and large listed companies in the industry, the Company is still relatively small in scale. Although the Company has strong market competitiveness in the field of consumer electronics and new energy vehicle fasteners, considering the fact that the overall scale of the global fastener market is relatively large, the Company’s market share is relatively small. Faced with an evolving new market environment, in order to improve its market competitiveness, the Company needs to further expand its scale and strengthen its R&D.

The Company will require external sources of financing to fund its continuous growth.

The Company is in a heavy-asset industry and its development requires approximately US$5 million of capital to build new factories, purchase production equipment and testing equipment. Since its establishment, the Company has mainly relied on its own revenue generation and financing from insiders. With its continuous development of business, expansion of production scale and increase of orders, the Company may not be able to meet the needs of its own business development plan without external sources of financing. However, there is no guarantee that the Company will be able to obtain financing on favorable terms and expected timeline. Without sufficient financing, the Company may need to curtail its operations to some extent, reduce planned capital expenditures and R&D in the future, which could affect our results of operations and financial conditions.

Our Business Growth Strategies

Expand new markets, production and sales network

After years of operation and accumulation, the Company has established long-term and stable cooperative relationships with some world-renowned consumer electronics manufacturers, new energy vehicle manufacturers and their first-tier suppliers. The Company will endeavor to continue to develop new customers in addition to the consumer electronics, vehicles, communication equipment and new energy vehicles, and provide them with high-quality products. In the Chinese market, the Company plans to continue in-depth cooperation with its customers. As for overseas markets, the Company plans to continue the existing business relationship with its customers, and seek for the opportunities of becoming a supplier for other major corporations in North America and Southeast Asia.

The Company intends to continuously improve the layout of product production and sales network. The Company plans to invest in setting up factories in Southeast Asia, cooperating with large-scale foundries in the next couple of years, and is expected to increase annual output value by RMB 50 million (approximately USD 7.46 million). In China, we have established a sales office in Sichuan province, and we plan to gradually expand the sales network and set up sales offices in other regions of China. We have also established sales teams in the United States and Canada to enhance market development capability, shorten the response time to customers, strengthen promptness of after-sales service, and improve the relationships with customers.

Continue to improve technical capability

The Company will continue to invest in R&D according to evolving needs of customers in various industries and stages of technical development so as to maintain its position and market share in the field of precision metal fasteners in the domestic market. The Company plans to build a R&D center for special production equipment such as automation equipment and molds to realize the independence of design and application of automation equipment and molds, and to enhance the stamping speed, life and processing precision, which we expect will eventually reduce production costs, and improve product quality and production efficiency.

Develop new product lines

The Company will focus on market demand and industry trends to continuously improve precision manufacturing capability, further expand product lines and product processing technology. Based on the existing precision metal parts such as fasteners, we plan to continue to improve the design and development of precision fasteners and to expand our product lines to include new types of fasteners, such as those for use in aerospace.

Strengthen talent training

Talent training is important to promote the Company’s independent innovation, scientific and technological progress, as well as enhancing its core competitiveness.

The Company plans to implement scientific training plans for employees in different departments and positions based on their needs and current situations, and implement training through internal regular training, internal communication, and expert guidance. Furthermore, the Company plans to hire external talents such as scientific and technological talents with solid professional knowledge, marketing talents with market-expanding awareness and strong marketing ability, and management talents with strong overall comprehension of our business. The Company also plans to adopt and optimize incentive and assessment systems for employees for the purpose of aligning the interests of the employees and the Company and promoting the long-term success of the Company.

Enhance brand image

The Company strives to live up to its mottos of “we are always attentive and strive to be better,” and “adhere to market orientation and customer orientation strategies.” We offer high-quality products and services to our customers. We have a quality assurance system based on ISO 9001:2015 quality management system, ISO 14001:2015 environmental management system, IATF 16949:2016 automobile quality management system and ISO 45001:2018 occupational health management system to ensure the products we deliver to our customers are of high quality and are friendly to environment during manufacturing stage. With our after-sale customer service team, we are able to provide quick responses and services to our customers continuously to ensure that our customers will have good experience. We also strive to innovate, improving our product quality and manufacturing efficiency to satisfy new production requirements from our customers. As of the date of this prospectus, we have obtained 45 utility model patents, 2 appearance design patents and 3 invention model patents, and we will continue to invest in our R&D department. Our target is to become a globally recognized fastener solution supplier.

Our Properties and Facilities

Status of the Company’s properties are as below:

No.	Address	Property Ownership Certificate No.	Purpose	Area (square meter)	Status
1	Building 10, No.4 of Kechuang Rd., Guangfo Industrial Park, Tangtang Town, Fogang County, Qingyuan, Guangdong Province, PRC	D44878100166, D44878100167, D44878100168, D44878100169, D44878100170.	Office & Factory	76180.11	Owned
2	No.8 of Jingqiang Rd., 138 Industrial Zone, Kengzi Town, Pingshan District, Shenzhen, Guangdong Province, PRC	N/A	Office & Factory	7,560	Rented
3	Room 1-350, Area A, Service Trade Zone, No. 268, Lidao Road, Baguazhou Street, Qixia District, Nanjing, Jiangsu Province, PRC	N/A	Office	30	Rented
4	Room 301, Building B, No. 8, Jingqiang Road, 138 Industrial Zone, Xiuxin Community, Kengzi Street, Pingshan District, Shenzhen, Guangdong Province, PRC	N/A	Office	50	Rented

Employees

As of December 31, 2023, the Company has 272 full-time employees. The following is a list of our employees in each department as of the date of this prospectus:

Categories	Number	Proportion
Sales	10	3.7%
R&D	10	3.7%
Quality Control (“QC”)	60	22.1%
Production	145	53.3%
Office and administration	47	17.3%
Total	272	100.00%

The employment agreements with all of our senior management and key technicians contain standard confidentiality and non-compete terms. As required by laws and regulations in China, we participate in various social security plans that are organized by municipal and provincial governments, including pension insurance, medical insurance, unemployment insurance, maternity insurance, job-related injury insurance and housing fund. We are required by PRC laws to make contributions to employee social security plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time.

Suppliers

The chart below shows our Company’s top three suppliers based on the balance of accounts payable.

No.	Supplier Name	Proportion as of December 31, 2022	Proportion as of December 31, 2023
1	Dongguan Zhanchuang Hardware Technology Co., LTD	24%	15%
2	Dongguan TSLG Metal Products Co. LTD	20%	21%
3	Shenzhen Xinhuafu Technology Co., Ltd.	10%	17%

INDUSTRY

Overview

Precision metal parts are common in machinery parts. They have features of high machining accuracy, small dimensional tolerance, high surface finish and precision, high dimensional stability, good fatigue resistance and attenuation resistance. Among them, fasteners are the most widely used mechanical basic parts in various fields. The types and quality have an important influence on the performance and quality of the main engine and play an important role in industrial production.

Fastener Industry

Fastener is a kind of widely used mechanical parts for fastening connections. Its application involves industries of energy, electronics, electrical appliances, machinery, chemical industry, metallurgy, mold and hydraulic. Various fasteners with features of various specifications, performance, high-degree standardization, serialization and general utilization can be found in machinery, equipment, vehicles, ships, railways, bridges, buildings, structures, tools, instruments, chemical industry, instruments and apparatus.

Fasteners can be classified according to the following standards:

No.	Classification Standard	Examples
1	Product shape	bolts, studs, screws, nuts, tapping screws, wood screws, retainers, rivets and gasket, pins, rivets, assemblies and joint pairs, welding nails.
2	Standard/Non-standard	standard fasteners, non-standard fasteners.
3	Material	carbon structural steel fasteners, alloy structural steel fasteners, stainless steel fasteners, high-temperature alloy fasteners, aluminum alloy fasteners, titanium alloy fasteners, titanium-niobium alloy fasteners, non-metallic fasteners.
4	Molding process	cold forging (meaning extrusion, which is a forming process) fasteners (such as bolts, nuts, small screws, etc.), machining and cutting fasteners (such as bolts and nuts for cutting hexagonal bars and other profiles). Forging includes: cold forging and hot forging.
5	Capacity	Fasteners are divided into tensile type and shear type. There are some differences between tensile fasteners and shear fasteners in nominal rod diameter tolerance and thread length of threaded fasteners.

After hundreds of years’ development, the global fastener manufacturing industry, with continuous upgrading and wider application to industries, has shown a development trend from low-strength and general-purpose to high-strength/ultra-high-strength and special-purpose. The fastener industry originated in Europe and the United States, and started relatively late in China. However, with the advancement of global labor division, continuous upgrading and adjustment of industrial structure and the advancement of science and technology, China has become a major fastener manufacturing country. In addition, China has been focusing on promoting the development of advanced technologies and production processes, especially encouraging the continuous innovation of high-tech, and implementing a number of preferential policies for enterprises that have been accredited as National High-Tech Enterprise, such as: 1) 15% preferential income tax rate; 2) additional tax deductions for R&D expenses; 3) corresponding subsidy from local districts; 4) talent housing subsidy, for the goal of breaking the technical barriers at high-strength and ultra-high-strength fasteners manufacturing.

Industry development status

China has become the largest producer of fasteners, and its fastener industry has maintained steady growth in recent years. The export volume of China’s fasteners has grown rapidly. According to data from the National Bureau of Statistics of China and General Administration of Customs of PRC, China’s fastener exports reached 4.9788 million tons in 2023. Compared with 2022, the export volume of fasteners in 2023 increased by 0.7%, which is in the stage of steady increase. The export value of fasteners in China in 2023 was 11.105 billion US dollars.

Fig. 1: Exports of metal fasteners

Data source: National Bureau of Statistics, General Administration of Customs of PRC Data

Fig. 2: Export amount of metal fasteners

Data source: National Bureau of Statistics, Customs Data

Industry Technology Status

 Fastener manufacturing comprehensively applies modern technologies such as computers, new materials (such as magnesium alloys), and automation. Scientific and technological progress has improved technological content and added product value to the industry. Technological methods have become more intelligent and diverse.

With the application of the above-mentioned modern technologies in the field of precision metal forming, China’s fastener manufacturing technology has made great progress in design, development and production technology, and manufacturing technology tends to be developed towards more precision. In recent years, a group of companies with various technical capabilities emerged in the industry, breaking the monopoly of foreign companies in the field of high-end fasteners.

The influence of upstream and downstream industries’ development on fastener industry

The Company purchases raw materials from upstream suppliers, and certain press-processing equipment and testing equipment from equipment manufacturers. The upstream industry mainly includes stainless steel, carbon steel, aluminum, copper, titanium and other metal raw materials suppliers. The Company is not dependent on a single raw material supplier, as raw material manufacturers are numerous and widely distributed, which guarantees the supply of our raw materials. However, the Company’s gross margin is highly affected by the price fluctuation of raw materials.

The Company provides manufacturing and processing of high-quality precision metal parts to downstream electronics, equipment and component manufacturers and other customers. The overall fastener market scale mainly depends on the demand of its downstream application fields. The applications of fasteners are very wide, covering from consumer electronics, automobiles, semiconductors, medical and other civil fields to aerospace, high-speed trains and rail transit, industrial robots and other high-end manufacturing fields.

Products are mainly applied to consumer electronics, semiconductors, automobiles and other industries; mobile phones, smart watches, unmanned aerial vehicles, 5G communication base stations and other electronic equipment; and new energy vehicles. These industries have a large market capacity, so there is a great space for growth in the future.

Consumer Electronics Industry

Consumer electronics industry includes manufacturing electronics closely related to life, which are usually applied to entertainment, communication and daily activities. The emergence of consumer electronic products made a huge difference to daily life, greatly improving convenience and life quality and becoming an indispensable part of consumers’ daily life. Among them, fastener products are the structural parts of the consumer electronics industry chain.

 Current mainstream product markets for consumer electronics industry involve smart mobile terminals, personal computer equipment and so on. The status and development trend of these main markets are as described below:

Smartphone

According to statistics from IDC, in 2022, due to the impact of the international events, the economic downturn, the sharp decline in consumer demand, inflation and parts shortage, global smartphone shipment was 1.21 billion with year-over-year down of 11.30%. According to preliminary data from the IDC Worldwide Quarterly Mobile Phone Tracker, global smartphone shipments declined 3.2% year over year to 1.17 billion units in 2023. While this marks the lowest full-year volume in a decade, driven largely by macroeconomic challenges and elevated inventory early in the year, growth in the second half of the year has cemented the expected recovery for 2024. The fourth quarter of 2023 saw 8.5% year-over-year growth and 326.1 million shipments, higher than the forecast of 7.3% growth.

Fig. 3: Smartphone shipment and growth rate (100 million units)

Data source: IDC

Global smartphone shipments increased 7.8% year over year to 289.4 million units in the first quarter of 2024. While macroeconomic challenges remain in many markets, this marks the third consecutive quarter of shipment growth, a strong indicator that a recovery is well underway.

Personal computing devices (“PCD”): personal computer (“PC”), tablet PC

Similar to the smart phone market, the global personal computer market has crossed the high-speed expansion period into a stable development period. The overall market size has been stable, and has formed a considerable scale of the stock market.

In the context of the global COVID-19 pandemic in 2020, the sharp increase in demand for remote working and online education drove the recovery of the PC and tablet PC market. According to IDC statistics, the shipment of traditional PC (desktops, laptops, and workstations) in 2021 was 348.8 million which has been a record since 2012. In 2022, it was clear that the pandemic effect had come to an end for the PC market. Regardless of the decline, global shipment in 2022 was 292.3 million, remaining well above pre-pandemic level. For calendar year 2023, worldwide tablet shipments totaled 128.5 million units, a decline of 20.5% compared to 2022 and the lowest annual volume since 2011.

After two years of decline, the worldwide traditional PC market returned to growth during the first quarter of 2024 with 59.8 million shipments, growing 1.5% year over year, according to preliminary results from the IDC Worldwide Quarterly Personal Computing Device Tracker. Growth was largely achieved due to easy year-over-year comparisons as the market declined 28.7% during the first quarter of 2023, which was the lowest point in PC history. In addition, global PC shipments finally returned to pre-pandemic levels as volumes in the first quarter of 2024 rivaled those seen in the first quarter of 2019 when 60.5 million units were shipped.

Smart wearables

Compared with smart phones, the product features of smart wearable devices are with lower prices, wider choices and more prominent personalized. The improvement of residents’ consumption level will increase the consumer demand for smart wearable devices.

With the progress and development of science and technology, the smart wearable device market has grown rapidly since 2012, and more and more manufacturers have joined in this decade. According to IDC statistics, global shipment of wearable equipment in 2021 was 533.6 million with increase of 20% from 2020. Global shipment of wearables totaled 492.1 million in 2022 with decline of 7.7%, which was the first decline in the product category due to challenging macroeconomic conditions. Regardless of economic slowdown, shipment in 2022 was well above the levels of 2020 and 2019. New data from the IDC Worldwide Quarterly Wearable Device Tracker shows that the wearable devices market declined 0.9% year over year in the fourth quarter of 2023. While the market declined slightly in the fourth quarter of 2023, global shipments of wearable devices managed to grow 1.7% for the full year 2023. “The high-water mark for wearables came in 2020 and 2021 with volumes reaching record levels. It is expected that 2024 will be the start of the rebound as users will look for replacements and new models from key vendors launch during the second half of this year. It is anticipated that this will carry into 2025 and beyond.

The form and users experience of intelligent terminal products (which are devices with some processing capability, by means of which information may be transferred to and from a larger processing system) such as smart wear are experiencing a new round of transformation and iteration. The rapid development of intelligent terminal industry has led to higher requirements on the miniaturization, high precision, high texture and other characteristics of parts. The product types and models of intelligent terminal parts are more diverse. With the penetration of new product forms and the rise of new trends, the fastener and other precision parts industry is bringing new growth opportunities.

Consumer drones

From 2020 to 2023, per data from the Civil Aviation Administration of China (the “CAAC”), the number of registered drones with a takeoff weight of more than 250 grams increased from 517,000 to 1,267,000, with an average annual growth rate of 18.75%. According to Chinese Customs export data, the number of drones weighing less than 250 grams is about 1.8 times of drones weighing more than 250 grams for takeoff. Based on the data from Frost & Sullivan, Chinese market size of civilian drone was RMB 43.512 billion in 2019 and it is estimated that the size will be RMB 207.559 billion in 2024.

Fig. 4: Number of drones registered by the CAAC (takeoff weight of more than 250 grams) (10,000 units)

Data source: the CAAC Data

Compared with industrial UAV, consumer drones develop earlier and has a relatively large market scale. The overall scale of China’s consumer drone market shows an increasing trend year by year. It is expected that with the continuous development of overall consumer drone applications, the overall demand still has a large space for improvement. Some customers of our Company continually lead in the consumer drones industry with a market share of more than 70%.

New Energy Vehicles Industry

Although automobile fasteners only account for 3-5% of the total value of automobiles, they account for 35-40% of total auto parts and 70% of total automobile assembly. According to statistics from China Association of Automobile Manufacturers, the sales volume of new energy vehicles in China increased from 8,000 to 6.887 million from 2011 to 2022. Among them, the sales increased by 93.4% year-over-year in 2022. The sale of new energy automobile accounts for 25.6% of total sale of new automobile. In 2023, China’s new energy vehicle production and sales reached 9.587 million and 9.495 million, respectively, an increase of 35.8% and 37.9% from 2022, and the market share reached 31.6% in 2023.

Fig.5: Sales of new energy vehicles in China

Data source: China Association of Automobile Manufacturers

After years of fostering the new energy vehicles’ industry chain by the global auto industry, each line of new energy vehicles gradually has become more mature. The market constantly demands rich and diverse new energy automobile products and that the manufacturing process is environmentally friendly. In addition, with the rise in global oil prices, new energy vehicles are more and more popular with consumers.

Given this growth in demand, China has introduced policies to stimulate development of new energy vehicles. In October 2020, the Standing Meeting of the State Council approved the Development Plan for the New Energy Vehicle Industry. According to the plan, the proportion of new energy vehicles in public areas such as buses, taxis and logistics is to be no less than 80% in national ecological civilization pilot zones and key air pollution prevention and control areas starting in January 2021. In November 2020, the General Office of the State Council issued the Development Plan for the New Energy Vehicle Industry (2021-2035), requiring in-depth implementation of the national strategy for the development of new energy vehicles, and promoting high-quality and sustainable development of China’s new energy vehicle industry.

In China, not only international brands, such as, Tesla, Inc., BYD Auto Co. Ltd., SAIC Motor Corporation Ltd., Beijing Automotive Group Co., Ltd., Zhejiang Geely Holding Group Co., Ltd., Chery Automobile Co., Ltd., Anhui Jianghuai Automobile Group Co. Ltd., Zotye International Automobile Trading Co. Ltd., China Changan Automobile Group Co., Ltd., but also domestic self-owned brands, such as, Nio Inc., Li Auto Inc., Guangzhou Xiaopeng Motors Technology Co. Ltd., expand layout and planning of new energy vehicle products. It is believed that there is still great room for growth in the new energy vehicle industry in the future, which will drive the rapid development of the market of automotive fasteners and other structural parts.

Artificial Intelligence Industry

IDC’s latest Worldwide Artificial Intelligence (“AI”) and Generative AI Spending Guide reveals that the Asia-Pacific region is witnessing an unprecedented surge in Generative AI (“GenAI”) adoption, including software, services, and hardware for AI-centric systems with spending projected to soar to US$26 billion by 2027, with a compound annual growth rate (“CAGR”) of 95.4% from 2022 to 2027. This surge underscores the Asia-Pacific region’s pivotal role in driving the next wave of AI innovation and technological advancement. This development drives the need for relevant application solutions and hardware infrastructure, including circuit boards, data centers, and liquid cooling systems used in high-speed supercomputers.

Other Application Fields

5G base station

Fasteners and precision metal structural parts are also widely applied to antennas, fixing parts, support frames and other parts of the communication base stations. Since 2019, China has gradually promoted large-scale application of 5G and construction of 5G base stations, and has built the world’s largest 5G network. By the end of 2023, the number of 5G base stations in China reached 3.377 million, accounting for nearly one-third of the number of mobile phone base stations, with an average of 24 5G base stations per 10,000 people, an increase of 7.6 compared with the end of last year

Fig. 6: China 5G base station construction number (cumulative total)

Data source: Ministry of Industry and Information Technology of China

According to the data from the Ministry of Industry and Information Technology of China, by the end of March 2024, the total number of 5G base stations reached 3.647 million, a net increase of 270,000 over the end of 2023, accounting for 30.6% of the total number of mobile base stations.

Smart Home

Fasteners and precision metal structural parts are widely used to support, shield, and dissipate the heat of smart home products. Worldwide smart TV shipments are on track to decline 5.5% year over year in 2023, according to the IDC Worldwide Quarterly Smart Home Device Tracker. However, the market is expected to recover with flat growth forecast in 2024 followed by slow growth in the following years. Global shipments are forecast to achieve CAGR of 3.3% over the 2023-2027 forecast period.

Precision Instrument

Fasteners and precision metal structural parts provide certain functions in instruments, equipment and precision components such as electronic components fastening, connections, parts hinges, supports and so on. According to revenue data of industrial enterprises released by the National Bureau of Statistics, in the first quarter of 2024, the operating revenue of precision instrument industry reached 2080.8 billion RMB with a year-over-year increase by 2.7%. Generally, the high-tech industries such as the instrument manufacturing industry have had a good development momentum during 2024. It is expected that the precision instrument manufacturing industry will remain one of the key investment industries. In the future, the Company believes that the demand for the Company’s products in the precision instrument industry is expected to be considerable.

Main Barriers of Entering the Industry

Industry technical barriers

The fastener manufacturing industry is a technology-intensive industry with high technical barriers. The customers served by the industry belong to a wide range of fields, involving many industries such as electronics, industrial manufacturing, and automobiles. Customers in various industries have different needs. The related products are characterized by various types, complex processes, and applications of new processes and new materials. Enterprises in this industry need to have the ability to provide serialized manufacturing (which is a process of assigning a unique identity to each product item) services for customers. With the rapid development of this industry, enterprises with higher technical level and scale will have stronger competitive advantages.

Barriers of entering customer supply chain

The Company’s customers cover a wide range of brands and fields. The Company’s customers include internationally renowned consumer electronics manufacturers as well as new energy vehicle manufacturers. To be certified by the supply chain systems stipulated by our supply chain departments in our customers, the Company needs to go through a complex process. In addition to meeting industry standards, it is also necessary to pass a strict certification process. Usually, supplier qualification certification from customers takes more than 1 to 2 years, and a comprehensive inspection of the supplier’s technical level, production and equipment conditions, and other aspects needs to be carried out from the customers. Strict requirements are imposed in various aspects such as production process, quality management, and working environment. After multiple reviews, after the Company passes the qualification certification and passes the small batch supply test, it will then officially become a supplier. Once it becomes a formal supplier, it is anticipated that the supply chain relationship will have strong stability, and long-term and stable business orders can be obtained. At the same time, the supplier also needs to have a sustainable development model, and can continuously improve the technical level, R&D and process design capabilities to meet the needs of supply chain improvement requirements.

Talent barriers

Enterprises in this industry need to have rich experience in product structure and the manufacturing process, and have the ability to propose constructive solutions to products. In the manufacturing process, enterprises in this industry need to have manufacturing processes’ control ability; in the service aspect, enterprises in this industry need to have the ability to quickly provide services as needed by the customers. Professional and experienced technical personnel in our industry need to master the above-mentioned abilities, which would require years of learning and training before they can design engineering drawings and operate production equipment independently.

Capital barriers

The fastener manufacturing industry is a heavy-asset industry. In order to meet the demands of customers and the market, enterprises need to invest capital to configure production equipment. At the same time, enterprises also need to continuously upgrade the technology of production equipment to optimize the production process and product quality, enhance the processing, testing capabilities and R&D capabilities. Therefore, entering the industry requires a large amount of capital to start the business and optimize production.

Key Indicators to Measure Core Competitiveness

The measurement of core competitiveness of fastener manufacturers needs to be analyzed from many aspects around the operation of the enterprise. Relevant metrics mainly include the following aspects:

Crafts

Automatic forming, precision machining, assembly, testing and other processes not only determine the quality of products, but also reflect the Company’s manufacturing efficiency and product quality stability.

Customer base

Obtaining the requisite certification from well-known customers is a comprehensive reflection of the Company’s core competitiveness. The long-term and stable acquisition of orders from well-known domestic and foreign customers can foster a good reputation and bring about positive publicity among customers, forming a virtuous circle and continuously expanding the Company’s business scale and customer base.

Management ability

Standardized and information-based scientific management can greatly improve the management of quality control, technology update, and supply chain integration, reduce production and management costs, and stimulate the enthusiasm and creativity of employees.

Cyclicality, Regionality or Seasonal characteristics of the industry

Cyclicality

The industry provides parts and processing services for equipment manufacturing enterprises and there is no obvious cyclicality. However, when there are cyclical fluctuations or decline in demand from the downstream industries (such as electronics, equipment and component manufacturers), it will have an impact on the supporting upstream industries (such as suppliers of raw materials), resulting in the cyclicality of the metal parts industry.

Regionality

From the global perspective, the top five countries (or regions) of China’s fastener export value in 2023 were the United States, Vietnam, Philippines, Australia and Russia, accounting for 12.80%, 6.58%, 5.62%, 5.08% and 4.89% of China’s total fastener export value respectively. The business area of the industry is determined by the distribution of production lines of downstream industrial enterprises. Since precision metal parts are widely used, there is no obvious regionality, but downstream industrial enterprises are mainly concentrated in areas with developed transportation, such as East China, North China, South China and Southwest China.

Seasonality

The industry does not have obvious seasonality.

Market Competition

Current state of market competition

The industry serves a wide range of customers involving many industries such as equipment, energy, medical care, finance, communications, etc., and a large number of parts processing companies. According to production scale, technical level and other factors, the precision parts processing industry can be divided into the following categories: (1) Many small and medium-sized metal parts manufacturers mainly produce large quantities of standard parts. The diversities of products are relatively limited. The production scale is small, and the performance in terms of product quality stability and product accuracy is poor. They mainly provide some simple metal parts and outsourcing service. (2) Some enterprises have certain precision and quality control, customer service abilities. They can provide OEM services for metal parts according to the design drawings provided by customers, and can provide after-sales service for products according to customer needs. (3) Comprehensive and professional precision parts manufacturers take advanced manufacturing enterprises as their core customers and provide them with customized precision parts. Such enterprises have strong synchronous research and development capabilities, can quickly respond to customers’ new product development needs, and have mature quality management systems and refined production capabilities, which can ensure rapid delivery of products in large quantities and high quality. With full-process service capabilities, they can continuously meet product and technical improvements, and are competitive in their relationships with customers with a large market share.

Major corporations in the industry

The following is a list of companies that we consider as our main competitors in the industry at present:

Project	Business Condition in 2023(million yuan)		Key business data in 2023
Enterprise	Operation revenue	Net profit	Net profit margin
Freewon China Co., Ltd. (688678.SH)	911.63	92.33	28.32%
Qingdao Fengguang Precision Machinery Co., Ltd. (430510.BJ)	211.08	35.57	35.34%
Suzhou Cheersson Precision Metal Forming Co., Ltd. (002976.SZ)	1577.07	59.38	23.12%
Essence Fastening Systems (Shanghai) Co., Ltd. (301005.SZ)	492.99	23.58	20.44%
Zhejiang Ronnie Precision Machine Co., Ltd. (873223.BJ)	248.07	-31.18	14.40%
Qifeng Precision Industry Sci-Tech Corp. (873169.BJ)	166.53	19.63	26.40%

PRC REGULATION

We operate our business in the PRC under a legal regime consisting of the National People’s Congress, which is the country’s highest legislative body, the State Council, which is the highest authority of the executive branch of the PRC central government, and several ministries and agencies under its authority, including the SAFE, the MOFCOM, the National Development and Reform Commission (“NDRC”), the State Administration for Market Regulation (“SAMR”), formerly known as the State Administration for Industry and Commerce (“SAIC”), Ecology and Environment (“MEE”), formerly known as the Ministry of Environment Protection (“MEP”), and their respective authorized local counterparts.

This section sets forth a summary of the most significant rules and regulations that affect our business activities in the PRC.

Regulation Relating to Foreign Investment

All limited liability companies incorporated and operating in the PRC are governed by the Company Law of the People’s Republic of China, or the Company Law, which was amended and promulgated by the SCNPC on October 26, 2018. However, on December 24, 2021, the SCNPC issued the Company Law of the People’s Republic of China (Draft for Comments) (the “Draft Revised Company Law”), which was open for public comments until January 22, 2022. The Draft Revised Company Law further stipulates the establishment and withdrawal of the company, the organizational structure and the capital system of the company, and strengthens the responsibilities of shareholders and management personnel and corporate social responsibility. As of the date of this prospectus, the Draft Revised Company Law has not been promulgated. Foreign invested companies must also comply with the Company Law, with exceptions as specified in foreign investment laws.

The Foreign Investment Law of the People’s Republic of China (the “Foreign Investment Law”) was adopted by the second meeting of the 13th National People’s Congress on March 15, 2019, which became effective on January 1, 2020. On December 26, 2019, the State Council promulgated Regulation for Implementing the Foreign Investment Law of the People’s Republic of China (the “Regulation”), which became effective on January 1, 2020.

The Foreign Investment Law and the Regulation apply the administrative system of pre-establishment national treatment plus negative list to foreign investment and clarify the state shall develop a catalogue of industries for encouraging foreign investment to specify the industries, fields, and regions where foreign investors are encouraged and directed to invest, which refers to the Catalogue of Industries for Guiding Foreign Investment Industries (amended in 2020) (the “Catalogue”). Specifically, the special administrative measures to be implemented are the restricted and prohibited industry categories as well as encouraged industry categories having shareholding and executive management requirements prescribed in the Catalogue (the Special Administrative Measures for the Access of Foreign Investment) specified in the Catalogue was replaced by the 2020 Negative List, and the Catalogue of Industries for Encouraged Foreign Investment specified in the Catalogue was replaced by the Catalogue of Industries for Encouraged Foreign Investment (2020 Version).

With respect to the establishment and operation of foreign-invested enterprises, or FIE, the MOFCOM and NDRC, promulgated the Special Administrative Measures for the Access of Foreign Investment (Negative List) (2021 Version) (the “2021 Negative List”) on December 27, 2021, which became effective on January 1, 2022. The 2021 Negative List will replace the Special Administrative Measures for the Access of Foreign Investment (2020 Version) (the “2020 Negative List”) and serve as the main basis for management and guidance for the MOFCOM and NDRC to manage and supervise foreign investments. Those industries not set out on the 2021 Negative List shall be classified as industries permitted for foreign investment. The negative List is subject to review and update by the PRC government from time to time. None of our businesses are on the 2021 Negative List. Therefore, the Company is able to conduct its business through its operating subsidiaries without being subject to restrictions imposed by the foreign investment laws and regulations of the PRC.

Regulation Relating to Wholly Foreign-Owned Enterprises

The abovementioned Company Law of the People’s Republic of China provides that companies established in the PRC may take the form of company of limited liability or company limited by shares. Each company has the status of a legal person and owns its assets itself. Assets of a company may be used in full for the company’s liability. The Company Law applies to foreign-invested companies unless relevant laws provide otherwise.

The Foreign Investment Law replaced Law of the People’s Republic of China on Wholly Foreign-owned Enterprises. It stipulates that the PRC implements a system of pre-establishment national treatment plus negative list for the administration of foreign investment. Foreign investors are not allowed to invest in fields or sectors prohibited in the market access negative list for foreign investment. Foreign investors that intend to invest in the fields subject to access restrictions stipulated in market access negative list for foreign investment shall satisfy the conditions stipulated in such negative list. The PRC policies supporting enterprise development are equally applicable to foreign-invested enterprises. The PRC does not impose expropriation on foreign investment. Under special circumstances, if it requires imposing expropriation on foreign investment due to the need of public interest, expropriation shall be imposed according to legal procedures, and the foreign-invested enterprises concerned shall receive fair and reasonable compensation. Foreign-invested enterprises can raise funds through public issuance of stocks, corporate bonds and other securities in accordance with the law. Overall, The Foreign Investment Law establishes the clear principle of applying national treatment to FIEs except those engaged in industries on the 2020 Negative List. Since our current and planned business is not on the 2020 Negative List, to the best of our knowledge, it will not create any material adverse effect to our Company’s business.

Regulations on Offshore Parent Holding Companies’ Direct Investment in and Loans to Their PRC Subsidiary

An offshore company may invest equity in a PRC company, which will become the PRC subsidiary of the offshore holding company after investment. Such equity investment is subject to a series of laws and regulations generally applicable to any foreign-invested enterprise in China, all as amended from time to time, and their respective implementing rules; the Administrative Provisions on Foreign Exchange in Domestic Direct Investment by Foreign Investors; and the Notice of the State Administration on Foreign Exchange on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment. Under the aforesaid laws and regulations, the increase of the registered capital of a foreign-invested enterprise is subject to the prior approval by the original approval authority of its establishment. In addition, the increase of registered capital and total investment amount shall both be registered with SAIC and SAFE. Shareholder loans made by offshore parent holding companies to their PRC Entities are regarded as foreign debts in China for regulatory purpose, which is subject to a number of PRC laws and regulations, including the PRC Foreign Exchange Administration Regulations, the Interim Measures on Administration on Foreign Debts, the Tentative Provisions on the Statistics Monitoring of Foreign Debts and its implementation rules, and the Administration Rules on the Settlement, Sale and Payment of Foreign Exchange. Under these regulations, the shareholder loans made by offshore parent holding companies to their PRC Entities shall be registered with SAFE.

Regulations Relating to Overseas Investments by Enterprises

Pursuant to the Administrative Measures for the Outbound Investment of Enterprises, which were promulgated by NDRC on December 26, 2017 and became effective on March 1, 2018, PRC adopts approval administration and filing administration for overseas investment projects respectively according to different circumstances. An overseas investment project that involves any sensitive country or region or any sensitive industry is to be approved by NDRC. Non-sensitive projects directly carried out by investors, namely, non-sensitive projects involving investors’ direct contribution of assets or rights and interests or provision of financing or guarantee shall be subject to record-filing.

Pursuant to the Measures on the Administration of Overseas Investment, promulgated by MOFCOM on September 6, 2014 and became effective on October 6, 2014, overseas investments refer to possessing of non-financial enterprises abroad or acquisition of the ownership of, control over, business management right of, or other rights and interests of existing overseas non-financial enterprises by enterprises established in the PRC through newly establishment or mergers and acquisitions or other methods. Other than the overseas investments involving sensitive countries, regions or sensitive industries which are subject to approval, all other overseas investments are subject to filing administration.

Regulations Relating to Product Quality

The PRC Product Quality Law, or the Product Quality Law, which was promulgated by the SCNPC in February 1993 and most recently amended in December 2018, applies to all production and sale activities in China. Pursuant to the Product Quality Law, products offered for sale must satisfy the relevant quality and safety standards. Enterprises may not produce or sell counterfeit products in any fashion, including forging brand labels or giving false information regarding a product’s manufacturer. Violations of state or industrial standards for health and safety and any other related violations may result in civil liabilities and administrative penalties, such as compensation for damages, fines, suspension or shutdown of business, as well as confiscation of products illegally produced and sold and the proceeds from such sales. Severe violations may subject the responsible individual or enterprise to criminal liabilities. Where a defective product causes physical injury to a person or damage to another person’s property, the victim may claim compensation from the manufacturer or from the supplier of the product. If the supplier pays compensation and it is the manufacturer that should bear the liability, the supplier has a right of recourse against the manufacturer. Similarly, if the manufacturer pays compensation and it is the supplier that should bear the liability, the manufacturer has a right of recourse against the supplier.

Regulations on Import and Export of Goods

Pursuant to the Foreign Trade Law of the PRC which was promulgated by the SCNPC on May 12, 1994 and was amended on April 6, 2004, November 7, 2016 and December 30, 2022 and the Administrative Regulations for the Import and Export of Goods of the People’s Republic of China which were issued by the State Council on December 10, 2001 and became effective on January 1, 2002, certain goods are allowed to be imported into or exported out of China freely while certain goods are prohibited or restricted from being imported into or exported out of China due to their impact on national security, life and health of people, animals or plants, the development of certain domestic industries, or other reasons stipulated in relevant laws and regulations. No one shall import or export goods that are prohibited from being imported into or exported out of China. The import and export of goods that are restricted from being imported into or exported out of China shall be in compliance with relevant restrictive laws and regulations.

Under the Foreign Trade Law of the PRC, and the Measures for the Record-Filing and Registration of Foreign Trade Operators promulgated by the MOFCOM on 25 June 2004, and most recently amended on May 10, 2021, foreign trade operators which engage in the import and export of goods shall go through the record-filing and registration with the MOFCOM or an authority authorized by the MOFCOM, unless laws, administrative regulations and rules of the MOFCOM provide that it is unnecessary to go through such formalities. On December 30, 2022, Article 9 of the Foreign Trade Law of the PRC was deleted by the SCNPC. Starting from December 30, 2022, the foreign trade operators are no longer required to go through record filing and registration to handle the declaration and clearance formalities of imports and exports

Pursuant to the Administrative Provisions of the Customs of the PRC on Record-filing of Customs Declaration Entities promulgated by the General Administration of Customs on November 19, 2021 and became effective on January 1, 2022, a consignor or consignee of imported and exported goods shall go through customs declaration entity record-filing formalities with the competent customs in accordance with the applicable provisions. Customs declaration entities may handle customs declarations business within the customs territory of the PRC.

According to the Customs Law of the People’s Republic of China, promulgated by the SCNPC on January 22, 1987, most recently amended on April 29, 2021, unless otherwise provided for, the declaration of import or export goods and the payment of customs duties may be made by the consignees or consigners themselves, and such formalities may also be completed by their entrusted customs brokers that have registered with the PRC customs authority. The Regulations on Import and Export Duties of the People’s Republic of China, promulgated by the State Council on November 23, 2003, amended on January 8, 2011, December 7, 2013, February 6, 2016 and March 1, 2017, and became effective as from March 1, 2017, further stipulated that, unless otherwise provided by the relevant laws and regulations, goods permitted to be imported into or exported out of China shall be subject to payment of customs duties. The consignees of imported goods, consigners of exported goods or owners of inward articles shall undertake the obligation of the payment of customs duties. The State Council also promulgated implementation rules and tariff schedules to regulate the items and rates of the customs duties.

According to the Import and Export Commodity Inspection Law of the People’s Republic of China promulgated by the SCNPC on February 21, 1989 and most recently amended on April 29, 2021 and its implementation rules, the imported and exported goods that are subject to compulsory inspection listed in the catalog compiled by the import and export commodity inspection department established by the State Council shall be inspected by the commodity inspection organizations, and the imported and exported goods that are not subject to statutory inspection shall be subject to random inspection. Consignees and consignors or their entrusted customs brokers may apply for inspection to the goods inspection authorities.

Regulations Relating to Intellectual Property

Copyright

China has adopted comprehensive legislation governing intellectual property rights, including trademarks and copyrights. China is a signatory to the primary international conventions on intellectual property rights and has been a member of the Agreement on Trade Related Aspects of Intellectual Property Rights since its accession to the WTO in December 2001.

 In September 1990, the SCNPC promulgated the Copyright Law of the People’s Republic of China, effective in June 1991 and amended in 2001, 2010 and 2020 respectively. The amended Copyright Law extends copyright protection to internet activities, products disseminated over the internet and software products. In addition, there is a voluntary registration system administered by the Copyright Protection Centre of China.

In order to further implement the Computer Software Protection Regulations, promulgated by the State Council in December 2001 and amended in 2011 and 2013 respectively, the National Copyright Administration issued Computer Software Copyright Registration Procedures in February 2002, which specify detailed procedures and requirements with respect to the registration of software copyrights.

Trademark

According to the Trademark Law of the People’s Republic of China, promulgated by the SCNPC in August 1982, and amended in 1993, 2001, 2013 and 2019 respectively, the Trademark Office of China National Intellectual Property Administration is responsible for the registration and administration of trademarks and is also responsible for resolving trademark disputes in China. Registered trademarks are valid for ten years from the date the registration is approved. A registrant may apply to renew a registration within twelve months before the expiration date of the registration. If the registrant fails to apply in a timely manner, a grace period of six additional months may be granted. If the registrant fails to apply before the grace period expires, the registered trademark shall be deregistered. Renewed registrations are valid for ten years. In April 2014, the State Council issued the revised Implementation of the Trademark Law, which specified the requirements of applying for trademark registration and review.

Patent

According to the Patent Law of the People’s Republic of China promulgated by the SCNPC in 1984 and amended in 1992, 2000, 2008 and 2020, respectively, a patentable invention or a utility model must meet three criteria: novelty, inventiveness and practicability. A patent is valid for a twenty-year term for an invention and a ten-year term for a utility model or design, starting from the application date.

Domain Names

In May 2012, the China Internet Network Information Center issued the Implementing Rules for Domain Name Registration setting forth the detailed rules for registration of domain names. In August 2017, the MIIT promulgated the Administrative Measures on Internet Domain Names, or the Domain Name Measures. The Domain Name Measures regulate the registration of domain names, such as the top-level domain name “.cn”.

Regulations Relating to Foreign Exchange

Pursuant to the Foreign Exchange Administration Regulations, as amended in August 2008, the RMB is freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not for capital account items, such as direct investments, loans, repatriation of investments and investments in securities outside the PRC, unless SAFE’s prior approval is obtained and prior registration with SAFE is made. In May 2013 SAFE promulgated the Circular of the SAFE on Printing and Distributing the Administrative Provision on Foreign Exchange in Domestic Direct Investment by Foreign Investors and Relevant Supporting Documents which provides for and simplifies the operational steps and regulations on foreign exchange matters related to direct investment by foreign investors, including foreign exchange registration, account opening and use, receipt and payment of funds, and settlement and sales of foreign exchange.

Pursuant to the Circular on Relevant Issues concerning Foreign Exchange Administration of Overseas Investment and Financing and Return Investments Conducted by Domestic Residents through Overseas Special Purpose Vehicles or the SAFE Circular 37, promulgated by SAFE and which became effective on July 4, 2014, (a) a PRC resident shall register with the local SAFE branch before he or she contributes assets or equity interests in an overseas SPV, that is directly established or controlled by the PRC Resident for the purpose of conducting investment or financing; and (b) following the initial registration, the PRC Resident is also required to register with the local SAFE branch for any major change, in respect of the Overseas SPV, including, among other things, a change of the Overseas SPV’s PRC Resident shareholder(s), name of the Overseas SPV, term of operation, or any increase or reduction of the Overseas SPV’s registered capital, share transfer or swap, and merger or division. Pursuant to SAFE Circular 37, failure to comply with these registration procedures may result in penalties.

Pursuant to the Circular of the State Administration of Foreign Exchange on Further Simplifying and Improving the Direct Investment-related Foreign Exchange Administration Policies (the “SAFE Notice 13”), which was promulgated on February 13, 2015 and with effect from June 1, 2015, the foreign exchange registration under domestic direct investment and the foreign exchange registration under overseas direct investment is directly reviewed and handled by banks in accordance with the SAFE Notice 13, and the SAFE and its branches shall perform indirect regulation over the foreign exchange registration via banks.

Regulation on Foreign Debt

A loan made by a foreign entity as direct or indirect shareholder in a FIE is considered to be foreign debt in China and is regulated by various laws and regulations, including the PRC Foreign Exchange Administration Regulations, the Interim Provisions on the Management of Foreign Debts, the Statistical Monitoring of Foreign Debts Tentative Provisions, the Detailed Rules for the Implementation of the Statistical Monitoring of Foreign Debts, and the Administrative Measures for Registration of Foreign Debts. Under these rules and regulations, a shareholder loan in the form of foreign debt made to a PRC entity does not require the prior approval of SAFE. However, such foreign debt must be registered with and recorded by SAFE or its local branches within fifteen (15) business days after entering into the foreign debt contract. Pursuant to these rules and regulations, the maximum amount of the aggregate of (i) the outstanding balance of foreign debts with a term not longer than one year, and (ii) the accumulated amount of foreign debts with a term longer than one year, of a FIE shall not exceed the difference between its registered total investment and its registered capital, or Total Investment and Registered Capital Balance.

On January 12, 2017, the PBOC promulgated the Notice of the People’s Bank of China on Matters concerning the Macro-Prudential Management of Full-Covered Cross-Border Financing, or PBOC Circular 9, which sets forth an upper limit for PRC Entities, including FIEs and domestic enterprises, regarding their foreign debts. Pursuant to PBOC Circular 9, the outstanding cross-border financing of an enterprise (the outstanding balance drawn, here and below) shall be calculated using a risk-weighted approach, or Risk-Weighted Approach, and shall not exceed the specified upper limit, namely: risk-weighted outstanding cross-border financing £ the upper limit of risk-weighted outstanding cross-border financing. Risk-weighted outstanding cross-border financing =∑ outstanding amount of RMB and foreign currency denominated cross-border financing * maturity risk conversion factor * type risk conversion factor +∑ outstanding foreign currency denominated cross-border financing * exchange rate risk conversion factor. Maturity risk conversion factor shall be 1 for medium- and long-term cross-border financing with a term of more than one year and 1.5 for short-term cross-border financing with a term of one year or less than one year. Type risk conversion factor shall be 1 for on-balance-sheet financing and 1 for off-balance-sheet financing (contingent liabilities) for the time being. Exchange rate risk conversion factor shall be 0.5. The PBOC Circular 9 further provides that the upper limit of risk-weighted outstanding cross-border financing for enterprises, or Net Asset Limits, shall be 200% of its net assets. The PBOC Circular 9 does not supersede the Interim Provisions on the Management of Foreign Debts, but rather serves as a supplement to it. PBOC Circular 9 provided for a one-year transitional period, or the Transitional Period, from its promulgation date for FIEs, during which period FIEs could choose to calculate their maximum amount of foreign debt based on either (i) the Total Investment and Registered Capital Balance, or (ii) the Risk-Weighted Approach and the Net Asset Limits. Under the PBOC Circular 9, after the Transitional Period ends on January 11, 2018, the PBOC and SAFE will determine the cross-border financing administration mechanism for the foreign-invested enterprises after evaluating the overall implementation of PBOC Circular 9. In addition, according to PBOC Circular 9, a foreign loan must be filed with SAFE through the online filing system of SAFE after the loan agreement is signed and at least three business days prior to the borrower withdraws any amount from such foreign loan.

Regulations Relating to Dividend Distributions

According to the PRC Company Law and Foreign Investment Law, our PRC Entities, as a foreign invested enterprise, or FIE, is required to draw 10% of its after-tax profits each year, if any, to fund a common reserve, which may stop drawing its after-tax profits if the aggregate balance of the common reserve has already accounted for over 50% of its registered capital. These reserves are not distributable as cash dividends. Furthermore, under the EIT Law, which became effective in January 2008, the maximum tax rate for the withholding tax imposed on dividend payments from PRC foreign invested companies to their overseas investors that are not regarded as “resident” for tax purposes is 20%. The rate was reduced to 10% under the Implementing Regulations for the EIT Law issued by the State Council. However, a lower withholding tax rate might be applied if there is a tax treaty between China and the jurisdiction of the foreign holding companies, such as tax rate of 5% in the case of Hong Kong companies that holds at least 25% of the equity interests in the foreign-invested enterprise, and certain requirements specified by PRC tax authorities are satisfied.

Regulations Relating to Overseas Listings

On February 17, 2023, the CSRC issued the Filing Rules on Overseas Listings, which came into effect on March 31, 2023.

The Filing Rules on Overseas Listings regulate the direct or indirect issuance of securities overseas by domestic companies or the listing of their securities overseas (“overseas issuance and listing transactions”). It requires that overseas issuance and listing transactions shall comply with the PRC laws, administrative regulations and relevant provisions on foreign investment, management of state-owned assets, industrial supervision, overseas investment, network security, data security, national secrecy, etc., and if involving security review, relevant security screening procedures shall be carried out before submitting the application for issuance and listing to overseas securities regulatory agencies.

 According to the Filing Rules on Overseas Listings, the CSRC will conduct management on filing procedure of overseas issuance and listing transactions, and domestic companies shall follow the procedures as required. For domestic companies’ overseas initial public offering or listing, the domestic companies shall file with the CSRC within three working days after submitting the application for overseas initial public offering or listing; Where domestic companies submits its application for initial public offering and listing overseas by secret or non-public means, it may submit explanations at the time of filing with the CSRC, apply for postponing the disclosure of the information, and shall report to the CSRC within three working days after the application for offering and listing are submitted public overseas. After completing overseas offering and listing, domestic companies shall report to the CSRC in accordance with the guidance.

On February 24, 2023, the CSRC, together with the Ministry of Finance, the National Administration of State Secrets Protection Bureau and the National Archives Administration issued the Archives Rules, which also came into effect on March 31, 2023. In the overseas listing activities of domestic companies, domestic companies, as well as securities companies and securities service institutions providing relevant securities services thereof, should establish a sound system of confidentiality and archival work, shall not disclose state secrets, or harm the state and public interests. Where a domestic company provides or publicly discloses to the relevant securities companies, securities service institutions, overseas regulatory authorities and other entities and individuals, or provides or publicly discloses through its overseas listing entity, any document or material involving any state secret or any work secret of any governmental agency, it shall report to the competent authority for approval in accordance with the law, and submit to the secrecy administration department for filing.

This means that Zhongjinke Shenzhen, as a domestic company indirectly offering or listing overseas, shall comply with the Filing Rules on Overseas Listings and go through the filing procedures with the CSRC before the overseas offering and listing.

Regulations Relating to Employment

The Labor Law of the People’s Republic of China (the “Labor Law”), which became effective in January 1995 and was amended in 2018, and the Labor Contract Law of the People’s Republic of China (the “Labor Contract Law”), effective in January 2008 and amended in 2012, require employers to provide written contracts to their employees, restrict the use of temporary workers and aim to give employees long-term job security. Employers must pay their employees’ wages equal to or above local minimum wage standards, establish labor safety and workplace sanitation systems, comply with state labor rules and standards and provide employees with appropriate training on workplace safety. In September 2008, the State Council promulgated the Implementing Regulations for the PRC Labor Contract Law which became effective immediately and interprets and supplements the provisions of the Labor Contract Law.

Under the Labor Contract Law, an employer shall limit the number of dispatched workers so that they do not exceed a certain percentage of its total number of workers. In January 2014, the Ministry of Human Resource and Social Security of the PRC issued the Interim Provisions on Labor Dispatching, which became effective in March 2014, pursuant to which it provides that the number of dispatched workers used by an employer shall not exceed 10% of the total number of its employees.

The PRC governmental authorities have passed a variety of laws and regulations regarding social insurance and housing funds from time to time, including, among others, the Social Insurance Law of the People’s Republic of China, the Regulation of Insurance for Labor Injury, the Regulations of Insurance for Unemployment, the Provisional Insurance Measures for Maternal Employees, the Interim Administrative Provisions on Registration of Social Insurance and the Administrative Regulations on the Housing Provident Fund.

According to the Social Insurance Law of PRC, which issued by the SCNPC on October 28, 2010 and came into effect on July 1, 2011 and was latest revised on December 29, 2018, enterprises and institutions in the PRC shall provide their employees with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, work-related injury insurance, medical insurance and other welfare plans. The employer shall apply to the local social insurance agency for social insurance registration within 30 days from the date of its formation. And it shall, within 30 days from the date of employment, apply to the social insurance agency for social insurance registration for the employee. Any employer who violates the regulations above shall be ordered to make correction within a prescribed time limit; if the employer fails to rectify within the time limit, the employer and its directly liable person will be fined.

According to the Administrative Regulations on the Housing Provident Fund, implemented since April 3, 1999 and latest amended on March 24, 2019, any newly established entity shall make deposit registration at the housing accumulation fund management center within 30 days as of its establishment. After that, the entity shall open a housing accumulation fund account for its employees in an entrusted bank. Within 30 days as of the date an employee is recruited, the entity shall make deposit registration at the housing accumulation fund management center and seal up the employee’s housing accumulation fund account in the bank mentioned above within 30 days from termination of the employment relationship. Any entity that fails to make deposit registration of the housing accumulation fund or fails to open a housing accumulation fund account for its employees shall be ordered to complete the relevant procedures within a prescribed time limit. Any entity failing to complete the relevant procedure within the time limit will be fined RMB10,000 to RMB50,000. Any entity fails to make payment of housing provident fund within the time limit or has shortfall in payment of housing provident fund will be ordered to make the payment or make up the shortfall within the prescribed time limit, otherwise, the housing provident management center is entitled to apply for compulsory enforcement with the People’s Court.

Regulations Relating to Labor Protection

Pursuant to the Measures for Supervision and Administration over the “Three-Simultaneities” of Safety Facilities of Construction Projects promulgated by the former State Administration of Work Safety of the PRC on April 2, 2015 and came into effect on May 1, 2015, the enterprises engaged in construction and business operation of projects shall (1) ensure safety facilities of the construction projects be designed, constructed and put to use or into operation simultaneously with the main part of the construction project, (2) produce written reports on the analysis of the conditions and facilities of the production safety, which shall be kept on file for further inspection by competent administrative departments; (3) produce written reports on the review and verification of the safety facilities’ designs, which shall be kept on file for further inspection by competent administrative departments; (4) produce written reports on the acceptance test of the safety facilities, which shall be kept on file for further inspection by competent administrative departments. The relevant government agencies may examine whether enterprises engaged in construction and business operation of projects in mainland China have complied with the work safety requirements stated above, and may impose fines and/or other penalties, or order the enterprises to rectify, halt production if any non-compliance is found.

Pursuant to the Measures for Supervision and Administration over the “Three-Simultaneities” of Occupational Disease Prevention of Construction Projects promulgated by the former State Administration of Work Safety of the PRC on March 9, 2017 and came into effect on May 1, 2017, the enterprises engaged in construction of projects shall (1) ensure the occupational disease prevention facilities of the construction projects be designed, constructed and put to use or into operation simultaneously with the main part of the construction project, (2) produce pre-assessment reports on the occupational disease prevention, which shall be kept on file for further inspection by competent administrative departments; (3) produce written reports on the review and verification of the occupational disease prevention facilities’ designs, which shall be kept on file for further inspection by competent administrative departments; (4) produce the written reports on the acceptance test of the occupational disease prevention facilities, which shall be kept on file for further inspection by competent administrative departments. The relevant government agencies may examine whether enterprises engaged in construction and business operation of projects in mainland China have complied with the occupational disease prevention requirements stated above, and may impose fines and order the enterprises to rectify.

Regulation Related to Stock Incentive Plans

SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, or the Stock Option Rules in February 2012, replacing the previous rules issued by SAFE in March 2007. Under the Stock Option Rules and other relevant rules and regulations, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiaries of such overseas-listed company, and complete certain other procedures. The domestic qualified agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the domestic qualified or other material changes. In addition, an overseas-entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests.

In addition, the State Administration of Taxation, or the SAT, has issued certain circulars concerning employee share options or restricted shares. Under these circulars, the employees working in China who exercise share options or are granted restricted shares will be subject to PRC individual income tax. The PRC subsidiaries of such overseas listed company have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If the employees fail to pay or the PRC subsidiaries fail to withhold their income taxes according to relevant laws and regulations, the PRC subsidiaries may face sanctions imposed by the tax authorities or other PRC government authorities.

Regulations Relating to Environmental Protection

Environmental Protection Law

The Environmental Protection Law of the PRC, or the Environmental Protection Law, was promulgated and effective on December 26, 1989, and most recently amended on April 24, 2014. This Environmental Protection Law has been formulated for the purpose of protecting and improving both the living environment and the ecological environment, preventing and controlling pollution, other public hazards and safeguarding people’s health.

According to the provisions of the Environmental Protection Law, in addition to other relevant laws and regulations of the PRC, the Ministry of Environmental Protection and its local counterparts take charge of administering and supervising said environmental protection matters. Pursuant to the Environmental Protection Law, the environmental impact statement on any construction project must assess the pollution that the project is likely to produce and its impact on the environment, and stipulate preventive and curative measures; the statement shall be submitted to the competent administrative department of environmental protection for approval. Installations for the prevention and control of pollution in construction projects must be designed, built and commissioned together with the principal part of the project.

Permission to commence production at or utilize any construction project shall not be granted until its installations for the prevention and control of pollution have been examined and confirmed to meet applicable standards by the appropriate administrative department of environmental protection that examined and approved the environmental impact statement. Installations for the prevention and control of pollution shall not be dismantled or left idle without authorization. Where it is absolutely necessary to dismantle any such installation or leave it idle, prior approval shall be obtained from the competent local administrative department of environmental protection.

The Environmental Protection Law makes it clear that the legal liabilities of any violation of said law include warning, fine, rectification within a time limit, compulsory cease operation, compulsory reinstallation of dismantled installations of the prevention and control of pollution or compulsory reinstallation of those left idle, compulsory shutout or closedown, or even criminal punishment.

Regulations Relating to Customer Rights Protection

The PRC Customer Rights and Interests Protection Law, or Customer Protection Law, as amended on October 25, 2013 and effective on March 15, 2014, sets out the obligations of business operators and the rights and interests of the customers. Pursuant to this law, business operators must guarantee that the commodities they sell satisfy the requirements for personal or property safety, provide customers with authentic information about the commodities, and guarantee the quality, function, usage and term of validity of the commodities. Failure to comply with the Customer Protection Law may subject business operators to civil liabilities such as refunding purchase prices, exchange of commodities, repairing, ceasing damages, compensation, and restoring reputation, and even subject the business operators or the responsible individuals to criminal penalties if business operators commit crimes by infringing the legitimate rights and interests of customers.

Regulations Relating to Tax in the PRC

Income Tax

The PRC Enterprise Income Tax Law was promulgated in March 2007 and was most recently amended in December 2018. The PRC Enterprise Income Tax Law applies a uniform 25% enterprise income tax rate to both foreign-invested enterprises and domestic enterprises, except where tax incentives are granted to special industries and projects. Under the PRC Enterprise Income Tax Law, an enterprise established outside China with “de facto management bodies” within China is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation regulations to the PRC Enterprise Income Tax Law, a “de facto management body” is defined as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise.

In April 2009, the PRC MOF, and SAT jointly issued the Notice on Issues Concerning Process of Enterprise Income Tax in Enterprise Restructuring Business, or the Circular 59. In December 2009, SAT issued the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or the Circular 698. Both Circular 59 and Circular 698 became effective retroactively as of January 2008. In March 2011, SAT issued the Notice on Several Issues Regarding the Income Tax of Non-PRC Resident Enterprises, or the SAT Circular 24, effective in April 2011. By promulgating and implementing these circulars, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-resident enterprise.

In February 2015, SAT issued the Notice on Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-PRC Resident Enterprises, or the SAT Circular 7, to supersede existing provisions in relation to the indirect transfer as set forth in Circular 698, while the other provisions of Circular 698 remain in force. SAT Circular 7 introduces a new tax regime that is significantly different from that under Circular 698. SAT Circular 7 extends its tax jurisdiction to capture not only indirect transfers as set forth under Circular 698 but also transactions involving transfer of immovable property in China and assets held under the establishment, and placement in China, of a foreign company through the offshore transfer of a foreign intermediate holding company. SAT Circular 7 also addresses transfer of the equity interest in a foreign intermediate holding company broadly. In addition, SAT Circular 7 provides clearer criteria than Circular 698 on how to assess reasonable commercial purposes and introduces safe harbor scenarios applicable to internal group restructurings. However, it also brings challenges to both the foreign transferor and transferee of the indirect transfer as they have to determine whether the transaction should be subject to PRC tax and to file or withhold the PRC tax accordingly. In October 2017, SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or the SAT Circular 37, amended in June 2018.

The SAT Circular 37 superseded the Non-resident Enterprises Measures and SAT Circular 698 as a whole and partially amended some provisions in SAT Circular 24 and SAT Circular 7. SAT Circular 37 purports to clarify certain issues in the implementation of the above regime, by providing, among others, the definition of equity transfer income and tax basis, the foreign exchange rate to be used in the calculation of withholding amount, and the date of occurrence of the withholding obligation. Specifically, SAT Circular 37 provides that where the transfer income subject to withholding at source is derived by a non-PRC resident enterprise in installments, the installments may first be treated as recovery of costs of previous investments. Upon recovery of all costs, the tax amount to be withheld must then be computed and withheld.

Value-Added Tax

The PRC Provisional Regulations on Value-Added Tax were promulgated by the State Council on December 13, 1993, which became effective on January 1, 1994 and were subsequently amended from time to time. The Detailed Rules for the Implementation of the PRC Provisional Regulations on Value-Added Tax (2011 Revision) was promulgated by the PRC MOF on December 25, 1993 and subsequently amended on December 15, 2008 and October 28, 2011. On November 19, 2017, the State Council promulgated the Decisions on Abolishing the PRC Provisional Regulations on Business Tax and Amending the PRC Provisional Regulations on Value-Added Tax. Pursuant to these regulations, rules and decisions, all enterprises and individuals engaged in sale of goods, provision of processing, repair, and replacement services, sales of services, intangible assets, real property, and the importation of goods within the PRC territory are VAT taxpayers. On March 21, 2019, the PRC MOF, the SAT, and the General Administration of Customs jointly issued the Announcement on Relevant Policies on Deepen the Reform of Value-Added Tax. Sales revenue represents the invoiced value of goods, net of VAT. The VAT is based on gross sales price, starting from April 1, 2019, VAT rate was lowered to 13%.

LAWS AND REGULATIONS RELATING TO LAND USE

Overview of relevant PRC Laws and Regulations on Land Use Rights

Pursuant to relevant PRC land laws and stipulations, there are two kinds of land in China: 1) collectively owned land, which is normally owned by the farmers or village for agricultural use; and 2) state owned land which is sub-divided into allocated and granted land use rights. Allocated land are land rights granted by the PRC government to an entity for a particular purpose (e.g., research, military, medical etc.). These allocated rights are inferior in that they must be used for the specified purpose and cannot be transferred, leased or mortgaged. Granted land, on the other hand, is paid for and can be used for commercial and industrial purposes. These land use rights are the preferred land use rights for foreign investors as they are freely transferable (subject normally to the land being developed, as undeveloped land cannot normally be sold), leased and mortgaged. Land may be designated for commercial, industrial, residential or other purposes and may not be used for any non-designated purpose. The land authorities may impose administrative sanctions, including fines, injunction orders or even confiscation of the land use rights, for any breach of this provision. The term of land use rights varies depending on the designated purpose. A land user may extend the term by entering into a contract to extend the term and pay an additional land grant fee to the land authorities. Upon the execution of a land use rights grant contract and payment of the land grant fee, owners of land use rights will be issued a State-owned land use certificate, which sets forth, among other things: (i) the nature (granted or allocated); (ii) designated purpose; (iii) term of the land use rights; (iv) the location and area of the land; and (v) whether the land use rights are subject to any security interest. This certificate is the primary evidence of legal and valid land use rights.

Overview of relevant PRC Laws and Regulations on Buildings

It is required under the PRC law to obtain relevant permits from different authorities before commencing the construction of a building. The required permits are, inter alia, a State-owned Land Use Certificate, a Planning Permit of Land for Construction Use, a Planning Permit of Construction Project, and a Commencement Permit of Construction Project (except for those projects where the construction investment is less than RMB 300,000 or the construction area is less than 300 square meters). After the completion of construction, the owner shall also apply at relevant authorities for inspection and acceptance of the construction project and then obtain a Certificate for Completion Acceptance of Construction Project as well as a Title Certificate for Building. Further, pursuant to relevant PRC laws and regulations, the premises title certificate is the only legal certificate by which the owner legally has the ownership in respect of the building and thereby exercises rights to possess, utilize, profit from and dispose of the premises. Without such certificate, it is not permitted to transfer the premises.

According to the Urban and Rural Planning Law of the People’s Republic of China, if a rural construction planning permit is not obtained in accordance with the law or construction is not carried out in accordance with the provisions of the rural construction planning permit, the township or town people’s government shall order the construction to stop and make corrections within a time limit.

Regulation and Classification of Land Allocation

According to the PRC Land Administration Law, the State legally adopts the system of compensation for the use of land owned by the State, except where the State allocates the right to use state-owned land within the bounds of the law; A construction project developer utilizing state-owned land shall generally obtain the use right of state owned land through paid means such as granting for compensation. The following categories of land may be directly allocated with the lawful approval of the people’s governments at or above the county level: (1) land for use by government institutions or the military; (2) land for urban infrastructure or public welfare projects; (3) land for energy, transportation. and water conservancy projects as well as other infrastructure projects supported by the government; and (4) other land as provided for by laws or administrative regulations. In addition, according to the Provisions on the Economical and Intensive Use of Land (promulgated by Order No.61 of the Ministry of Natural Resources on May 22, 2014 and amended in accordance with the Decision of the Ministry of Natural Resources on the First Group of Repealed and Amended Departmental Rules adopted at the 2nd executive meeting of the Ministry of Natural Resources on July 16, 2019), except that land for military use, affordable housing, or other special purposes such as national security or public order may be supplied without consideration by means of allocation, payment is required for land used for business purposes, including land used for office space of state authorities, transportation, energy, or water conservancy and other infrastructure (industry), urban infrastructure and various social undertakings; the land user and land prices for commercial use shall be determined by means of bidding, auction, or listing. The acquisition and use of allocated land by enterprises shall comply with the special restrictions as prescribed by laws and regulations.

Pursuant to Interim Regulations of the People’s Republic of China Concerning the Assignment and Transfer of the Right to the Use of the State-owned Land in the Urban Areas, promulgated by the State Council and amended on November 29, 2020, the allocated right to the use of the land may not be transferred, leased, or mortgaged, with the exception of cases as specified in following cases and subject to the approval of the land administration departments and the housing administration departments under the people’s governments at the municipal and county levels: (i) the land users are companies, enterprises, or other economic organizations, or individuals; (ii) a certificate for the use of state-owned land had been obtained; (iii) possessing legitimate certificates of property rights to the above-ground buildings and other attached objects; and (iv) a contract for assigning the right to the use of land is signed in accordance with the regulations and the land user makes up for the payment of the assignment fee to the local municipal or county people’s government or uses the proceeds resulting from the transfer, lease or mortgage to pay the assignment fee. Any units or individuals that transfer, lease or mortgage the allocated right to the use of the land without authorization shall have their illegal incomes thus secured confiscated by the land administration departments under the people’s governments at the municipal and county levels and shall be fined in accordance with the seriousness of the case.

MANAGEMENT

Set forth below is information concerning our directors, executive officers and other key employees.

The following individuals are members of the Board and management of the Company.

Name	Age	Position(s)
Ning Ding	48	Chief Executive Officer, Chairman and Director
Kai Huang	40	Chief Financial Officer and Director
Ming Tak Tam	74	Independent Director Nominee*
Daniel Kelly Kennedy	41	Independent Director Nominee*
Rongfu Zheng	35	Independent Director Nominee*

* The appointment onto the Board as well as each of the committees of the Board will become effective upon the effectiveness of the registration statement of which this prospectus is a part.

The following is a brief biography of each of our executive officers and directors:

Ning Ding has been serving as our Director since May 2022, our Chief Executive Officer since April 2023, and chief executive officer of Zhongjinke Shenzhen since October 2018. Since November 2021, Mr. Ding has also been serving as a Director of PSM-ZJK Fasteners (Shenzhen) Co., Ltd, a subsidiary which the Company indirectly owns 49% of equity interests. He has more than twenty years of experience in the manufacturing industry. From April 2016 to October 2018, Mr. Ding served as senior manager in PennEngineering & Manufacturing Corp. Mr. Ding served as senior manager in Yingfeng Global Technology (Shenzhen) Co., Ltd., a subsidiary of Stanley Engineered Fastening from October 2001 to April 2016. From March 2000 to October 2001, Mr. Ding served as manager in Huawei Technologies Co., Ltd. Mr. Ding holds a bachelor’s degree with a major in foreign trade and a master’s degree with a major in management engineering from Hangzhou Dianzi University. We believe that Mr. Ding’s experience in the manufacturing industry and extensive knowledge of the Company from his various roles on the management team qualify him to serve on our board of directors.

Kai Huang has been our Director since May 2022 and Chief Financial Officer since April 2023. He has more than 15 years of experience in finance and operations. He has been serving as executive director of Shenzhen Qianhai Shiwei Science Co., Ltd. since February 2021. From July 2020 to March 2022, he served as Chairman of Hagong Equity Investment Management Chengdu Co., Ltd. From May 2019 to December 2019, he served as President and director of Fujian Start Group Co., Ltd. From January 2017 to April 2019, he served as managing director of Zhejiang Zheshang Chanrong Asset Management Co., Ltd. From January 2012 to December 2016, Mr. Huang served as the Principal of Shenzhen Office of Minmetals International Trust Co., Ltd. From July 2007 to December 2011, he served as Senior Manager of China Merchants Bank Co Ltd. Mr. Huang holds a bachelor’s degree with a major in information system and information management from Hohai University and an MBA degree from the Chinese University of Hong Kong.

Ming Tak Tam is an independent director nominee and will serve as an independent director of the Company upon the effectiveness of the registration statement of which this prospectus forms a part. He has more than 40 years of experience in the fastener manufacturing industry. From May 2020 to May 2021, he served as director at Bulten Fastener (Tianjin) Co. Ltd. From June 2018 to May 2021, he served as director at PSM Holding Limited. From June 2015 to May 2018, he served as president of sales and marketing at PennEngineering HK Limited. From March 2013 to April 2015, he served as vice president of Asia Electronics of Stanley Engineered Fastening. From January 2009 to February 2013, he served as president at Infastech (China) Ltd. From January 2006 to December 2008, he served as president at Acument China Limited. From January 1999 to December 2005, he served as managing director at Textron Fastening Systems China Limited. From May 1995 to December 1998, he served as director and general manager at Avdel China Limited. From August 1980 to April 1995, he served as manager of the Industrial Fastening Systems Department at the Jardine Engineering Corporation Ltd. Mr. Tam holds a bachelor’s degree with a major in Administration and Higher Certificate in Business Studies from Hong Kong Polytechnic University and a master’s degree with a major in Management from Australian Catholic University. We believe Mr. Tam qualifies as our director because of his experience as a company president and board member.

Daniel Kelly Kennedy is an independent director nominee and will serve as an independent director of the Company upon the effectiveness of the registration statement of which this prospectus forms a part. Currently, Mr. Kennedy serves as Director of Communications at Mercurity Fintech Holding, Inc. (NASDAQ: MFH) since October 2022 and a financial columnist for CoinDesk, Inc. and Entrepreneur.com since November 2021. He served as communications and marketing manager at BIT Mining Limited (NYSE: BTCM) from June 2021 to October 2022. From April of 2016 to present, Mr. Kennedy has been trading stocks and cryptocurrencies. From June 2011 until June 2015, he served as business development and social media coordinator at Mozaik Education, an international, European-based educational software company. Mr. Kennedy holds a bachelor’s degree with a major in History and a master’s degree with a major in Curriculum and Instruction from King’s College. We believe Mr. Kennedy qualifies as our director because of his experience as communications and marketing manager.

Rongfu Zheng is an independent director nominee and will serve as an independent director of the Company upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Zheng has more than 10 years of experience in auditing. He has been serving as audit partner at Dahua LLP Shenzhen Branch since November 2016. From September 2010 to November 2016, he served as audit manager at Deloitte Touche Tohmatsu Accounting LLP Shenzhen Branch. He has been the independent director of Shenzhen Lianying Laser Co., LTD. since June 2018, and was the independent director of Shenzhen Yichuang International Design Co., LTD. from May 2021 to November 2023, and the evaluation expert of Shenzhen National High-tech Industry Innovation Center in 2022 and 2023. Mr. Zheng holds a bachelor’s degree with a major in International Accounting from Jiangxi University of Finance and Economics and a master’s degree with a major in Business Management from Shanghai University of Finance and Economics. Mr. Zheng is a Certified Public Accountant in China, Certified Tax Agent in China and a Certified Internal Auditor and an Intermediate Account.

Family Relationships

None of the directors or executive officers have a family relationship as defined in Item 401 of Regulation S-K.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Board of Directors

Our board of directors will consist of five directors upon closing of this offering. Our board of directors have determined that each of our three independent director nominees, Ming Tak Tam, Daniel Kelly Kennedy and Rongfu Zheng satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of Nasdaq Stock Market and Rule 10A-3 under the Exchange Act.

Terms of Directors and Executive Officers

The Company may by ordinary resolution appoint any person to be a director. The directors may also appoint additional directors from time to time. Each of the directors holds office until such time as he resigns, is removed from office by the Company by ordinary resolution or otherwise ceases to be eligible to be a director of the Company pursuant to our amended and restated articles of association.

Each of the officers holds office until removed from the said office by the board of directors, whether or not a successor is appointed. Each officer may hold more than one office and no officer needs to be a director or shareholder of the Company.

Qualification

There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by ordinary resolution.

Insider Participation Concerning Executive Compensation

Our board of directors, which currently consists of Ning Ding and Kai Huang, is making all determinations regarding executive officer compensation from the time the Company first entered into employment agreements with executive officers up until the time where the three independent directors will be installed.

Committees of the Board of Directors

We will establish three committees under the board of directors immediately upon the effectiveness of the registration statement of which this prospectus is a part, including an audit committee, a compensation committee and a nominating and corporate governance committee. Even though we are exempted from corporate governance standards because we are a foreign private issuer, we have voluntarily adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Ming Tak Tam, Daniel Kelly Kennedy and Rongfu Zheng. Rongfu Zheng will be the chairman of our audit committee. We have determined that Ming Tak Tam, Daniel Kelly Kennedy and Rongfu Zheng will satisfy the “independence” requirements of Section 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Exchange Act. Our board also has determined that Rongfu Zheng qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq Listing Rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of Ming Tak Tam, Daniel Kelly Kennedy and Rongfu Zheng upon the effectiveness of their appointments. Ming Tak Tam will be the chairman of our compensation committee. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

●	reviewing and approving to the board with respect to the total compensation package for our most senior executive officers;

●	approving reviewing and recommending to the board with respect to the compensation of our directors; and overseeing the total compensation package for our executives other than the most senior executive officers;

●	reviewing periodically and approving any long-term incentive compensation or equity plans, if any;

●	selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

●	programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of Ming Tak Tam, Daniel Kelly Kennedy and Rongfu Zheng upon the effectiveness of their appointments. Daniel Kelly Kennedy will be the chairperson of our nominating and corporate governance committee. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

●	identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

●	reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

●	identifying and recommending to our board the directors to serve as members of committees;

●	advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in a manner they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to act with skill, care and diligence, which contains both objective and subjective elements. This duty requires directors to act with the skill, care and diligence that may reasonably be expected of a person of the director’s knowledge and skill carrying out the same functions as are carried out by that director in relation to the company, and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended and restated memorandum and articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached. You should refer to “Description of Share Capital—Differences in Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

Terms of Directors

Our directors may be elected by a resolution of our board of directors, or by an ordinary resolution of our shareholders. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of the shareholders. A director will cease to be a director if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found by our company to be or becomes of unsound mind, (iii) resigns his office by notice in writing to the company, or (iv) without special leave of absence from our board, is absent from three consecutive board meetings and our directors resolve that his office be vacated.

Code of Business Conduct and Ethics

Our board has adopted a code of business conduct and ethics that applies to our directors, officers and employees.

Corporate Governance

We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with the rules and regulations of Nasdaq, we may at our option comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. While we currently intend to voluntarily follow most Nasdaq corporate governance rules, including rules regarding committee structure and director independence, as described above, we may in the future choose to take advantage of the following exemptions afforded to foreign private issuers:

●	Exemption from the requirement that a majority of our board of directors consists of independent directors.

●	Exemption from the requirement that our audit committee have a written charter addressing the audit committee’s responsibilities and authority as set forth in Nasdaq Rule 5605(c)(1).

●	Exemption from the requirement that our compensation committee have a written charter addressing the remuneration committee’s responsibilities and authority as set forth in Nasdaq Rule 5605(d).

●	Exemption from the requirement to have independent director oversight of director nominations and a formal written charter or board resolution addressing the nominations process as set forth in Nasdaq Rule 5605(e).

●	Exemption from the requirement that we have a code of conduct applicable to all directors, officers and employees and from any requirement that we have a code of conduct in compliance with Section 406 of the Sarbanes-Oxley Act of 2002.

●	Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers.

●	Exemption from the requirement to obtain shareholder approval for certain issuances of securities, including shareholder approval of stock option plans.

●	Exemption from the requirements governing the review and oversight of all “related party transactions,” as defined in Item 7.B of Form 20-F.

●	Exemption from the requirement that our board of directors shall have regularly scheduled meetings at which only independent directors are present as set forth in Nasdaq Rule 5605(b)(2).

Although we may rely on home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), we must comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii).

In addition, as a foreign private issuer, we expect to take advantage of the following exemptions from SEC reporting obligations:

●	Exemption from filing quarterly reports on Form 10-Q or provide current reports on Form 8-K, disclosing significant events within four days of their occurrence.

●	Exemption from Section 16 rules regarding sales of common shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

Accordingly, our shareholders will not have the same protections afforded to shareholders of companies that are mandatorily subject to all of the corporate governance requirements of Nasdaq and the domestic reporting requirements of the SEC. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Furthermore, as a “controlled company” as defined under Nasdaq Marketplace Rule 5615(c), we are permitted to elect not to comply with certain corporate governance requirements, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

Although we currently do not intend to rely on the “controlled company” exemption, we could elect to rely on this exemption in the future. If we rely on these exemptions, you will not have the same protections afforded to shareholders of companies that are subject to these corporate governance requirements.

Interested Party Transactions

Our Articles generally prohibit a director from having a direct or indirect interest or duty which conflicts or may possibly conflict with the interests of the Company.

However, this prohibition does not apply if the director discloses to the Board the nature and extent of any material interest or duty, they may:

(a)       be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is or may otherwise be interested; or

(b)       be interested in another body corporate promoted by the Company or in which the Company is otherwise interested. In particular, the director may be a director, secretary or officer of, or employed by, or be a party to any transaction or arrangement with, or otherwise interested in, that other body corporate.

Such disclosure may be made at a meeting of the board of directors or otherwise (and, if otherwise, it must be made in writing). The director must disclose the nature and extent of their direct or indirect interest in or duty in relation to a transaction or arrangement or series of transactions or arrangements with the Company or in which the Company has any material interest.

If a Director has made disclosure in accordance with the Articles, then they shall not, by reason only of their office, be accountable to the Company for any benefit that he derives from any such transaction or arrangement or from any such office or employment or from any interest in any such body corporate, and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

Remuneration and Borrowing

Unless otherwise determined by the Company by ordinary resolution, the directors (other than alternate directors) shall be entitled to such remuneration by way of fees for their services in the office of director as the directors may determine.. Each director is entitled to be paid for the expenses incurred in the Company’s business including attendance at Directors’ meetings. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors. Our board of directors may exercise all the powers of the company to borrow money and to mortgage or charge our undertakings, property, and uncalled capital or any part thereof, and to issue debentures, debenture stock, mortgages, bonds and other securities whether outright or as security for any debt, liability or obligation of the company or of any third party.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

For the year ended December 31, 2023, ZJK did not pay any compensation to our executive officers and directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers.

Our PRC subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her medical insurance, maternity insurance, workplace injury insurance, unemployment insurance, pension benefits and housing provident fund.

Agreements with Named Executive Officers

We entered into an employment agreement with each of our executive officer on May 21, 2024. The term of each of our executive officers’ employment will be automatically renewed unless terminated by either party by giving 30-day advance notice. We may terminate the employment for cause, at any time, for certain acts of the executive officer, including but not limited to the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful order, fraud or dishonesty, receipt of bribery, or severe neglect of his or her duties. Each executive officer has agreed to hold, both during and after the employment agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information. In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his employment and for one year following termination of the employment.

In addition to the above-mentioned employment agreements, Ning Ding entered into an employment agreement with Zhongjinke HK, one of our subsidiaries, on March 7, 2024. Pursuant to such employment agreement, Ning Ding agreed to provide services as Chief Executive Officer of Zhongjinke HK. The employment agreement starts from May 1, 2024 and does not have an ending date, and provides for a monthly remuneration of US$5,000.

Furthermore, Kai Huang entered into employment agreement with Zhongjinke HK, one of our subsidiaries, on March 7, 2024. Pursuant to such employment agreement, Kai Huang agreed to provide services as Chief Financial Officer of Zhongjinke HK. The employment agreement starts from May 1, 2024 and does not have an ending date, and provides for a monthly remuneration of US$1,500.

We will also enter into indemnification agreements with each of our directors and executive officers, the form of which is filed as an exhibit to this Registration Statement. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our Company.

Compensation of Directors

For the fiscal year ended December 31, 2023, we did not compensate our directors.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Ordinary Shares as of the date of this prospectus, and as adjusted to reflect the sale of the Ordinary Shares offered in this offering for:

●	each of our directors and executive officers who beneficially own our Ordinary Shares; and

●	each person known to us to own beneficially more than 5.0% of our Ordinary Shares

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 60,000,000 Ordinary Shares outstanding as of the date of this prospectus.

The number and percentage of Ordinary Shares beneficially owned after the offering are based on 61,250,000 Ordinary Shares outstanding following the sale of 1,250,000 Ordinary Shares in the offering, assuming the underwriters do not exercise their over-allotment option. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of 5% or more of our Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Ordinary Shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all Ordinary Shares shown as beneficially owned by them. As of the date of the prospectus, none of our current shareholders of record is located in the United States.

	Ordinary Shares Beneficially Owned Prior to this Offering		Ordinary Shares Beneficially Owned After this Offering		Percentage of Votes Held After this Offering
	Number	Percent	Number	Percent	Percent
Directors and Executive Officers:

Ning Ding (2)	38,664,000	64.44%	38,664,000	63.12%	63.12%
Kai Huang (3)	11,724,000	19.54%	11,724,000	19.14%	19.14%
Ming Tak Tam	—	—%	—	—%	%
Daniel Kelly Kennedy	—	—%	—	—%	%
Rongfu Zheng	—	—%	—	—%	%
All directors and executive officers as a group	50,388,000	83.98%	50,388,000	82.27%	82.27%

5% Principal Shareholders(1):
DNR Technology Co., Ltd. (2)	38,664,000	64.44%	38,664,000	63.12%	63.12%
Vimisci Holding Limited (3)	11,724,000	19.54%	11,724,000	19.14%	19.14%
Jinshan International Investment Co., Ltd.(4)	3,000,000	5%	3,000,000	4.90%	4.90%
Newmicro Holding Limited(5)	3,000,000	5%	3,000,000	4.90%	4.90%

(1) Unless otherwise indicated, the business address of each of the individuals is Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands.

(2) DNR Technology Co., Ltd. is a limited liability company incorporated under the British Virgin Islands laws. The address of DNR Technology Co., Ltd. is ICS Corporate Services (BVI) Limited, Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands. The person having voting, dispositive or investment powers over DNR Technology Co., Ltd. is Ning Ding.

(3) Vimisci Holding Limited is a limited liability company incorporated under the British Virgin Islands laws. The address of Vimisci Holding Limited is ICS Corporate Services (BVI) Limited, Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands. The person having voting, dispositive or investment powers over Vimisci Holding Limited is Kai Huang.

(4) Jinshan International Investment Co., Ltd. is a limited liability company incorporated under the British Virgin Islands laws. The address of Jinshan International Investment Co., Ltd. is ICS Corporate Services (BVI) Limited, Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands. The person having voting, dispositive or investment powers over Jinshan International Investment Co., Ltd. is Huiming Liu.

(5) Newmicro Holding Limited is a limited liability company incorporated under the British Virgin Islands laws. The address of Newmicro Holding Limited is ICS Corporate Services (BVI) Limited, Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands. The person having voting, dispositive or investment powers over Newmicro Holding Limited is Chaoyong Xu.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

RELATED PARTY TRANSACTIONS

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related party also include principal owners of the Company, its managements, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

Set forth below are the related party transactions that we have entered into during the last three fiscal years and up to the date of this prospectus.

Material Transactions with Related Parties

Related parties:

Name of related parties	Relationship with the Company
PSM-ZJK	49% owned by Zhongjinke Shenzhen; Mr. Ning Ding serves as a Director of PSM-ZJK
ZhongJinKe Fastener CO., Ltd	Controlled by Jieke Zhu
Shenzhen Qianhaishi Micro Science Co., Ltd	Controlled by Kai Huang
Ning Ding	Chief Executive Officer and a Director of the Company
Kai Huang	Chief Financial Officer and a Director of the Company
Kai Ding(1)	A shareholder of the Company, owning 1.93% of the shares of the Company
Dongxin Zhou	A shareholder of the Company, owning 0.73% of the shares of the Company
Jieke Zhu	A shareholder of the Company, owning 0.85% of the shares of the Company
Minghui Zhu	Father of Jieke Zhu
Huiming Liu	A shareholder of the Company, owning 5.00% of the shares of the Company
Chaoyong Xu	A shareholder of the Company, owning 5.00% of the shares of the Company

(1) Kai Ding resigned as the Company’s director in May 2023.

i) Related party balances

Accounts receivable-due from related parties:

	As of December 31,
	2022	2023
Name of related parties	$US	$US
PSM ZJK(1)	6,993,355	8,816,184

(1) The accounts receivable from PSM-ZJK represent the Company’s sale of products to PSM-ZJK.

Other receivables-due from related parties:

		As of December 31,
		2022	2023
Name of related parties	Nature	$US	$US
Ning Ding	Loan to related parties	—	202,055
Ning Ding(1)	Expenses paid on behalf of the related parties	79,958	—
Ning Ding(1)	Customers’ payment collected on behalf of the Company	—	34,214
Jieke Zhu(1)	Rent collected on behalf of the Company	69,277	21,806
PSM ZJK(1)	Utility bills paid on behalf of related parties	—	19,711
Total		149,235	277,786

(1) As of the date of this prospectus, the loan to Ning Ding and other receivables due from Jieke Zhu and PSM-ZJK has been fully collected, and the Company expects to collect the rest of other receivables due from Ning Ding before December 31, 2024 according to the historical collection of other receivables due from related parties.

Other payables-due to related parties:

		As of December 31,
		2022	2023
Name of related parties	Nature	$US	$US
Ning Ding(1)	Sales Compensation	882,805	1,350,349
Shenzhen Qianhaishi Micro Science Co., Ltd(2)	Loan from related parties	86,991	84,508
Ning Ding	Loan from related parties	—	140,847
Chaoyong Xu(3)	Loan from related parties	34,057	—
Huiming Liu(3)	Loan from related parties	28,997	—
Jieke Zhu(3)	Loan from related parties	2,479	—
Dongxin Zhou(3)	Loan from related parties	2,131	—
Kai Huang(3)	Loan from related parties	—	140,847
Jieke Zhu(4)	Expenses paid on behalf of the Company	43,466	3,034
ZhongJinKe Fastener CO.,Ltd(4)	Expenses paid on behalf of the Company	55,410	52,762
Ning Ding(4)	Expenses paid on behalf of the Company	—	93,382
Kai Ding	Expenses paid on behalf of the Company	—	1,730
Total		1,136,336	1,867,459

(1)	As of the date of this prospectus, the balance is $520,762.

(2)	Due to the fact that Shenzhen Qianhaishi Micro Science Co., Ltd represents a long-term interest-free loan with an expiring date of February 10, 2025 and will be repaid on the due date.

(3)	As of the date of this prospectus, all the balances have been repaid.

(4) Due to such parties represent expenses paid on behalf of the Company by these related parties, mainly including business entertainment expenses, travel expenses, and other miscellaneous expenses related to business activities. As of the date of this prospectus, the balances have not been repaid.

ii) Related party sales:

The Company mainly entered into the following transactions with related parties:

	For the years ended December 31,
	2022	2023
	$US	$US
Related party sales
PSM ZJK	11,174,044	15,093,811

Sales Compensation
Ning Ding	686,392	1,149,836
Kai Ding	35,338	35,784

Loan to related parties
Ning Ding	—	(202,348)
PSM-ZJK	—	(37,020)
Dongxin Zhou	—	(14,105)

Repayments of loan from related parties
Chaoyong Xu	—	(33,133)
Huiming Liu	—	(28,210)
Jieke Zhu	—	(2,412)
Dongxin Zhou	—	(2,073)

Collection of loan to related parties
PSM-ZJK	—	37,020
Dongxin Zhou	—	14,105

Proceeds from loan from related parties
Ning Ding	—	141,052
Kai Huang	—	141,052

Rental income
PSM-ZJK	70,773	70,779

Employment Agreements

See “Executive Compensation—Agreements with Named Executive Officers”.

Policies and Procedures for Related Party Transactions

Our board of directors has established an audit committee, upon the effectiveness of the registration statement of which this prospectus forms a part, which will be tasked with review and approval of all related party transactions.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company incorporated with limited liability and our affairs are governed by our amended and restated memorandum of association (“Memorandum”) and articles of association (“Articles”), as amended and restated from time to time, and the Companies Act (Revised) of the Cayman Islands, which is referred to as the Companies Act below, and the common law of the Cayman Islands.

As of the date of this prospectus, our company’s authorized share capital is US$50,000 divided into 3,000,000,000 Ordinary Shares with a par value of $0.000016666667 per share. As of the date of this prospectus, 60,000,000 Ordinary Shares are issued and outstanding. All of our issued and outstanding Ordinary Shares are fully paid. Immediately upon the completion of this offering, assuming no exercise of the over-allotment option by the underwriters, there will be 61,250,000 Ordinary Shares outstanding (or 61,437,500 Ordinary Shares if the underwriter exercises the over-allotment option to purchase additional Ordinary Shares in full).

Our Memorandum and Articles

The following are summaries of material provisions of our amended and restated Memorandum and Articles and of the Companies Act, insofar as they relate to the material terms of our Ordinary Shares. The summaries do not purport to be complete and are qualified in their entirety by reference to our Memorandum and Articles, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Objects of Our Company. Under our Memorandum and Articles, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

Ordinary Shares. Our Ordinary Shares are issued in registered form and are issued when registered in our register of members. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends. The holders of our Ordinary Shares are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Our Articles provide that dividends may be out of any funds of the Company lawfully available for distribution. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose subject to the restrictions of the Companies Act, provided that in no circumstances may we pay a dividend if, following the date on which the dividend is proposed to be paid, our company would be unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Any action required or permitted to be taken by the shareholders must be taken at a duly called and quorate annual or extraordinary general meeting of the shareholders entitled to vote on such action, or in lieu of a general meeting, be effected by a resolution in writing. On a show of hands each shareholder is entitled to one vote or, on a poll, each shareholder is entitled to one vote for each Ordinary Share, voting together as a single class, on all matters that require a shareholder’s vote. Voting at any shareholders’ meeting is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting, at least two members having the right to vote on the resolutions or one or more shareholders who, individually or collectively, hold at least 10% of the voting rights of all those who have a right to vote on the resolution.

A quorum required for a meeting of shareholders consists of one or more shareholders present and holding at least a majority of the votes of the issued and outstanding voting shares in our company. Shareholders may be present in person or by proxy or, if the shareholder is a legal entity, by its duly authorized representative. Shareholders’ meetings may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding no less than 10% of our paid voting share capital. Advance notice of at least seven days is required for the convening of our annual general shareholders’ meeting and any other general shareholders’ meeting.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the Ordinary Shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding Ordinary Shares at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our Memorandum and Articles. Holders of the Ordinary Shares may, among other things, divide or combine their shares by ordinary resolution.

Election of directors. Directors may be appointed by an ordinary resolution of our shareholder or by a resolution of the directors of the Company

Meetings of directors. At any meeting of directors, a quorum will be present if two directors are present, unless otherwise fixed by the directors. If there is a sole director, that director shall be a quorum. A person who holds office as an alternate director shall be counted in the quorum. A director who also acts as an alternate director shall be counted twice towards the quorum. An action that may be taken by the directors at a meeting may also be taken by a resolution of directors consented to in writing by all of the directors.

Transfer of Ordinary Shares. Subject to our Articles about the transfer of Ordinary Shares and provided that such transfer complies with the applicable rules of the Securities and Exchange Commission, the Nasdaq and federal and state securities laws of the United States, our shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in a common form or any other form prescribed by the Nasdaq or otherwise approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share whether or not it is fully paid up without assigning any reason for doing so.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 45 days in any year as our board may determine.

Liquidation rights. If we are wound up, the shareholders may, subject to the Articles and any other sanction required by the Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a)       to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b)       to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Shares. The Companies Act and our Articles permit us to purchase, redeem or otherwise acquire our own shares, subject to certain restrictions and requirements under the Companies Act, our Memorandum and Articles and any applicable requirements imposed from time to time by the Nasdaq, the Securities and Exchange Commission. In accordance with our Articles and provided the necessary shareholders or board approval have been obtained, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner, including out of capital, as may be determined by our board of directors. Under the Companies Act, the repurchase of any share may be paid out of our company’s profits, out of our share premium account or out of the proceeds of a fresh issue of shares made for the purpose of such repurchase, or, subject to certain conditions, out of capital. If the repurchase proceeds are paid out of our Company’s capital, our Company must, immediately following such payment, be able to pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act, no such share may be repurchased (1) unless it is fully paid up, (2) if such repurchase would result in there being no shares outstanding, and (3) unless the manner of purchase (if not so authorized under the Memorandum and Articles) has first been authorized by a resolution of our shareholders. In addition, under the Companies Act, our Company may accept the surrender of any fully paid share for no consideration unless, as a result of the surrender, the surrender would result in there being no shares outstanding (other than shares held as treasury shares).

Variations of Rights of Shares. The rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not our company is being wound-up, may be varied with the consent in writing of the holders of two-thirds of the issued shares of that class or series or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Changes in the number of shares we are authorized to issue and those in issue. We may from time to time by resolution of shareholders in the requisite majorities:

●	increase or decrease the authorized share capital of our Company;

●	subdivide our authorized and issued shares into a larger number of shares; and

●	consolidate our authorized and issued shares into a smaller number of shares.

Issuance of Additional Shares. Our Memorandum and Articles authorize our board of directors to issue additional Ordinary Shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Inspection of Books and Records. Holders of our Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Preferred Shares

As at the date of this prospectus, we do not have any preferred shares authorized or outstanding.

Exempted Company

We are an exempted company incorporated with limited liability under the Companies Act of the Cayman Islands. The Companies Act of the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that, for an exempted company that does not hold a license to carry on business in the Cayman Islands:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

●	an exempted company’s register of members is not required to be open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company that is not listed on the Cayman Islands Stock Exchange is prohibited from making any invitation to the public in the Cayman Islands to subscribe for any of its securities;

●	an exempted company may issue shares without nominal or par value;

●	an exempted company may not issue negotiable or bearer shares;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as an exempted limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company.

Upon the closing of this offering, we will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Except as otherwise disclosed in this prospectus, we currently intend to comply with the Nasdaq Capital Market rules in lieu of following home country practice after the closing of this offering.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies in the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with, among other documents, a declaration as to the solvency of the consolidated or surviving company, a declaration of the assets and liabilities of each constituent company and (unless the surviving or consolidated company is to be a non-Cayman Islands company) an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders if a copy of the plan of merger is given to every member of each subsidiary company to be merged unless that member agrees otherwise. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting from a merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement. Any such arrangement must be approved by (a) a majority in number of the creditors or each class of creditors, as the case may be, with whom the arrangement is to be made and who must, in addition, represent seventy-five percent in value of the creditors or each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose and (b) seventy-five percent in value of the shareholders or each class of shareholders, as the case may be, with whom the arrangement is to be made that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose, as applicable. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the court’s directions and the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto, which limits the circumstances in which a shareholder may bring a derivative action on behalf of the company or a personal action to claim loss which is reflective of loss suffered by the company) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge the following:

●	a company acts or proposes to act illegally or ultra vires and is therefore incapable of ratification by the shareholder;

●	an irregularity in the passing of a resolution which requires a qualified majority;

●	an act purporting to abridge or abolish the individual rights of a member; and

●	an act which constitutes a fraud on the minority where the wrongdoers are themselves in control of the company.

In the case of a company (not being a bank) having its share capital divided into shares, the Grand Court may, on the application of members holding not less than one fifth of the shares of the company in issue, appoint an inspector to examine the affairs of the company and to report thereon in such manner as the Grand Court shall direct.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles permit indemnification of our directors and officers for costs, charges, expenses, losses, or damages incurred in their capacities as such unless such losses or damages arise from dishonesty, willful default or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we plan to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our Memorandum and Articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore he owes duties to the company that include a duty to act loyally, honestly and in good faith in the best interests of the company, a duty not to make a personal profit based on his or her position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill, care and diligence. This duty requires directors to act with the skill, care and diligence that may reasonably be expected of a person of the director’s knowledge and skill carrying out the same functions as are carried out by that director in relation to the company, and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Memorandum and Articles provide that, on the requisition of any shareholders who hold not less than 10 percent of the rights to vote at such general meeting, our board of directors shall convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our Memorandum and Articles do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. Cayman Islands law does not prohibit cumulative voting, but our Articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles, any of our directors may be removed by ordinary resolution of our shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law and our Articles, the Company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles, if our share capital is divided into more than one class of shares, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Companies Act, our Memorandum and Articles may only be amended by special resolution of our shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our Memorandum and Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Under our Memorandum and Articles, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.

History of Securities Issuances

The following is a summary of our securities issuances since our incorporation:

On May 11, 2022, the Company issued 1 Ordinary Share to ICS Corporate Services (Cayman) Limited, which was transferred to DNR Technology Co., Ltd. on the same day. On May 11, 2022, the Company issued 2,973,499 Ordinary Shares, 500,000 Ordinary Shares, 352,000 Ordinary Shares, 500,000 Ordinary Shares, and 424,500 Ordinary Shares to DNR Technology Co., Ltd., Jinshan International Investment Co., Ltd., KKD Holding Limited, Newmicro Holding Limited and Vimisci Holding Limited, respectively. Information of Ordinary Shares in this paragraph has not been adjusted retroactively to reflect the two share splits that occurred afterwards on June 19, 2023 and June 6, 2024.

On January 10, 2023, the Company issued 250,000 Ordinary Shares to Yingying Deng. Information of Ordinary Shares in this paragraph has not been adjusted retroactively to reflect the two share splits that occurred afterwards on June 19, 2023 and June 6, 2024.

On February 1, 2023, the Company issued 3,470,500 Ordinary Shares to DNR Technology Co., Ltd. and 1,529,500 Ordinary Shares to Vimisci Holding Limited. Information of Ordinary Shares in this paragraph has not been adjusted retroactively to reflect the two share splits that occurred afterwards on June 19, 2023 and June 6, 2024.

On June 19, 2023, the Company subdivided the authorized and issued share capital of the Company on a 1:2 basis such that the authorized share capital of the Company was amended from US$50,000 divided into 500,000,000 Ordinary Shares of a par value of US$0.0001 each, to US$50,000 divided into 1,000,000,000 Ordinary Shares of a par value of US$0.00005 each. Following the subdivision, DNR Technology Co., Ltd., Jinshan International Investment Co., Ltd., KKD Holding Limited, Newmicro Holding Limited, Vimisci Holding Limited and Yingying Deng held 12,888,000, 1,000,000, 704,000, 1,000,000, 3,908,000 and 500,000 Ordinary Shares, respectively. Information of Ordinary Shares in this paragraph has not been adjusted retroactively to reflect the share split that occurred afterwards on June 6, 2024.

On June 6, 2024, the Company subdivided the authorized and issued share capital of the Company on a 1:3 basis such that the authorized share capital of the Company was amended from US$50,000 divided into 1,000,000,000 Ordinary Shares of a par value of US$0.00005 each, to US$50,000 divided into 3,000,000,000 Ordinary Shares of a par value of US$0.000016666667 each. Following the subdivision, DNR Technology Co., Ltd., Jinshan International Investment Co., Ltd., KKD Holding Limited, Newmicro Holding Limited, Vimisci Holding Limited and Yingying Deng held 38,664,000, 3,000,000, 2,112,000, 3,000,000, 11,724,000 and 1,500,000 Ordinary Shares, respectively.

Ordinary Shares

The Company is authorized to issue 1,000,000,000 Ordinary Shares of $0.000016666667 par value. As of the date hereof, 60,000,000 Ordinary Shares are issued and outstanding.

Option Grants

We have not granted any options to purchase our Ordinary Shares.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, assuming no exercise by the underwriter of the over-allotment option to purchase additional Ordinary Shares, 61,250,000 Ordinary Shares will be outstanding. All of the Ordinary Shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of Ordinary Shares in the public market could adversely affect prevailing market prices of the Ordinary Shares. Prior to this offering, there has been no public market for our Ordinary Shares. While we intend to list the Ordinary Shares on the Nasdaq Capital Market, we cannot assure you that a regular trading market will develop in the Ordinary Shares.

Lock-Up Agreements

All of our directors, company officers, and holders of 5% or more of our Ordinary Shares have agreed with the underwriters not to, without the prior written consent of the representatives, for a period of 180 days following the effective date of this registration statement, offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, right or warrant to purchase, make any short sale, file a registration statement (other than a registration statement on Form S-8) with respect to, or otherwise dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests) any Ordinary Shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, Ordinary Shares or any substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of the effective date of this prospectus).

Rule 144

All of our Ordinary Shares outstanding prior to this offering are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements. Under Rule 144 as currently in effect, a person who has beneficially owned our restricted shares for at least six months is generally entitled to sell the restricted securities without registration under the Securities Act beginning 90 days after the date of this prospectus, subject to certain additional restrictions.

Our affiliates are subject to additional restrictions under Rule 144. Our affiliates may only sell a number of restricted shares within any three-month period that does not exceed the greater of the following:

●	1% of the then outstanding Ordinary Shares, which will equal approximately Ordinary Shares immediately after this offering; or

●	the average weekly trading volume of our Ordinary Shares on the Nasdaq Capital Market, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to notice requirements and the availability of current public information about us.

Persons who are not our affiliates are only subject to one of these additional restrictions, the requirement of the availability of current public information about us, and this additional restriction does not apply if they have beneficially owned our restricted shares for more than one year.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our Ordinary Shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such Ordinary Shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

TAXATION

The following summary of material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in Ordinary Shares, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us or holders of our Ordinary Shares levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise is not party to any double tax treaties which are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required under Cayman Islands laws on the payment of a dividend or capital to any holder of Ordinary Shares, nor will gains derived from the disposal of Ordinary Shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in the Cayman Islands in respect of the issue of our Ordinary Shares or on an instrument of transfer in respect of our Ordinary Shares unless the Company hold interests in land in the Cayman Islands.

People’s Republic of China Taxation

According to the EIT Law, which was promulgated by the SCNPC on March 16, 2007, became effective on January 1, 2008, and was last amended on December 29, 2018, and the Implementation Rules of the EIT Law, which were promulgated by the State Council on December 6, 2007, and became effective on January 1, 2008, and was last amended on April 23, 2019, enterprises are divided into resident enterprises and non-resident enterprises. Resident enterprises pay enterprise income tax on their incomes obtained in and outside the mainland China at the rate of 25%. Non-resident enterprises setting up institutions in the mainland China pay enterprise income tax on the incomes obtained by such institutions in and outside the mainland China at the rate of 25%. Non-resident enterprises with no institutions in the mainland China, and non-resident enterprises with income having no substantial connection with their institutions in the mainland China, pay enterprise income tax on their income obtained in the mainland China at a reduced rate of 10%.

Under the PRC EIT Law and its implementation rules, an enterprise established outside the mainland China with a “de facto management body” within the mainland China is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, production, personnel, accounts and properties of an enterprise. In April 2009, the SAT issued the Circular of the State Taxation Administration on Issues Relating to Identification of PRC-Controlled Overseas Registered Enterprises as Resident Enterprises in Accordance with the Standards of De Facto Organizational Management, or SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in the PRC only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the mainland China; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the mainland China; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the mainland China; and (iv) at least 50% of voting board members or senior executives habitually reside in the mainland China.

Further to SAT Circular 82, the SAT issued the SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters. Our Company is a company incorporated outside the mainland China. As a holding company, the key assets and records of our Company (including the resolutions of its board of directors and the resolutions of its shareholders) are located and maintained, outside the mainland China. In addition, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities. As such, we do not believe that our Company meets all of the conditions above or is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us. If the PRC tax authorities determine that our Cayman Islands holding company is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. For example, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders. In addition, nonresident enterprise shareholders may be subject to PRC tax on gains realized on the sale or other disposition of Ordinary Shares, as if such income is treated as sourced from within the mainland China. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders and any gain realized on the transfer of Ordinary Shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty, but it is unclear whether in practice non-PRC shareholders of our Company would be able to obtain the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise.

We are a holding company incorporated in the Cayman Islands and we gain substantial income by way of dividends paid to us from our PRC subsidiaries. The EIT Law and its implementation rules provide that China-sourced income of foreign enterprises, such as dividends paid by Zhongjinke WFOE to its equity holders that are non-resident enterprises, will normally be subject to PRC withholding tax at a rate of 10%, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential tax rate or a tax exemption.

 We will continue to monitor our tax status. See “Risk Factors—Risks Related to Doing Business in China—If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.” on pages 64 and 65 of this prospectus.

United States Federal Income Taxation Considerations

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

●	banks;

●	financial institutions;

●	insurance companies;

●	pension plans;

●	cooperative;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	persons that elect to mark their securities to market;

●	U.S. expatriates or former long-term residents of the U.S.;

●	governments or agencies or instrumentalities thereof;

●	tax-exempt entities (including private foundations);

●	persons liable for alternative minimum tax;

●	persons holding our Ordinary Shares as part of a straddle, hedging, conversion or integrated transactions;

●	persons that actually or constructively own 10% or more of our voting power or value (including by reasons of owning our Ordinary Shares);

●	persons who acquired our Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation;

●	persons holding out Ordinary Share through partnerships or other pass-through entities;

●	beneficiaries of a Trust holding our Ordinary Shares; or

●	persons holding our Ordinary Shares through a Trust.

The discussion set forth below is addressed only to U.S. Holders (as defined below) that purchase Ordinary Shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Ordinary Shares.

Material Tax Consequences Applicable to U.S. Holders of Our Ordinary Shares

The following sets forth the material U.S. federal income tax consequences related to the ownership and disposition of our Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Ordinary Shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to ownership and disposition of our Ordinary Shares or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non-U.S. tax laws, state, local and other tax laws.

The following brief description applies only to U.S. Holders (as defined below) that hold Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the U.S. in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of Ordinary Shares and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the U.S.;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entities treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our Ordinary Shares are urged to consult their tax advisors regarding an investment in our Ordinary Shares.

An individual is considered a resident of the U.S. for federal income tax purposes if he or she meets either the “Green Card Test” or the “Substantial Presence Test” described as follows:

The Green Card Test: You are a lawful permanent resident of the United States, at any time, if you have been given the privilege, according to the immigration laws of the United States, of residing permanently in the United States as an immigrant. You generally have this status if the U.S. Citizenship and Immigration Services issued you an alien registration card, Form I-551, also known as a “green card.”

The Substantial Presence Test: If an alien is present in the United States on at least 31 days of the current calendar year, he or she will (absent an applicable exception) be classified as a resident alien if the sum of the following equals 183 days or more (See §7701(b)(3)(A) of the Internal Revenue Code and related Treasury Regulations):

1. The actual days in the United States in the current year; plus

2. One-third of his or her days in the United States in the immediately preceding year; plus

3. One-sixth of this or her days in the United States in the second preceding year.

WE URGE POTENTIAL PURCHASERS OF OUR ORDINARY SHARES TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR ORDINARY SHARES.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the PFIC (as defined below) rules discussed below, the gross amount of distributions made by us to you with respect to the Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Ordinary Shares are readily tradable on an established securities market in the U.S., or we are eligible for the benefits of an approved qualifying income tax treaty with the U.S. that includes an exchange of information program, (2) we are not a PFIC (as defined below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the U.S. and the Cayman Islands, clause (1) above can be satisfied only if the Ordinary Shares are readily tradable on an established securities market in the U.S. Under U.S. Internal Revenue Service authority, Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the U.S. if they are listed on certain exchanges, which presently include the NYSE and the Nasdaq Stock Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in USD) for the share and your tax basis (in USD) in the Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Ordinary Shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

Passive Foreign Investment Company (“PFIC”)

A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the US Internal Revenue Code, for any taxable year if either:

● at least 75% of its gross income for such taxable year is passive income; or

● at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations and the composition of our assets we do not expect to be treated as a PFIC under the current PFIC rules. We must make a separate determination each year as to whether we are a PFIC, however, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Ordinary Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Ordinary Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Ordinary Shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, however, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Ordinary Shares.

If we are a PFIC for your taxable year(s) during which you hold Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Ordinary Shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income;

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year; and

●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Ordinary Shares cannot be treated as capital, even if you hold the Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the US Internal Revenue Code for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Ordinary Shares as of the close of such taxable year over your adjusted basis in such Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Ordinary Shares over their fair market value as of the close of the taxable year. Such ordinary loss, however, is allowable only to the extent of any net mark-to-market gains on the Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Ordinary Shares. Your basis in the Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the Nasdaq Capital Market. If the Ordinary Shares are regularly traded on the Nasdaq Capital Market and if you are a holder of Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the US Internal Revenue Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. The qualified electing fund election, however, is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. Therefore, prospective investors should assume that a qualified electing fund election will not be available. If you hold Ordinary Shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Ordinary Shares, including regarding distributions received on the Ordinary Shares and any gain realized on the disposition of the Ordinary Shares. The failure to file IRS Form 8621 could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Ordinary Shares, then such Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Ordinary Shares for tax purposes.

IRC Section 1014(a) provides for a step-up in basis to the fair market value for our Ordinary Shares when inherited from a decedent that was previously a holder of our Ordinary Shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Ordinary Shares, or a mark-to-market election and ownership of those Ordinary Shares are inherited, a special provision in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our Ordinary Shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those Ordinary Shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange or redemption of our Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding under Section 3406 of the US Internal Revenue Code at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. Transactions effected through certain brokers or other intermediaries, however, may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Ordinary Shares. Failure to report such information could result in substantial penalties. You should consult your own tax advisor regarding your obligation to file a Form 8938.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws than the United States and provides less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, other than Daniel Kelly Kennedy, an independent director nominee, who is a U.S. citizen, all of our other directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. Specifically, Ning Ding and Kai Huang are Chinese citizens and reside in the PRC. Ming Tak Tam, our independent director nominee, is resident of Hong Kong. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States.

Service of Process and Enforcement of Civil Liabilities in Cayman Islands

Ogier (Cayman) LLP, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would: (a) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of securities laws of the United States or any state in the United States; or (b) in original actions brought in the Cayman Islands, to impose liabilities against us or our directors of officers predicated upon the civil liability provisions of the federal securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature.

We have also been advised by Ogier (Cayman) LLP that it is uncertain whether the courts of the Cayman Islands will allow shareholders of our company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. We have been further advised that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, a foreign money judgment of a foreign court of competent jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. Such a foreign judgment will be enforced in the Cayman Islands if such judgment:

(a)	is given by a foreign court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction);

(b)	is final and conclusive;

(c)	is not in respect of taxes, a fine or a penalty, inconsistent with a Cayman Islands judgment in respect of the same matter or impeachable on the grounds of fraud; and

(d)	was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Service of Process and Enforcement of Civil Liabilities in BVI

We believe that there is uncertainty as to whether the courts of the BVI would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the BVI against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. We believe that the United States and the BVI do not have a treating providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws would not be enforceable in the BVI. A final and conclusive judgment obtained in U.S. federal or state courts under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the court of the BVI under the common law doctrine of obligation. Furthermore, it is uncertain that BVI courts would: (1) recognize or enforce judgments of U.S. courts obtained in actions against us or our directors or officers predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) entertain original actions brought against us or other persons predicated upon the Securities Act.

Service of Process and Enforcement of Civil Liabilities in Hong Kong

We believe that there is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. A judgment of a court in the United States predicated upon U.S. federal or state securities laws may been forced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment. Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States.

Service of Process and Enforcement of Civil Liabilities in the PRC

Global Law Office, our counsel as to PRC law, has advised us that (1) there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, and (2) there is uncertainty as to whether the courts of the PRC would entertain original actions brought in the PRC against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Our PRC counsel, Global Law Office, has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments under certain circumstances in accordance with the requirements of the PRC Civil Procedure Law. Our PRC counsel, Global Law Office, has advised us further that under PRC law, a foreign judgment that does not otherwise violate basic legal principles, state sovereignty, safety or social public interest may be recognized and enforced by a PRC court, based either on bilateral treaties or international conventions contracted by China and the country where the judgment is made or on reciprocity between jurisdictions. As there currently exists no bilateral treaty, international convention or other form of reciprocity between China and the United States governing the recognition of judgments, including those predicated upon the liability provisions of the U.S. federal securities laws, it would be difficult that a PRC court would enforce judgments rendered by U.S. courts.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement entered into by and between the Company and Revere Securities LLC, acting as the representative of the underwriters named below (the “Representative”), the underwriters have severally agreed to purchase from us, and the Company has agreed to sell to them, severally, on a firm commitment basis the following respective number of Ordinary Shares at the public price less the underwriting discounts set forth on the cover page of this prospectus:

Name	Number of Ordinary Shares
Revere Securities LLC	—
[●]	—
Total	—

The underwriters and the Representative are collectively referred to as the “underwriters” and the Representative, respectively. The underwriters are obligated severally, but not jointly, to purchase all the Ordinary Shares offered by us if any Ordinary Shares are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated. The underwriters are offering the Ordinary Shares subject to their acceptance of the Ordinary Shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Ordinary Shares offered by this prospectus are subject to satisfactory completion of due diligence examination of the Company by the Representative, the approval of certain legal matters by their counsel and to certain other conditions.

All sales of Ordinary Shares in the United States will be made through United States registered broker-dealers. Sales of Ordinary Shares made outside the United States may be made by affiliates or selling agents of the underwriters.

Over-Allotment Option

We have granted to the underwriters a 30-day option following the closing of this offering to purchase up to 187,500 additional Ordinary Shares from us, equal to 15% of the number of Ordinary Shares sold in this offering, at the initial public offering price less the underwriting discounts. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional Ordinary Shares approximately proportionate to that underwriter’s initial purchase commitment. Any Ordinary Shares issued or sold under the option will be issued and sold on the same terms and conditions as the other Ordinary Shares that are the subject of this offering.

Discounts, Commissions and Expenses

We have agreed to pay the underwriters a cash fee equal to seven percent (7%) of the aggregate gross proceeds raised in this offering. The following table shows the price per share and total public offering price, underwriting discounts, and proceeds before expenses to us. The total amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	Per Share	Total	Total Without Exercise of Over-Allotment Option	Total With Full Exercise of Over-Allotment Option
Initial public offering price	—	—
Underwriting discounts and commissions(1)	—	—
Proceeds, before expenses, to us	—	—

(1)	Does not include accountable and non-accountable expenses discussed below.

We have agreed to reimburse the Representative up to $200,000 for out-of-pocket accountable expenses, including, but not limited to travel, due diligence expenses, reasonable fees and expenses of its legal counsel, roadshow and background check. We paid an advanced expense deposit of $50,000 to the Representative for its anticipated out-of-pocket expenses. The advance will be returned to the Company to the extent such out-of-pocket accountable expenses are not actually incurred, or are less than the advance in accordance with FINRA Rule 5110(g).

We have also agreed to pay the underwriters a non-accountable expense, equal to one percent (1%) of the gross proceeds received by us from the sale of our Ordinary Shares, including shares sold pursuant to the exercise of the over-allotment option.

In addition, we have agreed to pay the representative of the underwriters an advisory fee of $50,000 in connection with the offering. $50,000 advisory fee was paid upon execution of our engagement letter with the Representative. The advances made in connection with such fee comply with FINRA Rule 5110(g)(4)(B).

Electronic Offer, Sale and Distribution of Ordinary Share

A prospectus in electronic format may be delivered to potential investors by the underwriters. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on the underwriters’ website and any information contained in any other website maintained by the Underwriter is not part of the prospectus or the registration statement of which this Prospectus forms a part.

Lock-up Agreements

We have agreed, for a period of three (3) months from the closing of this offering, that we will not, without the prior written consent of the Representative, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of the Company or any securities convertible into or exercisable or exchangeable for shares of the Company; (ii) file or cause to be filed any registration statement with the SEC relating to the offering of any shares of the Company or any securities convertible into or exercisable or exchangeable for shares of the Company; or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital shares of our Company whether any such transaction described above is to be settled by delivery of shares or such other securities, in cash or otherwise.

Each of our directors and officers and holders of 5% or more of our Ordinary Shares on a fully diluted basis immediately prior to the consummation of this offering have agreed or are otherwise contractually restricted for a period of six (6) months after the effective date of  this registration statement, without the prior written consent of the Representative not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of the Company or any securities convertible into or exercisable or exchangeable for shares of the Company; or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital shares of our Company whether any such transaction described above is to be settled by delivery of shares or such other securities, in cash or otherwise.

There are no existing agreements between the underwriters and any person who will execute a lock-up agreement in connection with this offering providing consent to the sale of shares prior to the expiration of the lock-up period.

Prior to this offering, there has been no public market for our Ordinary Shares. Consequently, the initial public offering price for our Ordinary Shares will be determined by negotiations among us and the Representative. Among the factors to be considered in determining the initial public offering price are our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. Neither we nor the underwriters can assure investors that an active trading market will develop for Ordinary Shares, or that our Ordinary Shares will trade in the public market at or above the initial public offering price.

We plan to submit an application to have our Ordinary Shares approved for listing on the Nasdaq Capital Market under the symbol “[ZJK].”

Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Ordinary Shares in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

●	Stabilizing transactions permit the underwriters to make bids or purchases for the purpose of pegging, fixing or maintaining the price of the Ordinary Shares, so long as the stabilizing bids do not exceed a specified maximum.

●	Over-allotment involves sales by the underwriters of the Ordinary Share in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

●	Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of our Ordinary Share available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the Ordinary Share originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

●	In passive market making, market makers in the shares who are the underwriters or prospective underwriter may, subject to limitations, make bids for or purchases of our Ordinary Share until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Ordinary Shares or preventing or retarding a decline in the market price of Ordinary Shares. As a result, the price of Ordinary Shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq or otherwise, and, if commenced, may be discontinued at any time.

Pricing of the Offering

Prior to this offering, there has been no public market for the Ordinary Shares. The initial public offering price was determined by negotiations between us and the Representative. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include the sales and trading of securities, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, financing, brokerage and other financial and non-financial activities and services. The underwriters and their respective affiliates may have, from time to time, performed, and may in the future perform, a variety of such activities and services for us and for persons or entities with relationships with us for which they received or will receive customary fees, commissions and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, directors, officers and employees may at any time purchase, sell or hold a broad array of investments, and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own accounts and for the accounts of their customers. Such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments. In addition, the underwriters and their respective affiliates may at any time hold, or recommend to clients that they should acquire, long and short positions in such assets, securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Ordinary Shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the Ordinary Shares, where action for that purpose is required. Accordingly, the Ordinary Shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the Ordinary Shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

EXPENSES RELATING TO THIS OFFERING

The following table sets forth the costs and expenses, other than the underwriting discounts, payable by the registrant in connection with the sale of Ordinary Shares being registered. All amounts are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority filing fee and the Nasdaq Capital Market listing fee.

SEC registration fee	$849
FINRA filing fee	$3,960
Nasdaq Capital Market listing fee	$50,000
Legal fees and expenses	$550,527
Accounting fees and expenses	$727,454
Financial printing and miscellaneous expenses	$10,000
Total	$1,342,790

LEGAL MATTERS

The legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for us by Robinson & Cole LLP. The validity of the Ordinary Shares offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Ogier (Cayman) LLP. Legal matters as to PRC law will be passed upon for us by Global Law Office. Robinson & Cole LLP may rely upon Ogier (Cayman) LLP with respect to matters governed by Cayman Islands law and Global Law Office with respect to matters governed by PRC law.

Certain legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for the underwriters by VCL Law LLP. Legal matters as to PRC law will be passed upon for the underwriters by Guangdong Zhuojian Law Firm. VCL Law LLP may rely upon Guangdong Zhuojian Law Firm with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of ZJK Industrial Co., Ltd. as of and for the years ended December 31, 2023 and 2022 included in this prospectus have been audited by TPS Thayer, LLC, an independent registered public accounting firm.

The financial statements of PSM-ZJK Fasteners (Shenzhen) Co., Ltd as of and for the years ended December 31, 2023 and 2022 listed as Exhibit 99.5 in this prospectus have been audited by TPS Thayer, LLC.

The main offices of TPS Thayer, LLC are located in 1600 Hwy. 6, Suite 100, Sugar Land, TX 77478.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

No dealer, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other information requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC.

As a foreign private issuer, we will be exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

THE CONSOLIDATED FINANCIAL STATEMENTS

ZJK INDUSTRIAL CO., LTD.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

ZJK Industrial Co., Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ZJK Industrial Co., Ltd. and its subsidiaries (collectively, the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2023 and 2022, and the consolidated results of its operations and its consolidated cash flows for each of the two years in the period ended December 31, 2023, in conformity with U.S generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatements of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provided a reasonable basis for our opinion.

/s/TPS Thayer, LLC

We have served as the Company’s auditor since 2021

Sugar Land, Texas

June 20, 2024

ZJK Industrial Co., Ltd

CONSOLIDATED BALANCE SHEETS

(In U.S. dollars, except for numbers of shares data)

	As of December 31,
	2022	2023
ASSETS
Current assets
Cash	1,104,472	2,826,725
Restricted cash	411,842	1,075,047
Accounts receivable, net	9,932,372	10,268,807
Accounts receivable-due from related parties	6,993,355	8,816,184
Inventories, net	4,850,268	4,765,742
Prepaid expenses and other current assets, net	137,092	503,914
Other receivables-due from related parties	149,235	277,786
Total current assets	23,578,636	28,534,205

Non-current assets
Property, plant and equipment, net	5,412,037	5,596,699
Operating lease right-of-use assets	369,965	522,148
Finance lease right-of-use assets	165,352	336,257
Construction in progress	22,864	41,200
Long-term investment	2,106,646	2,517,538
Deferred tax assets	244,786	165,969
Deferred initial public offering (“IPO”) costs	203,315	566,417
Total non-current assets	8,524,965	9,746,228

TOTAL ASSETS	32,103,601	38,280,433

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term bank borrowings	724,932	37,184
Accounts payable	11,492,772	11,569,828
Income tax payable	966,518	1,035,152
Accrued expenses and other current liabilities	591,565	841,402
Other payables-due to related parties	1,136,336	1,867,459
Operating lease liability, current	261,212	157,980
Finance lease liability, current	97,606	230,460
Other long-term debts, current	224,524	9,379
Total current liabilities	15,495,465	15,748,844

Non-current liabilities
Operating lease liability, non-current	99,629	290,684
Finance lease liability, non-current	42,945	—
Other long-term debts, non-current	1,605,479	20,321
Deferred tax liabilities	387,488	518,156
Total non-current liabilities	2,135,541	829,161

TOTAL LIABILITIES	17,631,006	16,578,005

Commitments and contingencies (Note 15)

Shareholders’ equity
Ordinary share, $0.000016666667 par value, 3,000,000,000 shares authorized, 60,000,000 and 60,000,000 shares issued and outstanding as of December 31, 2022 and 2023, respectively*	1,000	1,000
Additional paid-in capital	1,792,559	1,792,559
Statutory surplus reserves	360,780	2,283,180
Retained earnings	12,875,397	18,644,082
Accumulated other comprehensive loss	(556,538)	(1,016,563)
Total ZJK Industrial Co., Ltd. shareholders’ equity	14,473,198	21,704,258
Non-controlling interests	(603)	(1,830)
Total shareholders’ equity	14,472,595	21,702,428

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	32,103,601	38,280,433

* The shares and per share information are presented on a retroactive basis to reflect the reorganization completed on March 28, 2023 (Note 1) and the two share splits that occurred on June 19, 2023 and June 6, 2024, respectively (Note 16).

The accompanying notes are an integral part of these consolidated financial statements.

ZJK Industrial Co., Ltd

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In U.S. dollars, except for the number of shares data)

	For the years ended December 31,
	2022	2023
Revenues
Third-party sales	13,618,185	13,961,495
Related-party sales	11,174,044	15,093,811
Total revenues	24,792,229	29,055,306
Cost of revenues
Third-party sales	(8,084,957)	(9,486,512)
Related-party sales	(7,694,032)	(8,547,906)
Total cost of revenues	(15,778,989)	(18,034,418)
Gross profit	9,013,240	11,020,888

Operating expenses
Selling and marketing expenses	(928,339)	(1,750,877)
General and administrative expenses	(1,416,186)	(2,531,630)
Research and development costs	(487,543)	(455,398)
Gain from disposal of property, plant and equipment	95,250	78
Total operating expenses	(2,736,818)	(4,737,827)

Income from operations	6,276,422	6,283,061

Other income, net
Interest expenses	(124,104)	(109,003)
Interest income	17,521	18,239
Share of profits from equity method investment	1,956,797	2,335,281
Currency exchange gain	18,314	12,433
Other income, net	246,947	434,031
Total other income, net	2,115,475	2,690,981

Income before income tax provision	8,391,897	8,974,042
Income tax provision	(1,113,066)	(1,284,203)
Net income	7,278,831	7,689,839
Less: net loss attributable to non-controlling interests	(4,012)	(1,246)
Net income attributable to ZJK Industrial Co., Ltd’s shareholders	7,282,843	7,691,085

Other comprehensive income
Foreign currency translation adjustment attributable to parent company	(758,083)	(460,025)
Foreign currency translation adjustment attributable to non-controlling interest	(190)	19
Total comprehensive income	6,520,558	7,231,079
Comprehensive loss attributable to non-controlling interests	(4,202)	(1,227)
Comprehensive income attributable to ZJK Industrial Co., Ltd's shareholders	6,524,760	7,232,306

Earnings per share
Basic and Diluted	0.12	0.13

Weighted average shares used in calculating earnings per share
Basic and Diluted*	60,000,000	60,000,000

 * The shares and per share information are presented on a retroactive basis to reflect the reorganization completed on March 28, 2023 (Note 1) and the two share splits that occurred on June 19, 2023 and June 6, 2024, respectively (Note 16).

The accompanying notes are an integral part of these consolidated financial statements.

ZJK Industrial Co., Ltd

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(In U.S. dollars, except for the number of shares data)

	Ordinary Shares		Additional paid-in	Statutory surplus	Retained earnings	Accumulated other comprehensive	Total ZJK Industrial Co., Ltd shareholders’	Non-controlling interests	Total shareholders’ equity
	Share	Amount	capital	reserves		income/(loss)	equity
	Numbers	$US	$US	$US	$US	$US	$US	$US	$US
Balance as of December 31, 2021*	60,000,000	1,000	1,792,559	360,780	5,592,554	201,545	7,948,438	3,599	7,952,037
Net income/(loss)	—	—	—	—	7,282,843	—	7,282,843	(4,012)	7,278,831
Currency translation adjustment	—	—	—	—	—	(758,083)	(758,083)	(190)	(758,273)
Balance as of December 31, 2022*	60,000,000	1,000	1,792,559	360,780	12,875,397	(556,538)	14,473,198	(603)	14,472,595
Net income/(loss)	—	—	—	—	7,691,085	—	7,691,085	(1,246)	7,689,839
Appropriation to statutory reserve	—	—	—	1,922,400	(1,922,400)	—	—	—	—
Currency translation adjustment	—	—	—	—	—	(460,025)	(460,025)	19	(460,006)
Balance as of December 31, 2023*	60,000,000	1,000	1,792,559	2,283,180	18,644,082	(1,016,563)	21,704,258	(1,830)	21,702,428

 * The shares and per share information are presented on a retroactive basis to reflect the reorganization completed on March 28, 2023 (Note 1) and the two share splits that occurred on June 19, 2023 and June 6, 2024, respectively (Note 16).

 The accompanying notes are an integral part of these consolidated financial statements.

ZJK Industrial Co., Ltd

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. dollars, except for the number of shares data)

	For the years ended December 31,
	2022	2023
Cash flows from operating activities:
Net income	7,278,831	7,689,839
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit loss	37	17,071
Depreciation of property, plant and equipment	387,005	504,370
Amortization of operating right-of-use assets	236,053	286,220
Amortization of finance lease right-of-use assets	32,306	281,849
Interest expense of finance lease liabilities	—	13,794
Gain from the disposal of property, plant and equipment	(95,250)	(78)
Provision for inventories	507,293	373,264
Share of profits from equity method investment	(1,956,797)	(2,335,281)
Provisions for deferred income tax	30,999	213,773
Changes in operating assets and liabilities:
Accounts receivable	(4,088,315)	(631,085)
Accounts receivable-due from related parties	(307,236)	(2,025,426)
Inventories	(3,648,954)	(427,290)
Prepaid expenses and other current assets	(55,527)	(378,164)
Other receivables-due from related parties	269,546	69,344
Loan receivables	222,163	—
Accounts payable	2,357,934	(48,565)
Income tax payable	750,305	96,368
Accrued expenses and other current liabilities	(1,126,723)	225,204
Other payables-due to related parties	264,225	548,398
Operating lease liability	(243,265)	(357,231)
Net cash provided by operating activities	814,630	4,116,374

Cash flows from investing activities:
Purchase of property, plant and equipment	(685,079)	(366,740)
Purchase of construction in progress	(489,533)	—
Dividends received from long-term equity investment	884,867	1,863,561
Loan to related parties	—	(253,473)
Collection of loan to related parties	—	51,125
Net cash (used in)/provided by investing activities	(289,745)	1,294,473

Cash flows from financing activities:
Proceeds from short-term bank borrowings	1,039,723	183,367
Repayments of short-term bank borrowings	(1,169,318)	(851,388)
Proceeds from long-term debts	49,320	—
Repayments of long-term debts	(57,018)	(1,750,598)
Repayments of financing lease liabilities	(60,056)	(377,467)
Proceeds from loan from related parties	—	282,104
Repayments of loan from related parties	—	(65,828)
Deferred initial public offering (“IPO”) costs	(160,298)	(369,443)
Net cash used in financing activities	(357,647)	(2,949,253)

Effect of exchange rate changes	(114,868)	(76,136)

Net change in cash and restricted cash	52,370	2,385,458

Cash and restricted cash at the beginning of year	1,463,944	1,516,314
Cash and restricted cash at the end of year	1,516,314	3,901,772

Supplemental disclosure of cash flow information:
Income tax paid	924,915	986,257
Interest expenses paid	96,775	71,606

Supplemental disclosures of non-cash activities:
Obtaining finance lease right-of-use assets in exchange for finance lease liabilities	201,219	457,731
Obtaining operating right-of-use assets in exchange for operating lease liabilities	—	455,499
Acquiring property, plant and equipment transferred from construction in progress	3,371,592	50,132
Acquiring property, plant and equipment in exchange for accounts payable	498,577	427,015
Obtaining long-term equity investment by property, plant and equipment investment	366,495	—

The accompanying notes are an integral part of these consolidated financial statements.

ZJK INDUSTRIAL CO., LTD

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in U.S. dollars, except for the number of shares data, unless otherwise stated).

1. ORGANIZATION

ZJK Industrial Co., Ltd. (“Zhongjinke”) and its consolidated subsidiaries (collectively referred to as the “Company”) are in the business of manufacturing and sale of hardware products. The Company mainly sells its hardware products to customers in People’s Republic of China (“PRC”) and aspires to sell to customers globally including the US market.

Zhongjinke is a holding company incorporated in the Cayman Islands on May 11, 2022, under the Cayman Islands Act as an exempted company with limited liability. Zhongjinke has no substantive operations other than conducting its business through its PRC operating entities, mainly Shenzhen Zhongjinke Hardware Products Co., Ltd (“Zhongjinke Shenzhen”), and Zhongke Precision Components (Guangdong) Co., Ltd. (“Zhongke Components”).

Business Reorganization

In anticipation of an IPO of its equity securities, Zhongjinke undertook a series of reorganization which was completed on March 28, 2023. The reorganization involved the incorporation of Zhongjinke, ZJK Enterprises Group (BVI) Company Limited (“Zhongjinke BVI”), ZJK Industrial Group HongKong Limited (“Zhongjinke HK”) in May 2022, and execution of Share Exchange Agreement among Zhongke Chuangwei (Shenzhen) International Holdings Limited (“Zhongjinke WFOE”). On May 27, 2022, Zhongjinke BVI established Zhongjinke HK which was incorporated in Hong Kong with a registered capital of HKD1 and wholly owned by Zhongjinke BVI. On January 6, 2023, Zhongjinke HK acquired Galaxy Exploration Investment Holding Limited (“Galaxy Investment”) by the consideration of 1,500,000 ordinary shares of ZJK Industrial Co., Ltd., through which, Galaxy Investment is wholly owned by Zhongjinke HK and Zhongjinke BVI.

Zhongjinke Shenzhen and Galaxy Investment signed a “Share Exchange Agreement” in March 2023 whereby Zhongjinke WFOE took control of Zhongjinke Shenzhen and its subsidiaries by exchanging 99.225% of the outstanding shares of Zhongjinke Shenzhen with ordinary shares of Zhongjinke WFOE, remaining 0.775% of the outstanding shares of Zhongjinke Shenzhen are held by Galaxy Investment.

Due to the fact that Zhongjinke and its subsidiaries were effectively controlled by the same group of shareholders immediately before and after the reorganization completed in March 2023, as described above, the reorganization was accounted for as a recapitalization. As a result, the Company’s consolidated financial statements have been prepared as if the current corporate structure has been in existence throughout the periods presented.

As of the issuance date of this financial report, the details of subsidiaries are as follows. All subsidiaries are owned by Zhongjinke through equity investment. We do not have a variable interest entity structure.

Entity name	Registered Location	Percentage of direct ownership	Date of incorporation	Principal activities
Zhongjinke BVI	BVI	100% owned by the Zhongjinke	May 24, 2022	Investment holdings
Zhongjinke HK	Hong Kong	100% owned by Zhongjinke BVI	May 27, 2022	Investment holdings
Zhongjinke WFOE	Shenzhen	100% owned by Zhongjinke HK	December 19, 2022	Investment holdings
Galaxy Exploration Investment Holding Limited	BVI	100% owned by Zhongjinke HK	March 16, 2022	Investment holdings
Zhongjinke Shenzhen	Shenzhen	99.225% owned by Zhongjinke WFOE and 0.775% owned by Galaxy Investment	July 18, 2011	Manufacturing and selling hardware products
Zhongke Components	Qingyuan	100% owned by Zhongjinke Shenzhen	April 16, 2021	Manufacturing and selling hardware products
Nanjing Zhongjinke Hardware Products Co., Ltd (“Zhongjinke Nanjing”)	Nanjing	51% by Zhongjinke Shenzhen	May 3, 2016	Selling hardware products
ZIK Precision HK Limited (“ZJK Precision HK”)	Hong Kong	100% owned by Zhongjinke Shenzhen	July 27, 2023	Manufacturing and selling hardware products
ZJK VIETNAM PRECISON COMPONENTS COMPANY LIMITED (“ZJK Precision Vietnam”)	Vietnam	100% owned by ZJK Precision HK	April 26, 2024	Manufacturing and selling hardware products

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

(b)	Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated upon consolidation.

(c)	Use of estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management of the Company to make certain estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s management based on their estimates on historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgements about the carrying value of assets and liabilities that are not readily apparent from other sources.

Significant accounting estimates reflected in the Company’s consolidated financial statements include, but not limited to revenue recognition, provision for credit losses, inventory write-off and reserve, the useful lives and impairment of long-lived assets and valuation allowance for deferred tax assets. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates.

(d)	Foreign currency translations and transactions

The Company’s reporting currency is the United States dollar (“US$”). The functional currency of Zhongjinke, Zhongjinke BVI, and ZJK Precision HK is US$, the functional currency of Zhongjinke HK is the Hong Kong dollar (“HK$”), and the functional currency of its PRC subsidiaries is the Renminbi (“RMB”).

The Company’s financial statements are reported using U.S. Dollars (“US$”). The results of operations and the consolidated statements of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss) included in consolidated statements of changes in equity.

The value of RMB against US$ and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of RMB may materially affect the Company’s financial condition in terms of US$ reporting.

Translation of amounts from RMB into US$ has been made at the following exchange rates:

	December 31, 2022		December 31, 2023
	Year-end spot rate	Average rate	Years-ended spot rate	Average rate
US$ against RMB	US$1=RMB6.8972	US$1=RMB6.7518	US$1=RMB7.0999	US$1=RMB7.0896

(e)	Concentration of credit risk

Financial instruments that potentially expose the Company to the concentration of credit risk consist primarily of cash and restricted cash, accounts receivable, and other receivables and prepayments. As of December 31, 2022 and 2023, the Company places its cash and restricted cash with major financial institutions located in the PRC, which management considers to be of high credit quality. Concentration of credit risks with respect to accounts receivable, and other receivables and prepayments, to manage credit risk, the Company performs ongoing credit evaluations of customers’ and suppliers’ financial condition. There is no significant credit risk for the year ended December 31, 2022 and 2023.

(f)	Concentration of customers and suppliers

The customers whose revenues individually represented greater than 10% of the total revenues of the Company for the years ended December 31, 2022 and 2023 were as follows:

	For the years ended December 31,
	2022	2023
Percentage of the Company’s total revenue
Customer A	45%	52%
Customer B	39%	24%

Accounts receivable due from those customers were as follows:

	As of December 31,
	2022	2023
Percentage of the Company’s accounts receivables
Customer B	50%	52%
Customer C	*	15%

* represents percentage less than 10%.

The suppliers whose purchase individually represented greater than 10% of the total cost of revenue of the Company for the years ended December 31, 2022 and 2023 were as follows:

	For the years ended December 31,
	2022	2023
Percentage of the Company’s total purchase
Supplier A	20%	20%
Supplier B	*	18%
Supplier C	23%	15%

* represents percentage less than 10%.

Accounts payable due to those suppliers were as follows:

	As of December 31,
	2022	2023
Percentage of the Company’s accounts payables
Supplier A	20%	21%
Supplier B	*	17%
Supplier C	24%	15%

* represents percentage less than 10%.

(g)	Fair value measurement and financial instruments

The Company applies a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Under this hierarchy, there are three levels of inputs that may be used to measure fair value:

●	Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.
●	Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical asset or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.
●	Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Determining which category an asset or liability falls within the hierarchy requires significant judgment.

The carrying amounts of financial instruments, which consist of cash and restricted cash, accounts receivable, net, accounts receivable-due from related parties, other receivables-due from related parties, accounts payable and other liabilities approximate their fair values due to the short-term nature of these instruments.

(h)	Cash

Cash consist of cash on hand and cash in bank which are unrestricted as to withdrawal or use.

(i)	Restricted cash

Restricted cash are security deposits held in banks for issuance of notes payable for the purchase of materials. Restricted cash is classified as current since all restrictions are within twelve months.

(j)	Accounts receivable, net

Accounts receivable, net is recognized and carried at original invoiced amount net of provision of credit losses. On January 1, 2023, the Company adopted FASB ASC Topic 326 –” Financial Instruments - Credit losses” (“ASC Topic 326”) which replaces the incurred loss methodology with the current expected credit loss (“CECL”) methodology. The Company adopted ASC Topic 326 using the modified retrospective approach for all in-scope assets. The adoption of ASC Topic 326 on the Company’s consolidated financial statements was immaterial.

The Company has developed a current expected credit loss (“CECL”) model based on historical experience, the age of the accounts receivable balances, credit quality of its customers, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect its ability to collect from customers. The Company considers historical collection rates, current financial status, macroeconomic factors, and other industry-specific factors when evaluating for current expected credit losses.

(k)	Inventories, net

Inventories are stated at the lower of cost or realizable value. Cost is principally determined on the weighted average basis.

The Company periodically performs an analysis of inventory to determine obsolete or slow-moving inventory and determine if its cost exceeds the estimated market value. Write-off of potentially obsolete or slow-moving inventory are recorded based on management’s analysis of inventory levels.

(l)	Deferred IPO costs

Deferred IPO costs represented the incremental costs incurred for the Company’s IPO. These costs are deferred and will be charged to shareholder’s equity against the gross proceeds of the IPO at completion. Deferred IPO costs primarily include specific legal costs, audit costs and professional consulting costs.

(m)	Property, plant and equipment, net

Property, plant and equipment are stated at cost including the cost of improvements. Maintenance and repairs are charged to expense as incurred. Depreciation and amortization are provided on the straight-line method based on the estimated useful lives and residual value of the assets as follows:

Category	Useful lives	Estimated residual value
Buildings	20 years	5%
Machinery and equipment	10 years	10%
Motor Vehicles	5 years	10%
Furniture and fixtures	5 years	5%
Electronic office equipment	3 years	5%

Major improvements are capitalized and depreciated. Construction in progress represents property, plant and equipment under construction or being installed. Costs include original cost, installation, construction and other direct costs. Interest expenses directly related to construction in progress would be capitalized. Construction in progress is transferred to the appropriate fixed asset account and depreciation commences when the asset has been substantially completed and placed in service.

(n)	Construction in progress

Direct costs that are related to the construction of property, equipment and software and incurred in connection with bringing the assets to their intended use are capitalized as construction in progress. Construction in progress is transferred to specific property, equipment the depreciation of these assets commences when the assets are ready for their intended use.

(o)	Long-term investment

The investments for which the Company has the ability to exercise significant influence are accounted for under the equity method. Under the equity method, the Company initially records its investment at cost. The difference between the cost of the equity investment and the amount of the underlying equity in the net assets of the equity investee is recognized as equity method goodwill or as an intangible asset as appropriate, which is included in the equity method investment on the combined balance sheets. The Company subsequently adjusts the carrying amount of the investment to recognize the Company’s proportionate share of each equity investee’s net income or loss into consolidated statements of operations and comprehensive income after the date of acquisition.

The Company assess whether an investment is impaired based on performance and financial position of the investee as well as other evidence of market value at each reporting date. Such assessment includes, but is not limited to, reviewing the investee’s cash position, recent financing, as well as the financial and business performance. The Company recognizes an impairment loss equal to the difference between the carrying value and fair value in the combined statements of operations and comprehensive income if any.

No impairment of long-term investments was recognized for the years ended December 31, 2022 and 2023.

(p)	Impairment of long-lived assets

Long-lived assets are included in impairment evaluations when events and circumstances exist that indicate the carrying value of these assets may not be recoverable. In accordance with ASC No. 360, “Property, Plant and Equipment” and “Real estate properties for lease”, the Company assesses the recoverability of the carrying value of long-lived assets by first grouping its long-lived assets with other assets and liabilities at the lowest level for which identifiable cash flows largely independent of the cash flows of other assets and liabilities (the asset group) and, secondly, estimating the undiscounted future cash flows that are directly associated with and expected to arise from the use of and eventual disposition of such asset group. The Company estimates the undiscounted cash flows over the remaining useful life of the primary asset within the asset group. If the carrying value of the asset group exceeds the estimated undiscounted cash flows, the Company records an impairment charge to the extent the carrying value of the long-lived asset exceeds its fair value. The Company determines fair value through quoted market prices in active markets or, if quotations of market prices are unavailable, through the performance of internal analysis using a discounted cash flow methodology. The undiscounted and discounted cash flow analyses based on a number of estimates and assumptions, including the expected period over which the asset will be utilized, projected future operating results of the asset group, discount rate and long-term growth rate. No impairment of long-lived assets was recognized as of December 31, 2022 and 2023.

(q)	Leases

Lessee

The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. Effective from January 1, 2020, the Company adopted Accounting Standards Update (“ASU”) 2016-02, Lease (FASB ASC Topic 842) using a modified retrospective transition method which allowed the Company not to recast comparative periods presented in its consolidated financial statements.

At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is or contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange of a consideration. To assess whether a contract is or contains a lease, the Company assess whether the contract involves the use of an identified asset, whether it has the right to obtain substantially all the economic benefits from the use of the asset and whether it has the right to control the use of the asset.

Financing lease and operating lease as Lessee

The Company classifies a lease as a financing lease at lease commencement when the lease meets any one of the criteria:

a. The lease transfers ownership of the underlying asset to the lessee by the end of the lease term.

b. The lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise.

c. The lease term is for a major part of the remaining economic life of the underlying asset.

d. The present value of the sum of the lease payments and any residual value guaranteed by the lessee that is not already reflected in the lease payments equals or exceeds substantially all of the fair value of the underlying asset.

e. The underlying asset is of such a specialized nature that it is expected to have no alternative use to the Company at the end of the lease term.

When none of the criteria are met, the Company classifies a lease as an operating lease.

Lease terms are based on the non-cancellable term of the lease and may contain options to extend the lease when it is reasonably certain that the Company will exercise the option. Lease liabilities represent the present value of the lease payments not yet paid, discounted using the incremental borrowing rate for the lease at lease commencement.

The Company estimates its incremental borrowing rate for its leases at the commencement date to determine the present value of future lease payments when the implicit rate is not readily determinable in the lease. In estimating its incremental borrowing rate, the Company considers its credit rating and publicly available data of borrowing rates for loans of similar amount, currency and term as the lease.

Operating leases are presented as “operating right-of-use assets” and “operating lease liability”. Lease liabilities that become due within one year of the balance sheet date are classified as current liabilities. At lease commencement, right-of-use assets represent the right to use underlying assets for their respective lease terms and are recognized at amounts equal to the lease liabilities adjusted for any lease payments made prior to the lease commencement date, less any lease incentives received and any initial direct costs incurred by the Company.

After lease commencement, operating lease liabilities are measured at the present value of the remaining lease payments using the discount rate determined at lease commencement. Right-of-use assets are measured at the amount of the lease liabilities and further adjusted for prepaid or accrued lease payments, the remaining balance of any lease incentives received, unamortized initial direct costs and impairment of the ROU assets, if any. Operating lease expense is recognized as a single cost on a straight-line basis over the lease term.

Financing leases are presented as “finance lease right-of-use assets” and “finance lease liability” on the combined balance sheets. Lease liabilities that become due within one year of the balance sheet date are classified as current liabilities. Financing lease ROU assets are amortized on a straight-line basis from the lease commencement date. After initial measurement, the carrying value of financing lease liabilities are increased to reflect interest at a constant rate and reduced to reflect any lease payments made during the period.

Leases that have a term of 12 months or less at the commencement date (“short-term leases”) are not included in right-of-use assets and operating lease liabilities. Lease expense for the short-term leases is recognized on a straight-line basis over the lease term.

Operating leases as Lessor

For operating leases, the Company recognized rental income over the non-cancellable lease term on a straight-line basis and is included in revenue in the statement of profit and loss due to its operating nature. Initial direct costs incurred in negotiating and arranging an operating lease are added to the carrying amount of the leased asset and recognized over the lease term on the same basis on the rental income. The Company did not have any sales-type or direct financing leases for the years ended December 31, 2022 and 2023.

The Company reviews the impairment of its ROU assets and finance lease right-of-use assets consistent with the approach applied for its other long-lived assets. The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. For operating leases, the Company has elected to include the carrying amount of operating lease liabilities in any tested asset Company and include the associated operating lease payments in the undiscounted future pre-tax cash flows.

Lessor

In April 2022, the Company entered into two agreements with a third-party as a lessor to lease certain floors of one of the Company’s buildings located in Qingyuan to the lessee. The Company accounted for these leases in accordance with ASC 842 and assessed them to be operating leases. The lease income is recognized over the leased terms on a straight-line basis and included in other income. The building is included in property, plant and equipment as it is owned by the Company and the Company is actively using other portions of the property.

(r)	Value-added taxes and surcharges

The Company is subject to VAT and related surcharges on revenues generated from providing services. Revenue from providing services and sales of products is generally subject to VAT at applicable tax rates, and subsequently paid to PRC tax authorities after netting input VAT on purchases. The excess of output VAT over input VAT is reflected tax payable. The Company reports revenue net of PRC’s VAT for all the periods presented in the Consolidated Statements of Income and Comprehensive Income. The Company was subject to the PRC’s VAT rate of 13% for selling products and 9% for rental income for the years ended December 31, 2022 and 2023.

(s)	Related parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related party also include principal owners of the Company, its managements, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all significant related party transactions.

(t)	Revenue recognition

Product sales

Effective with the adoption of Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606),” and the associated ASUs (collectively, “Topic 606”) on January 1, 2020, the Company recognizes revenue when its customer obtains control of promised goods in an amount that reflects the consideration which the Company expects to receive in exchange for those goods. To determine revenue recognition for the arrangements that the Company determines are within the scope of Topic 606, the Company performs the following five steps:

(1) identify the contract(s) with a customer,

(2) identify the performance obligations in the contract,

(3) determine the transaction price,

(4) allocate the transaction price to the performance obligations in the contract and

(5) recognize revenue when (or as) the entity satisfies a performance obligation.

The Company adopted the ASU since January 1, 2020 for all revenue contracts with customers using the modified retrospective approach, while prior periods’ amounts are not adjusted and continue to be reported in accordance with the Company’s historical accounting under ASC 605. The Company evaluated that the impact of the adoption of this ASU on the Company’s consolidated financial statements was immaterial.

Product revenue recognition

The Company’s revenue from contracts with customers is derived from product revenue principally from the sales of metal stamping and mechanical original equipment manufacturer (“OEM”) and electric OEM products directly to other consumer electronics product manufacturers. The Company sells goods to the customer under sales contracts or by purchase orders. The Company has determined there to be one performance obligation for each of the sales contracts. The performance obligations are considered to be fulfilled and revenue is recognized at a point in time when the customer obtains control of the goods. The Company has three major goods delivery channels, included:

(1)	Delivering goods to customers’ predetermined location, the Company has satisfied the contracts’ performance obligations when the goods have been delivered and relevant shipping documents have been collected by the Company;

(2)	Picking up goods by customers in the Company’s warehouse, the Company has satisfied the contracts’ performance obligations when the goods have been picked up and the acceptance document has been signed by the customers; and

(3)	Picking up goods by customers in the Vendor Managed Inventory (“VMI”) warehouse, the Company satisfied the contracts’ performance obligations when the goods have been picked up and the Company confirmed the amounts used by customers with clean reply received.

For products picked up by customers in the VMI warehouse, the Company is primarily responsible for the contract as it has the supplier discretion when executing orders and it is the only party that has a contractual relationship with customers. The Company establishes and obtains substantially all of the benefits from transactions, i.e. considerations paid by customers. Therefore, the Company concludes that it obtains control the of the products pursuant to ASC 606-10-55-37A(a). The Company considers itself to be the principal in the transactions on the basis that it is primary responsible to fulfill the promise and has the price discretion, pursuant to ASC 606-10-55-39.

The transaction price is generally in the form of a fixed price which is agreed with the customer at contract inception. Revenue is recorded net of sales return, surcharges and value-added tax of gross sales. The Company allocates the transaction price to each performance obligation based on the sales contracts and purchase orders.

The Company’s payment terms are all within 180 days and its sales arrangements do not have any material financing components.

A contract asset is recorded when the Company has transferred products or services to the customer before payment is received or is due, and the Company’s right to consideration is conditional on future performance in the contract. The Company did not recognize any contract asset as of December 31, 2022 and 2023. The timing between the recognition of revenue and receipt of payment is not significant. A contract liability exists when the Company has received consideration but has not transferred the related goods or services to the customer. The Company did not recognize any contract liabilities as of December 31, 2022 and 2023.

Return Rights & Warranty

Regardless of delivery channels, the Company generally provides warranty period of one year and customers are required to perform product quality check upon acceptance of delivery. The warranty covers only production defects, and offers to replace the defective products with new products during warranty period. Customers do not have the option to purchase the warranty separately, nor the warrant provides a service in addition to assurance. Accordingly, warranty costs are treated as a cost of fulfillment subject to accrual, rather than a performance obligation. As of December 31, 2022 and 2023, the Company did not accrue any liability related to the warranty for any product quality issues on the consolidated balance sheets.

Principal vs agent accounting

The Company records all product revenue on a gross basis as the Company act as the principal. To determine whether the Company is an agent or principal in the sales of products, the Company considers the following indicators: the Company is primarily responsible for fulfilling the promise to provide the specified goods or services, is subject to inventory risks before the specified goods have been transferred to a customer or after transfer of control to the customers, and has discretion in establishing the price of the specified goods.

(u)	Cost of sales

Cost of sales mainly consist of raw materials, direct and indirect labor and related benefits, and manufacturing overhead that is directly attributable to the production process.

(v)	Selling and marketing expenses

Selling and marketing expenses primarily consist of (i) salaries and benefits for sales and marketing personnel, (ii) sales commission paid to increase sales and expand the market, (iii) business entertainment expenses, and (iv) freight for selling activities.

Sales commissions are expensed when incurred and are included in selling and marketing expenses. Sales commission expenses were US$676,259 and US$1,346,416 for the years ended December 31, 2022 and 2023, respectively.

Freight costs are not considered a separate performance obligation within revenue recognition, while freight costs are expensed when incurred and are included in selling and marketing expenses. Freight costs were US$91,788 and US$181,417 for the years ended December 31, 2022 and 2023, respectively.

(w)	General and administrative expenses

General and administrative expenses primarily consist of (i) salaries and benefits for administrative personnel, (ii) professional service fees, (iii) patent fees and (iv) depreciation expenses.

(x)	Research and development costs

Research and development expenses primarily include (i) salaries and benefits for research and development personnel, (ii) material consumption and (iii) depreciation expenses.

(y)	Government grants

Government grants are recognized when received and all the conditions for their receipt have been met.

Government grants are the compensation for expenses or losses already incurred or for the purpose of giving immediate financial support to the Company with no future related cost are recognized in profit or loss in the period in which they become receivable.

(z)	Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS are computed by dividing income available to ordinary shareholders of the Company by the weighted average ordinary shares outstanding during the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. For the years ended December 31, 2022 and 2023, there were no dilution impact.

(aa)	Comprehensive income

Comprehensive income includes net income and foreign currency translation adjustments and is presented net of tax.

The Company presents the components of net income, the components of other comprehensive income and total comprehensive income in two separate but consecutive statements.

(ab)	Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are determined based on the temporary difference between the financial reporting and tax bases of assets and liabilities, and net operating loss and tax credit carryforwards using enacted tax rates that will be in effect for the period in which the differences are expected to reverse. The Company records a valuation allowance against the amount of deferred tax assets that it determines is not more likely than not of being realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits and penalties, if any, within income tax expenses.

There were no uncertain tax positions for the years ended December 31, 2022 and 2023.

(ac)	Segment reporting

FASB 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information of the Company’s business segments, geographical areas, segments and major customers. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The chief operating decision maker is the Company’s president and Chief Executive Officer (“CEO”). Management, including the chief operating decision maker, reviews operating results of different products at revenue level with no allocation of operating costs. Consequently, based on management’s assessment, the Company has determined that it has only one operating segment as defined by FASB ASC 280.

(ad)	Commitments and contingencies

In the normal course of business, the Company is subject to commitments and contingencies, including operating and financing lease commitments and legal proceedings. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments on liability for contingencies, including historical and the specific facts and circumstances of each matter.

(ae)	Non-controlling interest

Non-controlling interests represent the interest of non-controlling shareholders in the subsidiaries based on their proportionate interests in the equity of that company adjusted for tis proportionate share of income or losses from operations. Non-controlling interests have been reported as a component of equity in the consolidated balance sheets and consolidated statements of changes of equity and comprehensive income for all periods presented.

(af)	Reclassifications

Certain prior year amounts have been reclassified to conform to the current presentation. These reclassifications had no impact on net earnings and financial position.

(ag)	Recent accounting pronouncements

In July 2023, the FASB issued ASU 2023-03, Presentation of Financial Statements (Topic 205), Income Statement-Reporting Comprehensive Income (Topic 220), Distinguishing Liabilities from Equity (Topic 480), Equity (Topic 505), and Compensation-Stock Compensation (Topic 718), which amends or supersedes various SEC paragraphs within the Codification to conform to past SEC announcements and guidance issued by the SEC. The ASU does not provide any new guidance so there is no transition or effective date associated with it. This ASU did not have a significant impact on the Company’s financial statements.

In October 2023, the FASB issued ASU 2023-06, “Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative.” This ASU incorporates certain U.S. Securities and Exchange Commission (SEC) disclosure requirements into the FASB Accounting Standards Codification. The amendments in the ASU are expected to clarify or improve disclosure and presentation requirements of a variety of Codification Topics, allow users to compare entities subject more easily to the SEC’s existing disclosures with those entities that were not previously subject to the requirements, and align the requirements in the Codification with the SEC’s regulations. For entities subject to the SEC’s existing disclosure requirements and for entities required to file or furnish financial statements with or to the SEC in preparation for the sale of or for purposes of issuing securities that are not subject to contractual restrictions on transfer, the effective date for each amendment will be the date on which the SEC removes that related disclosure from its rules. For all other entities, the amendments will be effective two years later. However, if by June 30, 2027, the SEC has not removed the related disclosure from its regulations, the amendments will be removed from the Codification and not become effective for any entity. The Company is currently evaluating the impact the adoption of ASU 2023-06 will have on its consolidated financial statements and related disclosures.

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The amendments in this ASU are intended to improve reportable segment disclosure requirements primarily through enhanced disclosures about significant segment expenses. This ASU requires disclosure of significant segment expenses that are regularly provided to the chief operating decision mark (CODM), an amount for other segment items by reportable segment and a description of its composition, all annual disclosures required by FASB ASU Topic 280 in interim periods as well, and the title and position of the CODM and how the CODM uses the reported measures. Additionally, this ASU requires that at least one of the reported segment profit and loss measures should be the measure that is most consistent with the measurement principles used in an entity’s consolidated financial statements. Lastly, this ASU requires public business entities with a single reportable segment to provide all disclosures required by these amendments in this ASU and all existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The amendments should be applied retrospectively. The Company is currently evaluating the impact the adoption of ASU 2023-06 will have on its consolidated financial statements and related disclosures.

In December 2023, the FASB issued ASU 2023-09, Income taxes (Topic 740), Improvements to Income Tax Disclosures, which provides guidance on the requirements such as the requirement that public business entities on an annual basis (1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold. For public business entities (PBEs), the new requirements will be effective for annual periods beginning after December 15, 2024. For entities other than public business entities (non-PBEs), the requirements will be effective for annual periods beginning after December 15, 2025. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The ASU should be applied prospectively. Retrospective application is permitted. The Company is currently evaluating the impact the adoption of ASU 2023-09 will have on its consolidated financial statements and related disclosures.

The Company does not believe other recently issued ASUs by the FASB but not yet effective accounting statements, if adopted, would have a material effect on the Company’s consolidated balance sheets, statements of comprehensive income and statements of cash flows.

3. ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consists of following balance:

	As of December 31,
	2022	2023
	$US	$US
Accounts receivables	9,935,569	10,282,080
Less: provision for credit loss	3,197	13,273
Total accounts receivable, net	9,932,372	10,268,807

For the year ended December 31, 2022, the amount of RMB5,000,000 (equivalent to US$740,543) of accounts receivable of Zhongjinke Shenzhen was pledged for the short-term borrowing with amount of RMB5,000,000 (equivalent to US$740,543) obtained from Bank of China Shenzhen Pingshan Branch in December 2022. For the year ended December 31, 2023, there was no accounts receivable pledged.

Details of the movements of provision for credit losses are as follows:

	For the years ended December 31,
	2022	2023
Balance at the beginning of the year	5,439	3,197
Provision for the year	37	10,183
Bad debt reversal	(1,999)	—
Foreign currency translation adjustment	(280)	(107)
Balance at end of the year	3,197	13,273

4. PREPAID EXPENSES AND OTHER CURRENT ASSETS, NET

	As of December 31,
	2022	2023
	$US	$US
Advance to suppliers	10,282	118,173
Prepaid expenses	47,129	255,478
Deposits	59,842	111,726
Advance to staff	19,839	25,415
Total prepaid expenses and other current assets, gross	137,092	510,792
Less: provision for credit loss	—	(6,878)
Total prepaid expenses and other current assets, net	137,092	503,914

5. LONG-TERM INVESTMENT

Long-term investment consists of the equity investment in PSM-ZJK by the Company accounted for using the equity method. The following table sets forth the changes in the Company’s long-term investment:

Investments accounted for using the equity method
$US
Balance as of December 31, 2021	756,050
Contribution	366,495
Income from equity method investments	1,956,797
Dividends distribution	(884,867)
Foreign currency translation	(87,829)
Balance as of December 31, 2022	2,106,646
Income from equity method investments	2,335,281
Dividends distribution	(1,863,561)
Foreign currency translation	(60,828)
Balance as of December 31, 2023	2,517,538

PSM-ZJK is principally engaged in manufacturing and selling of hardware, which was originally established by BULTEN Wuxi and Zhongjinke Shenzhen, on September 20, 2019 as a joint venture (“JV”), for the purpose of strategic cooperation between BULTEN Wuxi and Zhongjinke Shenzhen to expand business scope.

PSM-ZJK’s originally registered capital are RMB1,000,000 (equivalent to US$144,986) and up to RMB5,050,000 (equivalent to US$764,225) as of December 31, 2021, 51% of which was subscribed by BULTEN Wuxi and 49% of which was subscribed by Zhongjinke Shenzhen, separately.

On November 29, 2021, two new directors, Mr. Ding and Mr. Song joined the board of PSM-ZJK. Together the existing director Mr. TAN EL PAN EDDY, there were three directors on the board, of which, two are nominated by BULTEN Wuxi, one is nominated by Zhongjinke Shenzhen.

On April 28, 2022, PSM-ZJK received machinery equipment with total original investment cost of RMB2,474,500 (equivalent to US$366,495) from Zhongjinke Shenzhen for the 49% equity shares, and the cost of the acquired assets was measured based on the fair value of the consideration transferred which has been evaluated by the third-party appraisal team.

In view of above, the Company accounted for the investment under the equity method as Zhongjinke Shenzhen is able to exercise significant influence through its board representation.

During the years ended December 31, 2022 and 2023, the Company recorded no impairment on its investment.

6. INVENTORIES, NET

Inventory balance consists of the following:

	As of December 31,
	2022	2023
	$US	$US
Raw materials	141,825	186,467
Work in progress	1,483,054	2,059,828
Finished goods	4,318,780	3,131,752
Less: Inventory provision	(1,093,391)	(612,305)
Total	4,850,268	4,765,742

7. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consists of the following:

	As of December 31,
	2022	2023
	$US	$US
Machinery and equipment	4,015,610	4,484,186
Buildings (1)	3,371,592	3,206,287
Furniture and fixtures	125,686	108,391
Motor Vehicles	56,839	54,053
Electronic office equipment	36,851	43,576
Gross amount	7,606,578	7,896,493
Less: accumulated depreciation	(1,849,022)	(2,299,794)
Foreign currency translation adjustment	(345,519)	—
Total property, plant and Equipment, net	5,412,037	5,596,699

(1)	In April 2022, Zhongke Components entered into two agreements with a third-party as a lessor to lease fourth floor for one year, and the third and fifth floors for two years in Zhongke Components’s building located in Qingyuan to the lessee. In March 2023, the lease agreement for renting the fourth floor to a third-party by Zhongke Components has been renewed for one year and will expire in February 2024.

(2)	On April 28, 2022, Zhongjinke Shenzhen contributed machinery equipment with total original investment cost of RMB2,474,500 (equivalent to US$366,495) to PSM-ZJK for the 49% equity shares and recognized a gain on disposal of RMB636,205 (equivalent to US$94,290). The cost of the contributed assets was measured based on the fair value of the consideration transferred which has been evaluated by the third-party appraisal team.

(3)

For the years ended December 31, 2022 and 2023, RMB22,764,315 (equivalent to US$3,300,515) and RMB355,929 (equivalent to US$50,132) of construction in progress was transferred to property, plant and equipment, respectively.

(4)	For the years ended December 31, 2022 and 2023, the Company recorded no impairment on its property, plant and equipment. And no property, plant and equipment was pledged as of December 31,2022 and 2023.

(5)	Depreciation expense was US$387,005 and US$504,370 for the years ended December 31, 2022 and 2023, respectively.

8. SHORT-TERM BANK BORROWINGS

	As of December 31,
	2022	2023
	$US	$US
Short-term borrowings
China Merchants Bank Shenzhen Branch (1)	—	37,184
Bank of China Shenzhen Kengzi Branch (2)	724,932	—
Total	724,932	37,184

 (1) On June 30, 2023, Zhongjinke Shenzhen obtained a short-term borrowing from China Merchants Bank Shenzhen Branch amounting to RMB300,000 (equivalent to US$42,316) with an annual interest of 3.85% and repaid to the bank with an amount of RMB36,000 (equivalent to US$5,078), and the balance will be fully repaid on June 30, 2024.

(2) On December 27, 2022, Zhongjinke Shenzhen obtained a short-term borrowing from Bank of China Shenzhen Kengzi Branch amounting to RMB5,000,000 (equivalent to US$740,543) with an annual interest of 4.15%, and the principal has been fully repaid on the August 30, 2023.

For the years ended December 31, 2022 and 2023 Zhongjinke Shenzhen obtained short-term borrowings with amount of RMB7,020,000 (equivalent to US$1,039,723) and RMB1,300,000 (equivalent to US$183,367), respectively, from Bank of China Shenzhen Kengzi Branch, Bank of China Shenzhen Pingshan Branch, Shenzhen Rural Commercial Bank Pingshan Branch, Bank of Ningbo, China Merchants Bank Shenzhen Branch and China CITIC Bank Shenzhen Pingshan Branch, and repaid to them with amounts of RMB7,895,000 (equivalent to US$1,169,318) and RMB6,036,000 (equivalent to US$851,388), respectively.

As of December 31, 2022 and 2023, the Company’s short-term bank borrowings bear a weighted average interest rate of 4.33% and 3.99% per annum, respectively. All short-term bank borrowings mature at various times within one year and contain no renewal terms.

9. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

 Accrued expenses and other current liabilities consist of the following:

	As of December 31,
	2022	2023
	$US	$US
Accrued payroll and social insurance	402,870	479,431
Taxes payable	41,892	17,104
Accrued expenses (1)	146,803	344,867
Total accrued expenses and other current liabilities	591,565	841,402

(1)

Accrued expenses as of December 31, 2022 and 2023 mainly included expenses paid by employees on behalf of the company, such as travel expenses, payable miscellaneous expenses such as utilities and office expenses for daily operations, and payable rental expenses.

10. INCOME TAXES

The Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders. No stamp duty is payable in respect of the issue of the shares or on an instrument of transfer in respect of a share.

Hong Kong S.A.R.

Under the current Hong Kong S.A.R. Inland Revenue Ordinance, the Company’s Hong Kong S.A.R. subsidiary is subject to Hong Kong S.A.R. profits tax at the rate of 16.5% on its taxable income generated from the operations in Hong Kong S.A.R. Payments of dividends by the Hong Kong S.A.R. subsidiary to the Company is not subject to withholding tax in Hong Kong S.A.R. A two-tiered profits tax rates regime was introduced in 2018 where the first HK$2 million of assessable profits earned by a company will be taxed at half of the current tax rate (8.25%) whilst the remaining profits will continue to be taxed at 16.5%. There is an anti-fragmentation measure where each group will have to nominate only one company in the group to benefit from the progressive rates. No provision for Hong Kong profits tax has been made in the financial statements as the subsidiary in Hong Kong had no assessable profits for the years ended December 31, 2022 and 2023.

The PRC

The Company’s PRC subsidiaries are subject to the PRC Corporate Income Tax Law (“CIT Law”) and are taxed at the statutory income tax rate of 25%, unless otherwise specified. In March 2007, a new enterprise income tax law (the “New EIT Law”) in the PRC was enacted which became effective on January 1, 2008. The New EIT Law applies a unified 25% enterprise income tax (“EIT”) rate to both foreign invested enterprises and domestic enterprises, unless a preferential EIT rate is otherwise stipulated. On April 14, 2008, relevant governmental regulatory authorities released further qualification criteria, application procedures and assessment processes for meeting the High and New Technology Enterprise (“HNTE”) status under the New EIT Law which would entitle qualified and approved entities to a favorable EIT tax rate of 15%. In April 2009 and June 2017, the State Administration for Taxation (“SAT”) issued Circular Guoshuihan [2009] No. 203 (“Circular 203”) and SAT Announcement [2017] No. 24 (“Announcement 24”) stipulating that entities which qualified for the HNTE status should apply with in-charge tax authorities to enjoy the reduced EIT rate of 15% provided under the New EIT Law starting from the year when the new HNTE certificate becomes effective. The HNTE certificate is effective for a period of three years and can be renewed for another three years. Subsequently, an entity needs to re-apply for the HNTE status in order to be able to enjoy the preferential tax rate of 15%.

Zhongjinke Shenzhen obtained the HNTE certificate in December 2018, and subsequently renewed the HNTE certificate in December 2021. The latest HNTE certificate was obtained on December 23, 2021 and is valid for three years. Thus, the Company is entitled to a preferential tax rate of 15% until December 2024.

If any entities fail to maintain the HNTE qualification under the New EIT Law, they will no longer qualify for the preferential tax rate of 15%, which could have a material and adverse effect on the Company’s results of operations and financial position provided that they do not qualify for any other preferential tax treatment. Historically, the abovementioned PRC subsidiaries have successfully obtained or renewed the HNTE certificates when the previous certificates had expired.

According to the Announcement on Further Implementing the Income Tax Preferential Policies for Small and Micro Enterprises (Caishui [2023] No. 06) issued by the Ministry of Finance and the State Taxation Administration on March 14, 2022, for small and low-profit enterprises with an annual taxable income exceeding RMB1,000,000 (equivalent to US$143,449) but not exceeding RMB3,000,000 (equivalent to US$423,155), a reduction of 25% will be included in the taxable income and the enterprise income tax will be paid at a 20% tax rate. The execution period of this announcement is from January 1, 2023 to December 31, 2024. Zhongjinke Nanjing is a small and low-profit enterprise with a taxable income of less than RMB1,000,000 for the years ended December 31, 2022 and 2023, and enjoy preferential income tax rates of 2.5% and 5%, respectively.

The CIT Law also provides that an enterprise established under the laws of a foreign country or region but whose “de facto management body” is located in the PRC be treated as a resident enterprise for the PRC tax purposes and consequently be subject to the PRC income tax at the rate of 25% for its global income. The Implementing Rules of the CIT Law define the location of the “de facto management body” as “the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, property, etc., of a non-PRC company is located.” Based on a review of surrounding facts and circumstances, the Company does not believe that it is likely that its operations outside the PRC should be considered a resident enterprise for PRC tax purposes.

Withholding tax on undistributed dividends

The CIT law also imposes a withholding income tax of 10% on dividends distributed by a foreign investment enterprise (“FIE”) to its immediate holding company outside of Mainland China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within Mainland China or if the received dividends have no connection with the establishment or place of such immediate holding company within Mainland China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a different withholding arrangement. The Cayman Islands, where the Company is incorporated, does not have such tax treaty with the PRC. According to the arrangement between Mainland China and Hong Kong S.A.R. on the Avoidance of Double Taxation and Prevention of Fiscal Evasion in August 2006, dividends paid by an FIE in Mainland China to its immediate holding company in Hong Kong S.A.R. will be subject to withholding tax at a rate of no more than 5% (if the foreign investor owns directly at least 25% of the shares of the FIE). The Company did not record any dividend withholding tax, as the Company’s PRC Entities, have no retained earnings in any of the periods presented.

The provision for income taxes consists of the following:

	For the years ended December 31,
	2022	2023
	$US	$US
Provisions for current income tax	1,096,377	1,070,430
Provisions for deferred income tax	52,994	213,773
Total	1,113,066	1,284,203

The effective income tax rate was 13.26% and 14.31% for the years ended December 31, 2022 and 2023, respectively. Reconciliation of the differences between the income tax provision computed based on the PRC statutory income tax rate and the Company’s income tax expense for the years ended December 31, 2022 and 2023:

	For the years ended December 31,
	2022	2023
	$US	$US
Income before income tax expense	8,391,897	8,974,042
Tax at the PRC EIT tax rates	2,097,974	2,243,511
HNTE tax incentive	(850,834)	(925,270)
Tax effect of non-deductible expenses	(56,045)	(59,636)
Tax effect of R&D expenses deduction	(73,132)	(68,310)
Others	(22,470)	—
Changes in valuation allowance	17,573	93,908
Income tax expense	1,113,066	1,284,203

As of December 31, 2022 and 2023, the significant components of the deferred tax assets and deferred tax liability are summarized below:

	For the years ended December 31,
	2022	2023
	$US	$US
Deferred tax assets:
Tax loss carry-forwards	17,270	52,804
Bad debt allowance	479	1,991
Inventory provision	164,009	91,846
Lease Liability	80,298	130,192
Less: Valuation allowance	(17,270)	(110,864)
Total deferred tax assets	244,786	165,969
Deferred tax liabilities:
Investment Income	(287,332)	(349,784)
Operating right-of-use assets	(55,495)	(84,308)
Finance lease right-of-use assets	(44,661)	(84,064)
Total deferred tax liabilities	(387,488)	(518,156)

Changes in valuation allowance are as follows:

	For the years ended December 31,
	2022	2023
	$US	$US
Balance at beginning of the year	73	17,270
Additions	17,573	93,908
Translation difference	(376)	(314)
Balance at end of the year	17,270	110,864

The Company operates through the PRC Entities and the valuation allowance is considered on each individual basis.

The Company’s assessment is that it is not more likely than not that these deferred tax assets will be realized.

The net operating loss attributable to PRC Entities which include Zhongke Components and Zhongjinke Nanjing can only be carried forward for a maximum period of five years. Tax losses of non-PRC Entities can be carried forward indefinitely.

Under the PRC Income Tax Law and the implementation rules, profits of the PRC Entities earned on or after January 1, 2008 and distributed by the PRC Entities to the Company are subject to a withholding tax at a rate of 10%, unless the Company will be deemed as a resident enterprise for tax purposes. Since the Company intends to reinvest the earnings of the PRC Entities in operations in the PRC, the PRC Entities do not intend to declare dividends to their immediate non-PRC established holding companies in the foreseeable future. Accordingly, no deferred taxation on undistributed earnings of the PRC Entities has been recognized as of December 31, 2023.

According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or its withholding agent. The statute of limitations extends to five years under special circumstances, which are not clearly defined. In the case of a related party transaction, the statute of limitations is ten years. There is no statute of limitations in the case of tax evasion. The Company did not accrue any liability, interest or penalties related to underpayment of taxes in the consolidated statements of income for the years ended December 31, 2022 and 2023, respectively. And there were no completed or ongoing examinations by tax authorities as of December 31, 2023.

In accordance with Guo Shui Fa [2009] No.2, the PRC tax authorities have the right to deem the Company for a tax amount based on the transfer pricing contemporaneous documentations (the “Contemporaneous Documentations”) or a basis that they considered reasonable.

c) Uncertain tax positions

The Company evaluate each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of December 31, 2022 and 2023, the Company did not have any significant unrecognized uncertain tax positions.

11. STAFF RETIREMENT PLANS

The Company’s full-time employees in China participate in a government-mandated multiemployer defined contribution plan pursuant to which certain medical care unemployment insurance, employee housing fund and other welfare benefits are provided to employees. The China labor regulations require the Company to accrue for these benefits based on certain percentages of the employees’ salaries. No forfeited contributions may be used by the employer to reduce the existing level of contributions.

The cost of the Company’s contribution to the staff retirement plans in China amounted to RMB1,225,323 (equivalent to US$181,481) and RMB1,878,534 (equivalent to US$264,970) for the years ended December 31, 2022 and 2023, respectively.

12. LEASES AS LESSEE

The Company has operating leases mainly for certain plants and financing leases for certain machinery and equipment as a lessee.

There are two operating lease agreements existed for the year ended December 31, 2023. One of the operating lease agreements started from July 1, 2021, and will expire on June 30, 2024. The lease installments were paid monthly and the remaining lease payments were discounted using the incremental borrowing rate of 5.0%, the monthly rent was US$20,680 from July 1, 2021 to June 30, 2023 and US$26,047 from July 1, 2023 to June 30, 2024, and the straight line monthly rent was US$22,469; the other operating lease agreements started from May 14, 2023, and will expire on October 15, 2028, the lease installments were paid semi-annually and the remaining lease payments were discounted using the incremental borrowing rate of 5.0%, the monthly rent was US$11,834 from May 14, 2023 to November 14, 2023, VND157,536,000 (equivalent to US$6,602) from November 15, 2023 to November 14, 2025 and VND189,535,500 (equivalent to US$7,943) from November 15, 2025 to October 15, 2028, and the straight line monthly rent was US$7,809.

There are two finance lease agreements for machinery and equipment existed for the year ended December 31, 2023. One of the finance lease agreements has a lease term from August 9, 2022 to August 9, 2024, the lease installments were paid monthly and the remaining lease payments were discounted using the incremental borrowing rate of 4.2%; the other finance lease agreement has a lease term from March 10, 2023 to March 9, 2025, the lease installments were paid monthly and the remaining lease payments were discounted using the incremental borrowing rate of 3.84%.

The depreciable life of assets and leasehold improvements is limited by the expected lease term unless there is a transfer of title or purchase option that is reasonably certain of being exercised.

Supplemental balance sheet information related to operating lease was as follows:

	As of December 31,
	2022	2023
	$US	$US
Operating lease right-of-use assets	369,965	522,148

Lease liabilities – current	261,212	157,980
Lease liabilities – non-current	99,629	290,684
Total operating lease liabilities	360,841	448,664

	For the years ended December 31,
	2022	2023
Weighted discount rate for the operating lease	5.00%	5.00%
Weighted average remaining lease term	17 months	45 months

Supplemental balance sheet information related to financing lease was as follows:

	As of December 31,
	2022	2023
	$US	$US
Finance right-of-use assets	165,352	336,257

Finance lease payment liabilities-current	97,606	230,460
Finance lease payment liabilities- non-current	42,945	—
Finance lease liabilities	140,551	230,460

	For the years ended December 31,
	2022	2023
Weighted discount rate for the finance lease	4.20%	3.91%
Weighted average remaining lease term	19 months	13 months

 For the years ended December 31, 2022 and 2023, the lease expense was as follows:

	For the years ended September 30,
	2022	2023
	$US	$US
Operating leases expense	268,195	286,220
Short-term lease expense	26,466	17,564
Finance lease cost	32,306	281,849
Interest expenses	27,480	38,583
Total	354,447	624,216

Because most of the leases do not provide an implicit rate of return, the Company used the incremental borrowing rate based on the information available at lease commencement date in determining the present value of lease payments.

The following is a schedule of future minimum payments under the Company’s operating leases and financing leases as of December 31, 2023:

For the fiscal year ended December 31, 2023	Amount
$US
2024	410,510
2025	85,796
2026	93,706
2027	93,706
2028 and thereafter	46,853
Total lease payments	730,571
Less: imputed interest	(51,447)
Total operating and finance lease liabilities, net of interest	679,124

13. OTHER LONG-TERM DEBTS

Other long-term debts, consist of the following:

	As of December 31,
	2022	2023
	$US	$US
Factory mortgage loan (1)	1,575,712	—
Commercial vehicle mortgage loan (2)	29,767	20,321
Total	1,605,479	20,321

(1)	On April 30, 2021, Zhongke Components entered into a long-term debt contract with Fogang Wanyang Zhongchuangcheng Industrial Development Co., Ltd. The principal of the loan is RMB14,820,000 (equivalent to US$2,301,886), which is used to purchase the plant located in Kechuang Road, Guangfo Industrial Park, Tangtang Town, Fogang County. The issuance date of the debt is April 30, 2021, and will be due on April 29, 2031. The annual interest rate of the debt is 5.2%. The debt was secured by real estate properties (No. 0019297, No. 0019296, No. 0019334, No. 0019327, No. 0019329) of Zhongke Components, and jointly guaranteed by Zhu Jieke and Zhongjinke Shenzhen. On July 11, 2023, the Company had fully repaid the remaining principal in advance.

(2)	On February 27, 2022, Zhongjinke Shenzhen purchased a commercial vehicle for internal use. The principal of the commercial vehicle mortgage loan is RMB296,000 (equivalent to US$43,840) with an annual interest rate of 4.4%, which equals to the interest expense of RMB37,000 (equivalent to US$5,480), and the repayment term is 5 years. The loan is jointly guaranteed by third parties, Shenzhen Yiche Hechuang Technology Co., Ltd and Zhang Feng.

14. OTHER INCOME, NET

Other income, net consists of the following:

	For the years ended December 31,
	2022	2023
	$US	$US
Rental income (lessor lease)	(109,533)	(207,857)
Government grants (1)	(110,608)	(165,665)
Income from disposal of scrap materials	(20,621)	(51,289)
Other income	(6,185)	(9,220)
Total	(246,947)	(434,031)

(1)	Government grants mainly represent the subsidies for researching and development activity and improvement of production technology.

15. COMMITMENTS AND CONTINGENCIES

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment.

Except for leases which were disclosed in note 12, there are not any other known commitments or contingencies as of December 31, 2022 and 2023.

16. STATUTORY SURPLUS RESERVES AND RESTRICTED NET ASSETS

i)	Ordinary shares

As of March 28, 2023, the date of the completion of reorganization, the Company was authorized to issue 500,000,000 Ordinary Shares with a par value of $0.0001 each, and there was 10,000,000 Ordinary Shares issued and outstanding.

On June 19, 2023, the Company subdivided the authorized and issued share capital of the Company on a 1:2 basis such that the authorized share capital of the Company was amended from US$50,000 divided into 500,000,000 Ordinary Shares of a par value of US$0.0001 each, to US$50,000 divided into 1,000,000,000 Ordinary Shares of a par value of US$0.00005 each.

On June 6, 2024, the Company subdivided the authorized and issued share capital of the Company on a 1:3 basis such that the authorized share capital of the Company was amended from US$50,000 divided into 1,000,000,000 Ordinary Shares of a par value of US$0.00005 each, to US$50,000 divided into 3,000,000,000 Ordinary Shares of a par value of US$0.000016666667 each.

As a result, there are currently 60,000,000 Ordinary Shares of par value US$0.000016666667 issued and outstanding. The shares and per share information are presented on a retroactive basis for the periods presented according to ASC 260-10-55, to reflect the reorganization completed on March 28, 2023 and the two share splits that occurred on June 19, 2023 and June 6, 2024, respectively.

ii) Statutory Surplus Reserves

Pursuant to laws applicable to entities incorporated in the PRC, the Company is required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors. And as of December 31, 2022 and 2023, the Company did not have discretionary surplus reserve. As of December 31, 2023, Zhongjinke Shenzhen had reserve reached the 50% of their registered capital threshold, and there was no statutory surplus reserve of other PRC subsidiaries of the Company.

iii) Restricted Net Assets

As a result of PRC laws and regulations and the requirement that distributions by PRC Entities can only be paid out of distributable profits computed in accordance with PRC GAAP, the PRC Entities are restricted from transferring a portion of their net assets to the Company. Amounts restricted include paid-in capital and the statutory reserves of the Company’s PRC subsidiaries. The aggregate amounts of capital and statutory reserves restricted which represented the amount of net assets of the relevant subsidiaries in the Company not available for distribution was RMB14,986,400 (equivalent to US$2,154,339) and RMB28,615,450 (equivalent to US$4,076,739) as of December 31, 2022 and 2023, respectively.

Under PRC laws and regulations, statutory surplus reserves are restricted to set-off against losses, expansion of production and operation and increasing registered capital of the respective company and are not distributable other than upon liquidation. The reserves are not allowed to be transferred to the Company in terms of cash dividends, loans or advances, nor allowed for distribution except under liquidation.

iv) Dividends

Dividends declared by the Company are based on the distributable profits as reported in its statutory financial statements reported in accordance with PRC GAAP, which may differ from the results of operations reflected in the consolidated financial statements prepared in accordance with U.S. GAAP. The Company’s ability to pay dividends is primarily from cash received from its operating activities in the PRC. For the year ended December 31, 2022 and 2023, no dividends were declared or paid by the Company.

17. RELATED PARTY TRANSACTIONS

Related parties:

Name of related parties	Relationship with the Company
PSM-ZJK	An equity investee of the Zhongjinke Shenzhen
ZhongJinKe Fastener CO.,Ltd	Controlled by Jieke Zhu
Shenzhen Qianhaishi Micro Science Co., Ltd	Controlled by Kai Huang
Ning Ding	Chief Executive Officer and a Director of the Company
Kai Huang	Chief Financial Officer and a Director of the Company
Kai Ding	A shareholder of the Company
Dongxin Zhou	A shareholder of the Company
Jieke Zhu	A shareholder of the Company
Minghui Zhu	Father of Jieke Zhu
Huiming Liu	A shareholder of the Company
Chaoyong Xu	A shareholder of the Company

i) Related party balances

Accounts receivable-due from related parties:

	As of December 31,
	2022	2023
Name of related parties	$US	$US
PSM ZJK	6,993,355	8,816,184
Total	6,993,355	8,816,184

Other receivables-due from related parties:

		As of December 31,
		2022	2023
		$US	$US
Name of related parties	Nature
Ning Ding	Loan to related parties	—	202,055
Ning Ding	Expenses paid on behalf of related parties	79,958	—
Ning Ding	Customers’ payment collected on behalf of the Company	—	34,214
Jieke Zhu	Rent collected on behalf of the Company	69,277	21,806
PSM-ZJK	Utility bills paid on behalf of related parties	—	19,711
Total		149,235	277,786

As of the reporting date, the loan to Ning Ding and other receivables due from Jieke Zhu and PSM-ZJK has been fully collected, and the Company expects to collect the rest of other receivables due from Ning Ding before December 31, 2024 according to the historical collection of other receivables due from related parties.

Other payables-due to related parties:

		As of December 31,
		2022	2023
		$US	$US
Name of related parties	Nature
Ning Ding	Sales Compensation	882,805	1,350,349
Shenzhen Qianhaishi Micro Science Co., Ltd	Loan from related parties	86,991	84,508
Ning Ding	Loan from related parties	—	140,847
Kai Huang	Loan from related parties	—	140,847
Chaoyong Xu	Loan from related parties	34,057	—
Huiming Liu	Loan from related parties	28,997	—
Jieke Zhu	Loan from related parties	2,479	—
Dongxin Zhou	Loan from related parties	2,131	—
Ning Ding	Expenses paid on behalf of the Company	—	93,382
ZhongJinKe Fastener CO.,Ltd	Expenses paid on behalf of the Company	55,410	52,762
Jieke Zhu	Expenses paid on behalf of the Company	43,466	3,034
Kai Ding	Expenses paid on behalf of the Company	—	1,730
Total		1,136,336	1,867,459

ii) Related party transactions:

The Company mainly entered into the following transactions with related parties:

	For the years ended December 31,
	2022	2023
	$US	$US
Related party sales
PSM ZJK	11,174,044	15,093,811

Sales Compensation
Ning Ding	686,392	1,149,836
Kai Ding	35,338	35,784

Loan to related parties
Ning Ding	—	(202,348)
PSM-ZJK	—	(37,020)
Dongxin Zhou	—	(14,105)

Repayments of loan from related parties
Chaoyong Xu	—	(33,133)
Huiming Liu	—	(28,210)
Jieke Zhu	—	(2,412)
Dongxin Zhou	—	(2,073)

Collection of loan to related parties
PSM-ZJK	—	37,020
Dongxin Zhou	—	14,105

Proceeds from loan from related parties
Ning Ding	—	141,052
Kai Huang	—	141,052

Rental income
PSM-ZJK	70,779	70,773

18. REVENUE

The Company’s disaggregated revenues are represented by two categories which are type of customers and by geographic areas. The Company attributed revenues to geographic areas based on customers’ place of registration.

Type of Customers

	For the years ended December 31,
	2022	2023
	$US	$US
Third-party sales	13,618,185	13,961,495
Related-party sales	11,174,044	15,093,811
Total	24,792,229	29,055,306

By Geographic Areas

	For the years ended December 31,
	2022	2023
	$US	$US
China	23,402,957	25,079,876
Taiwan, China	1,127,529	2,086,833
America	204,821	789,946
Others	56,922	1,098,651
Total	24,792,229	29,055,306

19. SUBSEQUENT EVENTS

The Company has evaluated events from the year ended December 31, 2023 through June 20, 2024, the date the financial statements were issued. Except for the events mentioned below, the Company did not identify any subsequent events with a material financial impact on the Company’s consolidated financial statements.

Lease renewal

On April 15, 2024, the Company signed an extension agreement for the operating lease agreement which will expire on June 30, 2024 with the lessor to extend the lease expiration date from June 30, 2024 to June 30, 2027, and the monthly rent was US$21,285 from July 1, 2024 to June 30, 2027. And on the same day, the Company signed an extension agreement for the operating lease agreement which will expire on June 30, 2024 with the lessee, PSM-ZJK, to extend the lease expiration date from June 30, 2024 to June 30, 2027, and the monthly rent was US$5,617 from July 1, 2024 to June 30, 2027.

Incorporation of ZJK Precision Vietnam

ZJK Precision Vietnam, which is 100% owned by ZJK Precision HK, was incorporation in Vietnam on April 26, 2024 with the principal activities of manufacturing and selling hardware products.

Share split

On June 6, 2024, shareholders of the Company resolved to subdivide all of the Company's authorized and issued ordinary shares on a 1:3 basis such that (a) the authorised share capital of the Company was amended from US$50,000 divided into 1,000,000,000 ordinary shares of a par value of US$0.00005 each, to US$50,000 divided into 3,000,000,000 ordinary shares of a par value of US$0.000016666667 each; and (b) the 20,000,000 issued ordinary shares with a par value of US$0.00005 each was subdivided into 60,000,000 ordinary shares with a par value of US$0.000016666667 each.

20. CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

The Company performed a test on the restricted net assets of consolidated subsidiary in accordance with U.S. Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial statements for the parent company.

The condensed financial information of the parent company has been prepared using the same accounting policies as set out in Company’s consolidated financial statements except that the parent company has used equity method to account for its investment in its subsidiaries.

The Company’s share of income and losses from its subsidiaries is reported as incomes from subsidiaries in the accompanying condensed financial information of parent company.

The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

 Condensed balance sheets

	As of December 31,
	2022	2023
	$US	$US
ASSETS
Investment in subsidiaries	14,473,198	21,704,258
Total assets	14,473,198	21,704,258

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accrued expenses and other current liabilities		(10,035)
Investment deficit in subsidiaries	—	10,035
Total liabilities	—	—

SHAREHOLDERS’ EQUITY
Ordinary share, $0.000016666667 par value, 3,000,000,000 shares authorized, 60,000,000 and 60,000,000 shares issued and outstanding as of December 31, 2022 and 2023, respectively*	1,000	1,000
Additional paid-in capital	1,792,559	1,792,559
Statutory surplus reserves	360,780	2,283,180
Retained earnings	12,875,397	18,644,082
Accumulated other comprehensive loss	(556,538)	(1,016,563)
Total equity of the Company’s shareholders	14,473,198	21,704,258
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	14,473,198	21,704,258

* The shares and per share information are presented on a retroactive basis to reflect the reorganization completed on March 28, 2023 (Note 1) and the two share splits that occurred on June 19, 2023 and June 6, 2024, respectively (Note 16).

Condensed statements of comprehensive income

	For the Years Ended December 31,
	2022	2023
	$US	$US
General and administrative expenses	—	(10,050)
Share of income from subsidiaries	7,282,843	7,701,135
Net income	7,282,843	7,691,085
Other comprehensive income loss:
Foreign currency translation adjustment, net of nil tax	(758,083)	(460,025)
Total comprehensive income	6,524,760	7,231,060

Condensed statements of cash flows

For the Years Ended December 31,
	2022	2023
	$US	$US
Cash flows from operating activities	—	—
Cash flows from investing activities	—	—
Cash flows from financing activities	—	—
Effect of exchange rate changes	—	—
Net change in cash and restricted cash	—	—
Cash and restricted cash at the beginning of year	—	—
Cash and restricted cash at the end of year	—	—

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

To the extent permitted by law, the Company shall indemnify each existing or former director (including alternate director), secretary and other officer of the Company (including an investment adviser or an administrator or liquidator) and their personal representatives (each an "Indemnified Person") against:

(a)       all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the Indemnified Person in or about the conduct of the Company's business or affairs or in the execution or discharge of the Indemnified Person's duties, powers, authorities or discretions; and

(b)       without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the Indemnified Person in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such Indemnified Person, however, shall be indemnified in respect of any matter arising out of his own dishonesty, willful default or fraud.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

In accordance with the provisions in our amended and restated articles of association, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following Ordinary Shares. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering. No underwriters were involved in these issuances of Ordinary Shares.:

On May 11, 2022, the Company issued 1 Ordinary Share to ICS Corporate Services (Cayman) Limited, which was transferred to DNR Technology Co., Ltd. on the same day. On May 11, 2022, the Company issued 2,973,499 Ordinary Shares, 500,000 Ordinary Shares, 352,000 Ordinary Shares, 500,000 Ordinary Shares, and 424,500 Ordinary Shares to DNR Technology Co., Ltd., Jinshan International Investment Co., Ltd., KKD Holding Limited, Newmicro Holding Limited and Vimisci Holding Limited, respectively.

On January 10, 2023, the Company issued 250,000 ordinary shares to Yingying Deng.

On February 1, 2023, the Company issued 3,470,500 ordinary shares to DNR Technology Co., Ltd. and 1,529,500 ordinary shares to Vimisci Holding Limited.

On June 19, 2023, the Company subdivided the authorized and issued share capital of the Company on a 1:2 basis such that the authorized share capital of the Company was amended from US$50,000 divided into 500,000,000 Ordinary Shares of a par value of US$0.0001 each, to US$50,000 divided into 1,000,000,000 Ordinary Shares of a par value of US$0.00005 each. Following the subdivision, DNR Technology Co., Ltd., Jinshan International Investment Co., Ltd., KKD Holding Limited, Newmicro Holding Limited, Vimisci Holding Limited and Yingying Deng held 12,888,000, 1,000,000, 704,000, 1,000,000, 3,908,000 and 500,000 Ordinary Shares respectively.

On June 6, 2024, the Company subdivided the authorized and issued share capital of the Company on a 1:3 basis such that the authorized share capital of the Company was amended from US$50,000 divided into 1,000,000,000 Ordinary Shares of a par value of US$0.00005 each, to US$50,000 divided into 3,000,000,000 Ordinary Shares of a par value of US$0.000016666667 each. Following the subdivision, DNR Technology Co., Ltd., Jinshan International Investment Co., Ltd., KKD Holding Limited, Newmicro Holding Limited, Vimisci Holding Limited and Yingying Deng held 38,664,000, 3,000,000, 2,112,000, 3,000,000, 11,724,000 and 1,500,000 Ordinary Shares, respectively.

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibits

Exhibit Number	Description
1.1+	Form of Underwriting Agreement

3.1**	Memorandum and Articles of Association of the Registrant, as currently in effect

3.2+	Amended and Restated Articles of Association of the Registrant, effective upon the effectiveness of this Registration Statement

4.1**	Registrant’s Specimen Certificate for Ordinary Shares

5.1+	Opinion of Ogier (Cayman) LLP regarding the validity of the ordinary shares being registered

8.1+	Opinion of Global Law Office regarding certain PRC tax matters (included in Exhibit 99.1)

10.1**	Form of Executive Offer Letter

10.2**^	Employment Agreement between Ning Ding and ZJK Industrial Group HongKong Limited, dated March 7, 2024

10.3**^	Employment Agreement, between Kai Huang and ZJK Industrial Group HongKong Limited, dated March 7, 2024

10.4**^	English Translation of Sales Agreement between BULTEN Fasteners (Wuxi) Co., Ltd. (formerly known as “PSM Fasteners (Wuxi) Co., Ltd.”) and Shenzhen Zhongjinke Hardware Products Co., Ltd, dated January 1, 2024

10.5**^	English Translation of Sales Agreement between PSM Fasteners (Wuxi) Co., Ltd. and Shenzhen Zhongjinke Hardware Products Co., Ltd, dated January 1, 2024

10.6**^	English Translation of Purchase Agreement between Shenzhen Zhongjinke Hardware Products Co., Ltd and Dongguan Zhanchuang Hardware Technology Co., LTD, dated October 26, 2022

10.7**^	English Translation of Purchase Agreement between Shenzhen Zhongjinke Hardware Products Co., Ltd and Dongguan TSLG Metal Products Co. LTD, dated May 27, 2021

10.8**^	English Translation of Purchase Agreement between Shenzhen Zhongjinke Hardware Products Co., Ltd and Shenzhen Xinhuafu Technology Co., Ltd., dated December 16, 2021

10.9**^	English Translation of Form of Debt Contract by and between Zhongke Precision Components (Guangdong) Co., Ltd. and Guangdong Fogang Rural Commercial Bank Co., Ltd., dated April 30, 2021

10.10**^	English Translation of Real Estate Lease Agreement between Xiaohua Huang, as landlord, and Shenzhen Zhongjinke Hardware Products Co., Ltd, as tenant, dated April 15, 2024

10.11**^	English Translation of Real Estate Lease Agreement between Nanjing Jiade Corporate Services Ltd., as landlord, and Nanjing Zhongjinke Hardware Products Co., Ltd, as tenant, dated January 1, 2023

10.12**^	English Translation of Real Estate Lease Agreement between Shenzhen Zhongjinke Hardware Products Co., Ltd, as landlord, and Zhongke Chuangwei (Shenzhen) International Holdings Ltd, as tenant, dated May 9, 2024

10.13**	Form of Indemnification Agreement

10.14+	Employment agreement between Ning Ding and ZJK Industrial Co., Ltd., dated May 21, 2024

10.15+	Employment agreement between Kai Huang and ZJK Industrial Co., Ltd., dated May 21, 2024

14.1**	Code of Business Conduct and Ethics of the Registrant

21.1**	Subsidiaries of the Registrant

23.1+	Consent of TPS Thayer, LLC, an independent registered public accounting firm, for financial statements of ZJK Industrial Co., Ltd.

23.2+	Consent of TPS Thayer, LLC, an independent registered public accounting firm, for financial statements of PSM-ZJK Fasteners (Shenzhen) Co., Ltd.

23.3+	Consent of Ogier (Cayman) LLP (included in Exhibit 5.1)

23.4+	Consent of Global Law Firm (included in Exhibit 99.1)

24.1**	Powers of Attorney (included on signature page)

99.1+	Opinion of Global Law Office regarding certain PRC law matters

99.2**	Consent of Independent Director Nominee Ming Tak Tam

99.3**	Consent of Independent Director Nominee Daniel Kelly Kennedy

99.4**	Consent of Independent Director Nominee Rongfu Zheng

99.5**	Financial Statements of PSM-ZJK Fasteners (Shenzhen) Co., Ltd

107+	Filing Fee Table

* To be filed by amendment.

^ Portions of this exhibit have been omitted in accordance with Item 601(b)(10) of Regulation S-K.

+ Filed herewith.

** Previously filed.

Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1.	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate Offering Price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

To provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering, unless the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

4.	For the purpose of determining any liability under the Securities Act, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, PRC, on July 24, 2024.

ZJK Industrial Co., Ltd.

By:	/s/ Ning Ding
	Name:	Ning Ding
	Title:	Chief Executive Officer and Chairman

By:	/s/ Kai Huang
	Name:	Kai Huang
	Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ning Ding and Kai Huang as attorneys-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of Ordinary Shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ning Ding	Chief Executive Officer Chairman and Director (Principal Executive Officer)	July 24, 2024
Name: Ning Ding

/s/ Kai Huang	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	July 24, 2024
Name: Kai Huang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement or amendment thereto in the City of New York, State of New York, United States, on July 24, 2024.

Authorized U.S. Representative Cogency Global Inc.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice-President